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As filed with the Securities and Exchange Commission on April 20, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Buckeye GP Holdings L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4610 (Primary Standard Industrial Classification Code Number)	11-3776228 (I.R.S. Employer Identification Number)
5002 Buckeye Road Emmaus, PA 18049 (484) 232-4400 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Stephen C. Muther, Esquire
Senior Vice President — Administration,
General Counsel and Secretary
MainLine Management LLC
5002 Buckeye Road
Emmaus, PA 18049
(484) 232-4400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mike Rosenwasser Charles E. Carpenter Vinson & Elkins L.L.P. 666 Fifth Avenue 26th Floor New York, New York 10103 (212) 237-0000	Robert V. Jewell Gislar R. Donnenberg Andrews Kurth LLP 600 Travis Suite 4200 Houston, Texas 77002 (713) 220-4200

            Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee

Common units representing limited partner interests	$316,250,000	$33,839

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated April 20, 2006.

12,500,000 Common Units Representing Limited Partner Interests Buckeye GP Holdings L.P.

          We are offering 12,500,000 common units, which represent limited partner interests in Buckeye GP Holdings L.P. This is the initial public offering of our common units. We own and control Buckeye GP LLC, which is the general partner of Buckeye Partners, L.P., a publicly traded Delaware limited partnership that owns and operates one of the largest independent refined petroleum products pipeline systems in the United States. Our primary cash-generating assets are our general partner interests in Buckeye Partners, L.P. and its operating subsidiaries, including the right to receive incentive distributions based upon the amount of quarterly distributions to the limited partners of Buckeye Partners, L.P.

          Prior to this offering, there has been no public market for our common units. It is currently estimated that the initial public offering price per common unit will be between $             and $             . We intend to apply to list our common units on the New York Stock Exchange under the symbol "BGH."

          See "Risk Factors" on page 17 to read about risk factors you should consider before buying the common units.

          These risks include the following:

  •
  Our primary cash-generating assets are our general partner interests in Buckeye Partners, L.P. and its operating subsidiaries, which consist primarily of GP units and the incentive distribution rights in Buckeye Partners, L.P. Our cash flow is, therefore, directly dependent upon the ability of Buckeye Partners, L.P. to make cash distributions to its partners.

  •
  Our current equity owners own a controlling interest in us and own our general partner and can determine the outcome of all matters voted upon by our unitholders.

  •
  You will experience immediate and substantial dilution of $21.23 per common unit in the net tangible book value of your common units.

  •
  The fiduciary duties of our general partner may conflict with the fiduciary duties of Buckeye GP LLC, which is the general partner of Buckeye Partners, L.P.

  •
  If we or Buckeye Partners, L.P. were treated as a corporation for federal income tax purposes, or if we or Buckeye Partners, L.P. were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Buckeye GP Holdings L.P.	$	$

          To the extent that the underwriters sell more than 12,500,000 common units, the underwriters have the option to purchase up to an additional 1,875,000 common units from Buckeye GP Holdings L.P. at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the common units against payment in New York, New York on                          , 2006.

Goldman, Sachs & Co.

Prospectus dated                          , 2006.

Buckeye Partners, L.P. Pipeline Systems
Green Bay
Madison
Chicago
Peoria
East Chicago
South Bend
Peotone
Harristown
St. Louis
Robinson
Mt. Vernon
Indianapolis
Dayton
Lima
Columbus
Flint
Detroit
Toledo
Cleveland
Pittsburgh
Buffalo
Rochester
Syracuse
Binghamton
Allentown
Springfield
New Haven
New York City
Philadelphia
Denver
Wichita
Memphis
Dallas
Midland
Austin
Houston
Port Arthur
Ft. Lauderdale
Miami
OPERATING SYSTEMS Legend
Buckeye Pipe Line Company, L.P.
Buckeye Gulf Coast Pipe Lines, L.P.
Buckeye NGL Pipe Lines LLC
Buckeye Pipe Line Transportation LLC
Everglades Pipe Line Company, L.P.
Laurel Pipe Line Company, L.P.
Norco Pipe Line Company, LLC
Wood River Pipe Lines LLC
Buckeye Terminals, LLC
Delivery point to customers' marketing terminals
JOINT VENTURE INTERESTS
WesPac Memphis
West Shore Pipeline Company
West Texas LPG Pipeline Limited Partnership

TABLE OF CONTENTS

SUMMARY	1
Buckeye GP Holdings L.P.	1
Our Strengths and Strategies	2
Our Interest in Buckeye	3
Formation Transactions	6
Our Structure and Management	6
Buckeye Partners, L.P.	8
Summary of Risk Factors	9
The Offering	12
Summary of Conflicts of Interest and Fiduciary Responsibilities	14
Summary Historical Consolidated Financial Data	15
RISK FACTORS	17
Risks Inherent in Our Dependence on Distributions from Buckeye	17
Risks Inherent in Buckeye's Business	19
Risks Inherent in an Investment in Us	24
Risks Related to Conflicts of Interest	28
Tax Risks to Our Common Unitholders	32
USE OF PROCEEDS	35
CAPITALIZATION	36
DILUTION	38
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS	39
General	39
Our Initial Quarterly Distribution	41
Estimated Minimum Consolidated Adjusted EBITDA	44
Assumptions and Considerations	48
HOW WE MAKE CASH DISTRIBUTIONS	54
General	54
Definition of Available Cash	54
Units Eligible for Distributions	54
General Partner Interest	54
Adjustments to Capital Accounts	54
Distributions of Cash upon Liquidation	55
Our Sources of Distributable Cash	55
SELECTED FINANCIAL DATA	58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	60
Introduction	60
Overview of Buckeye	60
Results of Our Operations	62
Consolidated Financial Results for the Year Ended December 31, 2004	62
Results of Operations	63
2005 Compared to 2004	64
2004 Compared to 2003	68
Liquidity and Capital Resources	70
Buckeye's Employee Stock Ownership Plan	84
Critical Accounting Policies and Estimates	84
Quantitative and Qualitative Disclosures About Market Risk	86

i

BUSINESS	88
Buckeye GP Holdings L.P.	88
Our Interest in Buckeye	89
Buckeye Partners, L.P.	92
Buckeye's Business Strategy	93
Buckeye's Business Activities	93
Employees	97
Government Regulation	97
Title to Properties	102
Litigation	103
MANAGEMENT	104
Executive Officer Compensation	107
Long-Term Incentive Plan	108
Management Units	110
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	111
Buckeye GP Holdings L.P.	111
Buckeye Partners, L.P.	112
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	113
Our Relationship with Buckeye and its General Partner, Buckeye GP LLC	113
Our Relationship with Buckeye's General Partner	113
Pre-Closing General Partner Interest Restructuring	114
Indemnification of Directors and Officers	114
Related Party Transactions Involving Buckeye	114
Related Party Transaction Involving Carlyle/Riverstone BPL Holdings II, L.P.	115
Material Provisions of Our General Partner's Limited Liability Company Agreement	115
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES	116
Conflicts of Interest	116
Fiduciary Duties	118
DESCRIPTION OF OUR COMMON UNITS	122
Common Units	122
Transfer Agent and Registrar	122
Transfer of Common Units	122
Management Units	123
Comparison of Rights of Holders of Buckeye's LP Units and Our Common Units	123
MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF BUCKEYE GP HOLDINGS L.P.	128
Organization and Duration	128
Purpose	128
Power of Attorney	128
Capital Contributions	128
Limited Liability	129
Voting Rights	129
Issuance of Additional Securities	130
Amendments to Our Partnership Agreement	131
Merger, Sale or Other Disposition of Assets	133
Termination and Dissolution	133
Liquidation and Distribution of Proceeds	133
Withdrawal or Removal of the General Partner	134
Transfer of General Partner Interests	134

ii

Change of Management Provisions	135
Unitholder Rights Plan	135
Call Right	135
Meetings; Voting	136
Status as Limited Partner	137
Non-Citizen Assignees; Redemption	137
Indemnification	137
Books and Reports	138
Right to Inspect Our Books and Records	138
Registration Rights	138
MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF BUCKEYE PARTNERS, L.P.	139
Organization and Duration	139
Purpose	139
Power of Attorney	139
Cash Distribution Policy	139
Distributions of Cash Upon Liquidation	140
Issuance of Additional Securities	140
Amendment of the Buckeye Partnership Agreement	141
Merger, Sale or Other Disposition of Assets	142
Termination and Dissolution	142
Liquidation and Distribution of Proceeds	143
Withdrawal or Removal of the General Partner	143
Transfer of Buckeye's General Partner Interests and Assignment of Incentive Compensation Agreement	144
Call Right	144
Indemnification	144
UNITS ELIGIBLE FOR FUTURE SALE	146
MATERIAL TAX CONSEQUENCES	147
Partnership Status	147
Limited Partner Status	149
Tax Consequences of Unit Ownership	149
Tax Treatment of Operations	155
Disposition of Units	156
Uniformity of Units	158
Tax-Exempt Organizations and Other Investors	159
Administrative Matters	159
State, Local, Foreign and Other Tax Considerations	162
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS	162
UNDERWRITING	164
LEGAL MATTERS	168
EXPERTS	168
WHERE YOU CAN FIND MORE INFORMATION	168
FORWARD-LOOKING STATEMENTS	169
INDEX TO FINANCIAL STATEMENTS	F-1

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. If anyone provides you with additional, different or inconsistent information you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

iii

SUMMARY

          This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical consolidated financial statements and pro forma financial statements and the notes to those financial statements, and the other documents to which we refer for a more complete understanding of this offering. Furthermore, you should carefully read "Summary of Risk Factors" and "Risk Factors" for more information about important factors that you should consider before making a decision to purchase common units in this offering.

          All references in this prospectus to "our," "we," "us," and the "Company," when used in a historical context, for the periods after May 4, 2004, refer to MainLine L.P. and its wholly owned subsidiaries, MainLine Sub LLC and Buckeye GP LLC, and for periods prior to May 4, 2004, refer to Glenmoor, Ltd., Buckeye Management Company and Buckeye Pipe Line Company, the predecessors to MainLine Sub LLC and Buckeye GP LLC, and when used in the present tense or prospectively, those terms refer to Buckeye GP Holdings L.P. and its wholly owned subsidiaries after giving effect to the transactions described in "—Formation Transactions." MainLine L.P. is being contributed to Buckeye GP Holdings L.P. in connection with this offering. All references in this prospectus to "Buckeye" refer to Buckeye Partners, L.P. and its operating subsidiaries collectively, or to Buckeye Partners, L.P., individually, as the context may require. All references to our "partnership agreement" refer to the Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P. to be adopted contemporaneously with the closing of this offering. Unless we indicate otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their over-allotment option.

Buckeye GP Holdings L.P.

          We own and control Buckeye GP LLC, which is the general partner of Buckeye Partners, L.P. (NYSE symbol: BPL), a publicly traded Delaware limited partnership. Our primary cash-generating assets are our general partner interests in Buckeye, which consist of (i) general partner units, or GP units, in Buckeye, (ii) the incentive distribution rights in Buckeye, and (iii) approximate one percent general partner interests in Buckeye's subsidiary operating partnerships. The incentive distribution rights entitle us to receive incentive distributions based upon the amount of quarterly cash distributions that Buckeye pays to its limited partners. As the amount of cash distributions paid by Buckeye to its limited partners meets certain target distribution levels, we receive payments equal to an increasing percentage of such cash distributions. Buckeye's most recent quarterly cash distribution was in excess of the highest distribution level. Based upon Buckeye's quarterly distribution of $0.7375 per Buckeye limited partner unit, or LP unit, we expect our initial quarterly cash distribution to be $0.20 per common unit, or $0.80 per unit on an annualized basis.

          Buckeye is principally engaged in the transportation, terminalling and storage of refined petroleum products in the United States for major integrated oil companies, large refined products marketing companies and major-end users of petroleum products on a fee basis through facilities that Buckeye owns and operates. Buckeye owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,350 miles of pipeline, serving 17 states. Buckeye also operates approximately 2,100 miles of pipeline under agreements with major oil and chemical companies. Further, Buckeye owns and operates 44 active refined petroleum products terminals in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania with aggregate storage capacity of approximately 17.2 million barrels. Buckeye's pipelines service approximately 100 delivery locations, transporting refined petroleum products including gasoline, turbine fuel, diesel fuel, heating oil and kerosene from major supply sources to terminals and airports located within major end-use markets. These pipelines also transport other refined products, such as propane and butane, refinery feedstocks and blending components. Buckeye's transportation services are typically provided on a common-carrier basis under published tariffs. Buckeye's geographical diversity, connections to multiple sources of supply and extensive delivery system help create a stable business. Buckeye is an independent transportation provider that is not affiliated with any oil company or marketer of refined petroleum products and generally does not own the petroleum products that it transports.

Our Strengths and Strategies

          Our primary objective is to increase our cash available for distribution to our unitholders by actively assisting Buckeye in executing its business strategy. We intend to support Buckeye in the implementation of its business strategy by assisting Buckeye in identifying, evaluating and pursuing growth opportunities.

          We believe the following competitive strengths of Buckeye position us, through our ownership of the general partner of Buckeye, to execute successfully our business strategy:

  •
  Strategic location of Buckeye's assets. Buckeye's refined petroleum products pipeline systems and its terminal and storage facilities are strategically located, allowing Buckeye to promote high levels of overall throughput and incrementally increase pipeline and terminal volumes on its system. Buckeye's assets are primarily located in the northeast and upper midwest areas of the United States, which have historically experienced demand for refined products in excess of local supply. The strategic location of its assets enables Buckeye to take advantage of domestic imbalances and international imports of refined products.

  •
  Cash flow stability due to the fee-based nature of Buckeye's business. Buckeye provides pipeline transportation services at posted tariffs, storage services for a fee and pipeline operation and maintenance services pursuant to contracts. In addition, because Buckeye generally does not take title to the products it transports, it has limited direct exposure to volatile commodity prices.

  •
  Unique market-based tariff. Buckeye Pipe Line Company L.P., Buckeye's largest operating subsidiary, has a market-based tariff program, approved by the Federal Energy Regulatory Commission, or FERC, providing Buckeye with more flexibility in its tariff pricing than is available under the producer price index pricing formula, which is used by most petroleum products pipelines.

  •
  Flexible sources of supply. Buckeye's pipeline system is connected to various refineries, third-party pipelines and import marine terminals, which provide flexibility in sourcing throughput. These connections, together with its strong customer relationships, enable Buckeye to maintain stable pipeline throughput.

  •
  Extensive industry experience. Buckeye has been in the pipeline business for over 100 years. Its senior management and operating personnel have extensive experience in all facets of Buckeye's operations. In addition, Buckeye's affiliation, through us, with Riverstone Holdings, LLC and The Carlyle Group, two leading private equity firms, provides additional management expertise and increased exposure to acquisition opportunities.

          Buckeye's primary objective is to increase the value of its limited and general partner interests by consistently increasing its cash flow and, accordingly, its cash available for distributions to its partners. Buckeye's business strategy to accomplish this objective is to:

  •
  own and operate high-quality logistics assets;

  •
  increase throughput on those of its pipelines and terminals where it has available capacity;

  •
  expand its existing pipelines and terminals to facilitate customer-generated growth;

  •
  maintain and enhance the integrity of its pipelines and terminals;

  •
  focus on customer service in order to remain the provider of choice in the markets it serves; and

  •
  pursue selective strategic acquisition opportunities that complement its existing asset base or provide entry into new markets.

Our Interest in Buckeye

          Our cash flows consist of distributions from Buckeye on the Buckeye general partner interests we own, which consist of the following:

  •
  243,914 GP units in Buckeye (representing approximately 0.6% of Buckeye's outstanding units)

  •
  the incentive distribution rights in Buckeye described below; and

  •
  approximately a 1% general partner interest through MainLine L.P., or MainLine, in each of the following Buckeye subsidiaries:

  •
  Buckeye Pipe Line Company, L.P. (or Buckeye Pipe Line)

  •
  Laurel Pipe Line Company, L.P. (or Laurel)

  •
  Everglades Pipe Line Company, L.P. (or Everglades)

  •
  Buckeye Pipe Line Holdings, L.P. (or BPH).

          We also own 80,000 Buckeye LP units, representing a de minimis limited partner interest in Buckeye.

          Buckeye has historically distributed all of its cash on hand within 60 days of the end of each quarter, less reserves established by its general partner to provide for the proper conduct of Buckeye's business or to provide funds for future distributions.

          Since its initial public offering in 1986, as adjusted for LP unit splits, Buckeye has increased its quarterly distribution by approximately 168%, from $0.275 per LP unit, or $1.10 on an annualized basis, to a current level of $0.7375 per LP unit, or $2.95 per LP unit on an annualized basis. Based upon Buckeye's quarterly distribution of $0.7375 per LP unit, paid with respect to the fourth quarter of 2005, and the number of Buckeye LP units outstanding at March 31, 2006, we would receive a quarterly cash distribution of approximately $6.6 million (or approximately $26.2 million on an annualized basis), consisting of $0.5 million ($2.1 million annualized) from our GP units and approximate 1% general partner interest in Buckeye's subsidiary operating partnerships, $6.0 million ($23.9 million annualized) from the incentive distribution rights and $59,000 ($0.2 million annualized) from the 80,000 LP units that we own. This quarterly incentive distribution payment would be 16.9% of the aggregate quarterly cash distribution paid by Buckeye.

          Our incentive distribution rights entitle us to receive amounts equal to specified percentages of the incremental amount of cash distributed by Buckeye to each of its LP units when target distribution levels for each quarter are exceeded. 2,573,146 LP units originally issued to Buckeye's Employee Stock Ownership Plan are excluded for the purpose of calculating incentive distributions. The target distribution levels begin at $0.325 and increase in steps to the highest target distribution level of $0.525 per eligible LP unit. When Buckeye makes quarterly distributions above this level, the incentive distributions include an amount equal to 45% of the incremental cash distributed to each eligible LP unit for the quarter, or approximately 29.5% of total incremental cash distributed by Buckeye above $0.525. Given the current level of quarterly distributions to Buckeye's LP units, the incentive distribution rights already participate at the 45% level. The following table illustrates the percentage allocations of distributions among the owners of Buckeye, including us, at the target distribution levels.

		Distributions to Us as a Percentage of Total Distributions(2)
Buckeye Quarterly Distribution Per LP Unit	Distributions to Owners of LP units as a Percentage of Total Distributions(1)	GP Units	Incentive Distributions
up to $0.325	99.4%	0.6%	0.0%
above $0.325 up to $0.350	87.2%	0.5%	12.1%
above $0.350 up to $0.375	80.7%	0.5%	18.8%
above $0.375 up to $0.400	77.7%	0.5%	21.8%
above $0.400 up to $0.425	75.0%	0.5%	24.5%
above $0.425 up to $0.525	72.5%	0.4%	27.1%
above $0.525	70.1%	0.4%	29.5%

(1)
Includes distributions made with respect to 80,000 LP units owned by us.

(2)
Excludes distributions made with respect to 80,000 LP units owned by us.

          The table above excludes distributions made by Buckeye's subsidiary operating partnerships with respect to our approximate 1% general partner interests in such subsidiaries. For more information on how our incentive distributions are calculated, please read "How We Make Cash Distributions—Our Sources of Distributable Cash and Incentive Distribution Rights."

          The following graph shows the total cash distributed to us as a result of our ownership of the general partner interests in Buckeye, including the incentive distribution rights, across a range of hypothetical annualized distributions made by Buckeye. The graph illustrates the impact to us of Buckeye raising or lowering its quarterly cash distribution from the most recently paid distribution of $0.7375 per LP unit ($2.95 on an annualized basis), which was paid on February 28, 2006 in respect of the quarter ended December 31, 2005. This information assumes:

  •
  Buckeye Partners has approximately 39.4 million LP units outstanding (including approximately 2.6 million which are not eligible for calculating incentive distributions); and

  •
  our continued ownership of 80,000 Buckeye LP units.

          This information is presented for illustrative purposes only and is not intended to be a prediction of future performance.

          The impact to us of changes in Buckeye's cash distribution levels will vary depending on several factors, including the number of Buckeye's outstanding LP units on the record date for cash distributions and the impact of the incentive distribution rights structure. In addition, the level of cash distributions we receive may be affected by the various risks associated with an investment in us, including risks associated with the underlying business of Buckeye. Please read "Risk Factors."

          We expect to make an initial quarterly cash distribution of $0.20 per common unit, or $0.80 per unit on an annualized basis, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses of our general partner. If Buckeye is successful in implementing its business strategy and increasing distributions to its partners, we generally would expect to increase distributions to our unitholders, although the timing and amount of any such increase in our distributions will not necessarily be comparable to any increase in Buckeye's distributions. In                          2006, we expect to pay a distribution equal to the initial quarterly distribution prorated for the portion of the quarter ending                          , 2006 that we are a publicly traded partnership. However, we cannot assure you that any distributions will be declared or paid. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Formation Transactions

          We are a Delaware limited partnership formed in March 2006.

          In connection with this offering and our formation:

  •
  the owners of MainLine will contribute MainLine to us;

  •
  Buckeye GP LLC will convey to MainLine the approximately 1% general partner interest in Buckeye Pipe Line, Laurel, Everglades and BPH; and

  •
  we will contribute our interest in MainLine to Buckeye GP LLC.

          As a result of these transactions, MainLine, which previously owned Buckeye GP LLC, will be a subsidiary of Buckeye GP LLC, which we will own.

Our Structure and Management

          We were formed in March 2006 as a Delaware limited partnership. As of the closing of this offering, we will have 26,720,000 common units and 1,580,000 management units outstanding. Each management unit will be entitled to receive quarterly cash distributions in the same amount as the quarterly cash distributions we make on each common unit, and the management units and common units will vote together as a single class. Each management unit will have a zero initial capital account balance and will be convertible into one common unit at the election of the holder of the management unit at any time after the management unit vests. For more information on the management units please see "Description of Our Common Units—Management Units." Our general partner owns a non-economic, managing general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns 2,830 common units and will receive distributions on these common units in the same manner as other owners of common units. The chart on the following page depicts our organization and ownership structure after giving effect to the completion of this offering and the related transactions and based on the ownership of Buckeye at March 31, 2006.

Ownership of Buckeye GP Holdings L.P. After this Offering:
Public Unitholders	44.17%
Our General Partner	0.01%
Carlyle/Riverstone BPL Holdings II, L.P.	46.47%
Management and Others	9.35%

Total	100.00%

Our Management

          MainLine Management LLC, our general partner, manages our operations and activities, including, among other things, establishing the quarterly cash distribution levels for our common and management units and reserves it believes prudent to maintain for the proper conduct of our business. Our general partner does not receive any management fees or other compensation from us in connection with its management of our business, but is entitled to reimbursement for all direct and indirect expenses incurred on our behalf and will receive a Senior Administrative Charge, of not less than $975,000 annually, from Buckeye. For a description of the Senior Administrative Charge please see "Certain Relationships and Related Transactions—Our Relationship with Buckeye's General Partner."

          We control and manage Buckeye through our ownership of its general partner, Buckeye GP LLC. The officers of our general partner, MainLine Management LLC, are also officers of Buckeye GP LLC. Four of our directors are also directors of Buckeye GP LLC. Our remaining directors will be independent directors as defined by the New York Stock Exchange. We elect the directors of Buckeye GP LLC. The board of Buckeye GP LLC is responsible for overseeing Buckeye GP LLC's role as the general partner of Buckeye. Please read "Management."

          Our principal executive offices are located at 5002 Buckeye Road, Emmaus, Pennsylvania 18049, and our phone number is (484) 232-4400. Our website is located at http://www.              .com. Information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Buckeye Partners, L.P.

          Buckeye is a publicly traded Delaware limited partnership. Buckeye owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,350 miles of pipeline, serving 17 states. Buckeye also operates approximately 2,100 miles of pipeline under agreements with major oil and chemical companies. Further, Buckeye owns and operates 44 active refined petroleum products terminals in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania with aggregate storage capacity of approximately 17.2 million barrels.

          Buckeye's pipelines service approximately 100 delivery locations. Buckeye transports refined petroleum products including gasoline, turbine fuel, diesel fuel, heating oil and kerosene from major supply sources to terminals and airports located within major end-use markets. Buckeye also transports other refined products, such as propane and butane, refinery feedstocks and blending components. Buckeye's transportation services are typically provided to its customers on a common-carrier basis under published tariffs. Buckeye's geographical diversity, connections to multiple sources of supply and extensive delivery system help create a stable base business. Buckeye is not affiliated with oil companies or refined product marketing companies and generally does not own the petroleum products that it transports.

          Buckeye currently conducts all of its operations through the following seven subsidiaries, which we refer to as Buckeye's operating subsidiaries:

  •
  Buckeye Pipe Line owns a 2,643-mile interstate common carrier refined petroleum products pipeline system serving major population centers in eight states. It is the primary turbine fuel provider to John F. Kennedy International Airport, LaGuardia Airport, Newark International Airport and certain other airports within its service territory.

  •
  Laurel owns a 345-mile intrastate common carrier refined products pipeline connecting five Philadelphia area refineries to 10 delivery points across Pennsylvania.

  •
  Wood River Pipe Lines LLC, or Wood River, owns six refined petroleum products pipelines with aggregate mileage of approximately 925 miles located in Illinois, Indiana, Missouri and Ohio.

  •
  Buckeye Pipe Line Transportation LLC, or BPL Transportation, owns a refined petroleum products pipeline system with aggregate mileage of approximately 478 miles located in New Jersey, New York and Pennsylvania.

  •
  Everglades owns a 37-mile intrastate common carrier refined petroleum products pipeline connecting Port Everglades, Florida to Ft. Lauderdale Hollywood International Airport and Miami International Airport. It is the primary turbine fuel provider to Miami International Airport.

  •
  Buckeye NGL Pipe Lines LLC, or Buckeye NGL, owns an approximate 350-mile natural gas liquids pipeline extending generally from the Wattenberg, Colorado area to Bushton, Kansas.

  •
  BPH owns (or in certain instances leases from Buckeye's other subsidiaries) and operates 44 active refined petroleum products terminals with aggregate storage capacity of approximately 17.2 million barrels. BPH also owns interests in 535 miles of pipelines in the Midwest, Southwest and West Coast. BPH operates, through its subsidiary Buckeye Gulf Coast Pipe Lines, L.P., or BGC, pipelines in the Gulf Coast region for third parties. BPH also holds minority stock interests in two midwest products pipelines and a natural gas liquids pipeline system.

          In addition to being Buckeye's general partner, Buckeye GP LLC owns and controls MainLine, which is the general partner of Buckeye Pipe Line, Laurel, Everglades and BPH, which entities we refer to herein as Buckeye's operating partnerships. Buckeye owns an approximate 99% limited partnership interest in each of its operating partnerships. MainLine owns an approximate 1% general partner interest in each of the operating partnerships.

Summary of Risk Factors

          An investment in our common units involves risks. For more information about these risks, please read "Risk Factors." You should consider carefully these risk factors together with all of the other information included in this prospectus before you invest in our common units.

Risks Inherent in Our Dependence on Distributions from Buckeye

  •
  Our primary cash-generating assets are our general partner interests in Buckeye, which consist primarily of GP units and the incentive distribution rights in Buckeye. Our cash flow is, therefore, directly dependent upon the ability of Buckeye to make cash distributions to its partners.

  •
  A reduction in Buckeye's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

Risks Inherent in an Investment in Us

  •
  Increases in interest rates may cause the market price of our common units to decline.

  •
  The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public market, including sales by our existing partners.

  •
  Our current equity owners own a controlling interest in us and own our general partner and can determine the outcome of all matters voted upon by our unitholders.

  •
  You will experience immediate and substantial dilution of $21.23 per common unit in the net tangible book value of your common units.

Risks Inherent in Buckeye's Business

  •
  Changes in petroleum demand and distribution may adversely affect Buckeye's business.

  •
  Certain of Buckeye's pipeline operations charge tariff rates which are subject to regulation and change by FERC.

  •
  Environmental regulation may impose significant costs and liabilities on Buckeye.

  •
  Existing or future state or federal government regulations relating to certain chemicals or additives in gasoline or diesel fuel could require capital expenditures or result in lower pipeline volumes and thereby adversely affect Buckeye's results of operations, thereby reducing Buckeye's ability to make distributions to unitholders, including us.

  •
  Buckeye's operations are subject to operational hazards and unforeseen interruptions for which Buckeye may not be adequately insured.

  •
  Buckeye may incur liabilities from assets Buckeye has acquired. These costs and liabilities may not be covered by indemnification rights that Buckeye may have against the sellers of the assets.

  •
  A decline in production at the ConocoPhillips Wood River refinery could materially reduce the volume of refined petroleum products Buckeye transports.

  •
  Potential future acquisitions and expansions, if any, may affect Buckeye's business by substantially increasing the level of Buckeye's indebtedness and contingent liabilities and increasing Buckeye's risks of being unable to effectively integrate these new operations.

Risks Related to Conflicts of Interest

  •
  Buckeye GP LLC owes fiduciary duties to Buckeye and Buckeye's unitholders, which may conflict with our interests.

  •
  The fiduciary duties of our general partner may conflict with the fiduciary duties of Buckeye's general partner.

  •
  Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner has limited fiduciary duties to us and our unitholders, which may permit it to favor its own interests to the detriment of us and our unitholders.

  •
  Our reimbursement of expenses of our general partner will limit our cash available for distribution.

Tax Risks to Our Common Unitholders

  •
  If we or Buckeye were treated as a corporation for federal income tax purposes, or if we or Buckeye were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

  •
  If the IRS contests the federal income tax positions that we or Buckeye take, it may adversely affect the market for our common units or Buckeye LP units, and the costs of any contest will reduce cash available for distribution to our unitholders.

  •
  You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

  •
  Tax gain or loss on disposition of our common units could be more or less than expected.

  •
  Tax-exempt entities and foreign persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

  •
  We will treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

  •
  The sale or exchange of 50% or more of our capital and profit interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

  •
  Unitholders may be subject to state and local taxes and return filing requirements as a result of investing in our common units.

The Offering

Common units offered	12,500,000 common units.
14,375,000 common units if the underwriters exercise their over-allotment option in full.
Common units outstanding after this offering	28,300,000 common units (on a fully diluted basis assuming conversion of all outstanding management units, which are convertible into common units on a one-for-one basis).
Use of proceeds
We expect to receive net proceeds of approximately $258.0 million from the sale of the common units, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds from this offering to repay all outstanding indebtedness under MainLine's term loan and to make distributions to our current equity owners. If the underwriters exercise all or any portion of their over-allotment option, we will use all of the net proceeds from the sale of our common units sold pursuant to the exercise of that option to fund the redemption of an equal number of units from our current equity owners. Please read "Use of Proceeds."
Cash Distributions
We expect to make an initial quarterly cash distribution of $0.20 per common and management unit to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We estimate that our pro forma available cash for the year ended December 31, 2005 would have been sufficient to pay 79.7% of the full initial distribution amount on our units during this period. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

We expect to pay you a prorated distribution for the first quarter that we are a publicly traded partnership. This distribution will be paid for the period beginning on the closing date of this offering and ending on the last day of that fiscal quarter. Therefore, we expect to pay you a distribution for the period from the closing date of this offering to and including , 2006. We expect to pay this cash distribution in 2006. However, we cannot assure you that we will declare or pay any distributions.

Limited voting rights
Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 80% of the outstanding units, including any units owned by our affiliates, voting together as a single class. Our current equity owners, including certain officers of our general partner, initially will own an aggregate of 55.8% of our units. This will give our current equity owners the ability to prevent our general partner's involuntary removal. Please read "Material Provisions of Partnership Agreement of Buckeye GP Holdings L.P.—Withdrawal or Removal of the General Partner."
Call right
If at any time our affiliates own more than 90% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. At the completion of this offering, our current equity owners, including certain officers of our general partner, will own approximately 55.8% of our units.
Estimated ratio of taxable income to distributions
We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending December 31, 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that cumulative period. For the basis of this estimate, please read "Material Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions."
Exchange listing	We intend to apply to list our common units on the New York Stock Exchange under the symbol "BGH."

Summary of Conflicts of Interest and Fiduciary Responsibilities

          Our general partner has a legal duty to manage us in a manner beneficial to our unitholders. This legal duty originates in state statutes and judicial decisions and is commonly referred to as a "fiduciary duty." However, the officers and directors of our general partner also have fiduciary duties to manage our general partner's business in a manner beneficial to our general partner and its owner. As a result of these and other relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its owner, on the other. In addition, all of the executive officers and non-independent directors of our general partner also serve as executive officers or directors of Buckeye's general partner and, as a result, have fiduciary duties to manage the business of Buckeye in a manner beneficial to Buckeye and its unitholders. Consequently, these directors and officers may encounter situations in which their fiduciary obligations to Buckeye, on the one hand, and us, on the other hand, are in conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders. For a more detailed description of the conflicts of interest and fiduciary responsibilities of our general partner, please read "Conflicts of Interest and Fiduciary Responsibilities."

          Our partnership agreement limits the liability and reduces the fiduciary duties owed by our general partner to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. By purchasing a common unit, you are consenting to various actions contemplated in our partnership agreement and to conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law. Please read "Conflicts of Interest and Fiduciary Responsibilities" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders.

          Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. For example, our general partner is owned, and we are partially owned, by an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P., or CRF, which also owns, through affiliates, an interest in the general partner of Magellan Midstream Partners, L.P., or Magellan, and an interest in the general partner of SemGroup, L.P., or SemGroup, both of which are engaged in the transportation, storage and distribution of refined petroleum products and may acquire other entities that compete with Buckeye. Although Buckeye does not have extensive operations in the geographic areas primarily served by Magellan or SemGroup, Buckeye will compete directly with Magellan, SemGroup and perhaps CRF or other entities in which CRF has an interest for acquisition opportunities throughout the United States and potentially will compete with Magellan, SemGroup and these other entities for new business or extensions of existing services provided by Buckeye's operating partnerships, creating actual and potential conflicts of interest between Buckeye and our affiliates.

          For a description of our other relationships with our affiliates, please read "Certain Relationships and Related Transactions."

Summary Historical Consolidated Financial Data

          The following table presents summary historical consolidated financial data for our predecessor, MainLine, and its predecessor, Glenmoor Ltd., or Glenmoor, in each case for the periods and as of the dates indicated. Because MainLine had no assets or operations prior to its acquisition of Glenmoor, we refer to Glenmoor as the predecessor of both MainLine and us. The summary historical consolidated statement of operations and cash flow data for the years ended December 31, 2003 and 2005 and the periods of January 1 to May 4, 2004 and May 4 to December 31, 2004, and the balance sheet data as of December 31, 2004 and 2005 are derived from the audited financial statements of MainLine and Glenmoor and should be read together with and are qualified in their entirety by reference to, the historical consolidated financial statements and the accompanying notes included in this prospectus. The summary historical consolidated statement of operations and cash flow data for the years ended December 31, 2001 and 2002 and the balance sheet data at December 31, 2001, 2002 and 2003 are derived from the unaudited financial statements of Glenmoor. The unaudited financial statements include all adjustments, consisting of normal, recurring accruals, which we consider necessary for fair presentation of the financial position and results of operations for these periods and as of those dates.

          Because we own and control the general partner of Buckeye, we reflect our ownership interest in Buckeye on a consolidated basis, which means that our financial results are consolidated with Buckeye's financial results and the results of our other subsidiaries. The financial statements of Buckeye Pipe Line Services Company, or Services Company, which employs the employees who manage and operate the assets of Buckeye, are also consolidated into our financial statements. We have no separate operating activities apart from those conducted by Buckeye, and our cash flows consist primarily of distributions from Buckeye on the partnership interests we own. Accordingly, the summary historical consolidated financial data set forth in the following table primarily reflects the operating activities and results of operations of Buckeye. The limited partner interests in Buckeye not owned by our affiliates are reflected as a liability on our balance sheet and the non-affiliated partners' share of income from Buckeye is reflected as an expense in our results of operations.

          Our summary historical consolidated financial data for the periods presented reflects the effect of the asset acquisitions Buckeye made during these periods from the date of each acquisition, but not on a pro forma or full period basis.

Summary Financial Information
(in thousands except per unit numbers)

	Glenmoor(a)				MainLine
	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	January 1, - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
Income Statement Data:
Revenues	$232,397	$247,345	$272,947	$97,529	$226,014	$408,446
Costs and expenses:
Operating expenses	104,824	113,720	131,711	49,712	116,203	196,750
Depreciation and amortization	18,818	16,098	17,960	6,388	15,158	32,408
General and administrative	15,849	16,551	17,779	6,341	13,888	23,419

Total	139,491	146,369	167,450	62,441	145,249	252,577
Operating income	92,906	100,976	105,497	35,088	80,765	155,869
Other income (expense):
Investment income	1,411	772	645	183	253	884
Interest and debt expense	(22,893)	(25,275)	(27,704)	(9,756)	(28,212)	(55,366)
Premium paid on retirement of debt(b)(c)	—	—	(45,464)	(3,531)	—	—

Total	(21,482)	(24,503)	(72,523)	(13,104)	(27,959)	(54,482)

Income before equity income and non-controlling interest	71,424	76,473	32,974	21,984	52,806	101,387
Equity income	388	1,552	3,215	1,970	3,707	5,303
Non-controlling interest expense	(61,810)	(64,081)	(22,583)	(22,830)	(55,310)	(99,704)

Net income	$10,002	$13,944	$13,606	$1,124	$1,203	$6,986

Units outstanding — basic and diluted(d)					145,950	145,950

Earnings per unit — basic and diluted(d)					$0.01	$0.05

Balance Sheet Data (at period end):
Net property, plant and equipment	$670,688	$727,652	$753,038	—	$1,335,082	$1,587,741
Total assets	811,242	877,925	948,195	—	1,747,758	2,040,832
Total debt, including current portion	424,375	470,500	508,721	—	1,015,225	1,104,660
Total equity (deficit)	2,542	5,680	(7,642)	—	67,980	80,442
Cash Flow Data:
Net cash provided by operating activities	$83,607	$95,498	$115,700	$25,017	$79,010	$150,937
Net cash used in investing activities	(116,707)	(87,952)	(59,380)	(8,684)	(821,943)	(291,152)
Net cash provided by (used in) financing activities	13,617	(11,023)	(43,032)	(24,638)	746,348	147,847

(a)
MainLine was formed as a Delaware limited partnership on February 24, 2004 and commenced operations with the acquisition of the general partner interests in Buckeye on May 4, 2004. Glenmoor financial information includes that of the general partner of Buckeye and its parent entities for the periods presented prior to their acquisition by MainLine.

(b)
Net income in 2003 includes a charge of $45.5 million related to a yield maintenance premium paid on the retirement of $240 million of senior notes.

(c)
Net income for the period January 1 - May 4, 2004 includes a charge of $3.5 million related to a yield maintenance premium paid on the retirement of Glenmoor's term loan which was repaid on May 4, 2004.

(d)
Earnings per unit is not presented for Glenmoor. Glenmoor was organized as a stock corporation with a capital structure, different from MainLine. Accordingly, presentation of earnings per share would not be meaningful.

RISK FACTORS

          You should consider carefully the following risk factors, which we believe include all material risks to our business, together with all of the other information included in this prospectus, in your evaluation of an investment in our common units. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations. In that case, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Inherent in Our Dependence on Distributions from Buckeye

Our primary cash-generating assets are our general partner interests in Buckeye, which consist primarily of GP units and the incentive distribution rights in Buckeye. Our cash flow is, therefore, directly dependent upon the ability of Buckeye to make cash distributions to its partners.

          The amount of cash that Buckeye can distribute to its partners each quarter, including the amount of incentive distributions, principally depends upon the amount of cash Buckeye generates from its operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  fluctuations in prices for refined petroleum products and overall demand for refined petroleum products in the United States in general, and in Buckeye's service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect petroleum product prices and demand);

  •
  changes in laws and regulations, including environmental, safety and tax laws and regulations and the regulation of Buckeye's tariff rates;

  •
  liability for environmental claims;

  •
  availability and cost of insurance on Buckeye's assets and operations;

  •
  shut-downs or cutbacks at major refineries that supply refined petroleum products transported on Buckeye's pipelines or stored in Buckeye's terminals;

  •
  deterioration in Buckeye's labor relations;

  •
  prevailing economic conditions; and

  •
  disruptions to the air travel system.

          In addition, the actual amount of cash Buckeye will have available for distribution will depend on other factors, some of which are beyond its control, including:

  •
  the level of capital expenditures it makes;

  •
  the availability, if any, and cost of acquisitions;

  •
  debt service requirements;

  •
  fluctuations in working capital needs;

  •
  restrictions on distributions contained in Buckeye's credit facility and senior notes;

  •
  Buckeye's ability to borrow under its working capital facility; and

  •
  the amount, if any, of cash reserves established by Buckeye's general partner in its discretion for the proper conduct of Buckeye's business.

          Because of these factors, Buckeye may not have sufficient available cash each quarter to continue to pay distributions at the level of its most recent quarterly distribution of $0.7375 per LP unit, or any other amount. You should also be aware that the amount of cash that Buckeye has available for distribution depends primarily upon its cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, Buckeye may be able to make cash distributions during periods when Buckeye records losses and may not be able to make cash distributions during periods when Buckeye records net income. Please read "—Risks Inherent in Buckeye's Business" for a discussion of risks affecting Buckeye's ability to generate cash flow.

A reduction in Buckeye's distributions will disproportionately affect the amount of cash distributions to which we are currently entitled.

          Our ownership of the incentive distribution rights in Buckeye entitles us to receive specified percentages of the amount of cash distributions made by Buckeye to its limited partners. Most of the cash we receive from Buckeye is attributable to our ownership of the incentive distribution rights. Accordingly, any reduction in quarterly cash distributions from Buckeye would have the effect of disproportionately reducing the amount of the distributions that we receive from Buckeye.

Our right to receive incentive distributions will terminate if Buckeye's general partner is removed.

          Our right to receive incentive distributions will terminate if Buckeye GP LLC is removed as general partner of Buckeye, effective upon the date of such removal. Please read "Material Provisions of the Partnership Agreement of Buckeye Partners, L.P.—Withdrawal or Removal of the General Partner."

Buckeye may issue additional LP units or other equity securities, which may increase the risk that Buckeye will not have sufficient available cash to maintain or increase its cash distribution level per LP unit.

          Because Buckeye distributes to its partners most of the cash generated by its operations, it relies primarily upon external financing sources, including debt and equity issuances, to fund its acquisitions and expansion capital expenditures. Accordingly, Buckeye has wide latitude to issue additional LP units on the terms and conditions established by Buckeye's general partner. We receive cash distributions from Buckeye and its subsidiary operating partnerships on the general partner interests and incentive distribution rights that we hold. Because most of the cash we receive from Buckeye is attributable to our ownership of the incentive distribution rights, payment of distributions on additional Buckeye LP units may increase the risk that Buckeye will be unable to maintain or increase its quarterly cash distribution per unit, which in turn may reduce the amount of incentive distributions we receive and the available cash that we have to distribute to our unitholders.

In the future, we may not have sufficient cash to pay our estimated initial quarterly distribution.

          Because our primary source of operating cash flow consists of cash distributions from Buckeye, the amount of distributions we are able to make to our unitholders may fluctuate based on the level of distributions Buckeye makes to its partners, including us. We cannot assure you that Buckeye will continue to make quarterly distributions at its current level of $0.7375 per LP unit, or any other amount, or increase its quarterly distributions in the future. In addition, while we would expect to increase or decrease distributions to our unitholders if Buckeye increases or decreases distributions to us, the timing and amount of such changes in distributions, if any, will not necessarily be comparable to the timing and amount of any changes in distributions made by us. Factors such as reserves established by the board of directors of our general partner for our estimated general and administrative expenses of being a public company as well as other operating expenses, reserves to satisfy our debt service requirements, if any, and reserves for future distributions by us may affect the distributions we make to our unitholders. Prior to making any distributions to our unitholders, we will reimburse our general partner and its affiliates for all direct and indirect expenses incurred by them on our behalf. Our general partner will determine the amount of these reimbursed expenses. The reimbursement of these expenses, in addition to the other factors listed above, could adversely affect the amount of distributions we make to our unitholders. We cannot guarantee that in the future we will be able to pay distributions or that any distributions Buckeye does pay to us will allow us to pay distributions at or above our estimated initial quarterly distribution of $0.20 per unit. The actual amount of cash that is available for distribution to our unitholders will depend on numerous factors, many of which are beyond our control or the control of our general partner.

Buckeye's practice of distributing all of its available cash may limit its ability to grow, which could impact distributions to us and the available cash that we have to distribute to our unitholders.

          Because our primary cash-generating assets are general partner interests in Buckeye, including the incentive distribution rights, our growth will be dependent upon Buckeye's ability to increase its quarterly cash distributions. Buckeye has historically distributed to its partners most of the cash generated by its operations. As a result, it relies primarily upon external financing sources, including debt and equity issuances, to fund its acquisitions and expansion capital expenditures. Accordingly, to the extent Buckeye is unable to finance growth externally, its ability to grow will be impaired because it distributes substantially all of its available cash. Also, if Buckeye incurs additional indebtedness to finance its growth, the increased interest expense associated with such indebtedness may reduce the amount of available cash that we can distribute to you.

Restrictions in Buckeye's credit facility could limit its ability to make distributions to us.

          Buckeye's credit facility contains covenants limiting its ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions to us. The facility also contains covenants requiring Buckeye to maintain certain financial ratios. Buckeye is prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under this facility. Please read "Our Cash Distribution Policy and Restrictions on Distributions—General" and "Management's Discussion and Analysis of Financial Condition and Results of Operation—Debt Obligations, Credit Facilities and Other Financing—Buckeye Partners, L.P." for more information about Buckeye's credit facility.

Risks Inherent in Buckeye's Business

          Because we are directly dependent on the distributions we receive from Buckeye, risks to Buckeye's operations are also risks to us. We have set forth below risks to Buckeye's business and operations, the occurrence of which could negatively impact Buckeye's financial performance and decrease the amount of cash it is able to distribute to us.

Changes in petroleum demand and distribution may adversely affect Buckeye's business.

          Demand for the services provided by Buckeye's operating subsidiaries depends upon the demand for petroleum products in the regions served. Prevailing economic conditions, price and weather affect the demand for petroleum products. Changes in transportation and travel patterns in the areas served by Buckeye's pipelines also affect the demand for petroleum products because a substantial portion of the refined petroleum products transported by Buckeye's pipelines and throughput at its terminals is ultimately used as fuel for motor vehicles and aircraft. If these factors result in a decline in demand for petroleum products, the business of Buckeye's operating subsidiaries would be particularly susceptible to adverse effects because they operate without the benefit of either exclusive franchises from government entities or long-term contracts.

          Energy conservation, changing sources of supply, structural changes in the oil industry and new energy technologies also could adversely affect Buckeye's business. We cannot predict or control the effect of each of these factors on Buckeye.

Certain of Buckeye's pipeline operations charge tariff rates which are subject to regulation and change by FERC.

          Buckeye Pipe Line, Wood River, BPL Transportation, Buckeye NGL and Norco Pipe Line Company, LLC, or Norco, a subsidiary of BPH, are interstate common carriers regulated by FERC under the Interstate Commerce Act and the Department of Energy Organization Act. FERC's primary ratemaking methodology is price indexing. This methodology is used to establish rates on the pipelines owned by Wood River, BPL Transportation, Buckeye NGL and Norco. The indexing method allows a pipeline to increase its rates by a percentage equal to the change in the annual producer price index for finished goods, or PPI, plus 1.3 percent. If the percentage is negative, Buckeye could be required to reduce the rates charged by Wood River, BPL Transportation, Buckeye NGL and Norco if they exceed the new maximum allowable rate. In addition, changes in the percentage might not be large enough to fully reflect actual increases in the costs associated with these pipelines, thus hampering Buckeye's ability to recover its costs.

          Buckeye Pipe Line is authorized to charge rates set by market forces, subject to limitations, rather than by reference to costs historically incurred by the pipeline, in 17 regions and metropolitan areas. The Buckeye Pipe Line program is an exception to the generic oil pipeline regulations FERC issued under the Energy Policy Act of 1992. The generic rules rely primarily on an index methodology that allows a pipeline to change its rates in accordance with an index that FERC believes reflects cost changes appropriate for application to pipeline rates. In the alternative, a pipeline is allowed to charge market-based rates if the pipeline establishes that it does not possess significant market power in a particular market.

          The Buckeye Pipe Line rate program was reevaluated by FERC in July 2000, and was allowed to continue with no material changes. We cannot predict the impact, if any, that a change in FERC's method of regulating Buckeye Pipe Line would have on Buckeye's operations, financial condition or results of operations.

Buckeye's partnership status may be a disadvantage to it in calculating cost of service for rate-making purposes.

          In the past, FERC ruled that pass-through entities, like Buckeye, could not claim an income tax allowance for income attributable to non-corporate limited partners in justifying the reasonableness of their rates. Further, in a July 2004 decision involving an unrelated pipeline limited partnership, the United States Court of Appeals for the District of Columbia Circuit overruled a prior FERC decision allowing a limited partnership to claim a partial income tax allowance. This opinion suggested that in the future a limited partnership may not be able to claim any income tax allowance despite being partially owned by a corporation. In December 2004, FERC issued a Notice of Inquiry seeking comments regarding whether the July 2004 Appeals Court decision applies only to the specific facts of that case, or whether it applies more broadly, and, if the latter, what effect that ruling might have on energy infrastructure investments. On May 4, 2005, FERC adopted a Policy Statement providing that all entities owning public utility assets — oil and gas pipelines and electric utilities — would be permitted to include an income tax allowance in their cost-of-service rates to reflect the actual or potential income tax liability attributable to their public utility income, regardless of the form of ownership. FERC determined that any pass-through entity seeking an income tax allowance in a rate proceeding must establish that its partners have an actual or potential income tax obligation on the entity's public utility income. The amount of any income tax allowance will be reduced accordingly to the extent that any of the partners do not have an actual or potential income tax obligation. This reduction will be reflected in the weighted income tax liability of the entity's partners. Whether a pipeline's ultimate owners have such actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. Although this new policy is generally favorable for pipelines that are organized as pass-through entities, it still entails risk due to the case-by-case review requirement. This policy was applied by FERC in June 2005 with an order involving SFPP, L.P. FERC found that SFPP, L.P. should be afforded an income tax allowance on all of its partnership interests to the extent that the owners of those interests had an actual or potential income tax obligation during the periods at issue for the income of a jurisdictional pass-through entity. In December 2005, FERC reaffirmed its new income tax allowance policy as it applies to SFPP, L.P. FERC directed SFPP, L.P. to provide certain evidence necessary for determination of its income tax allowance. Requests for a rehearing of the December 2005 order have been filed. In addition, FERC's remand decision of the July 2004 opinion and the new tax allowance policy have been appealed to the United States Court of Appeals for the District of Columbia Circuit. The ultimate outcome of these proceedings is not certain and could result in changes to FERC's treatment of income tax allowances in cost of service. We expect the final adoption and implementation by FERC of the Policy Statement in individual cases will be subject to review by the United States Court of Appeals.

Environmental regulation may impose significant costs and liabilities on Buckeye.

          Buckeye's operating subsidiaries are subject to federal, state and local laws and regulations relating to the protection of the environment. Risks of substantial environmental liabilities are inherent in Buckeye's operations, and we cannot assure you that Buckeye's operating subsidiaries will not incur material environmental liabilities. Additionally, Buckeye's costs could increase significantly and Buckeye could face substantial liabilities, if, among other developments:

  •
  environmental laws, regulations and enforcement policies become more rigorous; or

  •
  claims for property damage or personal injury resulting from the operations of the operating subsidiaries are filed.

Existing or future state or federal government regulations relating to certain chemicals or additives in gasoline or diesel fuel could require capital expenditures or result in lower pipeline volumes and thereby adversely affect Buckeye's results of operations, thereby reducing Buckeye's ability to make distributions to unitholders, including us.

          Changes made to governmental regulations governing the components of refined petroleum products may necessitate changes to Buckeye's pipelines and terminals which may require significant capital expenditures or result in lower pipeline volumes. For example, Buckeye intends to make improvements to certain of its pipelines and terminals in connection with new requirements for the use of ultra low-sulfur diesel fuel, which will be phased in commencing in 2006 through 2010. In connection with these improvements, Buckeye expects to spend $15 to $18 million in capital expenditures in 2006 at certain locations in order to permit Buckeye's facilities to handle this new product grade. Buckeye may not be able to recover all of its costs related to these expenditures from its pipeline shippers. In addition, the introduction of ultra low sulfur diesel fuel may cause other dislocations in the refined product distribution chain that we cannot predict at this time. Moreover, the increasing use of ethanol as a fuel additive, which is blended with gasoline at product terminals, may lead to reduced pipeline volumes and revenue which may not be totally offset by increased terminal blending fees Buckeye may receive at its terminals.

Department of Transportation regulations may impose significant costs and liabilities on Buckeye.

          Buckeye's pipeline operations are subject to regulation by the Department of Transportation. These regulations require, among other things, that pipeline operators engage in a regular program of pipeline integrity testing to assess, evaluate, repair and validate the integrity of their pipelines, which, in the event of a leak or failure, could affect populated areas, unusually sensitive environmental areas, or commercially navigable waterways. In response to these regulations, Buckeye's operating subsidiaries conduct pipeline integrity tests on an ongoing and regular basis. Depending on the results of these integrity tests, Buckeye's operating subsidiaries could incur significant and unexpected capital and operating expenditures, not accounted for in anticipated capital or operating budgets, in order to repair such pipelines to ensure their continued safe and reliable operation.

Terrorist attacks could adversely affect Buckeye's business.

          Since the attacks of September 11, 2001, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected Buckeye's operations to increased risks. Any future terrorist attack on Buckeye's facilities, those of Buckeye's customers and, in some cases, those of other pipelines, refineries or terminals, could have a material adverse effect on Buckeye's business.

Buckeye's operations are subject to operational hazards and unforeseen interruptions for which Buckeye may not be adequately insured.

          Buckeye's operations are subject to operational hazards and unforeseen interruptions such as natural disasters, adverse weather, accidents, fires, explosions, hazardous materials releases, and other events beyond Buckeye's control. These events might result in a loss of equipment or life, injury, or extensive property damage, as well as an interruption in Buckeye's operations. Buckeye's operating subsidiaries' operations are currently covered by property, casualty, workers' compensation and environmental insurance policies. In the future, however, Buckeye may not be able to maintain or obtain insurance of the type and amount desired at reasonable rates. As a result of market conditions, premiums and deductibles for certain insurance policies have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts. If Buckeye were to incur a significant liability for which it was not fully insured, it could have a material adverse effect on Buckeye's financial position, thereby reducing Buckeye's ability to make distributions to unitholders, including us.

Competition could adversely affect Buckeye's operating results.

          Generally, pipelines are the lowest cost method for long-haul overland movement of refined petroleum products. Therefore, Buckeye's most significant competitors for large volume shipments are other existing pipelines, many of which are owned and operated by major integrated oil companies. In addition, new pipelines (including pipeline segments that connect with existing pipeline systems) could be built to effectively compete with Buckeye in particular locations.

          Buckeye competes with marine transportation in some areas. Tankers and barges on the Great Lakes account for some of the volume to certain Michigan, Ohio and upstate New York locations during the approximately eight non-winter months of the year. Barges are presently a competitive factor for deliveries to the New York City area, the Pittsburgh area, Connecticut and locations on the Ohio River such as Mt. Vernon, Indiana and Cincinnati, Ohio, and locations on the Mississippi River such as St. Louis, Missouri.

          Trucks competitively deliver refined products in a number of areas that Buckeye serves. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for incremental and marginal volumes in many areas that Buckeye serves. The availability of truck transportation places a significant competitive constraint on Buckeye's ability to increase its operating subsidiaries' tariff rates.

          Privately arranged exchanges of refined products between marketers in different locations are an increasing but non-quantified form of competition. Generally, these exchanges reduce both parties' costs by eliminating or reducing transportation charges. In addition, consolidation among refiners and marketers that has accelerated in recent years has altered distribution patterns, reducing demand for transportation services in some markets and increasing them in other markets.

Mergers among Buckeye's customers and competitors could result in lower volumes being shipped on Buckeye's pipelines and stored in Buckeye's terminals, thereby reducing the amount of cash Buckeye generates.

          Mergers between existing Buckeye customers could provide strong economic incentives for the combined entities to utilize their existing pipeline and terminal systems instead of Buckeye's. As a result, Buckeye could lose some or all of the volumes and associated revenues from these customers and Buckeye could experience difficulty in replacing those lost volumes and revenues. Because most of Buckeye's operating costs are fixed, a reduction in volumes would result in not only a reduction of revenues, but also a decline in net income and cash flow of a similar magnitude, which would reduce Buckeye's ability to meet its financial obligations and pay cash distributions to us.

Buckeye may incur liabilities from assets Buckeye has acquired. These costs and liabilities may not be covered by indemnification rights that Buckeye may have against the sellers of the assets.

          Some of the assets Buckeye has acquired have been used for many years to distribute, store or transport petroleum products. Releases may have occurred prior to Buckeye's acquisition from terminals or along pipeline rights-of-way that require remediation. In addition, releases may have occurred in the past that have not yet been discovered, which could require costly future remediation. If a significant release or event occurred in the past, the liability for which was not retained by the seller or for which indemnification from the seller is not available, it could adversely affect Buckeye's financial position and results of operations.

A decline in production at the ConocoPhillips Wood River refinery could materially reduce the volume of refined petroleum products Buckeye transports.

          A majority of the refined petroleum products transported on Wood River's pipeline system is produced at ConocoPhillip's Wood River refinery. A decline in production at the ConocoPhillips Wood River refinery could materially reduce the volume of refined petroleum products Buckeye transports on certain of the pipelines owned by Wood River. As a result, Buckeye's revenues and, therefore, Buckeye's ability to pay cash distributions to us could be adversely affected. The ConocoPhillips Wood River refinery could partially or completely shut down its operations, temporarily or permanently, due to factors affecting its ability to produce refined petroleum products such as:

  •
  unscheduled maintenance or catastrophic events, such as a fire, flood, explosion or power outage;

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  labor difficulties that result in a work stoppage or slowdown;

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  environmental proceedings or other litigation that require the halting of all or a portion of the operations at the refinery;

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  loss of significant downstream customers; or

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  legislation or regulation that adversely impacts the economics of refinery operations.

Potential future acquisitions and expansions, if any, may affect Buckeye's business by substantially increasing the level of Buckeye's indebtedness and contingent liabilities and increasing Buckeye's risks of being unable to effectively integrate these new operations.

          From time to time, Buckeye evaluates and acquires assets and businesses that Buckeye believes complement its existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If Buckeye consummates any future acquisitions, Buckeye's capitalization and results of operations may change significantly.

          Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and Buckeye may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, Buckeye may discover previously unknown liabilities associated with the acquired business for which Buckeye has no recourse under applicable indemnification provisions.

Risks Inherent in an Investment in Us

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public market, including sales by our existing equity owners.

          After the completion of this offering, we will have outstanding 28,300,000 common units, which includes the 12,500,000 common units we are selling in this offering, which may be resold in the public market immediately. In addition, we will have outstanding 1,580,000 management units which, subject to vesting in certain instances, are convertible into common units on a one-for-one basis. All of our common units that will be issued to the current holders of existing Class A Units and all of the management units, which will be issued to the current holders of MainLine's existing Class B Units, will be subject to resale restrictions under 180-day lock-up agreements with our underwriters. Each of the lock-up arrangements with the underwriters may be waived in the discretion of the underwriters. In the event these restrictions are waived, sales by any of our existing equity owners of a substantial number of our common units in the public markets following this offering, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. Please read "Units Eligible for Future Sale."

Cost reimbursements due our general partner may be substantial and will reduce our cash available for distribution to holders of our units.

          Prior to making any distribution on our units, we will reimburse our general partner for expenses it incurs on our behalf. The reimbursement of expenses could adversely affect our ability to pay cash distributions to holders of our units. Our general partner will determine the amount of these expenses. In addition, our general partner and its affiliates may perform other services for us for which we will be charged fees as determined by our general partner.

Our unitholders do not elect our general partner or vote on our general partner's directors. Following the completion of this offering, an affiliate of our general partner will own a sufficient number of common units to allow it to block any attempt to remove our general partner.

          Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Our public unitholders did not elect our general partner or the directors of our general partner and will have no right to elect our general partner or the directors of our general partner on an annual or other continuing basis in the future.

          Furthermore, if our public unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner may not be removed except upon the vote of the holders of at least 80% of the outstanding common and management units voting together as a single class. Because affiliates of our general partner own more than 20% of our outstanding units, our general partner currently cannot be removed without the consent of our general partner and its affiliates. Please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Withdrawal or Removal of the General Partner."

          Our unitholders' voting rights are further restricted by the provision in our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter. In addition, our partnership agreement contains provisions limiting the ability of our unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting our unitholders' ability to influence the manner or direction of our management. Additionally, our partnership agreement provides that our general partner, in its sole discretion, may at any time adopt a unitholder rights plan similar to a shareholder rights plan for corporations.

          As a result of these provisions, the price at which our common units will trade may be lower because of the absence or reduction of a takeover premium in the trading price. Please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Meetings; Voting" and "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Unitholder Rights Plan."

Our current equity owners own a controlling interest in us and own our general partner and can determine the outcome of all matters voted upon by our unitholders.

          After this offering, our current equity owners will own approximately 55.8% of our units and will own our general partner. As a result, if our current equity owners were to act together, they would be able to control the outcome of any matter that comes before a unitholder vote.

The control of our general partner may be transferred to a third party, and that party could replace our current management team, in each case, without unitholder consent.

          Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, the owner of our general partner may transfer its ownership interest in our general partner to a third party. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner and to control the decisions taken by the board of directors and officers.

The initial public offering price of our common units may not be indicative of the market price of our common units after this offering and our unit price may be volatile. In addition, you may not be able to resell our common units at or above the initial public offering price.

          Prior to this offering there has been no public market for our common units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. The initial public offering price of our common units was determined by negotiations between us and the underwriters based on numerous factors which we discuss in the "Underwriting" section of this prospectus. This price may not be indicative of the market price for our common units after this initial public offering. The market price of our common units could be subject to significant fluctuations after this offering, and may decline below the initial public offering price. You may not be able to resell your common units at or above the initial public offering price. The following factors could affect our common unit price:

  •
  the amount of Buckeye's distribution to its partners, including us;

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  Buckeye's operating and financial performance and prospects;

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  quarterly variations in the rate of growth of our financial indicators, such as net income per unit, net income and cash flow;

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  changes in revenue or earnings estimates or publication of research reports by analysts;

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  level of investor interest in purchasing our common units due to the very limited number of publicly traded entities whose assets consist exclusively of general partner interests in a publicly traded limited partnership;

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  speculation in the press or investment community;

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  sales of our common units by us or our unitholders;

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  actions by our unitholders;

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  announcements by Buckeye or its competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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  lack of liquidity, which may result in wide bid-ask spreads and limit the number of investors who are able to buy our common units;

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  fluctuations in Buckeye's LP unit price;

  •
  general market conditions, including interest rates; and

  •
  domestic and international economic, legal and regulatory factors unrelated to our performance.

          The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies and partnerships. These broad market fluctuations may adversely affect the trading price of our common units.

          Our common units and the Buckeye LP units may not trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and the Buckeye LP units are likely to follow generally similar broad trends, the trading prices may diverge because, among other things we participate in Buckeye's GP unit distributions and incentive distributions, and Buckeye's limited partners do not. Please read "Description of Our Common Units" for a comparison of the LP units and our common units.

Increases in interest rates may cause the market price of our common units to decline.

          An increase in interest rates may cause a corresponding decline in demand for equity investments in general, and in particular for yield-based equity investments such as our common units. Any such increase in interest rates or reduction in demand for our common units may cause the trading price of our common units to decline.

If in the future we cease to manage and control Buckeye through our ownership of the general partner interests in Buckeye, we may be deemed to be an investment company under the Investment Company Act of 1940.

          If we cease to manage and control Buckeye and are deemed to be an investment company under the Investment Company Act of 1940, we would either have to register as an investment company under the Investment Company Act of 1940, obtain exemptive relief from the Securities and Exchange Commission or modify our organizational structure or our contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially limit our ability to engage in transactions with affiliates, including the purchase and sale of certain securities or other property to or from our affiliates, restrict our ability to borrow funds or engage in other transactions involving leverage and require us to add additional directors who are independent of us and our affiliates, and adversely affect the price of our common units.

You will experience immediate and substantial dilution of $21.23 per common unit in the net tangible book value of your common units.

          The assumed initial public offering price of our common units is substantially higher than the pro forma net tangible book value per common unit of the outstanding common units immediately after the offering. If you purchase common units in this offering you will incur immediate and substantial dilution in the pro forma net tangible book value per common unit from the price you pay for the common units.

You may not have limited liability if a court finds that unitholder action constitutes control of our business.

          Under Delaware law, you could be held liable for our obligations to the same extent as a general partner if a court determined that the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement or to take other action under our partnership agreement constituted participation in the "control" of our business. Additionally, the limitations on the liability of holders of limited partner interests for the liabilities of a limited partnership have not been clearly established in many jurisdictions.

          Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner.

          In addition, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act provides that, under some circumstances, a unitholder may be liable to us for the amount of a distribution for a period of three years from the date of the distribution. Please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Limited Liability" for a discussion of the implications of the limitations on liability to a unitholder.

The amount of cash distributions that we will be able to distribute to you will be reduced by the costs associated with being a public company, other general and administrative expenses, and reserves that our general partner believes prudent to maintain for the proper conduct of our business and for future distributions.

          Before we can pay distributions to our unitholders, we must first pay or reserve funds for our expenses, including the costs of being a public company and other operating expenses, and reserves for future distributions during periods of limited cash flows. In addition, we may reserve funds to provide cash for exercise of the rights of Buckeye GP LLC and MainLine to maintain their general partner interests by making capital contributions to Buckeye or its operating partnerships.

We are directly dependent on Buckeye for our growth. As a result of the fiduciary obligations of Buckeye's general partner, which is our wholly owned subsidiary, to the unitholders of Buckeye, our ability to pursue business opportunities independently may be limited.

          We currently intend to grow primarily through the growth of Buckeye. While we are not precluded from pursuing business opportunities independent of Buckeye, Buckeye's general partner, which is our wholly owned subsidiary, has fiduciary duties to Buckeye unitholders which could make it difficult for us to engage in any business activity that is competitive with Buckeye. Those fiduciary duties are applicable to us because we control the general partner through our ability to elect all of its directors. Accordingly, we may be unable to diversify our sources of revenue in order to increase cash distributions to you. Please read "—Risks Related to Conflicts of Interest."

We anticipate that our credit facility will contain restrictions that could limit our ability to make distributions to our unitholders.

          We anticipate that our credit facility will contain covenants limiting our ability to incur indebtedness, grant liens, engage in transactions with affiliates and make distributions to our unitholders. We expect that the facility will also contain covenants requiring us to maintain certain financial ratios. We expect that we will be prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under this facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operation—Debt Obligations, Credit Facilities and Other Financing—Buckeye GP Holdings L.P." for more information about our credit facility.

Risks Related to Conflicts of Interest

Buckeye GP LLC owes fiduciary duties to Buckeye and Buckeye's unitholders, which may conflict with our interests.

          Conflicts of interest exist and may arise in the future as a result of the relationships between us and our affiliates, including Buckeye's general partner, on one hand, and Buckeye and its limited partners, on the other hand. The directors and officers of Buckeye GP LLC have fiduciary duties to manage Buckeye in a manner beneficial to us, Buckeye GP LLC's owner. At the same time, Buckeye GP LLC has a fiduciary duty to manage Buckeye in a manner beneficial to Buckeye and its limited partners. The board of directors of Buckeye GP LLC may resolve any such conflict of interest and has broad latitude to consider the interests of all parties to the conflict. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

          For example, conflicts of interest may arise in the following situations:

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  the allocation of shared overhead expenses to Buckeye and us;

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  the interpretation and enforcement of contractual obligations between us and our affiliates, on one hand, and Buckeye, on the other hand;

  •
  the determination of the amount of cash to be distributed to Buckeye's partners and the amount of cash to be reserved for the future conduct of Buckeye's business;

  •
  the determination of whether Buckeye should make acquisitions and on what terms;

  •
  the determination of whether Buckeye should use cash on hand, borrow or issue equity to raise cash to finance acquisitions or expansion capital projects, repay indebtedness, meet working capital needs, pay distributions or otherwise; and

  •
  any decision we make in the future to engage in business activities independent of Buckeye.

The fiduciary duties of our general partner may conflict with the fiduciary duties of Buckeye's general partner.

          Conflicts of interest may arise because of the relationships between Buckeye GP LLC, Buckeye and us. Our general partner has fiduciary duties to manage our business in a manner beneficial to us and our unitholders and the owner of our general partner. Simultaneously, a majority of our general partner's directors and all of its officers are also directors and officers of Buckeye GP LLC, which has fiduciary duties to manage the business of Buckeye in a manner beneficial to Buckeye and Buckeye's unitholders. The resolution of these conflicts may not always be in our best interest or that of our unitholders.

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner has limited fiduciary duties to us and our unitholders, which may permit it to favor its own interests to the detriment of us and our unitholders.

          Following this offering, affiliates of our general partner, together with the executive officers of our general partner, will own a 55.8% limited partner interest in us, represented by common and management units. In addition, Carlyle/Riverstone BPL Holdings II, LP owns our general partner. Conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us and our unitholders, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

  Conflicts Relating to Control:

  •
  our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders;

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  our general partner determines whether or not we incur debt and that decision may affect our or Buckeye's credit ratings;

  •
  our general partner may limit its liability and will reduce its fiduciary duties under our partnership agreement, while also restricting the remedies available to our unitholders for actions that, without these limitations and reductions, might constitute breaches of fiduciary duty. As a result of purchasing units, our unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law;

  •
  our general partner controls the enforcement of obligations owed to us by it and its affiliates;

  •
  our general partner decides whether to retain separate counsel, accountants or others to perform services for us; and

  •
  our partnership agreement gives our general partner broad discretion in establishing financial reserves for the proper conduct of our business. These reserves also will affect the amount of cash available for distribution.

  Conflicts Relating to Costs:

  •
  our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available to be distributed to our unitholders;

  •
  our general partner determines which costs incurred by it and its affiliates are reimbursable by us; and

  •
  our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or entering into additional contractual arrangements with any of these entities on our behalf.

          Please read "Certain Relationships and Related Transactions—Our Relationship with Buckeye" and "Conflicts of Interest and Fiduciary Responsibilities—Conflicts of Interest."

Our reimbursement of expenses of our general partner will limit our cash available for distribution.

          Our general partner may make expenditures on our behalf for which it will seek reimbursement from us. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash available for distribution to our unitholders and cause the value of our common units to decline.

Our partnership agreement contains provisions that reduce the remedies available to unitholders for actions that might otherwise constitute a breach of fiduciary duty by our general partner. It will be difficult for a unitholder to challenge a resolution of a conflict of interest by our general partner or by its conflicts committee.

          Whenever our general partner makes a determination or takes or declines to take any action in its capacity as our general partner, it will be obligated to act in good faith, which means it must reasonably believe that the determination or other action is in our best interests. Whenever a potential conflict of interest exists between us and our general partner, the board of directors of our general partner may resolve such conflict of interest. If the board of directors of our general partner determines that its resolution of the conflict of interest is on terms no less favorable to us than those generally being provided to or available from unrelated third parties or is fair and reasonable to us, taking into account the totality of the relationships between us and our general partner, then it shall be presumed that in making this determination, our general partner acted in good faith. A unitholder seeking to challenge this resolution of the conflict of interest would bear the burden of overcoming such presumption. This is different from the situation of Delaware corporations, where a conflict resolution by an interested party would be presumed to be unfair and the interested party would have the burden of demonstrating that the resolution was fair.

          Furthermore, if our general partner obtains the approval of its conflicts committee, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our general partner of any duties it may owe to us or our unitholders. This is different from the situation of Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors would merely shift the burden of demonstrating unfairness to the plaintiff. If you purchase a common unit, you will be treated as having consented to the various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary duties under applicable state law. As a result, unitholders will effectively not be able to challenge a decision by the conflicts committee.

Our general partner's affiliates may compete with us.

          Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner and those activities incidental to its ownership of interests in us. Affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. For example, our general partner is owned, and we are partially owned, by an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P., or CRF, which also owns, through affiliates, an interest in the general partner of Magellan Midstream Partners, L.P., or Magellan, and an interest in the general partner of SemGroup, L.P., or SemGroup, both of which are engaged in the transportation, storage and distribution of refined petroleum products and may acquire other entities that compete with Buckeye. Although Buckeye does not have extensive operations in the geographic areas primarily served by Magellan or SemGroup, Buckeye will compete directly with Magellan, SemGroup and perhaps CRF or other entities in which CRF has an interest for acquisition opportunities throughout the United States and potentially will compete with Magellan, SemGroup and these other entities for new business or extensions of existing services provided by Buckeye's operating partnerships, creating actual and potential conflicts of interest between Buckeye and our affiliates. Please read "Conflicts of Interest and Fiduciary Responsibilities" and "Certain Relationships and Related Transactions."

Our executive officers face conflicts in the allocation of their time to our business.

          Our general partner shares administrative personnel with Buckeye's general partner to operate both our business and Buckeye's business. Our general partner's officers, who are also the officers of Buckeye's general partner, will have responsibility for overseeing the allocation of time spent by administrative personnel on our behalf and on behalf of Buckeye. These officers face conflicts regarding these time allocations which may adversely affect our or Buckeye's results of operations, cash flows, and financial condition. These allocations may not necessarily be the result of arms-length negotiations between Buckeye's general partner and our general partner.

Our general partner may cause us to issue additional common units or other equity securities without your approval, which would dilute your ownership interests.

          Our general partner may cause us to issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without unitholder approval. The issuance of additional common units or other equity securities of equal rank will have the following effects:

  •
  our unitholders' proportionate ownership interest in us will decrease;

  •
  the amount of cash available for distribution on each common unit may decrease;

  •
  the relative voting strength of each previously outstanding common unit may be diminished; and

  •
  the market price of the common units may decline.

Our general partner has a call right that may require you to sell your common units at an undesirable time or price.

          If at any time more than 90% of the outstanding common units are owned by our general partner and its affiliates, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the remaining common units held by unaffiliated persons at a price equal to the greater of (x) the average of the daily closing prices of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (y) the highest price paid by our general partner or any of its affiliates for common units during the 90 day period preceding the date such notice is first mailed. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. At the completion of this offering and assuming no exercise of the underwriters' option to purchase additional units, our general partner and its affiliates will own 55.8% of the common and management units. For additional information about the call right, please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Call Right."

Tax Risks to Our Common Unitholders

          You should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

If we or Buckeye were treated as a corporation for federal income tax purposes, or if we or Buckeye were to become subject to entity-level taxation for state tax purposes, then our cash available for distribution to you would be substantially reduced.

          The value of our investment in Buckeye depends largely on Buckeye being treated as a partnership for federal income tax purposes, which requires that 90% or more of Buckeye's gross income for every taxable year consist of qualifying income, as defined in Section 7704 of the Internal Revenue Code. Buckeye may not meet this requirement or current law may change so as to cause, in either event, Buckeye to be treated as a corporation for federal income tax purposes or otherwise subject to federal income tax. Moreover, the anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service.

          If Buckeye were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35%. Distributions to us would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to us. As a result, there would be a material reduction in our anticipated cash flow and distributions to unitholders, likely causing a substantial reduction in the value of our units.

          If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Thus, treatment of us as a corporation would result in a material reduction in our anticipated cash flow, likely causing a substantial reduction in the value of our units.

          Current law may change, causing us or Buckeye to be treated as a corporation for federal income tax purposes or otherwise subjecting us or Buckeye to entity level taxation. For example, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. If a state in which we conduct business were to impose a tax upon us or Buckeye as an entity, our cash available for distribution to you would be reduced.

If the IRS contests the federal income tax positions that we or Buckeye take, it may adversely affect the market for our common units or Buckeye LP units, and the costs of any contest will reduce cash available for distribution to our unitholders.

          We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. Moreover, Buckeye has not requested any ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes or any other matter that affects it. The IRS may adopt positions that differ from the positions we or Buckeye take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we or Buckeye take. A court may disagree with some or all of the positions we or Buckeye take. Any contest with the IRS may materially and adversely impact the market for our common units or Buckeye's LP units and the price at which they trade. In addition, the cost of any contest between Buckeye and the IRS will result in a reduction in cash available for distribution to Buckeye unitholders and thus indirectly by us, as a unitholder and as the owner of the general partner of Buckeye. Moreover, the costs of any contest between us and the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

          You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from the taxation of your share of our taxable income.

Tax gain or loss on disposition of our common units could be more or less than expected.

          If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and the adjusted tax basis in those common units. Prior distributions to you in excess of the total net taxable income allocated to you, which decreased the tax basis in your common units, will, in effect, become taxable income to you if the common units are sold at a price greater than your tax basis in those common units, even if the price you receive is less than the original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. In addition, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

          Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

          Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

The sale or exchange of 50% or more of our capital and profit interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

          We will be considered to have been terminated for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. Please read "Material Tax Consequences—Disposition of Units—Constructive Termination" for a description of the consequences of our termination for federal income tax purposes.

Unitholders may be subject to state and local taxes and return filing requirements as a result of investing in our common units.

          In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we or Buckeye do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders likely will be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We or Buckeye may do business or own property in other states in the future. It is the responsibility of each unitholder to file all United States federal, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units.

USE OF PROCEEDS

          We expect to receive net proceeds of approximately $258.0 million from the sale of 12,500,000 common units offered by this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds from this offering to repay all outstanding indebtedness under MainLine's term loan and to make distributions to our current equity owners.

          On December 17, 2004, MainLine incurred $180.0 million of indebtedness under its term loan. The current amount outstanding on the term loan is $169.0 million. The term loan bears interest at our option at a floating rate equal to either the prime rate or Eurodollar rate plus an applicable margin and matures on December 17, 2011. As of March 31, 2006, the interest rate on amounts outstanding under the term loan was 7.31% before accounting for the impact of outstanding interest rate swap agreements.

          If the underwriters exercise all or any portion of their over-allotment option, we will use all of the net proceeds from the sale of our common units sold pursuant to the exercise of that option to fund the redemption of an equal number of units from our current equity owners.

CAPITALIZATION

          The following table sets forth the cash and cash equivalents and capitalization of our predecessor, MainLine, as of December 31, 2005 on:

  •
  a consolidated historical basis;

  •
  a pro forma basis, giving effect to:

  •
  this offering of common units and the application of the estimated net proceeds therefrom as described in "Use of Proceeds;" and

  •
  the distribution of any proceeds from the termination of an interest rate swap and reserve accounts related to MainLine's term loan to our current equity owners.

          Our historical financial data presented in the table below is derived from and should be read in conjunction with our historical financial statements, including the accompanying notes, included elsewhere in this prospectus. Please read our unaudited pro forma consolidated financial statements included elsewhere in this prospectus for a complete description of the adjustments we have made to arrive at our pro forma capitalization data.

	As of December 31, 2005
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$28,984	$28,984

Restricted cash	5,117	—

Long-term Debt:
MainLine:
Term Loan	$173,250	$—
Revolving credit facility	—	—

	173,250	—
Buckeye Pipe Line Services Company:
3.60% Notes due March 28, 2011	33,617	33,617
Unamortized retirement premium	(1,284)	(1,284)

	32,333	32,333
Buckeye:
4.625% Notes due June 15, 2013	300,000	300,000
5.30% Notes due October 15, 2014	275,000	275,000
6.750% Notes due August 15, 2033	150,000	150,000
5.125% Notes due June 30, 2017	125,000	125,000
Revolving credit facility	50,000	50,000
Less: unamortized discount	(2,688)	(2,688)
Adjustment to fair value associated with hedge of fair value	1,765	1,765

Total long-term debt	1,104,660	931,410
Non-controlling interests	711,722	711,722

	As of December 31, 2005
	Actual	Pro Forma
	(in thousands)
Partners' capital:
Held by public:
Common units	—	257,975
Held by our general partner and its affiliates:
General partner units	7	—
General partner common units	—	7
Limited partners — A Units	74,132	—
Limited partners — B Units	3,473	—
Common units	—	(16,722)
Management units	—	2,713
Gains on issuance of limited partnership equity by Buckeye Partners, L.P.	1,316	1,316
Accumulated other comprehensive income	1,514	—

Total partners' capital	80,442	245,289

Total capitalization	$1,896,824	$1,888,421

DILUTION

          Dilution is the amount by which the offering price paid by purchasers of common units sold in this offering will exceed the net tangible book value per unit after the offering. On a pro forma basis as of December 31, 2005, after giving effect to the offering of our common units at the assumed initial public offering price of $22.00 per common unit and the related transactions, the net tangible book value of our assets would have been $21.8 million, or $0.77 per unit. Purchasers of our common units in this offering will experience immediate and substantial dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table. The pro forma tangible net book value per unit after the offering is determined by dividing our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering by the 28,300,000 units outstanding after the offering.

Assumed initial public offering price per common unit		$22.00
Pro forma net tangible book value per unit before the offering	$(9.05)
Increase in net tangible book value per unit attributable to new investors	9.82

Less: Pro forma net tangible book value per unit after the offering		0.77

Immediate dilution in net tangible book value per unit to new investors		$21.23

          The following table sets forth the number of common units that we will issue and the total consideration contributed to us by our current equity owners and their affiliates in respect of their common units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired			Total Consideration
	Number		Percent	Amount	Percent
				(in millions)
Current owners	15,800,000	(1)	55.8%	$80.6	22.7%
New investors	12,500,000		44.2%	275.0	77.3%

Total	28,300,000	(1)	100.0%	$355.6	100.0%

(1)
Includes management units, which are convertible into common units on a one-for-one basis at the election of the holders.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

          You should read the following discussion of our cash distribution policy in conjunction with the assumptions included in this section. For more detailed information regarding the factors and assumptions upon which our cash distribution policy is based, please read "Assumptions and Considerations" below. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding statements that do not relate strictly to historical or current facts and material risks inherent in our and Buckeye's business.

          For additional information regarding our historical and pro forma operating results, you should refer to our historical financial statements for the years ended December 31, 2003 and 2005 and for the period January 1 to May 4, 2004 and May 4 to December 31, 2004 and our unaudited pro forma consolidated financial statements as of and for the year ended December 31, 2005 included elsewhere in this prospectus.

          We do not as a matter of course make public projections as to future sales, earnings, or other results. However, our management has prepared the prospective and other financial information set forth below in the tables titled "Estimated Cash Available to Pay Distributions Based Upon Estimated Minimum Consolidated Adjusted EBITDA" and "Unaudited Pro Forma Consolidated Available Cash" in order to present the basis for our belief that we will be able to fully fund our initial quarterly distribution of $0.20 per unit for the twelve months ending March 31, 2007. The accompanying prospective and other financial information was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, and were not prepared in accordance with accounting principles generally accepted in the United States of America nor were procedures applied to meet the auditing standards of the Public Company Accounting Oversight Board (United States). However, in the view of our management, the prospective and other financial information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of our management's knowledge and belief our expected future financial performance. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective and other financial information.

          Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

General

          Rationale for Our Cash Distribution Policy.    Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our available cash rather than retaining it. It is important that you understand that our cash is generated primarily by our general partner interests in Buckeye. These general partner interests include primarily GP units and the incentive distribution rights in Buckeye from which we receive quarterly distributions. Our cash flow is, therefore, directly dependent upon the ability of Buckeye to make cash distributions to its partners. We currently have no independent operations and do not currently intend to conduct operations separate from those of Buckeye. Because we believe we will have relatively low cash requirements for operating expenses and that we will finance any material capital investments from external financing sources, we believe that our investors are best served by our distributing all of our available cash as described below. Because we are not subject to an entity-level federal income or state tax, we expect to have more cash to distribute to you than would be the case were we subject to tax. Our distribution policy is consistent with our partnership agreement, which requires that we distribute all our available cash quarterly.

          Restrictions and Limitations on Our Ability to Change Our Cash Distribution Policy.    There is no guarantee that unitholders will receive quarterly distributions from us. Our distribution policy is subject to certain restrictions and may be changed at any time. These restrictions include the following:

  •
  Buckeye's distribution policy is subject to restrictions on distributions under its credit agreement. Specifically, Buckeye's credit agreement contains material financial tests and covenants that it must satisfy. These financial tests and covenants are described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Buckeye." Should Buckeye be unable to comply with the restrictions under its credit agreement, Buckeye would be prohibited from making cash distributions to us, which in turn could prevent us from making cash distributions to you notwithstanding our stated distribution policy.

  •
  Similar to Buckeye's distribution policy, our distribution policy may be subject to certain restrictions on distributions under our current and future debt agreements. The financial tests and covenants in our anticipated debt agreement are described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Buckeye GP Holdings L.P." We anticipate that a future credit facility could contain certain material financial tests and covenants that we must satisfy. Should we be unable to satisfy these restrictions under our debt agreements, we would be prohibited from making a distribution to you notwithstanding our stated distribution policy.

  •
  The board of directors of Buckeye's general partner has broad discretion to establish reserves for the prudent conduct of Buckeye's business and for future cash distributions to Buckeye's unitholders, and the establishment of those reserves could result in a reduction in cash distributions that we would otherwise anticipate receiving from Buckeye, which in turn could result in a reduction in cash distributions to you from levels we currently anticipate.

  •
  Our general partner's board of directors has broad discretion to establish reserves for the prudent conduct of our business and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate.

  •
  While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including our cash distribution policy contained therein, may be amended by a vote of the holders of a majority of our common units and management units, voting together as a class.

  •
  Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our cash distribution policy and the decision to make any distribution is at the discretion of our general partner, taking into consideration the terms of our partnership agreement.

  •
  The amount of distributions paid under Buckeye's cash distribution policy and the decision to make any distribution to its partners are at the discretion of Buckeye's general partner.

  •
  Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, Buckeye may not make a distribution to us and we may not make a distribution if such distribution would cause Buckeye's or our liabilities, respectively, to exceed the fair value of Buckeye's or our assets, as applicable.

  •
  We may lack sufficient cash to pay distributions to our unitholders due to increases in general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses of our subsidiaries, working capital requirements and anticipated cash needs of us or Buckeye.

          Our Cash Distribution Policy Limits Our Ability to Grow.    As with most other publicly traded partnerships, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand their operations. In fact, because our cash is generated by our general partner interests in, including the right to receive incentive distributions based upon levels of LP unit distributions from, Buckeye, our growth will be directly dependent upon Buckeye's ability to increase its quarterly cash distributions on its LP units. If we issue additional units or incur debt, the payment of distributions on those additional units or interest on that debt could increase the risk that we will be unable to maintain or increase our per unit distribution level.

          Buckeye's Ability to Grow is Dependent on its Ability to Access External Growth Capital.    Buckeye has historically distributed most of the cash generated by its operations to its partners. As a result, Buckeye has relied upon external financing sources, including commercial borrowings and other debt and LP unit issuances, to fund its acquisition and growth capital expenditures. Accordingly, to the extent Buckeye is unable to finance growth externally, its ability to grow will likely be impaired because it distributes substantially all of its available cash. To the extent Buckeye issues additional LP units and maintains or increases its distribution level per LP unit, the available cash that we have to distribute to our unitholders will increase. If Buckeye issues additional LP units and is unable to maintain its distribution level per LP unit, the cash that we have to distribute to our unitholders could decrease. The incurrence of additional debt to finance its growth strategy would result in increased interest expense to Buckeye, which in turn may impact its distributions to us and the available cash that we have to distribute to our unitholders.

Our Initial Quarterly Distribution

          Our Cash Distribution Policy.    Upon the closing of this offering, the board of directors of our general partner will adopt a policy pursuant to which we expect to declare an initial quarterly distribution of $0.20 per unit, or $0.80 per unit on an annualized basis. This equates to an aggregate cash distribution of approximately $5.7 million per quarter, or $22.6 million per year. Our pro forma available cash for the year ended December 31, 2005 would have been sufficient to pay 79.7% of the full initial distribution amount on our units during this period. We will pay our distributions within 75 days after the end of each quarter ending March, June, September and December to holders of record on or about the first of the month in which the distribution is paid. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date.

          Any distributions received by us from Buckeye related to periods prior to the closing of this offering will be distributed entirely to our current equity owners. In                       2006, we expect to pay a distribution to our unitholders equal to the initial quarterly distribution prorated for the portion of the quarter ending                      , 2006 that we are public.

          The following table sets forth the assumed number of outstanding common units and management units (which are convertible into common units on a one-for-one basis) upon the closing of this offering, assuming the full exercise of the underwriters' option to purchase 1,875,000 additional common units, the redemption of 1,875,000 units from our current equity owners and the aggregate distribution amounts payable on our outstanding units during the first four quarters following the closing of this offering at our initial quarterly distribution of $0.20 per unit, or $0.80 per unit on an annualized basis.

		Distributions
	Number of Units(1)
		One Quarter	Four Quarters
Publicly held common units	14,375,000	$2,875,000	$11,500,000
Units held by our current owners	13,925,000	2,785,000	11,140,000

Total	28,300,000	$5,660,000	$22,640,000

(1)
Includes the outstanding management units, which are convertible into common units on a one-for-one basis at the election of the holder. Each management unit is entitled to receive the same cash distribution per quarter as each common unit.

          Our distributions will not be cumulative. Consequently, if we do not pay distributions on our units with respect to any fiscal quarter at the anticipated initial quarterly distribution, our unitholders will not be entitled to receive such payments in the future.

          Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to mean generally, for each fiscal quarter, cash generated from our business in excess of the amount our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, to comply with any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters.

          Buckeye's Cash Distribution Policy.    Buckeye has not formally adopted a cash distribution policy that requires it to distribute its available cash to its partners on a quarterly or other basis. However, Buckeye has historically distributed its available cash to its partners on a quarterly basis. Buckeye's determination of available cash takes into account the need to maintain certain cash reserves to preserve its distribution levels across seasonal and cyclical fluctuations in its business and to provide for certain growth opportunities. Buckeye makes its quarterly distributions from cash generated from its operations, and those distributions have grown over time as its business has grown, primarily as a result of numerous acquisitions and organic expansion projects that have been funded through external financing sources and cash from operations.

          The following table sets forth, for the periods indicated, the amount, record date and payment date of the quarterly cash distributions Buckeye paid for each of its LP units with respect to the quarter indicated. The actual cash distributions by Buckeye to its partners typically occur within 60 days after the end of each quarter. Buckeye has an established historical record of paying quarterly cash distributions to its partners, having paid a quarterly distribution every quarter since its initial public offering in 1986 and it has never reduced its quarterly distribution, as adjusted for LP unit splits.

	Cash Distribution History
	Per LP Unit	Record Date	Payment Date
Year ended December 31, 2003
First quarter	$0.6375	May 6, 2003	May 30, 2003
Second quarter	0.6375	August 6, 2003	August 29, 2003
Third quarter	0.6375	November 5, 2003	November 28, 2003
Fourth quarter	0.6500	February 4, 2004	February 27, 2004
Year ended December 31, 2004
First quarter	$0.6500	May 5, 2004	May 28, 2004
Second quarter	0.6625	August 9, 2004	August 31, 2004
Third quarter	0.6750	November 8, 2004	November 30, 2004
Fourth quarter	0.6875	February 7, 2005	February 28, 2005
Year ended December 31, 2005
First quarter	$0.7000	May 9, 2005	May 31, 2005
Second quarter	0.7125	August 9, 2005	August 31, 2005
Third quarter	0.7250	November 7, 2005	November 30, 2005
Fourth quarter	0.7375	February 7, 2006	February 28, 2006

          In the sections that follow, we present in detail the basis for our belief that we will be able to fully fund our initial quarterly distribution of $0.20 per unit for the twelve months ending March 31, 2007. In those sections, we assume that the underwriters have exercised their option to purchase additional common units in full. In addition we present the following two tables, including:

  •
  "Estimated Cash Available to Pay Distributions Based Upon Estimated Minimum Consolidated EBITDA," in which we present the operating assumptions for the twelve months ending March 31 2007, which we believe will enable us to fully fund our expected distribution for that period; and

  •
  "Unaudited Pro Forma Consolidated Available Cash," in which we present the amount of available cash we would have had for the year ended December 31, 2005, giving pro forma effect to the following transactions as if these transactions had occurred on January 1, 2005:

  •
  Buckeye's current quarterly cash distribution of $0.7375 per LP unit, or $2.95 per unit on an annualized basis;

  •
  Buckeye's acquisition of certain Northeastern pipeline and terminal assets in May 2005 and an approximately 350-mile natural gas liquids pipeline in January 2006;

  •
  the sale by Buckeye of 1.1 million LP units in February 2005, 2.5 million LP units in May 2005, $125 million principal amount of its 5.125% Notes due 2017 in June 2005 and 1.5 million LP units in March 2006 and the application of the net proceeds therefrom; and

  •
  this offering and the application of the net proceeds as described under "Use of Proceeds."

          The calculation of Unaudited Pro Forma Consolidated Available Cash does not include pro forma impact adjustments to income (net of incremental pro forma maintenance capital expenditure adjustments) related to selected smaller asset acquisitions completed by Buckeye in 2005 and 2006 and expansion expenditures incurred by Buckeye in 2005, in the total amount of $72.7 million. However, the calculation includes the pro forma impact for 2005 of debt and LP unit financings that

Buckeye completed and the application of the net proceeds to fund these acquisitions and expansion projects.

          Because we own and control Buckeye's general partner, we reflect our ownership interest in Buckeye on a consolidated basis, which means that our financial results are consolidated with those of Buckeye and its general partner. Our financial statements also include those of Buckeye Pipe Line Services Company.

Estimated Minimum Consolidated Adjusted EBITDA

          In the table below titled "Estimated Cash Available to Pay Distributions Based Upon Estimated Minimum Consolidated Adjusted EBITDA," we estimate that our Consolidated Adjusted EBITDA for the twelve months ending March 31, 2007 must be no less than $218.3 million in order to permit us to fund our initial quarterly cash distribution of $0.20 per unit for each of the four quarters in the twelve months ending March 31, 2007. We refer to this amount as our "Estimated Minimum Consolidated Adjusted EBITDA." This amount represents the minimum Consolidated Adjusted EBITDA required to permit distributions from Buckeye to us sufficient to allow us to pay our initial quarterly cash distribution for that period. We have estimated that if our Consolidated Adjusted EBITDA meets or exceeds this amount, we will have sufficient cash available to pay our initial cash quarterly distribution for the four quarters in the twelve months ending March 31, 2007, and additionally that Buckeye will not be restricted under its credit agreement from paying sufficient cash distributions to us to enable us to make distributions to our unitholders at that level.

          Consolidated Adjusted EBITDA is defined as income before income taxes, interest expense (including write-off of deferred financing costs), interest of non-controlling partners in Buckeye's net income and depreciation and amortization expense. Similarly, changes in working capital accounts are not included in Consolidated Adjusted EBITDA.

          Consolidated Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with accounting principles generally accepted in the United States as these items are used to measure operating performance, liquidity or ability to service debt obligations.

          In calculating our Estimated Minimum Consolidated Adjusted EBITDA, we have included estimated consolidated maintenance and expansion capital expenditure estimates for the twelve-month period ending March 31, 2007. Maintenance capital expenditures are capital expenditures made on an ongoing basis to maintain current operations, which do not increase operating capacity or revenues from existing levels. Expansion capital expenditures consist of capital expenditures we expect Buckeye to make to expand the operating capacity and revenues of its current operations.

          Our estimate of $218.3 million in minimum Consolidated Adjusted EBITDA for the twelve months ending March 31, 2007 is intended to be an indicator or benchmark of the amount management considers to be the lowest amount of Consolidated Adjusted EBITDA needed to generate sufficient available cash to permit us to make cash distributions to our unitholders at our initial quarterly distribution of $0.20 per unit (or $0.80 per unit on an annualized basis, excluding any prorating of our distribution for the second quarter in 2006). Our estimate of Consolidated Adjusted EBITDA should not be viewed as management's projection of actual operating earnings or cash generation of us or Buckeye.

          You should read "—Assumptions and Considerations" and the footnotes to the table below for a discussion of the material assumptions underlying our belief that we will be able to generate our Estimated Minimum Consolidated Adjusted EBITDA. These assumptions reflect our judgment of conditions we expect to exist and the course of action we expect to take. While we believe that these assumptions are reasonable in light of our current expectations regarding future events, the assumptions underlying our Estimated Minimum Consolidated Adjusted EBITDA are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make distributions on our units at the initial quarterly distribution, or at any level, in which event the market price of our common units may decline materially. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial quarterly distribution on our units for the four consecutive quarters ending March 31, 2007 should not be regarded as a representation by us or the underwriters or any other person that we will declare and make such a distribution.

          When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and consolidated results of operations to vary significantly from those set forth in "Estimated Cash Available to Pay Distributions Based Upon Estimated Minimum Consolidated Adjusted EBITDA" below.

Buckeye GP Holdings L.P.
Estimated Cash Available to Pay Distributions Based Upon Estimated Minimum Consolidated Adjusted EBITDA

	Twelve Months Ending March 31, 2007
	(dollars in thousands except per unit data)
Estimated Minimum Consolidated Adjusted EBITDA(a)	$218,332
Less:
Interest expense(b)	(53,940)
Repayment of ESOP Notes(c)	(6,105)
Income taxes(d)	(1,100)
Maintenance capital expenditures(e)	(30,000)
Expansion capital expenditures(f)	(50,000)
Distributions to minority interest holders of Buckeye subsidiaries(g)	(3,556)
Distributions to non-affiliated owners of Buckeye(h)	(109,120)
Plus:
Non-cash charges included in EBITDA(i)	8,129
Borrowings for expansion capital expenditures(j)	50,000
Estimated Available Cash of Buckeye GP Holdings L.P.	$22,640

Expected Cash Distributions by Buckeye GP Holdings L.P.
Expected annual cash distribution per unit	$0.80
Distributions to our public common unitholders (based on 14.375 million public units outstanding)	$11,500
Distributions to common units and management units held by our existing equity owners	$11,140

Total distributions paid to our unitholders(k)	$22,640

Buckeye Debt Covenant Ratios
Consolidated Indebtedness/Consolidated EBITDA(l)	4.36	x
Consolidated EBITDA/Consolidated Interest Expense(l)	4.37	x

(a)
We believe that our Estimated Minimum Consolidated Adjusted EBITDA for the twelve months ending March 31, 2007 will be approximately $218.3 million. Our Estimated Minimum Consolidated Adjusted EBITDA is approximately $10.8 million more than the pro forma Consolidated Adjusted EBITDA we generated for the fiscal year ended December 31, 2005. See "Unaudited Pro Forma Consolidated Available Cash." Our ability to generate this Estimated Minimum Consolidated Adjusted EBITDA is based on our expectation that Buckeye will benefit from various new capital asset projects and continued improvement in operating performance relative to historical periods. Please read "Assumptions and Considerations" for more detailed information regarding these assumptions. Estimated Minimum Consolidated Adjusted EBITDA reflects the incremental operating and administrative expenses of approximately $1.7 million that we expect to incur as a result of our becoming a public company.

(b)
Our estimated consolidated cash interest expense assumes cash interest expense for the twelve months ending March 31, 2007 to be approximately $53.9 million. Our cash interest is comprised of the following components:

(1)
Approximately $13.875 million associated with Buckeye's $300.0 million of 4.625% senior unsecured notes.

(2)
Approximately $10.125 million associated with Buckeye's $150.0 million of 6.75% senior unsecured notes.

(3)
Approximately $14.575 million associated with Buckeye's $275.0 million of 5.30% senior unsecured notes.

(4)
Approximately $6.406 million associated with Buckeye's $125.0 million of 5.125% senior unsecured notes.

(5)
Approximately $1.469 million associated with the Buckeye 3.6% (5.135% effective) ESOP Notes ($28.6 million average principal amount outstanding).

(6)
Approximately $7.490 million, including the annual commitment fee, related to borrowings under Buckeye's current revolving credit agreement, including an additional $27.1 million in average borrowings primarily related to expansion capital expenditures. We assume that outstanding balances under the revolving credit facility will bear interest at 5.5%.

(7)
Zero balance under our anticipated revolving line of credit.

(c)
Reflects $6.1 million scheduled principal payments under Buckeye's ESOP Notes (See note (h) below)

(d)
For federal and state income tax purposes, Buckeye and its operating subsidiaries, except for BGC, are not taxable entities. Our annual income tax expense is the result of the federal income tax obligations of BGC.

(e)
We currently expect that our consolidated maintenance capital expenditures will be approximately $30.0 million for the twelve months ending March 31, 2007 in comparison to $23.4 million in the twelve months ended December 31, 2005. The increase expected in maintenance capital expenditures primarily reflects the impact of a larger asset base and the deferral of certain maintenance capital expenditures during 2005.

(f)
Reflects anticipated expenditures by Buckeye of $50.0 million for expansion capital for the twelve months ending March 31, 2007. For the twelve months ended December 31, 2005, Buckeye expended approximately $54.4 million on capacity expansion and cost reduction capital improvement projects associated with, among other things, Buckeye's capacity expansion of the Laurel Pipeline system and the development of a pipeline and terminal to serve Federal Express at the Memphis International Airport.

(g)
Reflects distributions to holders of minority interests in subsidiaries of Buckeye.

(h)
Reflects cash distributions from Buckeye to its unitholders other than us based upon the most recent quarterly distribution of $0.7375 per unit or $2.95 per unit on an annualized basis. Distributions to Services Company on its LP units (2,359,045 as of March 31, 2006) are not included in distribution to non-affiliated owners of Buckeye. Distributions on the LP units owned by Services Company are used to fund the interest and scheduled principal payments on the ESOP Notes, partially offsetting that expense. Any shortfall between the distribution that Services Company receives on its LP units and amounts currently due under the ESOP Notes is paid by Buckeye as an ESOP related expense.

(i)
Reflects certain non-cash charges included in net income and EBITDA, including $3.5 million for compensation expense related to the management units and $4.6 million for the value of Services Company shares released to ESOP participants.

(j)
Reflects borrowings to fund $50.0 million of internal growth projects for the twelve months ending March 31, 2007. Borrowings related to the $50.0 million of internal growth are assumed to occur ratably throughout the twelve-month period. While Buckeye may use other financing sources to finance internal growth, including equity issuances, cash on hand or debt sources other than borrowings under its revolving credit facility, we have assumed for purposes of calculating Minimum Consolidated Adjusted EBITDA that they will be financed with borrowings under Buckeye's revolving credit facility.

(k)
Represents the amount required to fund distributions to our unitholders for four quarters, based upon our initial cash distribution rate of $0.20 per unit ($0.80 per unit annually). The total amount of distributions paid does not reflect any prorating of our distribution for the quarter ending                      , 2006.

(l)
Buckeye's current credit agreement requires that the ratio of Buckeye's Total Funded Debt (as defined in the credit agreement) to Buckeye's Consolidated EBITDA (as defined in the credit agreement) for the four fiscal quarters most recently ended must be no greater than 4.75 to 1.00 as of the end of each fiscal quarter. In addition, the credit agreement requires that the ratio of Buckeye's Consolidated EBITDA to Buckeye's Consolidated Interest Expense (as defined in the credit agreement) for the four fiscal quarters most recently ended must not be less than 1.25 to 1.00. As indicated in the table, Buckeye's Estimated Minimum Consolidated Adjusted EBITDA would have been sufficient to satisfy the ratios required by Buckeye's credit agreements and permit the payment of Buckeye's intended distribution.

Assumptions and Considerations

          We believe that our general partner interests in Buckeye, including our incentive distribution rights, will generate sufficient cash flow to enable us to pay our initial quarterly distribution of $0.20 per unit on all of our outstanding units for each of the four quarters ending March 31, 2007. Our belief is based on a number of current assumptions that we believe to be reasonable over the next four quarters. While we believe that these assumptions are generally consistent with the actual performance of Buckeye and are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. Consequently, the statement that we believe that we will have sufficient available cash to pay the initial quarterly distribution on our units for each quarter through March 31, 2007 should not be regarded as a representation by us or the underwriters or any other person that we will make any such distributions. When reading this section, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors" in this prospectus.

          We base our Estimated Minimum Consolidated Adjusted EBITDA on the following significant assumptions:

  •
  Buckeye will pay a quarterly cash distribution of $0.7375 per Buckeye LP unit for each of the four quarters ending March 31, 2007, which quarterly distribution amount is equal to the most recently paid cash distribution of $0.7375 per Buckeye LP unit for the quarter ended December 31, 2005, and Buckeye will have 39.4 million LP units outstanding. As a result, we estimate that the gross amount of cash distributions that we receive from Buckeye will be $26.2 million during this period.

  •
  Buckeye will transport a minimum of 512.0 million barrels of petroleum products through its petroleum products pipeline systems at an average rate of not less than $0.60 per barrel transported for the twelve months ending March 31, 2007, as compared to the historical 505.7 million barrels transported at an average rate of $0.57 per barrel during the year ended December 31, 2005.

  •
  Buckeye will have a minimum throughput of 167.2 million barrels at its terminals for the twelve months ending March 31, 2007, as compared to the historical 153.0 million barrels throughput at its terminals during the year ended December 31, 2005. The rates for the terminals for the twelve months ending March 31, 2007 will remain the same as those for the year ended December 31, 2005.

  •
  Buckeye's operating expenses and general and administrative expenses, excluding non-cash items, will be $206.1 million and $19.6 million, respectively, for the twelve months ending March 31, 2007, as compared to historical operating and general and administrative expenses, excluding non-cash items, of $192.1 million and $18.3 million, respectively, for the year ended December 31, 2005.

  •
  Buckeye will realize operating income, including depreciation and amortization, of not less than $138.6 million from its petroleum products pipeline system, $32.8 million from its petroleum products terminals and $4.8 million from its other operations for the twelve months ending March 31, 2007, as compared to operating income, including depreciation and amortization, of $124.2 million from its petroleum products pipeline system, $29.7 million from its petroleum products terminals and $7.4 million from its other operations for the year ended December 31, 2005. Non-cash items included in operating income include amortization of long-term incentive compensation expense.

  •
  Buckeye's maintenance capital expenditures will not exceed $30.0 million for the twelve months ending March 31, 2007, as compared to maintenance capital expenditures of $23.4 million for the year ended December 31, 2005.

  •
  Buckeye's expansion capital expenditures will not exceed $50.0 million for the twelve months ending March 31, 2007, as compared to expansion capital expenditures of $54.4 million for the year ended December 31, 2005.

  •
  Buckeye will remain in compliance with the financial covenants in its existing and future debt agreements and its ability to pay distributions to us will not be encumbered.

  •
  The benchmark interest rate paid by Buckeye on its floating-rate debt will not exceed 5.50% on average during the period, and our consolidated cash interest expense will not exceed approximately $53.9 million for the twelve months ending March 31, 2007.

  •
  Our general and administrative expenses will not exceed $7.1 million for the twelve months ending March 31, 2007 which includes $1.7 million of incremental expenses associated with being a public company, as compared to $7.0 million for the year ended December 31, 2005 which included $1.6 million of non-recurring professional fees and other fees and expenses.

  •
  There will not be any new federal, state or local regulation of the portions of the energy industry in which Buckeye operates, or interpretations of existing regulations, that will be materially adverse to our or Buckeye's business.

  •
  There will not be any material adverse change in the portions of the energy industry in which Buckeye operates resulting from supply or production disruptions, reduced demand for its products or services or from significant changes in the market prices of petroleum products or crude oil.

  •
  Market, regulatory, insurance and overall economic conditions will not change substantially.

          Increases in pipeline volumes and terminal throughput for the twelve months ending March 31, 2007, compared to the year ended December 31, 2005, are expected to result from the impact of acquisitions and internal growth projects completed in 2005 and 2006, other than the Northeastern pipeline and terminal assets and the approximately 350-mile natural gas liquids pipeline, whose impact has been included on a pro forma basis for the year ended December 31, 2005, and increases in base demand for petroleum products. Expected increases in the average tariff rate per barrel associated with pipeline shipments are due to anticipated tariff rate increases to be implemented pursuant to FERC regulations. We cannot assure you that any of the assumptions summarized above, or any other assumptions upon which Estimated Minimum Consolidated Adjusted EBITDA is based, will prove to be correct. If the assumptions are incorrect, we may not have sufficient cash to make the contemplated distributions.

Unaudited Pro Forma Consolidated Available Cash

          Our pro forma consolidated available cash for the year ended December 31, 2005 would not have been sufficient to pay the initial quarterly distribution of $0.20 per unit on all units to be outstanding following the completion of this offering. If we had completed the transactions contemplated in this prospectus on January 1, 2005, pro forma consolidated available cash would have been approximately $18.1 million. This amount would have been insufficient by approximately $4.6 million to pay the full initial distribution amount on all our units for the year ended December 31, 2005, sufficient to pay 79.7% of the full initial distribution amount on our units.

          The following table illustrates, on a pro forma basis, for the year December 31, 2005, the amount of available cash that would have been available for distributions to our unitholders, assuming that this offering had been consummated at the beginning of such period. Each of the pro forma adjustments presented below is explained in the footnotes to such adjustments.

Buckeye GP Holdings L.P.
Unaudited Pro Forma Consolidated Available Cash

Year Ended December 31, 2005
(dollars in thousands except per unit data)
Net Cash Provided by Operating Activities(a)	$150,937
Plus:
Interest expense	55,366
Earnings of equity investments(b)	5,303
Income tax expense(c)	866
Net effect of changes in operating accounts(d)	(4,853)
Less:
Distributions received from equity investments(e)	(3,764)
Value of Services Company shares released(f)	(5,012)
Amortization of deferred compensation — B Units(g)	(3,473)

Consolidated Adjusted EBITDA	195,370
Less:
Additional expense of being a public company(h)	(34)
Plus:
Pro forma acquisition adjustment to Consolidated EBITDA(i)	12,188

Pro Forma Consolidated Adjusted EBITDA	207,524
Less:
Interest expense(j)	(52,568)
Earnings of equity investments(c)	(5,303)
Income tax expense(d)	(866)
Maintenance capital expenditures(k)	(24,000)
Expansion capital expenditures(l)	(54,400)
Senior administrative charge(m)	(1,900)
Repayment of ESOP Notes(n)	(5,622)
Distributions to minority interest holders of Buckeye subsidiaries(o)	(2,341)
Distributions paid by Buckeye to its limited partners(p)	(109,120)
Plus:
Distributions received from equity investments(e)	3,764
Value of Services Company shares released(f)	5,012
Deferred compensation expense — B Units(g)	3,473
Borrowings for expansion capital expenditures(l)	54,400

Pro Forma Consolidated Available Cash at Buckeye GP Holdings L.P.	$18,053

Expected Cash Distributions:
Expected distribution per unit, on an annualized basis	$0.80

Distributions to public common unitholders (based on 14.375 million units outstanding)	$11,500

Distributions to common units and management units held by our existing holders	$11,140

Total Distributions	$22,640

Shortfall	$(4,587)

(a)
Represents historical cash flow provided by operating activities derived from our historical consolidated financial statements for the period indicated. The historical data does not give effect to the pro forma adjustments explained in the notes below.

(b)
Represents historical equity earnings, and actual cash distributions received, from Buckeye's minority investments in West Texas LPG Pipeline, West Shore Pipe Line Company and Muskegon Pipeline LLC.

(c)
For federal and state income tax purposes, Buckeye and its operating subsidiaries, except for BGC, are not taxable entities. Our annual income tax expense is the result of the federal income tax obligations of BGC.

(d)
Represents historical consolidated changes in operating accounts resulting primarily from timing differences between the actual cash settlement and the accrual of assets and liabilities during the accounting period.

(e)
Represents historical distributions received from Buckeye's minority investments in West Texas LPG Pipeline and West Shore Pipe Line Company.

(f)
Represents the fair value of Buckeye Pipe Line Services Company shares allocated to participants in its Employee Stock Ownership Plan.

(g)
Represents amortization of the fair value of MainLine L.P.'s 16,216,668 B Units which were issued to certain members of senior management for no consideration. The estimated fair value of the B Units is being amortized to expense over the vesting period.

(h)
Represents an estimate of the additional annual expense associated with being a public company offset by a reduction in professional fees incurred in connection with this offering and other fees and expenses that will not recur on a continuing basis. Total additional annual expense of being a public company is estimated to be $1.7 million. Professional fees and other fees and expenses incurred in 2005 and not expected to recur in future periods is estimated to be $1.6 million.

(i)
Represents the pro forma adjustments related to Buckeye's acquisition of certain Northeastern pipelines and terminals in May 2005 and the natural gas liquids pipeline in January 2006. The pro forma results are based on analyses we prepared prior to the acquisitions and on unaudited information obtained from the sellers of the assets and reflect our best estimate of the additional income that would have been realized had the acquisitions occurred on January 1, 2005. The calculation of Unaudited Pro Forma Consolidated Available Cash does not include pro forma impact adjustments to income (net of incremental pro forma maintenance capital expenditure adjustments) related to selected smaller asset acquisitions completed by Buckeye in 2005 and expansion expenditures incurred by Buckeye in 2005 and 2006, in the total amount of $72.7 million. However, the calculation includes the pro forma impact for 2005 of debt and LP unit financings that Buckeye completed and the application of the net proceeds to fund these acquisitions and expansion projects. The following is a summary of the pro forma adjustments for the year ended December 31, 2005:

Pro forma Adjustments to Year Ended December 31, 2005
(in thousands)
Northeastern pipeline and terminal assets acquired in May 2005:
Revenues	$8,664
Expenses excluding depreciation	(4,311)

Adjusted EBITDA	4,353

Natural gas liquids pipeline assets acquired in January 2006:
Revenues	11,162
Expenses excluding depreciation	(3,327)

Adjusted EBITDA	7,835

Total acquisition adjustments to Adjusted EBITDA	$12,188

(j)
Represents pro forma cash interest expense adjustments assuming that MainLine's Term Loan was repaid in full from the proceeds of this offering on January 1, 2005, that all interest rate hedges associated with the Term Loan were terminated and that other outstanding debt and associated interest rates had been in effect for the entire period indicated. Pro forma cash interest expense on outstanding debt at March 31, 2006 (excluding the Term Loan) was as follows:

Description	Principal Outstanding at March 31, 2006	Pro Forma Interest Expense
	(in thousands)
5.30% Notes	$275,000	$14,575
5.125% Notes	125,000	6,406
4.625% Notes	300,000	13,875
6.75% Notes	150,000	10,125
3.60% (5.135% effective) ESOP Notes	30,906	1,587
Revolving Credit Facility (5.50%)	100,000	5,500
Commitment fees	—	500

Total	$980,906	$52,568

(k)
Represents pro forma maintenance capital expenditures. The amount shown for the year ended December 31, 2005 reflects actual maintenance capital expenditures and $0.4 million of pro forma maintenance capital expenditures related to the acquisition of certain Northeastern pipelines and terminals in May 2005 and $0.2 million of pro forma maintenance capital expenditures for the natural gas liquids pipeline acquired in January 2006.

(l)
Represents historical expenditures for expansion and cost reduction capital projects. During 2005, Buckeye expended $33.7 million on an approximately 11-mile pipeline and associated terminal to serve Federal Express at the Memphis International Airport. This project is being implemented by WesPac Pipelines-Memphis, LLC, a 75%-owned affiliate of Buckeye. The pipeline and terminal construction project is supported by a long-term throughput and deficiency agreement entered into between WesPac Pipelines-Memphis, LLC and Federal Express. The project was commissioned and entered commercial service on April 1, 2006. Also in 2005, Buckeye expended approximately $9.3 million to complete a major expansion of the Laurel pipeline across Pennsylvania. The project involved the construction of two new pump stations and the expansion of an existing pump station. The project increased the capacity of the pipeline by approximately 17%. The remaining $11.4 million of expansion and cost reduction capital expended in 2005 related to various other projects, including a butane blending project associated with operations at Buckeye's Macungie, Pennsylvania station.

(m)
Represents a senior administrative charge that historically was paid to us in 2005 by Buckeye GP LLC for services provided in connection with business development opportunities, financing strategies, insurance, investment banking and corporate development advice. Following the offering the senior administrative charge will be paid to our general partner. The senior administrative charge is an annual amount not less than $975,000 approved by the board of directors of Buckeye GP LLC. For 2005 and 2006 the board of directors of Buckeye GP LLC approved the senior administrative charge in the amount of $1.9 million.

(n)
Represents actual repayments of principal by Buckeye Pipe Line Services Company under its 3.6% (5.135% effective) ESOP Notes.

(o)
Reflects distributions to holders of minority interests in subsidiaries of Buckeye.

(p)
Represents pro forma cash distributions from Buckeye to its unitholders other than us based upon the most recent quarterly distribution of $0.7375 per unit or $2.95 per unit on an annualized basis. Distributions to Services Company on its LP units (2,359,045 as of March 31, 2006) are not included in distribution to non-affiliated owners of Buckeye. Distributions on the LP units owned by Services Company are used to fund the interest and scheduled principal payments on the ESOP Notes, partially offsetting that expense. Any shortfall between the distribution that Services Company receives on its LP units and amounts currently due under the ESOP Notes is paid by Buckeye as an ESOP related expense.

HOW WE MAKE CASH DISTRIBUTIONS

          Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions and an explanation of our sources of distributable cash.

General

          Our partnership agreement requires that, within 75 days after the end of each quarter, beginning with the quarter ending                          , 2006, we distribute all of our available cash to the holders of record of our common units and management units on the applicable record date.

Definition of Available Cash

          Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the date of determination of available cash for the distribution in respect of such quarter, less the amount of cash reserves necessary or appropriate, as determined in good faith by our general partner, to:

  •
  satisfy general, administrative and other expenses and debt service requirements;

  •
  permit Buckeye GP LLC or MainLine to make capital contributions to Buckeye or the operating partnerships if we choose to maintain our general partner interests upon the issuance of additional partnership securities by Buckeye or capital contributions by Buckeye to the operating partnerships;

  •
  comply with applicable law or any debt instrument or other agreement;

  •
  provide funds for distributions to unitholders in respect of any one or more of the next four quarters; and

  •
  otherwise provide for the proper conduct of our business;

Units Eligible for Distributions

          As of the closing of this offering, we will have 14,220,000 common units and 1,580,000 management units outstanding. Each common unit and management unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis, and each unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit. Each management unit is convertible into one common unit at the election of the holder of the management unit. 30% of the management units are subject to vesting, with 10% vesting on May 4, 2007, 2008 and 2009.

General Partner Interest

          Our general partner owns a non-economic, managing general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may own common units or other equity securities in us and is entitled to receive cash distributions on any such interests. Our general partner currently owns 2,830 common units and will distributions and allocations on these common units in the same manner as the owners of other common units.

Adjustments to Capital Accounts

          We will make adjustments to capital accounts of the common units upon the issuance of additional common units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, we will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner's capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Distributions of Cash upon Liquidation

          If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the holders of common and management units and to our general partner in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Our Sources of Distributable Cash

          Our primary cash-generating assets are our general partner interests, including the incentive distribution rights, in Buckeye. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of Buckeye to make distributions in respect of those interests. The actual amount of cash that Buckeye will have available for distribution will primarily depend on the amount of cash it generates from its operations. The actual amount of this cash will fluctuate from quarter to quarter based on certain factors, including:

  •
  the level of capital expenditures Buckeye makes;

  •
  the availability, if any, and cost of acquisitions;

  •
  debt service requirements;

  •
  fluctuations in working capital needs;

  •
  Buckeye's ability to borrow under its revolving credit agreement to make distributions;

  •
  prevailing economic conditions; and

  •
  the amount, if any, of cash reserves established by Buckeye's general partner in its discretion for the proper conduct of Buckeye's business.

Our Interest in Buckeye

          Our cash flows consist of distributions from Buckeye on the general partner interests we own, which consist of the following:

  •
  243,914 GP units in Buckeye (representing approximately 0.6% of Buckeye's outstanding units);

  •
  the incentive distribution rights described below; and

  •
  approximately a 1% general partner interest in each of the following Buckeye subsidiaries:

  •
  Buckeye Pipe Line

  •
  Laurel

  •
  Everglades

  •
  BPH.

          We also own 80,000 LP units, representing a de minimis limited partner interest in Buckeye.

  Incentive Distribution Rights

          The right of Buckeye GP LLC, our wholly owned subsidiary, to receive incentive distributions is a general partner interest which provides that if a quarterly cash distribution to Buckeye's LP units exceeds a target of $0.325 per LP unit, Buckeye will pay Buckeye GP LLC, for each outstanding LP unit (other than 2,573,146 LP units described below), incentive distributions equal to:

  (1)
  15% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.325 but is not more than $0.35, plus

  (2)
  25% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.35 but is not more than $0.375, plus

  (3)
  30% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.375 but is not more than $0.40, plus

  (4)
  35% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.40 but is not more than $0.425, plus

  (5)
  40% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.425 but is not more than $0.525, plus

  (6)
  45% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.525.

          Our incentive distribution rights in Buckeye are expressed in a different manner from those in most other publicly traded partnerships. While incentive distribution rights in a typical publicly traded partnership are expressed as a percentage of total distributions from the partnership to all partners (the limited partner unit distributions, the general partner distributions, and the incentive distributions), our incentive distributions are expressed as a percentage of the cash distributions made to the limited partners of Buckeye in respect of their LP units. Moreover, 2,573,146 LP units originally issued by Buckeye to its Employee Stock Ownership Plan are not eligible for calculating our incentive distributions. These ineligible LP units currently constitute approximately 6% of all Buckeye LP units. Accordingly, when we say that we receive up to 45% of the amount of cash distributed by Buckeye with respect to eligible LP units, this means that we receive up to 45% of the amount of incremental cash distributed above the highest target distribution level ($0.525 per LP unit) to Buckeye LP units excluding the 2,573,146 LP units. This results in us receiving incentive distributions equal to, currently, 29.5% of the aggregate amount of distributions to Buckeye's partners (including all LP units, GP units and the incentive distributions), above the highest target distribution level ($0.525 per LP unit). If Buckeye issues additional LP units, the LP units that are ineligible for incentive distributions will decrease as a percentage of total units of Buckeye, and the incentive distributions will result in a larger percentage (up to a hypothetical maximum of approximately 31%) of total distributions. The following table illustrates the percentage allocations of distributions among the owners of Buckeye, including us, at the target distribution levels.

		Distributions to Us as a Percentage of Total Distributions(2)
Buckeye Quarterly Distribution Per LP Unit	Distributions to Owners of LP units as a Percentage of Total Distributions(1)	GP Units	Incentive Distributions
up to $0.325	99.4%	0.6%	0.0%
above $0.325 up to $0.350	87.2%	0.5%	12.1%
above $0.350 up to $0.375	80.7%	0.5%	18.8%
above $0.375 up to $0.400	77.7%	0.5%	21.8%
above $0.400 up to $0.425	75.0%	0.5%	24.5%
above $0.425 up to $0.525	72.5%	0.4%	27.1%
above $0.525	70.1%	0.4%	29.5%

(1)
Includes distributions made with respect to 80,000 LP units owned by us.

(2)
Excludes distributions made with respect to 80,000 LP units owned by us.

          The table above excludes distributions made by Buckeye's operating partnerships with respect to our approximate 1% general partner interest in such entities.

SELECTED FINANCIAL DATA

          The following table presents selected historical consolidated financial data for our predecessor, MainLine, and its predecessor, Glenmoor Ltd., or Glenmoor, in each case for the periods and as of the dates indicated. Because MainLine had no assets or operations prior to its acquisition of Glenmoor, we refer to Glenmoor as the predecessor of both MainLine and us. The selected historical consolidated statement of operations and cash flow data for the years ended December 31, 2003 and 2005 and the periods of January 1 to May 4, 2004 and May 4 to December 31, 2004, and the balance sheet data as of December 31, 2004 and 2005 are derived from the audited financial statements of MainLine and Glenmoor and should be read together with and are qualified in their entirety by reference to, the historical consolidated financial statements and the accompanying notes included in this prospectus. The selected historical consolidated statement of operations and cash flow data for the years ended December 31, 2001 and 2002 and the balance sheet data at December 31, 2001, 2002 and 2003 are derived from the unaudited financial statements of Glenmoor. The unaudited financial statements include all adjustments, consisting of normal, recurring accruals, which we consider necessary for fair presentation of the financial position and results of operations for these periods and as of those dates.

          Because we own and control the general partner of Buckeye, we reflect our ownership interest in Buckeye on a consolidated basis, which means that our financial results are consolidated with Buckeye's financial results and the results of our other subsidiaries. The financial statements of Buckeye Pipe Line Services Company, or Services Company, which employs the employees who manage and operate the assets of Buckeye, are also consolidated into our financial statements. We have no separate operating activities apart from those conducted by Buckeye, and our cash flows consist primarily of distributions from Buckeye on the partnership interests we own. Accordingly, the selected historical consolidated financial data set forth in the following table primarily reflects the operating activities and results of operations of Buckeye. The limited partner interests in Buckeye not owned by our affiliates are reflected as a liability on our balance sheet and the non-affiliated partners' shares of income from Buckeye is reflected as an expense in our results of operations.

          Our selected historical consolidated financial data for the periods presented reflects the effect of the asset acquisitions Buckeye made during these periods from the date of each acquisition, but not on a pro forma or full period basis.

Selected Financial Data
(in thousands except per unit numbers)

	Glenmoor(a)				MainLine
	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	January 1, - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
Income Statement Data:
Revenues	$232,397	$247,345	$272,947	$97,529	$226,014	$408,446
Costs and expenses:
Operating expenses	104,824	113,720	131,711	49,712	116,203	196,750
Depreciation and amortization	18,818	16,098	17,960	6,388	15,158	32,408
General and administrative	15,849	16,551	17,779	6,341	13,888	23,419

Total	139,491	146,369	167,450	62,441	145,249	252,577
Operating income	92,906	100,976	105,497	35,088	80,765	155,869
Other income (expense):
Investment income	1,411	772	645	183	253	884
Interest and debt expense	(22,893)	(25,275)	(27,704)	(9,756)	(28,212)	(55,366)
Premium paid on retirement of debt(b)(c)	—	—	(45,464)	(3,531)	—	—

Total	(21,482)	(24,503)	(72,523)	(13,104)	(27,959)	(54,482)

Income before equity income and non-controlling interest	71,424	76,473	32,974	21,984	52,806	101,387
Equity income	388	1,552	3,215	1,970	3,707	5,303
Non-controlling interest expense	(61,810)	(64,081)	(22,583)	(22,830)	(55,310)	(99,704)

Net income	$10,002	$13,944	$13,606	$1,124	$1,203	$6,986

Units outstanding — basic and diluted(d)					145,950	145,950

Earnings per unit — basic and diluted(d)					$0.01	$0.05

Balance Sheet Data (at period end):
Net property, plant and equipment	$670,688	$727,652	$753,038	—	$1,335,082	$1,587,741
Total assets	811,242	877,925	948,195	—	1,747,758	2,040,832
Total debt, including current portion	424,375	470,500	508,721	—	1,015,225	1,104,660
Total equity (deficit)	2,542	5,680	(7,642)	—	67,980	80,442
Cash Flow Data:
Net cash provided by operating activities	$83,607	$95,498	$115,700	$25,017	$79,010	$150,937
Net cash used in investing activities	(116,707)	(87,952)	(59,380)	(8,684)	(821,943)	(291,152)
Net cash provided by (used in) financing activities	13,617	(11,023)	(43,032)	(24,638)	746,348	147,847

  (a)
  MainLine was formed as a Delaware limited partnership on February 24, 2004 and commenced operations with the acquisition of the general partner interests in Buckeye on May 4, 2004. Glenmoor financial information includes that of the general partner of Buckeye and its parent entities for the periods presented prior to their acquisition by MainLine.

  (b)
  Net income in 2003 includes a charge of $45.5 million related to a yield maintenance premium paid on the retirement of $240 million of senior notes.

  (c)
  Net income for the period January 1 - May 4, 2004 includes a charge of $3.5 million related to a yield maintenance premium paid on the retirement of Glenmoor's term loan which was repaid on May 4, 2004.

  (d)
  Earnings per unit is not presented for Glenmoor. Glenmoor was organized as a stock corporation with a capital structure, different from MainLine. Accordingly, presentation of earnings per share would not be meaningful.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion of the financial condition and results of operations of MainLine in conjunction with the historical consolidated financial statements of MainLine and the unaudited pro forma consolidated financial statements of Buckeye GP Holdings L.P. included elsewhere in this prospectus. Among other things, those historical and pro forma financial statements include more detailed information regarding the basis of presentation for the following discussion. In addition, you should read "Forward-Looking Statements" and "Risk Factors" for information regarding certain risks inherent in our and Buckeye's business.

Introduction

          General.    We own and control Buckeye GP LLC ("Buckeye GP"), which is the general partner of Buckeye Partners, L.P., a publicly traded Delaware limited partnership. Buckeye's principal line of business is the transportation, terminalling and storage of refined petroleum products on a fee basis through facilities owned and operated by Buckeye. Buckeye also operates pipelines owned by third parties under contracts with major integrated oil and chemical companies, and performs certain construction activities, generally for the owners of these third-party pipelines. Our only cash-generating assets are our partnership interests in Buckeye, comprised of the following:

  •
  the general partner interests in Buckeye, which is comprised of 243,914 GP units (representing approximately 0.6% of Buckeye's outstanding units) and the incentive distribution rights.

  •
  the general partner interests in certain of Buckeye's operating subsidiaries (which operating subsidiaries are 99% owned by Buckeye), representing an approximate 1% interest in each operating partnership. Prior to the closing of this offering, these general partner interests were owned directly by Buckeye GP. In connection with the closing of this offering the interests will be conveyed to MainLine L.P. ("MainLine"). Neither Buckeye GP LLC nor MainLine has a direct ownership interest in Buckeye's limited liability company subsidiaries.

  •
  80,000 Buckeye LP units.

          Currently, MainLine Sub LLC and Buckeye GP are party to a Management Agreement, pursuant to which MainLine Sub LLC is entitled to receive an annual management fee for certain management functions it provides to Buckeye GP. In connection with this offering, MainLine Sub will assign its rights under such Management Agreement to our general partner and Buckeye will assume the direct obligation to pay such fee, rather than the obligation to reimburse Buckeye GP LLC upon its payment. The management fee includes an annual Senior Administrative Charge of not less than $975,000 and reimbursement for certain costs and expenses. The Senior Administrative Charge was $975,000 for 2004 and 2003 and $1.9 million for 2005. The disinterested directors of Buckeye GP approve the amount of the management fee on an annual basis.

Overview of Buckeye

          Buckeye is a master limited partnership which operates through subsidiary entities in the transportation, terminalling and storage of refined petroleum products on a fee basis through facilities owned and operated by Buckeye. Buckeye also operates pipelines owned by third parties under contracts with major integrated oil and chemical companies, and performs certain construction activities, generally for the owners of these third-party pipelines.

          Since 2004, Buckeye has significantly expanded its operations through acquisitions. On October 1, 2004, Buckeye acquired five refined petroleum products pipelines with an aggregate mileage of approximately 900 miles and 24 refined products terminals with an aggregate storage capacity of 9.3 million barrels (the "Midwest Pipelines and Terminals") from Shell Oil Products U.S., ("Shell") for a purchase price of $517 million. In May 2005, Buckeye acquired a refined petroleum products pipeline system comprising approximately 478 miles of pipeline and four refined products terminals with aggregate storage capacity of approximately 1.3 million barrels located in the northeastern United States (the "Northeast Pipelines and Terminals") from affiliates of Exxon Mobil Corporation ("ExxonMobil"). The assets acquired in these two acquisitions added $17.7 million and $95.2 million of revenue in 2004 and 2005, respectively. In November 2005, Buckeye acquired a 29-mile ammonia pipeline located in Texas. In December 2005, Buckeye acquired a 26-mile pipeline and a 40% interest in a joint venture company that owns another refined petroleum products pipeline. Also in December 2005, Buckeye Terminals LLC ("Buckeye Terminals"), a wholly owned subsidiary of BPH, acquired a refined products terminal located in Taylor, Michigan from affiliates of Atlas Oil Company for $20 million. The terminal has aggregate storage capacity of approximately 260,000 barrels, as well as rail offloading capabilities used to offload ethanol for blending with gasoline at the terminal. On January 1, 2006, Buckeye Terminals acquired a refined petroleum products terminal located in Niles, Michigan from affiliates of Shell for approximately $13.0 million. The terminal has aggregate storage capacity of approximately 630,000 barrels. On January 31, 2006, Buckeye NGL completed its acquisition of an approximately 350-mile natural gas liquids pipeline extending generally from Wattenberg, Colorado to Bushton, Kansas from BP Pipelines (North America) Inc. for approximately $87.0 million, including a deposit of $7.7 million paid in December 2005.

          Buckeye's business comprises three operating segments: Pipeline Operations, Terminalling and Storage and Other Operations. The business of each operating segment is:

  Pipeline Operations:

          The Pipeline Operations segment receives refined petroleum products, including gasoline, jet and diesel fuel and other distillates, from refineries, connecting pipelines and bulk and marine terminals and transports those products to other locations for a fee. This segment owns and operates approximately 5,350 miles of pipeline systems in the following states: California, Colorado, Connecticut, Florida, Illinois, Indiana, Kansas, Massachusetts, Michigan, Missouri, New Jersey, Nevada, New York, Ohio, Pennsylvania and Tennessee.

  Terminalling and Storage:

          The Terminalling and Storage segment provides bulk storage and terminal throughput services. This segment owns and operates 44 active terminals that have the capacity to store an aggregate of approximately 17.2 million barrels of refined petroleum products. The terminals are located in Indiana, Illinois, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania.

  Other Operations:

          The Other Operations segment consists primarily of Buckeye's operations of third-party pipelines, owned principally by major petrochemical companies, pursuant to operations and maintenance contracts. The third-party pipelines are located in Texas. This segment also includes the provision by Buckeye, through its Buckeye Gulf Coast Pipe Lines, L.P. ("BGC") subsidiary, of pipeline construction management services, typically for cost plus a fixed fee. The Other Operations segment also includes Buckeye's ownership and operation of an ammonia pipeline acquired in November 2005, and its majority ownership of a crude butadiene pipeline located in Texas (the "Sabina Pipeline").

Results of Our Operations

          The results of operations discussed below principally reflect the activities of Buckeye. Because our financial statements include the consolidated results of Buckeye, our financial statements are substantially similar to Buckeye's. The differences in our financial statements primarily include the following adjustments:

  •
  Interest of non-controlling partners in Buckeye—Our consolidated balance sheet includes a non-controlling interest liability that reflects the proportion of Buckeye owned by its partners other than us. Similarly, the ownership interests in Buckeye held by its partners other than us are reflected in our consolidated income statement as non-controlling interest expense. These non-controlling interest liabilities and expenses are not reflected in Buckeye's financial statements.

  •
  Our capital structure — In addition to incorporating the assets and liabilities of Buckeye, our consolidated balance sheet includes our own indebtedness and related debt placement costs, and the partners' capital on our balance sheet represents our partners' capital as opposed to the capital reflected in Buckeye's balance sheet, which reflects the ownership interest of all its partners, including its owners other than us. Consequently, our income statement reflects additional interest expense, interest income and debt amortization expense that is not reflected in Buckeye's financial statements.

  •
  Inclusion of Buckeye Pipe Line Services Company — The financial statements of Buckeye Pipe Line Services Company ("Services Company"), which employs the employees who manage and operate the assets of Buckeye, are consolidated into our financial statements. The financial statements of Buckeye do not include the financial statements of Services Company.

  •
  Our G&A expenses — We incur general and administrative expenses that are independent from Buckeye's operations and are not reflected in Buckeye's consolidated financial statements.

  •
  Elimination of Intercompany Transactions — Intercompany obligations and payments between Buckeye and its consolidated subsidiaries and us and Services Company are reflected on Buckeye's financial statements but are eliminated in our consolidated financial statements.

Consolidated Financial Results for the Year Ended December 31, 2004

          Our consolidated financial results have been prepared to reflect the periods of our ownership of the general partner interest of Buckeye separate from that of Glenmoor Ltd. ("Glenmoor"), which we refer to as our Predecessor. Accordingly, our consolidated statements of income for 2004 present the period of our Predecessor's ownership during the period January 1 through May 4, 2004. In order to make these two periods comparable to the other full-year periods, we have combined these two periods to reflect financial results for the twelve months ended December 31, 2004. The following schedule combines the two periods to provide full-year 2004 results:

	January 1 - May 4, 2004	May 4 - December 31, 2004	Non-GAAP Combined Year Ended December 31, 2004
	(in thousands)
Revenues	$97,529	$226,014	$323,543
Costs and expenses:
Operating expenses	49,712	116,203	165,915
Depreciation and amortization	6,388	15,158	21,546
General and administrative	6,341	13,888	20,229

	62,441	145,249	207,690

Operating income	35,088	80,765	115,853

Other income (expense):
Investment income	183	253	436
Interest and debt expense	(9,756)	(28,212)	(37,968)
Premium paid on retirement of debt	(3,531)	—	(3,531)

	(13,104)	(27,959)	(41,063)

Income before equity income and non-controlling interest	21,984	52,806	74,790
Equity income	1,970	3,707	5,677
Non-controlling interest expense	(22,830)	(55,310)	(78,140)

Net income	$1,124	$1,203	$2,327

Results of Operations

          We are presenting the following summary results of operations for the periods presented below, which include our Predecessor for the year ended December 31, 2003, the above combination of our Predecessor and us for the year ended December 31, 2004 and us for the year ended December 31, 2005:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Revenue	$272,947	$323,543	$408,446
Costs and expenses	167,450	207,690	252,577

Operating income	105,497	115,853	155,869
Other income (expenses)	(72,523)	(41,063)	(54,482)

Income before equity income and non-controlling interest	32,974	74,790	101,387
Equity income	3,215	5,677	5,303
Non-controlling interest	(22,583)	(78,140)	(99,704)

Net income	$13,606	$2,327	$6,986

          The improvement in revenues and operating income in 2004 compared to 2003, and 2005 compared to 2004, is generally due to the expansion of Buckeye's operations through the addition of the Northeast Pipelines and Terminals in 2005 and the Midwest Pipelines and Terminals in 2004.

          Revenues and operating income by operating segment for each of the three years ended December 31, 2003, 2004 and 2005 were as follows:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Revenues:
Pipeline Operations	$234,012	$264,160	$306,849
Terminalling and Storage	15,352	26,232	68,822
Other Operations	23,583	33,151	32,775

Total	$272,947	$323,543	$408,446

Operating income:
Pipeline Operations	$96,215	$99,871	$121,546
Terminalling and Storage	3,955	11,307	28,038
Other Operations	5,327	4,675	6,285

Total	$105,497	$115,853	$155,869

2005 Compared to 2004

          Total revenues for the year ended December 31, 2005 were $408.4 million, $84.9 million or 26.2% greater than revenue of $323.5 million in 2004.

  Pipeline Operations

          Revenue from Pipeline Operations was $306.8 million in 2005 compared to $264.0 million in 2004. The increase of $42.8 million in Pipeline Operations was primarily the result of:

  •
  a Wood River Pipe Lines LLC ("Wood River"), a Buckeye subsidiary that acquired the five refined petroleum products pipelines from Shell on October 1, 2004, transportation revenue increase of $23.5 million;

  •
  Buckeye Pipe Line Transportation LLC ("BPL Transportation"), a Buckeye subsidiary that acquired the refined petroleum products pipeline system from ExxonMobil on May 5, 2005, revenue of $12.1 million;

  •
  a 3.7% average tariff rate increase effective May 1, 2005, and a 2.8% average tariff rate increase effective May 1, 2004;

  •
  a 2.8%, or $3.5 million, increase, net of Wood River and BPL Transportation, in gasoline transportation revenue on a 1.0% decrease in gasoline volumes delivered;

  •
  a 3.2%, or $1.3 million, increase, net of Wood River and BPL Transportation, in jet fuel transportation revenue on a 0.5% increase in jet fuel volumes delivered;

  •
  a 4.2%, or $2.7 million, increase, net of Wood River and BPL Transportation, in distillate transportation revenue on a 2.4% increase in distillate volumes delivered;

  •
  a decrease in liquefied petroleum gas ("LPG") transportation revenue of $1.0 million as a result of lower LPG volumes delivered;

  •
  a decrease in transportation settlement revenue, representing the settlement of overages and shortages on product deliveries, of $3.4 million; and

  •
  a $3.7 million increase in incidental revenue primarily from increased revenues under a product supply arrangement in connection with WesPac Pipelines — Reno LLC ("WesPac Reno").

          Product deliveries for each of the three years ended December 31, 2003, 2004 and 2005, including Wood River and BPL Transportation product deliveries, in barrels, were as follows:

	Year Ended December 31,
	2003	2004	2005
	(Average Barrels Per Day)
Product:
Gasoline	578,800	609,000	721,200
Distillate	285,400	293,000	323,600
Turbine Fuel	248,500	273,100	319,600
LPG's	19,100	21,100	16,300
Other	4,600	4,400	4,700

Total	1,136,400	1,200,600	1,385,400

          During the three months in 2004 that Buckeye owned the Wood River pipeline system, volumes on the Wood River pipeline system averaged 196,000 barrels per day. Volumes on all of Buckeye's other pipelines (i.e., excluding the Wood River pipeline system) averaged 1,151,400 barrels per day for 2004.

          During the approximate eight months in 2005 that Buckeye owned the BPL Transportation pipeline system, volumes on the BPL Transportation pipeline system averaged 74,400 barrels per day. Volumes on all of Buckeye's other pipelines (i.e., excluding the BPL Transportation pipeline system) averaged 1,335,800 barrels per day for 2005.

  Terminalling and Storage

          Terminalling and Storage revenue of $68.8 million in 2005 increased by $42.5 million from the comparable period in 2004.

          The terminals acquired from Shell on October 1, 2004 (the "Shell Terminals") generated terminalling and storage revenues of $48.9 million in 2005. This was $39.7 million greater than the terminalling and storage revenues generated by the Shell terminals during the three months they were owned by Buckeye in 2004. The terminals acquired from ExxonMobil on May 5, 2005 (the "ExxonMobil Terminals") generated terminalling and storage revenues of $3.9 million in 2005.

          Terminalling and Storage revenues at other facilities owned by Buckeye were $16.0 million in 2005, a decline of $1.1 million from 2004. The decline in revenue resulted from a decrease in throughput charges of $1.8 million that was partially offset by a $0.7 million increase in rent and incidental charges.

          Average daily throughput for the refined products terminals for the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year Ended December 31,
	2003	2004	2005
	(Average Barrels Per Day)
Refined products throughput	73,000	160,900	419,200

  Other Operations

          Revenue from Other Operations of $32.8 million for the year ended December 31, 2005 decreased by $0.4 million from the comparable period in 2004. Revenues from other operating activities include revenue from pipeline construction activities of $12.0 million, contract operating services of $14.2 million and rental revenues of $6.6 million.

  Operating Expenses

          Costs and expenses for the years ended December 31, 2003, 2004 and 2005 were as follows:

	Operating Expenses
	2003	2004	2005
	(in thousands)
Payroll and payroll benefits	$63,811	$71,481	$82,725
Depreciation and amortization	17,960	21,546	32,408
Operating power	21,899	22,976	26,240
Outside services	17,831	18,921	22,510
Property and other taxes	10,437	13,316	16,802
Construction management	—	12,287	8,932
All other	35,512	47,163	62,960

Total	$167,450	$207,690	$252,577

          Payroll and payroll benefits costs were $82.7 million in 2005, an increase of $11.2 million over 2004. Of this increase, approximately $7.4 million, which represent payroll and payroll benefit costs for the first nine months of 2005, is related to employees added as a result of the acquisition of the Midwest Pipelines and Terminals on October 1, 2004. Employees hired in connection with the acquisition of the Northeast Pipelines and Terminals added $2.0 million of payroll and payroll benefits costs. Of the remaining increase, approximately $3.1 million resulted from increases in wage rates in 2005 compared to 2004, which was partially offset by a decrease in ESOP related expenses of $1.8 million.

          Depreciation and amortization expense of $32.4 million increased by $10.9 million in 2005 over 2004. Depreciation related to the Midwest Pipelines and Terminals for the first nine months of 2005 was $7.6 million. The Northeast Pipelines and Terminals added $2.3 million of depreciation expense in 2005. The remaining increase of $1.0 million resulted from Buckeye's ongoing maintenance and expansion capital program.

          Operating power, consisting primarily of electricity required to operate pumping facilities, was $26.2 million in 2005, an increase of $3.3 million over 2004. The Midwest Pipelines and Terminals added $2.3 million in operating power costs from January 1 through September 30, 2005, and the Northeast Pipelines and Terminals added $1.7 million in operating power costs from the date of acquisition in May 2005. Increases in operating power costs that resulted from the acquisitions of the Midwest Pipelines and Terminals and Northeast Pipelines and Terminals were partially offset by a decrease of $0.8 million at BGC related to the loss of an operations and maintenance contract with a third party in 2004.

          Outside services costs, consisting principally of third-party contract services for maintenance activities, were $22.5 million, an increase of $3.6 million over 2004. Outside services costs related to the Midwest Pipelines and Terminals and Northeast Pipelines and Terminals were $4.5 million for the first nine months of 2005 and $0.8 million, respectively. The increases were partially offset by a decrease of $0.8 million at BGC due to the loss of an operating contract in 2004. The remaining difference is a result of timing of maintenance projects conducted by Buckeye.

          Property and other taxes were $16.8 million in 2005, an increase of $3.5 million over 2004. Property and other taxes related to the Midwest Pipelines and Terminals were $1.9 million for the first nine months in 2005. The Northeast Pipelines and Terminals added $1.3 million of property and other taxes since its date of acquisition in May 2005. Of the remaining increase, Buckeye experienced higher real property tax assessments in several states.

          Construction management costs were $8.9 million in 2005, a decrease from the prior year by $3.4 million. The decrease in construction management costs is a result of the completion of a major construction contract with a chemical company which began in 2004 and was completed in the first quarter of 2005.

          All other costs were $62.9 million in 2005 compared to $47.2 million in 2004, an increase of $15.7 million. Other costs related to the Midwest Pipelines and Terminals during the first nine months of 2005 and Northeast Pipelines and Terminals since their acquisition in May 2005 added $7.1 million and $3.8 million, respectively. Buckeye experienced an increase of $3.5 million in costs related to a product supply arrangement over such costs in 2004. Casualty losses, net of the Midwest Pipelines and Terminals and Northeast Pipelines and Terminals, increased by $1.1 million primarily as a result of pipeline and terminal product releases in 2005.

          Costs and expenses by segment for the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Total costs and expenses:
Pipeline Operations	$137,797	$164,289	$185,303
Terminalling and Storage	11,397	14,924	40,784
Other Operations	18,256	28,477	26,490

Total	$167,450	$207,690	$252,577

          Total other income (expenses) for the years ended December 31, 2003, 2004 and 2005 were as follows:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Investment income	$645	$436	$884
Interest and debt expense	(27,704)	(37,968)	(55,366)
Premium paid on retirement of debt	(45,464)	(3,531)	—

Total	$(72,523)	$(41,063)	$(54,482)

Equity income	$3,215	$5,677	$5,303

          Other income (expenses) was a net expense of $54.5 million in 2005, compared to a net expense of $41.1 million in 2004. Investment income in 2005 was consistent with investment and equity income generated in 2004.

          We incurred interest and debt expense of $55.4 million in 2005 compared to interest expense of $38.0 million incurred in 2004, which is an increase of $17.4 million. We incurred additional interest and debt expense in 2005 compared to 2004 due to an increase in the amounts outstanding under our Senior Secured Credit Facility. Approximately $11.3 million of the interest expense incurred in 2005 related to Buckeye's 5.30% Notes due 2014, which were issued in October 2004 in connection with the acquisition of the Midwest Pipelines and Terminals. Buckeye incurred approximately $3.2 million in interest expense related to the 5.125% Notes due 2017, which were issued in June 2005 primarily in connection with the acquisition of the Northeast Pipelines and Terminals. Interest expense was reduced by $2.6 million in 2004 as a result of Buckeye's interest rate swap in effect until December 2004. Increases in interest expense in 2005 were partially offset by an increase in capitalized interest which is due to an increase in the number of capital projects in 2005.

          In 2004, we expensed $3.5 million of deferred financing costs related to our prior credit facility. Such expense was not incurred during 2005.

          Equity income in 2005 of $5.3 million was consistent with equity income generated in 2004.

2004 Compared to 2003

          Total revenues for the year ended December 31, 2004 were $323.5 million, $50.6 million or 18.5% greater than revenue of $272.9 million in 2003.

  Pipeline Operations

          Revenue from Pipeline Operations was $264.0 million in 2004 compared to $234.0 million in 2003. The increase of $30.0 million in Pipeline Operations revenue was primarily the result of:

  •
  Wood River transportation revenue of $8.4 million;

  •
  a 2.8% average tariff rate increase effective May 1, 2004 and a 2.4% average tariff increase effective May 1, 2003;

  •
  a 3.0% increase, net of Wood River, in gasoline transportation revenue of $3.6 million on a 0.2% decrease in gasoline volumes delivered;

  •
  a 7.5% increase, net of Wood River, in jet fuel transportation revenue of $2.9 million with a 5.2% increase in jet fuel volumes delivered. Deliveries to New York City (LaGuardia, JFK and Newark) airports increased by 8.4% but were partially offset by a 16.9% decline in deliveries to the Pittsburgh Airport due to US Airways' schedule reductions and a 55.0% decline in deliveries to Ludlow Air Force Base;

  •
  a 2.0% increase, net of Wood River, in distillate transportation revenue of $1.3 million on a 0.4% increase in distillate volumes delivered;

  •
  a 25.0% increase in LPG transportation revenue of $0.9 million on a 10.8% increase in LPG volumes delivered; and

  •
  an increase of $7.5 million related to a product supply arrangement and certain refined products pipeline maintenance services being recorded on a gross basis rather than the net-of-cost basis previously used.

  Terminalling and Storage

          Terminalling and Storage and rental revenues of $26.4 million in 2004 increased by $11.0 million from the comparable period in 2003. Of this increase, $9.2 million related to throughput revenue generated by the terminals acquired from Shell on October 1, 2004. The remaining increase of $1.8 million was primarily due to increases in rent and incidental revenues.

  Other Operations

          Contract operations revenue of $33.2 million for the year ended December 31, 2004 increased by $9.6 million from the comparable period in 2003. Revenue from pipeline construction activities increased by $12.7 million in 2004, due to a new contract, but was partially offset by a decline in contract operation service revenue of $3.2 million which resulted from the loss of an operations and maintenance contract with a third party.

  Operating Expenses

          Payroll and payroll benefits costs were $71.5 million in 2004, an increase of $7.7 million over 2003. Of this increase, approximately $3.9 million is related to employees added as a result of the acquisition of the Midwest Pipelines and Terminals on October 1, 2004. Buckeye hired approximately 104 employees in 2004, most of whom previously worked for Shell primarily on the Midwest Pipelines and Terminals. The employees were hired as employees of Services Company. Of the remaining increase of $3.8 million of payroll costs in 2004, approximately $1.2 million resulted from Buckeye recording expenses from operation services contracts on a gross basis, rather than the net-of-cost basis previously used. The balance of the increase resulted principally from increases in wage rates in 2004 compared to 2003, as well as increased employee benefits (principally related to retiree medical costs), partially offset by increased salaries and wages capitalized as part of maintenance and expansion capital projects.

          Depreciation and amortization expense of $21.5 million increased by $3.6 million in 2004 over 2003. Depreciation related to the Midwest Pipelines and Terminals was $2.5 million. The remaining increase of $1.1 million resulted from Buckeye's ongoing maintenance and expansion capital program.

          Operating power, consisting primarily of electricity required to operate pumping facilities, was $23.0 million in 2004, an increase of $1.1 million over 2003. The Midwest Pipelines and Terminals added $0.7 million in operating power costs from the date of their acquisition on October 1, 2004. Of the remaining increase of $0.4 million in operating power costs, increases at Buckeye and Laurel of $1.4 million (related to higher volumes) were partially offset by a decrease of $1.0 million at BGC related to the loss of an operations and maintenance contract with a third party in 2004.

          Outside services costs, consisting principally of third-party contract services for maintenance activities, were $18.9 million, an increase of $1.1 million over 2003. Outside services costs related to the Midwest Pipelines and Terminals were $1.6 million. Pipeline and terminals operations added approximately $0.7 million related to ongoing maintenance activities, which were more than offset by reductions of $1.2 million at BGC that resulted from the loss of an operations and maintenance contract with a third party in 2004.

          Property and other taxes were $13.3 million in 2004, an increase of $2.9 million over 2003. Property and other taxes related to the Midwest Pipelines and Terminals were $0.6 million. Of the remaining increases of $2.3 million, Buckeye experienced higher real property tax assessments in several states.

          Construction management costs were $12.3 million in 2004 as a result of a significant construction contract with a major chemical company. Construction management costs were minimal in 2003.

          All other costs were $47.2 million in 2004 compared to $35.5 million in 2003, an increase of $11.7 million. Of this increase, $3.7 million resulted from recording certain expenses on a gross basis compared to the net-of-cost basis previously used, including fuel purchases by WesPac Reno ($3.0 million) and costs related to an operation services contract ($0.7 million). Other costs related to the Midwest Pipelines and Terminals added $2.3 million. Casualty losses increased by

$1.4 million in 2004 primarily as a result of pipeline and terminal releases. In addition, in August 2004, BGC elected to be treated as a corporation for Federal income tax purposes. Buckeye accrued $0.5 million, included in operating expenses, related to these income taxes incurred during the period after BGC elected to be treated as a corporation for Federal income tax purposes. Professional fees increased by $2.2 million, principally associated with Sarbanes-Oxley compliance and restructuring of certain agreements between Buckeye GP and its owners and Buckeye. The remainder of the increases related to various other pipeline operating costs.

          Other income (expense) was a net expense of $41.1 million in 2004 compared to net expense of $72.5 million in 2003.

          Investment income of $0.4 million in 2004 was consistent with investment income generated in 2003.

          Interest and debt expense in 2004 increased by $10.3 million over 2003. We incurred $2.9 million of interest related to our Senior Secured Credit Facility, which was entered into in May 2004. Buckeye incurred approximately $3.3 million in interest related to its 5.30% Notes due 2014 which were issued in October 2004 in connection with the acquisition of the Midwest Pipelines and Terminals. The balance of the increase in interest expense resulted from higher average balances outstanding on Buckeye's 5-year revolving line of credit in the second half of 2004 compared to 2003, a portion of which was related to the acquisition of the Midwest Pipelines and Terminals.

          In 2004, we expensed $3.5 million of deferred financing costs related to our prior credit facility. In 2003, Buckeye paid a yield maintenance premium of $45.5 million on the retirement of the $240 million Senior Notes of Buckeye.

          Equity income in 2004 of $5.7 million increased by $2.5 million over 2003, which resulted from a full year's investment income from West Texas LPG Pipeline, L.P. ("WTP") compared to five months of such investment income in 2003 (Buckeye's 20% interest in WTP was acquired in August 2003) and increased earnings from Buckeye's ownership interest in West Shore.

Liquidity and Capital Resources

          Our primary objective is to increase our cash available for distribution to our unitholders by actively assisting Buckeye in executing its business strategy. We intend to support Buckeye in the implementation of its business strategy by assisting Buckeye in identifying, evaluating and pursuing growth opportunities.

  Capital Requirements

          Historically, our only capital requirement has been the debt service related to our indebtedness. This indebtedness includes the $100 million term loan used to fund part of the acquisition price of our predecessor, Glenmoor, in May 2004, our $180 million Senior Secured Credit Facility, which was used to repay the $100 million term loan and to make a distribution to our equity owners, and the indebtedness of our Predecessor. As discussed previously, we will pay off the balance our Senior Secured Credit Facility, approximately $169.0 million at April 19, 2006, with the proceeds of this offering. Otherwise, we have no capital requirements other than those of Buckeye. Buckeye's primary future capital requirements will consist of:

  •
  maintenance and capital expenditures to maintain the integrity and expand the capabilities of its existing pipelines and terminals;

  •
  expenditures for acquisitions to complement its existing asset base or provide entry into new markets; and

  •
  debt service requirements.

  Liquidity

          Our primary cash-generating asset is our ownership interest in Buckeye's general partner, which owns (i) general partner units, or GP Units, in Buckeye, (ii) approximate one percent general partner interests in Buckeye's subsidiary operating partnerships, and (iii) the incentive distribution rights in Buckeye. Our cash flow is, therefore, directly dependent upon the ability of Buckeye to make cash distributions to its partners. The actual amount of cash that Buckeye will have available for distribution will depend primarily on its ability to generate cash beyond its working capital requirements. Buckeye's primary future sources of liquidity are:

  •
  operating cash flow;

  •
  proceeds from borrowings under its credit facility; and

  •
  proceeds from the issuance of LP units.

          As it has for the years 2003, 2004 and 2005, we believe that Buckeye's cash generated from operations will be sufficient to meet expected maintenance and capital expenditures for 2006.

          Consistent with past practice, we expect that Buckeye's expenditures for acquisitions will be financed with borrowings under its credit facility, issuance of additional LP units or debt securities or a combination thereof. A discussion of Buckeye's credit facility and financing transactions follows:

          On August 6, 2004, Buckeye entered into a $400 million 5-year revolving credit facility. The credit facility contains a one-time expansion feature to $550 million subject to certain conditions. It matures on August 6, 2009. At December 31, 2005, Buckeye had $348.7 million available under its credit facility.

          Buckeye's financial strategy is to maintain an investment-grade credit rating, which involves, among other things, the issuance of additional LP units in connection with its acquisitions and internal growth activities in order to maintain financial ratios, including total debt to total capital, acceptable to Buckeye. Since 2003, Buckeye has issued LP units in registered offerings raising approximately $439.3 million in net proceeds in support of its acquisition and growth strategies. Buckeye may issue additional LP units in the future to fund acquisitions and internal growth activities, market conditions permitting. Buckeye is subject, however, to changes in the equity markets for its LP units, and there can be no assurance that Buckeye will be able or willing to access the public or private markets for its LP units in the future. If Buckeye were unable or unwilling to issue additional LP units, Buckeye would be required to either restrict potential future acquisitions or pursue debt or other equity financing alternatives, some of which could involve higher costs.

  Debt

          At December 31, 2005, we and our subsidiaries, together with Buckeye and Services Company, had outstanding approximately $1.1 billion face amount of debt as summarized below.

  Buckeye GP Holdings L.P.

          As described previously, we have a Senior Secured Credit Facility (the "Term Loan") with a consortium of financial institutions arranged by Goldman Sachs Credit Partners. Borrowings under the Term Loan are guaranteed by MainLine Sub LLC. The Term Loan can be prepaid in whole or in part at any time after December 17, 2005 without penalty. Any amounts prepaid prior to December 17, 2005 were subject to a 1% prepayment penalty on amounts prepaid. We may borrow up to an additional $35 million under the Term Loan on or before December 17, 2007 subject to certain provisions.

          Borrowings under the Term Loan bear interest under one of two rate options, selected by us, equal to either (i) the greater of (a) the federal funds rate plus one half of one percent and (b) the prime interest rate or (ii) the London Interbank Offered Rate ("LIBOR") plus an applicable margin. The applicable margin, which was 2.375% at December 31, 2005, is determined based upon an interest coverage ratio defined in the loan agreement. The applicable margin will be 2.375% when the interest rate coverage ratio is less than 4.0 to 1 and 2.00% in periods in which the interest coverage ratio is greater than 4.0 to 1. At December 31, 2005, the interest rate under the Term Loan was 6.8763%.

          We are required to maintain an interest coverage ratio, as defined in the Term Loan agreement, of 1.75 to 1 for each fiscal quarter. The Term Loan also contains a requirement that we maintain an interest expense reserve account in the amount of the anticipated interest payments for the next two quarterly periods, although failure to maintain such a balance is not an event of default under the Term Loan. At December 31, 2005, the amount on deposit in the interest expense reserve account was $5,117,000, compared to estimated interest in the next two quarters of $5,949,000.

          The Term Loan contains a provision, under which excess cash flow ("ECF"), which is generally defined in the Term Loan agreement as cash revenues less cash expenses along with interest, principal and other payments required under the Term Loan, is used to reduce outstanding principal under the loan. In any quarterly period in which the interest coverage ratio, as defined in the agreement, is less than 2.5 to 1, 100% of ECF is used to reduce outstanding principal. In any quarterly period in which the interest coverage ratio is greater than or equal to 2.5 to 1 but less than 3.5 to 1, 75% of ECF is used to reduce outstanding principal. In any quarterly period in which the interest coverage ratio is greater than or equal to 3.5 to 1 but less than 5.0 to 1, 50% of ECF is used to reduce outstanding principal. When interest coverage ratio is greater than or equal to 5.0 to 1, 25% of interest coverage ratio is used to reduce outstanding principal. At December 31, 2005, the interest coverage ratio was 2.0. The interest coverage ratio and ECF are determined using only amounts attributable to us, excluding amounts attributable to Buckeye and Services Company. Principal payments required, exclusive of ECF, are $1.8 million per year, payable quarterly.

          The balance outstanding under the Term Loan at December 31, 2005 was $173.2 million. The balance, approximately $169.0 million at April 17, 2006, will be paid off with the proceeds of this offering.

          We anticipate entering into a credit facility at the closing of this offering. The operating and financial restrictions and covenants in our credit facility, if any, and any future financing agreements could limit our ability to pay distributions in the event we are not in compliance with its terms. We have not obtained a commitment letter from any potential lenders for the credit facility. We will provide further disclosure with respect to the terms of the credit facility when they are determined.

  Services Company

          Services Company's debt consists of its 3.60% Senior Secured Notes (the "3.60% ESOP Notes") due March 28, 2011, payable by the ESOP to a third-party lender. The 3.60% ESOP Notes were issued May 4, 2004 in order to refinance Services Company's 7.24% Senior Secured Notes which were originally issued to purchase Services Company's common stock. The 3.60% ESOP Notes are secured by a pledge of Services Company's common stock and are guaranteed by Services Company. In addition, Buckeye has committed that, in the event that the value of Buckeye's LP units owned by Services Company falls below 125% of the balance payable under the 3.60% ESOP Notes, Buckeye will fund an escrow account with sufficient assets to bring the value of the total collateral (the value of the Services Company LP units and the escrow account)

up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of the Services Company's LP units returns to an amount which exceeds the 125% minimum. At December 31, 2005, the value of Buckeye's LP units held by Services Company exceeded the 125% requirement. The balance outstanding on the 3.60% ESOP Notes at December 31, 2005 was $33.6 million.

  Buckeye

          As described previously, Buckeye has a $400 million 5-year revolving credit facility (the "Credit Facility") with a syndicate of banks led by SunTrust Bank. The Credit Facility contains a one-time expansion feature to $550 million subject to certain conditions. Borrowings under the Credit Facility are guaranteed by certain of Buckeye's subsidiaries. The Credit Facility matures on August 6, 2009. At December 31, 2005, Buckeye had $50 million outstanding under the Credit Facility and another $1.3 million used for letters of credit.

          Borrowings under the Credit Facility bear interest under one of two rate options, selected by Buckeye, equal to either (i) the greater of (a) the federal funds rate plus one half of one percent and (b) SunTrust Bank's prime rate or (ii) the LIBOR plus an applicable margin. The applicable margin is determined based upon ratings assigned by Standard and Poors and Moody's Investor Services for Buckeye's senior unsecured non-credit enhanced long-term debt. The applicable margin, which was 0.5% at December 31, 2005, will increase during any period in which Buckeye's Funded Debt Ratio (described below) exceeds 5.25 to 1.0. At December 31, 2005, Buckeye had $50 million outstanding under the Credit Facility and the weighted average interest rate of borrowings under the Credit Facility was 5.85%, consisting of $30 million borrowed at a LIBOR rate of 4.91% and $20 million borrowed at the base rate of 7.25%.

          The Credit Facility contains covenants and provisions which affect Buckeye including covenants and provisions that:

  •
  Restrict Buckeye and certain of its subsidiaries' ability to incur additional indebtedness based on certain ratios described below;

  •
  Prohibit Buckeye and certain of its subsidiaries from creating or incurring certain liens on its property;

  •
  Prohibit Buckeye and certain of its subsidiaries from disposing of property material to its operations; and

  •
  Limit consolidations, mergers and asset transfers by Buckeye and certain of its subsidiaries.

          The Credit Facility requires that Buckeye and its subsidiaries maintain a maximum "Funded Debt Ratio" and a minimum "Fixed Charge Coverage Ratio." The Funded Debt Ratio equals the ratio of Buckeye's long-term debt (including the current portion, if any) to its earnings before interest, taxes, depreciation, depletion and amortization and incentive compensation payments to Buckeye GP ("Adjusted EBITDA") for the four preceding fiscal quarters. As of the end of any fiscal quarter, the Funded Debt Ratio may not exceed 4.75 to 1.00, subject to a provision for increases to 5.25 to 1.00 in connection with future acquisitions. At December 31, 2005, Buckeye's Funded Debt Ratio was 4.37 to 1.00. The Fixed Charge Coverage Ratio is defined as the ratio of Adjusted EBITDA for the four preceding fiscal quarters to the sum of payments for interest and principal on debt plus certain capital expenditures required for the ongoing maintenance and operation of Buckeye's assets. Buckeye is required to maintain a Fixed Charge Coverage Ratio of greater than 1.25 to 1.00 as of the end of any fiscal quarter. As of December 31, 2005, Buckeye's Fixed Charge Coverage Ratio was 2.98 to 1.00.

          At December 31, 2005, Buckeye was in compliance with the remainder of its covenants under the Credit Facility.

          In January 2006, Buckeye borrowed $93 million under the Credit Facility in order to fund the acquisitions of a terminal in Niles, Michigan and a natural gas liquids pipeline located in Colorado and Kansas.

          Finally, at December 31, 2005, Buckeye also had outstanding $850 million of long-term debt consisting of:

  •
  $300 million aggregate principal amount of 4.625% Notes due 2013 (the "4.625% Notes"),

  •
  $275 million aggregate principal amount of 5.30% Notes due 2014 (the "5.30% Notes"),

  •
  $150 million aggregate principal amount of 6.75% Notes due 2033 (the "6.75% Notes"), and

  •
  $125 million aggregate principal amount of 5.125% Notes due 2017 (the "5.125% Notes").

  Cash Flows from Operations

          The components of cash flows from operations for the years ended December 31, 2003, 2004 and 2005 are as follows:

	Year Ended December 31,
	2003	2004	2005
	(in thousands)
Net income	$13,606	$2,327	$6,986
Premium paid on retirement of long-term debt	45,464	3,531	—
Value of ESOP shares released	6,654	7,148	5,012
Depreciation and amortization	17,960	21,546	32,408
Non-controlling interest	22,583	78,140	99,704
Changes in current assets and liabilities	6,665	(13,758)	(979)
Changes in other assets and liabilities	2,740	5,272	5,832
Other	28	(179)	1,974

Total	$115,700	$104,027	$150,937

          Cash flows from operations were $150.9 million in 2005, compared to $104.0 million in 2004, an increase of $46.9 million. The reasons for the increase were an increase in net income, an increase in depreciation and amortization of $10.9 million (a non-cash expense), an increase in non-controlling interest, and a decrease in working capital, which were partially offset by the premium paid on retirement of long-term debt that occurred in 2004 that did not recur in 2005. Net income in 2005 increased by $4.7 million over net income in 2004, which is a result of an increase in incentive distributions offset by an increase in interest expense and the premium paid on the retirement of long-term debt of $3.5 million. Depreciation and amortization increased by $10.9 million as a result of the inclusion of the Midwest Pipelines and Terminals for twelve months in 2005 compared to three months in 2004, as well as the addition of the Northeast Pipelines and Terminals in May 2005, along with ongoing capital additions. Also, in 2004 we experienced a $13.8 million increase in working capital resulting from the operations Buckeye acquired with the Midwest Pipelines and Terminals which was not repeated in 2005 (working capital increased by $1.0 million). In 2005, increases in trade and other receivables of $6.4 million and construction and pipeline relocation receivables of $1.2 million (related to timing of pipeline billings) were principally offset by a reduction in prepaid and other current assets of $5.6 million and an increase in accounts payable and accrued liabilities of $1.6 million. In 2004, trade receivables increased by $15.4 million and construction receivables increased by $4.4 million. The increase in trade receivables was related to increased outstanding billings related primarily to the terminal assets acquired as part of the Midwest Pipelines and Terminals. In connection with terminal revenue, Buckeye bills on a monthly basis, compared to the weekly basis used in pipeline billings. Construction and pipeline relocation receivables increased in 2004 due to an increase in construction activity in the fourth quarter. Prepaid and other current assets increased by $4.3 million in 2004, principally related to Buckeye's insurance receivables associated with environmental claims. Partially offsetting these reductions in 2004 cash from operations were increases in accounts payable of $1.9 million and accrued and other current liabilities of $8.7 million. The 2004 increase in accrued and other current liabilities resulted from an increase in accrued interest payable related to the timing of the semi-annual interest payments due on Buckeye's 5.30% Notes issued in October 2004 and an increase in Buckeye's accrued environmental liabilities offset by a reduction in amounts accrued for Buckeye defined benefit plan.

          Cash flows from operations were $104.0 million in 2004 compared to $115.7 million in 2003, a decrease of $11.7 million. The reasons for the decrease were decreases in net income and the premium paid on long term debt in 2004 as compared to 2003 and the 2004 increase in working capital of $13.8 million described above compared to a decrease in working capital of $6.7 million in 2003. In 2003, an increase in prepaid and other current assets of $10.2 million was more than offset by increases in accounts payable of $6.2 million and accrued and other current liabilities of $12.0 million. During 2003 trade receivables balances were essentially unchanged. In 2003, accounts payable increased by $6.2 million mostly due to certain insurance amounts payable at year-end. Accrued and other liabilities increased in 2003 by $12.0 million principally due to an increase in accrued interest related to the timing of the semi-annual interest payments due on Buckeye's 4.625% and 6.75% Notes. These changes more than offset the increases in non-controlling interest of $55.6 million and depreciation and amortization of $3.6 million.

  Cash Flows from Investing Activities

          Net cash used in investing activities for the years ended December 31, 2003, 2004 and 2005 are as follows:

	Year Ended December 31,
	2003	2004	2005
	(in millions)
Capital expenditures	$42.3	$72.8	$77.8
Acquisitions and equity investments	36.0	761.0	210.2
Other	(18.9)	(3.2)	3.2

Total	$59.4	$830.6	$291.2

          In 2005, cash used for acquisitions and equity investments consisted of the Northeast Pipelines and Terminals ($176.3 million), with the balance expended in connection with a terminal acquisition in Taylor, Michigan, a deposit for a natural gas liquids pipeline acquired in January 2006, the acquisition of an ammonia pipeline located near Houston, Texas and the acquisition of the remainder of the membership interests in WesPac-Reno LLC. In 2004, acquisitions and equity investments consisted of the acquisition of the Midwest Pipelines and Terminals and our acquisition of our Predecessor. In 2003, Buckeye invested $36.0 million for a 20% interest in West Texas LPG Pipeline Limited Partnership ($28.5 million) and an additional 7% interest in West Shore Pipe Line Company ($7.5 million). Our Predecessor also sold $18.0 million of short term investments in 2003.

          In addition, in December 2005, Buckeye acquired an approximately 26-mile pipeline and a 40% interest in Muskegon Pipeline LLC ("Muskegon"). Muskegon owns an approximately 170-mile pipeline which extends from Griffith, Indiana to Muskegon, Michigan (together with the 26-mile pipeline, the "Pipeline Interests"). The Pipeline Interests were acquired in exchange for consideration that included capacity lease agreements (with purchase options) related to one of Buckeye's pipelines and a terminal. Buckeye has recorded the Pipeline Interests at their estimated fair values of $20.1 million, with $4.8 million allocated to the 26-mile pipeline and $15.3 million allocated to the 40% interest in Muskegon.

          Since January 1, 2006, cash used for acquisitions and equity investments has consisted of approximately $79.3 million for the balance of the purchase price for the natural gas liquids pipeline acquired by Buckeye Pipe Lines LLC ("Buckeye NGL") and approximately $13.0 million for the acquisition of a refined petroleum products terminal located in Niles, Michigan.

          Capital expenditures are summarized below:

	Year Ended December 31,
	2003	2004	2005
	(in millions)
Sustaining capital expenditures:
Operating infrastructure	$9.5	$11.0	$12.9
Pipeline and tank integrity	18.9	21.8	10.5

Total sustaining	28.4	32.8	23.4
Expansion and cost reduction	13.9	40.0	54.4

Total	$42.3	$72.8	$77.8

          During 2005, our capital expenditures of $77.8 million increased by $5.0 million from $72.8 million in 2004. In 2005, sustaining capital expenditures decreased by $9.4 million to $23.4 million principally as a result of a reduction in pipeline and tank integrity capital expenditures of $11.3 million, which was only partially offset by an increase in operating infrastructure expenditures of $1.9 million. The reduction in pipeline and tank integrity expenditures occurred because (1) Buckeye completed much of the integrity work required, including electronic internal inspections, other integrity expenditures and associated repairs and improvements, as part of its comprehensive plan to comply with legal requirements and to improve the reliability of Buckeye's pipelines and terminals and (2) an increasing amount of Buckeye's integrity expenditures were charged to expense in 2005 compared to 2004.

          As discussed under "—Critical Accounting Policies and Estimates," until December 31, 2005, Buckeye's initial integrity expenditures have been capitalized as part of pipeline cost when such expenditures improve or extend the life of the pipeline or related assets. Subsequent integrity expenditures have been expensed as incurred. In 2005, approximately $3.0 million of integrity expenditures were expensed, compared to $0.9 million in 2004. As of January 1, 2006, Buckeye will begin charging all internal inspection integrity expenditures to expense, whether or not such expenditures are the initial or subsequent internal inspection. Buckeye expects to charge $7 million to $10 million of internal integrity expenditures to expense in 2006.

          Operating infrastructure expenditures increased to $12.9 million principally as a result of $5.3 million of integration expenditures undertaken in connection with the acquisition of the Midwest Pipelines and Terminals in October 2004 and the acquisition of the Northeast Pipelines and Terminals in May 2005. Buckeye does not anticipate significant capital expenditures related to the integration of these assets in 2006.

          Expansion and cost reduction capital expenditures were $54.4 million in 2005, an increase of $14.4 million from $40.0 million in 2004. The majority of these expenditures related to two major projects. During 2005, Buckeye expended $33.7 million on an approximately 11-mile pipeline and associated terminal to serve Federal Express at the Memphis International Airport. This project is being implemented by WesPac Pipelines-Memphis, LLC, a 75%-owned affiliate of Buckeye. The pipeline and terminal construction project is supported by a long-term throughput and deficiency agreement entered into between WesPac Pipelines-Memphis, LLC and Federal Express. The project is expected to be commissioned and enter commercial service in the first quarter of 2006. In 2004, approximately $10.3 million was expended in connection with this project. Also in 2005, Buckeye expended approximately $9.3 million to complete a major expansion of its Laurel pipeline across Pennsylvania. The project involved the construction of two new pump stations, and the expansion of an existing pump station at Macungie, Pennsylvania, and increased the capacity of the Laurel pipeline by approximately 17%. In 2004, approximately $11.0 million was expended in connection with this project. The remaining $11.4 million of expansion and cost reduction capital expended in 2005 related to various other projects including a butane blending project associated with Buckeye's Macungie, Pennsylvania station. In 2004, Buckeye expended approximately $12.8 million to complete the replacement of approximately 45 miles of pipeline in the Midwest between Lima, Ohio and Huntington, Indiana. The pipeline replacement project improved the reliability of the pipeline and expanded its capacity.

          During 2004, our capital expenditures of $72.8 million increased by $30.5 million from 2003. During 2004, Buckeye's sustaining capital expenditures of $32.8 million increased by $4.4 million over 2003. In 2004 and 2003, Buckeye continued to emphasize its pipeline and tank integrity projects, including electronic internal inspections and other integrity assessments and associated repairs, as part of its comprehensive program to comply with legal requirements and to improve the reliability of its pipelines and terminals.

          Expansion and cost reduction expenditures of $39.8 million increased by $26.1 million in 2004 over 2003. These expenditures related primarily to three projects. The first project, which commenced in 2003, involved the replacement of approximately 45 miles of pipeline in the Midwest between Lima, Ohio and Huntington, Indiana, for which approximately $12.8 million was expended in 2004. The remaining projects, which are mentioned above, included the Laurel pipeline expansion and the 11-mile pipeline and associated terminal construction project serving Federal Express at the Memphis International Airport.

          Total capital expenditures among our three operating segments were as follows:

	Year Ended December 31,
	2003	2004	2005
	(in millions)
Pipeline Operations	$34.8	$67.3	$70.3
Terminalling and Storage	2.6	3.6	7.0
Other Operations	4.8	1.8	0.5
Consolidating level	0.1	0.1	—

Total	$42.3	$72.8	$77.8

          Buckeye expects to spend approximately $80 million in capital expenditures in 2006, of which approximately $30 million is expected to relate to sustaining capital expenditures and $50 million is expected to relate to expansion and cost reduction projects. Sustaining capital expenditures include renewals and replacement of tank floors and roofs, upgrades to station and terminalling equipment, field instrumentation and cathodic protection systems.

          Expansion and cost reduction expenditures include projects to facilitate increased pipeline volumes, extend the pipeline incrementally to new facilities, expand terminal facilities or improve the efficiency of operations. Among the projects expected to be substantially completed in 2006 are a pipeline connection from a propane storage facility in Illinois to the Wood River pipeline system and the acquisition of a terminal in Indiana expected to enhance pipeline volumes on the Wood River pipeline system.

  Cash Flows from Financing Activities

          Primarily to fund its acquisition and internal growth opportunities (including the May 2005 acquisition of the Northeast Pipelines and Terminals and the October 2004 acquisition of the Midwest Pipelines and Terminals), Buckeye issued debt and equity securities in each of 2003, 2004 and 2005, and borrowed amounts under the Credit Facility (portions of which were repaid with the proceeds from the issuance of debt and equity securities).

          Our and Buckeye's financing transactions are summarized below.

  Debt proceeds and payments

          On June 30, 2005, Buckeye sold $125 million aggregate principal of its 5.125% Notes due July 1, 2017 in an underwritten public offering. Proceeds from the note offering, after underwriters' fees and expenses, were approximately $123.5 million. Proceeds from the offering were used in part to repay $122.0 million that was outstanding under the Credit Facility.

          In December 2004, we entered into the Term Loan for $180 million which replaced our $100 million Senior Secured Credit Facility (the "Prior Credit Facility") that was entered into on May 4, 2004 in order to fund part of the acquisition of the Predecessor. The proceeds from the Term Loan were used to refund the amounts outstanding under the Prior Credit Facility and pay a distribution to the our partners of $80 million.

          On October 1, 2004, in connection with the acquisition of the Midwest Pipelines and Terminals, Buckeye borrowed a total of $490.0 million, consisting of $300.0 million under a 364-day interim loan (the "Interim Loan") and $190.0 million under the Credit Facility. On October 12, 2004, Buckeye sold $275.0 million aggregate principal amount of its 5.30% Notes due 2014 in an underwritten public offering. Proceeds from the note offering, after underwriter's discount and commissions, were approximately $272.1 million. Proceeds from the note offering, together with additional borrowings under the Credit Facility, were used to repay the Interim Loan.

          On July 7, 2003, Buckeye sold $300 million aggregate principal amount of its 4.625% Notes due 2013 in an underwritten public offering. Proceeds from the note offering, after underwriters' fees and expenses, were approximately $296.4 million. On August 14, 2003, Buckeye sold $150 million aggregate principal amount of its 6.750% Notes due 2033 in a Rule 144A offering. The Notes were subsequently exchanged for equivalent notes which are publicly traded. Proceeds from the note offering, after underwriters' fees and expenses, were approximately $148.1 million. Proceeds from these offerings were used in part to repay all amounts then outstanding under Buckeye's prior credit facility and to repay the Buckeye $240 million Senior Notes and applicable yield maintenance premium of $45.5 million.

          In connection with the repayment of the $240 million Senior Notes, Buckeye was required to pay a yield maintenance premium of $45.5 million. The yield maintenance premium was charged to expense in 2003 in the consolidated financial statements.

          In addition to the above, Buckeye borrowed $24 million, $320 million and $250 million, and repaid $189 million, $247 million and $273 million under the Credit Facility or its prior credit facilities in 2003, 2004 and 2005, respectively.

          Payments on the Term Loan were approximately $6.8 million in 2005. Payments on Services Company's ESOP Notes were $4.4 million and $5.6 million in 2003 and 2005, respectively. In 2004 the ESOP Notes were refinanced from an interest rate of 7.24% to a rate of 3.60%. Payments in 2004 consisted of $49.3 million: $42 million to retire the previous notes, $2.1 million incurred as debt retirement fee on the transaction and ongoing principal payments of $5.2 million. The original proceeds from the previous notes were used to purchase Services Company's common stock.

  Equity issuances

          On March 7, 2006, Buckeye issued 1.5 million LP units in an underwritten public offering at $44.22 per LP unit. Proceeds from the offering, after underwriter's discount of $1.45 per LP unit and offering expenses, were approximately $64.2 million. Proceeds from the offering were used to reduce amounts outstanding under Buckeye's Credit Facility.

          On May 17, 2005, Buckeye issued 2.5 million LP units in an underwritten public offering at $45.20 per LP unit. Proceeds from the offering, after underwriters' discount of $1.80 per LP unit and offering expenses, were approximately $108.4 million. Proceeds from the offering were used in part to repay $108 million that was outstanding under Buckeye's Credit Facility.

          On February 7, 2005, Buckeye issued 1.1 million LP units in an underwritten public offering at $45.00 per LP unit. Proceeds from the offering, after underwriters' discount of $1.46 per LP unit and offering expenses, were approximately $47.7 million. Proceeds from the offering were used to reduce amounts outstanding under Buckeye's Credit Facility and to fund Buckeye's expansion and cost reduction capital expenditures.

          On October 19, 2004, Buckeye issued 5.5 million LP units in an underwritten public offering at $42.50 per LP unit. Proceeds from the LP unit offering were approximately $223.3 million after underwriters' discount of $1.806 per LP unit and offering expenses and were used to reduce amounts outstanding under Buckeye's Credit Facility.

          On May 4, 2004, MainLine issued: (1) 14,595 Class A Units to MainLine Management LLC (formerly BPL Management LLC) for $14,595; (2) 134,985,405 Class A Units to Carlyle/Riverstone BPL Holdings II, L.P. for $134,985,405; (3) 8,000,000 Class A Units to Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, David J. Martinelli, Susan Martinelli Shea and William H. Shea, Jr., Trustees F/B/O Susan Martinelli Shea for $8,000,000; (4) 1,400,000 Class A Units to Stephen C. Muther for $1,400,000; (5) 500,000 Class A Units to Brian K. Jury for $500,000; (6) 500,000 Class A Units to Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, David J. Martinelli and William H. Shea, Jr., Trustees F/B/O David Martinelli for $500,000; (7) 400,000 Class A Units to Eric A Gustafson for $400,000; and (8) 150,000 Class A Units to Robert A. Malecky for $150,000. Aggregate proceeds of approximately $145.95 million were used to purchase our predecessor, Glenmoor.

          On February 28, 2003, Buckeye issued 1,750,000 LP units in an underwritten public offering at $36.01 per LP unit. Net proceeds to Buckeye, after underwriters' discount of $1.62 per LP unit and offering costs, were approximately $59.9 million. The net proceeds were used to repay a portion of amounts outstanding under Buckeye's prior credit facility.

  Equity distributions and proceeds

          Distributions to non-controlling interest, consisting primarily of Buckeye's distributions to holders of its LP units, increased from $67.5 million in 2003 to $74.9 million in 2004 and to $97.8 million in 2005. Distributions in 2005 increased over 2004 as a result of increases in the unit distribution rate, the issuance of the 3.6 million LP units in 2005 and the payment of four quarters of distributions on the 5.5 million LP units issued in October 2004 compared to only one quarter in

2004. Distributions in 2004 increased over 2003 as a result of increases in the unit distribution rate and the issuance of the 5.5 million LP units in October 2004.

  Hedging activities:

          In accordance with requirements under the prior term loan, we purchased an interest rate cap from Goldman Sachs Capital Markets, L.P. on a notional amount of $50 million for $375,000. Under the interest rate cap, if the variable interest rate we paid on the prior term loan exceeded 5.0%, Goldman Sachs Capital Markets, L.P. would pay us the difference between the variable rate in effect on the $50 million notional amount and the capped rate. We did not designate the interest rate cap as a cash flow hedge and, accordingly, changes in value of the cap have been reflected in income. At December 31, 2004 and 2005, the value of the interest rate cap was $145,000 and $96,000, respectively. Accordingly, interest expense included $230,000 and $49,000 for the period May 4 to December 31, 2004 and the year ended December 31, 2005, respectively.

          In accordance with requirements under our current Term Loan, we entered into two interest rate swap agreements with Goldman Sachs Capital Markets, L.P. We designated these transactions as hedges of our cash flow risk associated with the Term Loan. The first agreement, which terminated on December 22, 2005, was for a notional amount of $172.8 million and called for us to receive floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.029%. The interest rate swap was effective December 22, 2004, the date of closing of the Term Loan, and terminated on December 22, 2005. The three-month LIBOR reset on dates that coincided with the reset dates for the variable interest rate of the Term Loan. The second agreement is for a notional amount of $86 million and calls for us to receive floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.853%. The agreement became effective on December 22, 2005 and will terminate December 22, 2007. During 2005, we entered into another interest rate swap agreement. This agreement is for a notional amount of $12 million and calls for us to receive floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 4.54%.

          In order to hedge a portion of its fair value risk related to the 4.625% Notes due 2013, on October 28, 2003 Buckeye entered into an interest rate swap agreement with a financial institution. The notional amount of the swap agreement was $100 million. The swap agreement called for Buckeye to receive fixed payments from the financial institution at a rate of 4.625% of the notional amount in exchange for floating rate payments from Buckeye based on the notional amount using a rate equal to the six-month LIBOR (determined in arrears) minus 0.28%. The swap agreement was scheduled to terminate on the maturity date of the 4.625% Notes and interest amounts under the swap agreement were payable semiannually on the same date as interest payments on the 4.625% Notes. Buckeye designated the swap agreement as a fair value hedge at the inception of the agreement and elected to use the short-cut method provided for in Statement of Financial Accounting Standards No. 133, which assumes no ineffectiveness will result from the use of the hedge.

          Buckeye terminated the interest rate swap agreement on December 8, 2004 and received proceeds of $2.0 million. Buckeye has deferred the $2.0 million gain as an adjustment to the fair value of the hedged portion of its debt and is amortizing the gain as a reduction of interest expense over the remaining life of the hedged debt. Interest expense was reduced by $2.6 million in 2004 and by $0.6 million in 2003 as a result of the interest rate swap agreement.

          For the period May 4 to December 31, 2004 and the year ended December 31, 2005, we had no ineffectiveness with respect to our cash flow hedges and, accordingly, no change in the fair value of the hedge has been reflected in net income. The fair value of the interest rate swap agreements was a non-current liability of $11,000 at December 31, 2004 and a non-current asset of $1.5 million at December 31, 2005. For the period May 4 to December 31, 2004, the interest rate swaps increased interest expense by $230,000. Interest expense was reduced by $0.4 million for the year ended December 31, 2005 as a result of the interest rate swaps. A 1% increase or decrease in LIBOR would increase or decrease annual interest expense by $1 million.

  Operating Leases

          We lease space in an office building and certain office equipment. Buckeye leases certain computing equipment and automobiles. Future minimum lease payments under these non-cancelable operating leases at December 31, 2005 were as follows: $888,000 for 2006, $435,000 for 2007, $305,000 for 2008 and none thereafter.

          Buckeye's operating subsidiaries lease certain land and rights-of-way. Minimum future lease payments for these leases as of December 31, 2005 are approximately $4.2 million for each of the next five years. Substantially all of these lease payments may be canceled at any time should the leased property no longer be required for operations.

          Rent expense under operating leases was $7,824,000, $8,477,000 and $8,740,000 for 2003, 2004 and 2005, respectively.

  Contractual Obligations

          Contractual obligations, as of December 31, 2005, are summarized in the following table:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(In thousands)
Debt	$1,105,584	$7,811	$15,926	$230,321	$851,526
Interest payable on fixed debt obligations	589,449	46,106	91,516	90,583	361,244
Acquisitions	92,300	92,300	—	—	—
Operating leases	1,628	888	740	—	—
Other long-term obligations	10,458	1,743	3,486	3,486	1,743
Rights-of-way payments	20,930	4,186	8,372	8,372	—
Purchase obligations	16,933	16,933	—	—	—

Total contractual cash obligations	$1,837,282	$169,967	$120,040	$332,762	$1,214,513

          Interest payable on fixed long-term debt obligations include semi-annual payments required for Buckeye's 4.625% Notes, 6.750% Notes, 5.30% Notes and 5.125% Notes. Amounts also include interest due under Services Company's ESOP Notes.

          We have not included interest or principal payments associated with Buckeye's Credit Facility and our Term Loan because we are unable to determine the interest rates that will apply to the interest payments and the principal amounts which will be outstanding during the respective periods.

          Amounts for acquisitions represent amounts for which Buckeye was contractually obligated to close, in January 2006, including a refined petroleum products terminal located in Niles, Michigan and a 350-mile natural gas liquids pipeline.

          Purchase obligations generally represent commitments for recurring operating expenses or capital projects.

          On March 1, 2006, an energy services agreement obligation of $10,458,000 was terminated as a result of Buckeye's purchase of the natural gas engines that were the source of the obligation.

          Services Company's obligations related to its pension and post-retirement benefit plans are discussed in Note 14 in the accompanying consolidated financial statements.

  Environmental Matters

          Buckeye's operating subsidiaries are subject to federal, state and local laws and regulations relating to the protection of the environment. These laws and regulations, as well as Buckeye's own standards relating to protection of the environment, cause the operating subsidiaries to incur current and ongoing operating and capital expenditures. Environmental expenses are incurred in connection with emergency response activities associated with the release of petroleum products to the environment from Buckeye's pipelines and terminals, and in connection with longer term environmental remediation efforts which may involve groundwater monitoring and treatment. Buckeye regularly incurs expenses in connection with these environmental remediation activities. In 2005, Buckeye's operating subsidiaries incurred operating expenses of $9.3 million and, at December 31, 2005, had $21.4 million accrued for environmental matters. At December 31, 2005, Buckeye estimates that approximately $8 million of environmental expenditures incurred will be covered by insurance. These recovery amounts have not been included in expense in the financial statements. Buckeye maintains environmental liability insurance covering all of its pipelines and terminals with a per occurrence deductible in the amount of $2.5 million. Expenditures, both capital and operating, relating to environmental matters are expected to continue due to Buckeye's commitment to maintaining high environmental standards and to increasingly rigorous environmental laws.

  Competition and Other Business Conditions

          Buckeye conducts business without the benefit of exclusive franchises from government entities. In addition, Buckeye's pipeline operations generally operate as common carriers, providing transportation services at posted tariffs and without long-term contracts. Buckeye does not own the products it transports. Demand for the services provided by Buckeye derives from demand for petroleum products in the regions served and the ability and willingness of refiners, marketers and end-users to supply such demand by deliveries through its pipelines. Demand for refined petroleum products is primarily a function of price, prevailing general economic conditions and weather. Buckeye's businesses are, therefore, subject to a variety of factors partially or entirely beyond their control. Multiple sources of pipeline entry and multiple points of delivery, however, have historically helped maintain stable total volumes even when volumes at particular source or destination points have changed.

          Buckeye's customer base was approximately 160 customers in 2005. Affiliates of Shell contributed 13% of consolidated revenue in 2005. Approximately, 6% of consolidated revenue generated by Shell was in the Pipeline Operations segment and the remaining 7% of consolidated revenue was generated in the Terminalling and Storage segment. The 20 largest customers accounted for 63% of consolidated revenue in 2005. For the years ended December 31, 2004 and 2003, no customer contributed more than 10% of consolidated revenue.

          Generally, pipelines are the lowest cost method for long-haul overland movement of refined petroleum products. Therefore, Buckeye's most significant competitors for large volume shipments are other pipelines, many of which are owned and operated by major integrated oil companies. Although it is unlikely that a pipeline system comparable in size and scope to Buckeye's pipeline system will be built in the foreseeable future, new pipelines (including pipeline segments that connect with existing pipeline systems) could be built to effectively compete with Buckeye in particular locations.

          Buckeye competes with marine transportation in some areas. Tankers and barges on the Great Lakes account for some of the volume to certain Michigan, Ohio and upstate New York locations during the approximately eight non-winter months of the year. Barges are presently a competitive factor for deliveries to the New York City area, the Pittsburgh area, Connecticut and locations on the Ohio River such as Mt. Vernon, Indiana and Cincinnati, Ohio, and locations on the Mississippi River such as St. Louis.

          Trucks competitively deliver refined products in a number of areas served by Buckeye. While their costs may not be competitive for longer hauls or large volume shipments, trucks compete effectively for certain volumes in many areas served by Buckeye. The availability of truck transportation places a significant competitive constraint on the ability of Buckeye to increase its tariff rates.

          Privately arranged exchanges of refined products between marketers in different locations are another form of competition. Generally, such exchanges reduce both parties' costs by eliminating or reducing transportation charges. In addition, consolidation among refiners and marketers that has accelerated in recent years has altered distribution patterns, reducing demand for transportation services in some markets and increasing them in other markets.

          Distribution of refined petroleum products depends to a large extent upon the location and capacity of refineries. However, because Buckeye's business is largely driven by the consumption of fuel in its delivery areas and its pipelines have numerous source points, Buckeye does not believe that the expansion or shutdown of any particular refinery is likely, in most instances, to have a material effect on its business. Certain of the pipelines which were acquired from Shell on October 1, 2004, the "Midwest Pipelines and Terminals," emanate from a refinery owned by ConocoPhillips and are located in the vicinity of Wood River, Illinois. While these pipelines are, in part, supplied by connecting pipelines, a temporary or permanent closure of the ConocoPhillips Wood River refinery could have a negative impact on volumes delivered through these pipelines. In addition, Marathon Oil Company recently completed a significant expansion of its refinery located in the Detroit, Michigan area. Buckeye is unable to determine whether the expansion of this Marathon refinery will have an impact on its business.

          Buckeye's mix of products transported tends to vary seasonally. Declines in demand for heating oil during the summer months are, to a certain extent, offset by increased demand for gasoline and jet fuel. Overall, operations have been only moderately seasonal, with somewhat lower than average volume being transported during March, April and May and somewhat higher than average volume being transported in November, December and January.

          Many of the general competitive factors discussed above such as demand for refined petroleum products and competitive threats from methods of transportation of refined products to end users other than pipelines, also impact Buckeye's terminal operations. In addition, Buckeye's terminals generally are in competition with other terminals in the same geographic market for terminal throughput business. Many competitive terminals are owned by major integrated oil companies. These major oil companies may have the opportunity for product exchanges which are not available to Buckeye's terminals. In addition, Buckeye's terminal throughput fees are not regulated. Terminal throughput fees are subject to price competition from competitive terminals and alternate modes of transporting refined petroleum products to end users such as retail gas stations.

          Other independent pipeline companies, engineering firms and major integrated oil companies and petrochemical companies compete with Buckeye to operate and maintain pipelines. In addition,

in many instances, it is more cost-effective for petrochemical companies to operate and maintain their own pipelines than to enter into agreements for Buckeye to operate and maintain such pipelines. Numerous engineering and construction firms compete with Buckeye for pipeline construction business.

Buckeye's Employee Stock Ownership Plan

          Services Company provides the ESOP to the majority of its regular full-time employees hired before September 16, 2004. Certain employees covered by a union multi-employer pension plan and employees hired after September 16, 2004 do not participate in the ESOP. The ESOP owns all of the outstanding common stock of Services Company.

          Services Company common stock is released to employee accounts in the proportion that current payments of principal and interest on the ESOP Notes bear to the total of all principal and interest payments due under the ESOP Notes. Individual employees are allocated shares based on the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Except for the period March 1, 2003 through November 1, 2004, Services Company stock held in employee accounts received stock dividends in lieu of cash. The ESOP was amended to eliminate the payment of stock dividends on allocations made after February 28, 2003. Based upon provisions contained in the American Jobs Creation Act of 2004, the plan was amended further to reinstate this feature on allocations made after November 1, 2004. Total ESOP related costs charged to earnings were $10.0 million for the years ended December 31, 2003 and 2004 and $6.9 million for the year ended December 31, 2005.

Critical Accounting Policies and Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to select appropriate accounting principles from those available, to apply those principles consistently and to make reasonable estimates and assumptions that affect revenues and associated costs as well as reported amounts of assets and liabilities.

          Approximately 87% of Buckeye's consolidated assets consist of property, plant and equipment. Property, plant and equipment consists of pipeline and related transportation facilities and equipment, including land, rights-of-way, buildings and leasehold improvements and machinery and equipment. Pipeline assets are generally self-constructed, using either contractors or Buckeye's own employees. Additions and improvement to the pipeline are capitalized based on the cost of the improvement while repairs and maintenance are expensed.

          Prior to January 1, 2006, pipeline integrity expenditures were capitalized the first time such expenditures were incurred, when such expenditures improved or extended the life of the pipeline or related assets. Subsequent integrity expenditures were expensed as incurred. During 2003, 2004 and 2005, Buckeye capitalized $18.9 million, $21.8 million and $10.5 million, respectively, of integrity expenditures. In 2004 and 2005, Buckeye also charged approximately $0.9 million and $3.0 million of similar integrity expenditures to operating expenses.

          On June 30, 2005, the Federal Energy Regulatory Commission ("FERC") issued an Order on Accounting for Pipeline Assessment Costs to address what had been diverse practice by FERC- regulated companies (including natural gas pipelines and refined products petroleum product pipelines like Buckeye) and to enhance comparability of financial statements filed with FERC. The order, which is effective prospectively commencing January 1, 2006, requires companies to record certain integrity expenditures as capital and other costs as operating expenses in financial reports filed with FERC. Buckeye has determined that, effective January 1, 2006, it will adopt the requirements of the order for GAAP purposes as well as regulatory purposes. We do not expect the adoption of the order for GAAP purposes will have a material effect on our financial statements.

          As discussed under "Environmental Matters" above, Buckeye's operating subsidiaries are subject to federal, state and local laws and regulations relating to the protection of the environment. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with Buckeye's commitment to a formal plan of action. Accrued environmental remediation related expenses include estimates of direct costs of remediation and indirect costs related to the remediation effort, such as compensation and benefits for employees directly involved in the remediation activities and fees paid to outside engineering, consulting and law firms. Buckeye maintains insurance which may cover certain environmental expenditures. During 2003, 2004 and 2005, Buckeye's operating subsidiaries incurred operating expenses, net of insurance recoveries, of $4.9 million, $6.2 million and $9.3 million, respectively. At December 31, 2004 and 2005, the operating subsidiaries had $16.8 million, which included $4.9 million related to the acquisition of the Midwest Pipelines and Terminals, and $21.4 million accrued for environmental matters, respectively. The environmental accruals are revised as new matters arise, or as new facts in connection with environmental remediation projects require a revision of estimates previously made with respect to the probable cost of such remediation projects.

  Related Party Transactions

          In connection with its acquisition of the Predecessor, MainLine agreed to pay Carlyle Riverstone BPL Holdings II, L.P. ("CRF") an annual management fee of $300,000 for its services pursuant to a management oversight agreement. General and administrative expenses include $200,000 and $300,000 related to the management fee for the period May 4 to December 31, 2004 and the year ended December 31, 2005, respectively. In connection with the closing of this offering, the management oversight agreement will be terminated.

          Services Company and Buckeye are considered related parties with respect to us and our Predecessor. Our financial statements and those of the Predecessor include the accounts of Services Company and Buckeye on a consolidated basis, and therefore all intercompany transactions have been eliminated.

          With respect to additional related party transactions see "Certain Relationships and Related Transactions."

  Recent Accounting Pronouncements

          In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") which requires that compensation costs related to share-based payment transactions be recognized in our financial statements and effectively eliminates the intrinsic value method permitted by Accounting Principles Board Opinion No. 25. We have adopted SFAS No. 123R effective January 1, 2006 using the modified prospective method, as permitted under the Statement. The adoption of SFAS No. 123R did not have a material effect on our financial statements.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29" ("SFAS No. 153") which addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph

21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

          In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 clarifies the term conditional asset retirement obligation as used in FASB Statement No. 143, "Accounting for Asset Retirement Obligations" as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This interpretation became effective for us in the fiscal quarter ended December 31, 2005. The adoption of FIN 47 did not have a material effect on our consolidated financial statements.

          In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles, estimates, and error corrections. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

          On June 30, 2005, FERC issued an order on Accounting for Pipeline Assessment Costs to address what has been diverse practice by FERC-regulated pipeline companies (including natural gas pipelines and refined petroleum product pipelines like those owned by Buckeye) and to enhance comparability of financial statements filed with FERC. The order, which is effective prospectively commencing January 1, 2006, requires companies to record certain costs related to pipeline integrity programs as capital and other costs as operating expenses in financial reports filed with FERC. Buckeye has disclosed its practice is to capitalize integrity management expenditures when such expenditures improve or extend the life of the pipeline or related assets. Other integrity management costs are expensed as incurred. Buckeye follows this practice for both reports prepared under generally accepted accounting principles and periodic regulatory reports to FERC. Buckeye has determined that, effective January 1, 2006, it will adopt the requirements of the order for generally accepted accounting principles purposes as well as regulatory purposes. We does not expect the adoption of the order for generally accepted accounting principles purposes will have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

  Market Risk — Trading Instruments

          Currently, we do not engage in hedging activity with respect to trading instruments.

  Market Risk — Other than Trading Instruments

          We are exposed to risk resulting from changes in interest rates. We do not have significant commodity or foreign exchange risk. Buckeye is exposed to fair value risk with respect to the fixed portion of its financing arrangements (the 5.125% Notes, the 5.30% Notes, the 4.625% Notes and the 6.750% Notes) and we and Buckeye are exposed to cash flow risk with respect to its variable rate obligations (Buckeye's Credit Facility and the Term Loan). Fair value risk represents the risk that the value of the fixed portion of their respective financing arrangements will rise or fall depending on changes in interest rates. Cash flow risk represents the risk that interest costs related to the Credit Facility and the Term Loan will rise or fall depending on changes in interest rates.

          At December 31, 2005, Buckeye had total fixed debt obligations at face value of $850 million, consisting of $125 million of the 5.125% Notes, $275 million of the 5.30% Notes, $300 million of the

4.625% Notes and $150 million of the 6.750% Notes. Services Company had fixed debt obligations of approximately $33.6 million of its 3.60% ESOP Notes. The fair value of these obligations at December 31, 2005 was approximately $891 million. A 1% decrease in rates for obligations of similar maturities would increase the fair value of these obligations by $73 million. Our and Buckeye's variable debt obligations under the Term Loan and Credit Facility were $173 million and $50 million, respectively, at December 31, 2005. Based on the balance outstanding at December 31, 2005, a 1% increase or decrease in interest rates would increase or decrease consolidated annual interest expense by $2.2 million.

          In accordance with requirements under the Prior Term Loan, we purchased an interest rate cap from Goldman Sachs Capital Markets, L.P. on a notional amount of $50 million for $375,000. Under the interest rate cap, if the variable interest rate we paid on the Prior Term Loan exceeded 5.0%, Goldman Sachs Capital Markets, L.P. would pay us the difference between the variable rate in effect on the $50 million notional amount and the capped rate. We did not designate the interest rate cap as a cash flow hedge and, accordingly, changes in value of the cap have been reflected in income. At December 31, 2005, the value of the interest rate cap was $96,000.

          In accordance with requirements under the Term Loan, we entered into two interest rate swap agreements with Goldman Sachs Capital Markets L.P., one of which was outstanding as of December 31, 2005. We designated these transactions as hedges of our cash flow risk associated with the Term Loan. The currently effective agreement is for a notional amount of $86 million and calls for us to receive floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.853%. The agreement became effective on December 22, 2005 and will terminate December 22, 2007. During 2005, we entered into another interest rate swap agreement. This agreement is for a notional amount of $12 million and calls for us to receive the floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 4.54%.

          For the period May 4 to December 31, 2004 and the year ended December 31, 2005, we had no ineffectiveness with respect to its cash flow hedges and, accordingly, no change in the fair value of the hedge has been reflected in net income. The fair value of the interest rate swap agreements was a non-current asset of $1.5 million at December 31, 2005. Interest expense was reduced by $0.4 million for the year ended December 31, 2005 as a result of the interest rate swap agreements. A 1% increase or decrease in LIBOR would increase or decrease annual interest expense by $1 million.

          On October 28, 2003, Buckeye entered into an interest rate swap agreement with a financial institution in order to hedge a portion of its fair value risk associated with its 4.625% Notes. The notional amount of the swap agreement was $100 million. The swap agreement called for Buckeye to receive fixed payments from the financial institution at a rate of 4.625% of the notional amount in exchange for floating rate payments from Buckeye based on the notional amount using a rate equal to the six-month LIBOR (determined in arrears) minus 0.28%. The swap agreement was scheduled to settle on the maturity date of the 4.625% Notes and interest amounts under the swap agreement were payable semiannually on the same date as interest payments on the 4.625% Notes. Buckeye designated the swap agreement as a fair value hedge at the inception of the agreement and elected to use the short-cut method provided for in SFAS No. 133, which assumes no ineffectiveness will result from the use of the hedge. Buckeye terminated the interest rate swap agreement on December 8, 2004 and received proceeds of $2.0 million. Buckeye has deferred the $2.0 million gain as an adjustment to the fair value of the hedged portion of Buckeye's debt and is amortizing the gain as a reduction of interest expense over the remaining life of the hedged debt. Consolidated interest expense was reduced by $2.6 million in 2004 and by $0.6 million in 2003 as a result of the interest rate swap agreement.

BUSINESS

Buckeye GP Holdings L.P.

          We own and control Buckeye GP LLC, which is the general partner of Buckeye Partners, L.P. (NYSE symbol: BPL), a publicly traded Delaware limited partnership. Our primary cash-generating assets are our general partner interests in Buckeye, which consist of (i) general partner units, or GP units, in Buckeye, (ii) the incentive distribution rights in Buckeye, and (iii) approximate one percent general partner interests in Buckeye's subsidiary operating partnerships. The incentive distribution rights entitle us to receive incentive distributions based upon the amount of quarterly cash distributions that Buckeye pays to its limited partners. As the amount of cash distributions paid by Buckeye to its limited partners meets certain target distribution levels, we receive payments equal to an increasing percentage of such cash distributions. Buckeye's most recent quarterly cash distribution was in excess of the highest distribution level. Based upon Buckeye's quarterly distribution of $0.7375 per Buckeye limited partner unit, or LP unit, we expect our initial quarterly cash distribution to be $0.20 per common unit, or $0.80 per unit on an annualized basis.

          Buckeye is principally engaged in the transportation, terminalling and storage of refined petroleum products in the United States for major integrated oil companies, large refined products marketing companies and major-end users of petroleum products on a fee basis through facilities that Buckeye owns and operates. Buckeye owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,350 miles of pipeline, serving 17 states. Buckeye also operates approximately 2,100 miles of pipeline under agreements with major oil and chemical companies. Further, Buckeye owns and operates 44 active refined petroleum products terminals in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania with aggregate storage capacity of approximately 17.2 million barrels. Buckeye's pipelines service approximately 100 delivery locations, transporting refined petroleum products including gasoline, turbine fuel, diesel fuel, heating oil and kerosene from major supply sources to terminals and airports located within major end-use markets. These pipelines also transport other refined products, such as propane and butane, refinery feedstocks and blending components. Buckeye's transportation services are typically provided on a common-carrier basis under published tariffs. Buckeye's geographical diversity, connections to multiple sources of supply and extensive delivery system help create a stable business. Buckeye is an independent transportation provider that is not affiliated with any oil company or marketer of refined petroleum products and generally does not own the petroleum products that it transports.

  Our Strengths and Strategies

          Our primary objective is to increase our cash available for distribution to our unitholders by actively assisting Buckeye in executing its business strategy. We intend to support Buckeye in the implementation of its business strategy by assisting Buckeye in identifying, evaluating and pursuing growth opportunities.

          We believe the following competitive strengths of Buckeye position us, through our ownership of the general partner of Buckeye, to execute successfully our business strategy:

  •
  Strategic location of Buckeye's assets.  Buckeye's refined petroleum products pipeline systems and its terminal and storage facilities are strategically located, allowing Buckeye to promote high levels of overall throughput and incrementally increase pipeline and terminal volumes on its system. Buckeye's assets are primarily located in the northeast and upper midwest areas of the United States, which have historically experienced demand for refined products in excess of local supply. The strategic location of its assets enables Buckeye to take advantage of domestic imbalances and international imports of refined products.

  •
  Cash flow stability due to the fee-based nature of Buckeye's business.  Buckeye provides pipeline transportation services at posted tariffs, storage services for a fee and pipeline operation and maintenance services pursuant to contracts. In addition, because Buckeye generally does not take title to the products it transports, it has limited direct exposure to volatile commodity prices.

  •
  Unique market-based tariff.  Buckeye Pipe Line Company L.P., Buckeye's largest operating subsidiary, has a market-based tariff program, approved by the Federal Energy Regulatory Commission, or FERC, providing Buckeye with more flexibility in its tariff pricing than is available under the producer price index pricing formula, which is used by most petroleum products pipelines.

  •
  Flexible sources of supply.  Buckeye's pipeline system is connected to various refineries, third-party pipelines and import marine terminals, which provide flexibility in sourcing throughput. These connections, together with its strong customer relationships, enable Buckeye to maintain stable pipeline throughput.

  •
  Extensive industry experience.  Buckeye has been in the pipeline business for over 100 years. Its senior management and operating personnel have extensive experience in all facets of Buckeye's operations. In addition, Buckeye's affiliation, through us, with Riverstone Holdings, LLC and The Carlyle Group, two leading private equity firms, provides additional management expertise and increased exposure to acquisition opportunities.

          Buckeye's primary objective is to increase the value of its limited and general partner interests by consistently increasing its cash flow and, accordingly, its cash available for distributions to its partners. Buckeye's business strategy to accomplish this objective is to:

  •
  own and operate high-quality logistics assets;

  •
  increase throughput on those of its pipelines and terminals where it has available capacity;

  •
  expand its existing pipelines and terminals to facilitate customer-generated growth;

  •
  maintain and enhance the integrity of its pipelines and terminals;

  •
  focus on customer service in order to remain the provider of choice in the markets it serves; and

  •
  pursue selective strategic acquisition opportunities that complement its existing asset base or provide entry into new markets.

Our Interest in Buckeye

          Our cash flows consist of distributions from Buckeye on the general partner interests we own, which consist of the following:

  •
  243,914 GP units in Buckeye (representing approximately 0.6% of Buckeye's outstanding units);

  •
  the incentive distribution rights described below; and

  •
  approximately a 1% general partner interest in each of the following Buckeye subsidiaries:

  •
  Buckeye Pipe Line

  •
  Laurel

  •
  Everglades

  •
  BPH.

          We also own 80,000 LP units, representing a de minimis limited partner interest in Buckeye.

          Buckeye has historically distributed all of its cash on hand within 60 days of the end of each quarter, less reserves established by its general partner to provide for the proper conduct of Buckeye's business or to provide funds for future distributions.

          Since its initial public offering in 1986, as adjusted for LP unit splits, Buckeye has increased its quarterly distribution by approximately 168%, from $0.275 per LP unit, or $1.10 on an annualized basis, to a current level of $0.7375 per LP unit, or $2.95 per LP unit on an annualized basis. Based upon Buckeye's quarterly distribution of $0.7375 per LP unit, paid with respect to the fourth quarter of 2005, and the number of Buckeye LP units outstanding at March 31, 2006, we would receive a quarterly cash distribution of approximately $6.6 million (or approximately $26.2 million on an annualized basis), consisting of $0.5 million ($2.1 million annualized) from our GP units and approximate 1% general partner interest in Buckeye's subsidiary operating partnerships, $6.0 million ($23.9 million annualized) from the incentive distribution rights and $59,000 ($0.2 million annualized) from the 80,000 LP units that we own. This quarterly incentive distribution payment would be 16.9% of the aggregate quarterly cash distribution paid by Buckeye.

          Our incentive distribution rights entitle us to receive amounts equal to specified percentages of the incremental amount of cash distributed by Buckeye to each of its LP units when target distribution levels for each quarter are exceeded. 2,573,146 LP units originally issued to Buckeye's Employee Stock Ownership Plan are excluded for the purpose of calculating incentive distributions. The target distribution levels begin at $0.325, above which level the incentive distribution rights earn an amount equal to 15% of the incremental cash distributed to each eligible LP unit, up to the next distribution level of $0.35, above which the percentage increases. The highest target distribution level is $0.525 per eligible LP unit. When Buckeye makes quarterly distributions above this level, the incentive distributions include an amount equal to 45% of the incremental cash distributed to each eligible LP unit for the quarter, or approximately 29.5% of total incremental cash distributed by Buckeye above $0.525. Given the current level of quarterly distributions to Buckeye's LP units, the incentive distribution rights already participate at the 45% level. The following table illustrates the percentage allocations of distributions among the owners of Buckeye, including us, at the target distribution levels.

		Distributions to Us as a Percentage of Total Distributions(2)
Buckeye Quarterly Distribution Per LP Unit	Distributions to Owners of LP units as a Percentage of Total Distributions(1)	GP Units	Incentive Distributions
up to $0.325	99.4%	0.6%	0.0%
above $0.325 up to $0.350	87.2%	0.5%	12.1%
above $0.350 up to $0.375	80.7%	0.5%	18.8%
above $0.375 up to $0.400	77.7%	0.5%	21.8%
above $0.400 up to $0.425	75.0%	0.5%	24.5%
above $0.425 up to $0.525	72.5%	0.4%	27.1%
above $0.525	70.1%	0.4%	29.5%

(1)
Includes distributions made with respect to 80,000 LP units owned by us.

(2)
Excludes distributions made with respect to 80,000 LP units owned by us.

          The table above excludes distributions made by Buckeye's subsidiary operating partnerships with respect to our approximate 1% general partner interests in such subsidiaries. For more information on how our incentive distributions are calculated, please read "How We Make Cash Distributions—Our Sources of Distributable Cash and Incentive Distribution Rights."

          The following graph shows the total cash distributed to us as a result of our ownership of the general partner interests in Buckeye, including the incentive distribution rights, across a range of hypothetical annualized distributions made by Buckeye. The graph illustrates the impact to us of Buckeye raising or lowering its quarterly cash distribution from the most recently paid distribution of $0.7375 per LP unit ($2.95 on an annualized basis), which was paid on February 28, 2006 in respect of the quarter ended December 31, 2005. This information assumes:

  •
  Buckeye Partners has approximately 39.4 million LP units outstanding (including approximately 2.6 million which are not eligible for calculating incentive distributions); and

  •
  our continued ownership of 80,000 Buckeye LP units.

          This information is presented for illustrative purposes only and is not intended to be a prediction of future performance.

          The impact to us of changes in Buckeye's cash distribution levels will vary depending on several factors, including the number of Buckeye's outstanding LP units on the record date for cash distributions and the impact of the incentive distribution rights structure. In addition, the level of cash distributions we receive may be affected by the various risks associated with an investment in us, including risks associated with the underlying business of Buckeye. Please read "Risk Factors."

          We expect to make an initial quarterly cash distribution of $0.20 per common unit, or $0.80 per unit on an annualized basis, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including reimbursement of expenses of our general partner. If Buckeye is successful in implementing its business strategy and increasing distributions to its partners, we generally would expect to increase distributions to our unitholders, although the timing and amount of any such increase in our distributions will not necessarily be comparable to any increase in Buckeye's distributions. In                          2006, we expect to pay a distribution equal to the initial quarterly distribution prorated for the portion of the quarter ending                          , 2006 that we are a publicly traded partnership. However, we cannot assure you that any distributions will be declared or paid. Please read "Our Cash Distribution Policy and Restrictions on Distributions."

Buckeye Partners, L.P.

Overview

          Buckeye Partners, L.P., is a publicly traded limited partnership organized in 1986 under the laws of the State of Delaware. Buckeye is principally engaged in the transportation, terminalling and storage of refined petroleum products in the United States for major integrated oil companies, large refined products marketing companies and major end users of petroleum products on a fee basis through facilities that it owns and operates. Buckeye also operates pipelines owned by third parties under contracts with major integrated oil and chemical companies and performs pipeline construction activities, generally for these same customers.

          Buckeye owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,350 miles of pipeline, serving 17 states. Buckeye also operates approximately 2,100 miles of pipeline under agreements with major oil and chemical companies. Further, Buckeye owns and operates 44 active refined petroleum products terminals in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania with aggregate storage capacity of approximately 17.2 million barrels.

          Buckeye's pipelines service approximately 100 delivery locations, transporting refined petroleum products including gasoline, turbine fuel, diesel fuel, heating oil and kerosene from major supply sources to terminals and airports located within major end-use markets. These pipelines also transport other refined products, such as propane and butane, refinery feedstocks and blending components. Buckeye's transportation services are typically provided on a common-carrier basis under published tariffs for customers. Buckeye's geographical diversity, connections to multiple sources of supply and extensive delivery system help create a stable base business. Buckeye is an independent transportation provider that is not affiliated with any oil company or marketer of refined petroleum products and generally does not own the petroleum products that it transports.

          Buckeye currently conducts all of its operations through the following seven subsidiaries, which we refer to as Buckeye's operating subsidiaries:

  •
  Buckeye Pipe Line owns a 2,643-mile interstate common carrier refined petroleum products pipeline system serving major population centers in eight states. It is the primary turbine fuel provider to John F. Kennedy International Airport, LaGuardia Airport, Newark International Airport and certain other airports within its service territory.

  •
  Laurel owns a 345-mile intrastate common carrier refined products pipeline connecting five Philadelphia area refineries to 10 delivery points across Pennsylvania.

  •
  Wood River owns six refined petroleum products pipelines with aggregate mileage of approximately 925 miles located in Illinois, Indiana, Missouri and Ohio.

  •
  BPL Transportation owns a refined petroleum products pipeline system with aggregate mileage of approximately 478 miles located in New Jersey, New York and Pennsylvania.

  •
  Everglades owns a 37-mile intrastate common carrier refined petroleum products pipeline connecting Port Everglades, Florida to Ft. Lauderdale Hollywood International Airport and Miami International Airport.

  •
  Buckeye NGL owns an approximate 350-mile natural gas liquids pipeline extending generally from the Wattenberg, Colorado area to Bushton, Kansas.

  •
  BPH owns (or in certain instances leases from Buckeye's other subsidiaries) and operates 44 refined petroleum products terminals with aggregate storage capacity of approximately 17.2 million barrels, and owns interests in 535 miles of pipelines in the Midwest, Southwest and West Coast. BPH operates, through its subsidiary Buckeye Gulf Coast Pipe Lines, L.P., or BGH, pipelines in the Gulf Coast region for third parties. BPH also holds minority stock interests in two midwest products pipelines and a natural gas liquids pipeline system.

Buckeye's Business Strategy

          Buckeye's objective is to increase the value of its limited and general partner interests by consistently increasing its cash flow and, accordingly, its cash available for distributions to its unitholders, including us. Buckeye's business strategy to accomplish this objective is to:

  •
  Own and operate high-quality logistics assets;

  •
  Increase throughput on those of its pipelines and terminals where it has available capacity;

  •
  Expand its existing pipelines and terminals to facilitate customer-generated growth;

  •
  Maintain and enhance the integrity of its pipelines and terminals;

  •
  Focus on customer service in order to remain the provider of choice in the markets it serves; and

  •
  Pursue selective strategic acquisition opportunities that complement its existing asset base or provide entry into new markets.

          Buckeye continually evaluates new acquisition opportunities. Consistent with its balanced risk profile, Buckeye focuses its acquisition efforts on stable cash flow businesses with a substantial fee-based component. Since 1999, Buckeye has invested approximately $1.1 billion in acquisitions of various pipeline and terminal businesses and major capital expansion projects. In recent years, major independent and integrated oil and gas companies have sold midstream assets, continuing the trend of rationalization of the energy infrastructure in the United States. We expect this trend will continue and believe Buckeye is well-positioned to take advantage of these opportunities.

Buckeye's Business Activities

          The following discussion describes the business activities of Buckeye's operating segments.

Pipeline Operations

          Buckeye owns and operates refined petroleum products pipelines which receive petroleum products from refineries, connecting pipelines and bulk and marine terminals, and transports those products to other locations. In 2001 refined petroleum products transportation accounted for substantially all of Buckeye's consolidated revenues. In 2002, 2003, 2004 and 2005, refined petroleum products transportation accounted for approximately 87%, 86%, 82% and 75% of Buckeye's consolidated revenues, respectively. In 2005, approximately 6% of consolidated revenue was generated by affiliates of Shell in Pipeline Operations.

          Buckeye transported an average of approximately 1,200,600 barrels of refined petroleum products per day in 2004 and approximately 1,385,400 barrels per day in 2005. The following table shows the average daily volume and percentage of refined petroleum products Buckeye transported over the five years ended December 31, 2001, 2002, 2003, 2004 and 2005.

Volume and Percentage of Refined Petroleum Products Transported(a)

	Year Ended December 31,
	2001		2002		2003		2004		2005
	Volume	Percent	Volume	Percent	Volume	Percent	Volume	Percent	Volume	Percent
Gasoline	540.7	49.6%	556.4	50.5%	578.8	50.9%	609.0	50.7%	721.2	52.0%
Jet Fuels	260.0	23.8%	250.9	22.8	248.5	21.9	273.1	22.8	323.6	23.4
Middle Distillates(b)	266.8	24.5%	265.4	24.1	285.4	25.1	293.0	24.4	319.6	23.1
Other Products	22.9	2.1%	28.7	2.6	23.7	2.1	25.5	2.1	21.0	1.5
Total	1,090.4	100.0%	1,101.4	100.0%	1,136.4	100.0%	1,200.6	100.0%	1,385.4	100.0%

(a)
Excludes local product transfers.

(b)
Includes diesel fuel, heating oil, kerosene and other middle distillates.

          Buckeye provides pipeline transportation service in the following states: California, Colorado, Connecticut, Florida, Illinois, Indiana, Kansas, Massachusetts, Michigan, Missouri, New Jersey, Nevada, New York, Ohio, Pennsylvania and Tennessee.

          Pennsylvania — New York — New Jersey.    Buckeye Pipe Line serves major population centers in Pennsylvania, New York and New Jersey through 928 miles of pipeline. Refined petroleum products are received at Linden, New Jersey from approximately 17 major source points, including two refineries, six connecting pipelines and nine storage and terminalling facilities. Products are then transported through two lines from Linden, New Jersey to Macungie, Pennsylvania. From Macungie, the pipeline continues west through a connection with the Laurel pipeline to Pittsburgh, Pennsylvania (serving Reading, Harrisburg, Altoona/Johnstown and Pittsburgh, Pennsylvania) and north through eastern Pennsylvania into New York (serving Scranton/Wilkes-Barre, Binghamton, Syracuse, Utica, Rochester and, via a connecting carrier, Buffalo, New York). Buckeye Pipe Line leases capacity in one of the pipelines extending from Pennsylvania to upstate New York to a major oil pipeline company. Products received at Linden, New Jersey are also transported through one line to Newark International Airport and through two additional lines to JFK and LaGuardia airports and to commercial refined products terminals at Long Island City and Inwood, New York. These pipelines supply JFK, LaGuardia and Newark International Airports with substantially all of each airport's turbine fuel requirements.

          In addition, BPL Transportation's pipeline system acquired from ExxonMobil in May 2005 delivers refined products from the Valero refinery located in Paulsboro, New Jersey to destinations in New Jersey, Pennsylvania, and New York. A portion of the pipeline system extends from Paulsboro, New Jersey to deliver products to Malvern, Pennsylvania. From Malvern, a pipeline segment delivers product to locations in upstate New York, while another segment delivers refined products to central Pennsylvania. Two shorter pipeline segments connect the Valero refinery to the Colonial pipeline system and the Philadelphia International Airport, respectively.

          The Laurel pipeline system transports refined petroleum products through a 345-mile pipeline extending westward from five refineries and a connection to the Colonial pipeline system in the Philadelphia area to Reading, Harrisburg, Altoona/Johnstown and Pittsburgh, Pennsylvania.

          Illinois — Indiana — Michigan — Missouri — Ohio.     Buckeye Pipe Line and Norco Pipe Line Company, LLC, a subsidiary of BPH, transport refined petroleum products through 2,025 miles of pipeline in northern Illinois, central Indiana, eastern Michigan, western and northern Ohio and western Pennsylvania. A number of receiving lines and delivery lines connect to a central corridor which runs from Lima, Ohio through Toledo, Ohio to Detroit, Michigan. Refined petroleum products are received at a refinery and other pipeline connection points near Toledo, Lima, Detroit and East Chicago, Illinois. Major market areas served include Peoria, Illinois; Huntington/Fort Wayne,

Indianapolis and South Bend, Indiana; Bay City, Detroit and Flint, Michigan; Cleveland, Columbus, Lima and Toledo, Ohio and Pittsburgh, Pennsylvania.

          Wood River owns six refined petroleum products pipelines with aggregate mileage of approximately 925 miles located in the midwestern United States. Refined petroleum products are received at the ConocoPhillips Wood River refinery in Illinois and transported to the Chicago area, to a terminal in the St. Louis, Missouri area and to the Lambert St. Louis Airport, to receiving points across Illinois and Indiana and to Buckeye Pipe Line's pipeline in Lima, Ohio. At Buckeye's tank farm located in Hartford, Illinois, one of Wood River's pipelines also receives refined petroleum products from the Explorer pipeline which are transported to Buckeye's 1.3 million barrel terminal located on the Ohio River in Mt. Vernon, Indiana. Wood River also owns an approximately 26-mile pipeline that extends from Marathon's Wood River Station in Southern Illinois to a third party terminal in the East St. Louis, Missouri area.

          Colorado-Kansas.    Buckeye NGL owns an approximately 350-mile natural gas liquids pipeline that extends generally from the Wattenberg, Colorado area to Bushton, Kansas. This pipeline was acquired from BP Pipelines (North America) Inc. in January 2006.

          Other Refined Products Pipelines.    Buckeye Pipe Line serves Connecticut and Massachusetts through 112 miles of pipeline, which we refer to as the Jet Lines System, that carry refined products from New Haven, Connecticut to Hartford, Connecticut and Springfield, Massachusetts.

          Everglades transports primarily turbine fuel on a 37-mile pipeline from Port Everglades, Florida to Ft. Lauderdale-Hollywood International Airport and Miami International Airport. Everglades supplies Miami International Airport with substantially all of its turbine fuel requirements.

          WesPac Pipelines-Reno LLC, or WesPac Reno, owns a 3-mile pipeline serving the Reno/Tahoe International Airport. WesPac Pipelines-San Diego LLC, or WesPac San Diego, owns a 4.3 mile pipeline serving the San Diego International Airport. WesPac Pipelines-Memphis LLC, or WesPac Memphis, has constructed and operates an 11-mile pipeline and related terminal facilities to serve Memphis International Airport. Each of the WesPac entities originally was a joint venture between BPH and Kealine Partners. In May 2005, BPH purchased the membership interest in WesPac Reno owned by Kealine Partners for approximately $2.5 million. Thus, at December 31, 2005, BPH owns 100% of WesPac Reno. BPH has a 75% ownership interest in WesPac Memphis and a 50% ownership interest in WesPac San Diego. Kealine Partners owns the remaining interest in these two joint ventures. As of December 31, 2005, Buckeye had provided an aggregate of approximately $40.3 million in intercompany debt financing to these WesPac entities.

Terminalling and Storage

          Through BPH and its subsidiary, Buckeye Terminals, Buckeye's Terminalling and Storage segment owns and operates 44 terminals located in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania that provide bulk storage and throughput services and have the capacity to store an aggregate of approximately 17.2 million barrels of refined petroleum products. In addition, Buckeye Terminals owns five currently idled terminals with an aggregate storage capacity of approximately 924,000 barrels. In 2001, 2002, 2003, 2004 and 2005, terminalling and storage activities provided approximately 7%, 8%, 6%, 8% and 17% of consolidated revenues, respectively. In addition, affiliates of Shell contributed 7% of consolidated revenue in Terminalling and Storage activities in 2005.

          Buckeye's refined products terminals receive refined products from pipelines and distribute them to third parties, who in turn deliver them to end-users and retail outlets. Buckeye's refined products terminals play a key role in moving refined products to the end-user market by providing storage and inventory management, distribution, blending to achieve specified grades of gasoline, and other ancillary services that include the injection of ethanol and other additives. Typically, Buckeye's terminal facilities consist of multiple storage tanks and are equipped with automated truck loading equipment that is available 24 hours a day. This automated system provides for control of allocations, credit and carrier certification.

          Buckeye's refined products terminals derive most of their revenues from terminalling fees paid by customers. A fee is charged for receiving refined products into the terminal and delivering them to trucks, barges, or pipelines. In addition to terminalling fees, Buckeye's revenues are generated by charging customers fees for blending and injecting additives, and, in certain instances, leasing terminal capacity to customers on either a short-term or long-term basis. Of Buckeye's 44 refined products terminals, 31 are connected to Buckeye's pipelines, and 13 are not connected to Buckeye's pipelines.

          In December 2005, Buckeye Terminals acquired a refined products terminal located in Taylor, Michigan from affiliates of Atlas Oil Company. The terminal has aggregate storage capacity of approximately 260,000 barrels, as well as rail offloading capabilities used to offload ethanol for blending with gasoline at the terminal.

          The table below sets forth the total average daily throughput for the refined products terminals in each of the years presented:

	Year Ended December 31,
	2003	2005	2004
Refined products throughput (barrels per day)	73,000	419,200	160,900

          The following table outlines the number of terminals and storage capacity in barrels by state:

State	Number of Terminals	Storage Capacity
		(in thousands)
Illinois	5	1,574
Indiana	8	6,441
Massachusetts	1	106
Michigan	6	1,792
Missouri	2	345
New York	9	2,067
Ohio	9	3,501
Pennsylvania	4	1,372

Total	44	17,198

Other Operations

          The business of Buckeye's Other Operations segment consists primarily of pipeline operation and maintenance services and pipeline construction services for third parties pursuant to contractual arrangements. Buckeye Gulf Coast Pipe Lines, L.P., or Buckeye Gulf Coast, a wholly owned subsidiary of BPH, is a contract operator of pipelines owned in Texas by major petrochemical companies. Buckeye Gulf Coast currently has 11 operations and maintenance contracts in place. In addition, Buckeye Gulf Coast owns a 29-mile ammonia pipeline and a 23-mile pipeline located in Texas and leases a portion of the pipeline to a third-party chemical company. Subsidiaries of Buckeye Gulf Coast also own an approximate 63% interest in a crude butadiene pipeline between Deer Park, Texas and Port Arthur, Texas. Volumes of crude butadiene transported on this pipeline, known as the Sabina pipeline, are supported by a long-term throughput agreement with Sabina Petrochemicals, LLC. Buckeye Gulf Coast also provides engineering and construction management services to major chemical companies in the Gulf Coast area.

          In 2001, 2002, 2003, 2004 and 2005, other operations activities generated revenues of approximately 4%, 5%, 6%, 10% and 8% of consolidated revenues, respectively.

Other Investments

          BPH owns a 24.99% equity interest in West Shore Pipe Line Company, or West Shore. West Shore owns and operates a pipeline system that originates in the Chicago, Illinois area and extends north to Green Bay, Wisconsin and west and then north to Madison, Wisconsin. The pipeline system transports refined petroleum products to markets in northern Illinois and Wisconsin. The other equity holders of West Shore are a number of major oil companies. The pipeline is operated under contract by Citgo Pipeline Company.

          BPH also owns a 20% equity interest in West Texas LPG Pipeline, L.P. West Texas LPG Pipeline, L.P. owns and operates a pipeline system that delivers natural gas liquids to Mont Belvieu, Texas for fractionation. The natural gas liquids are delivered to the WTP pipeline system from the Rocky Mountain region via connecting pipelines and from gathering fields located in West and Central Texas. The majority owners and the operators of WTP are affiliates of ChevronTexaco, Inc.

          BPH also owns a 40% equity interest in Muskegon Pipeline LLC, or Muskegon. The majority owner of Muskegon is Marathon Pipe Line LLC. Muskegon owns an approximately 170-mile pipeline that delivers petroleum products from Griffith, Indiana to Muskegon, Michigan. The pipeline is operated by Marathon Pipe Line LLC.

Employees

          At December 31, 2005, Services Company employed all of the employees that work for Buckeye's operating subsidiaries. At December 31, 2005, Services Company had 801 full-time employees. Prior to December 26, 2004, the 122 employees of Norco, Buckeye Gulf Coast and Buckeye Terminals, each a wholly-owned subsidiary of BPH, were employed directly by each respective entity. On December 26, 2004, these employees became employees of Services Company. Under a Services Agreement among Services Company and Buckeye's operating subsidiaries, Services Company continues to employ the employees that work for Buckeye's operating subsidiaries, and is reimbursed by Buckeye's operating subsidiaries and their subsidiaries for the costs of those services. Under the Services Agreement, certain executive compensation costs and related benefits are not reimbursed by Buckeye or its operating subsidiaries, but are instead reimbursed by MainLine Sub LLC pursuant to an Executive Employment Agreement between MainLine Sub LLC, Buckeye GP LLC and Services Company.

Government Regulation

General

          Buckeye Pipe Line, Wood River, BPL Transportation, Buckeye NGL and Norco operate pipelines in interstate common carrier services subject to the regulatory jurisdiction of FERC under the Interstate Commerce Act and the Department of Energy Organization Act. FERC regulation requires that interstate oil pipeline rates be posted publicly and that these rates be "just and reasonable" and non-discriminatory. FERC regulation also enforces common carrier obligations and specifies a uniform system of accounts. In addition, Wood River, Buckeye Pipe Line, BPL Transportation, Buckeye NGL, Norco and the other operating subsidiaries are subject to the jurisdiction of certain other federal agencies with respect to environmental and pipeline safety matters.

          The operating subsidiaries are also subject to the jurisdiction of various state and local agencies, including, in some states, public utility commissions which have jurisdiction over, among other things, intrastate tariffs, the issuance of debt and equity securities, transfers of assets and pipeline safety. Laurel operates a pipeline in intrastate service across Pennsylvania and its tariff rates are regulated by the Pennsylvania Public Utility Commission. Wood River operates a pipeline in intrastate service in Illinois and tariff rates related to this pipeline are regulated by the Illinois Commerce Commission.

FERC Rate Regulation

          The generic oil pipeline regulations issued under the Energy Policy Act of 1992 rely primarily on an index methodology, whereby a pipeline is allowed to change its rates in accordance with an index (currently the Producer Price Index, or PPI, plus 1.3%) that FERC believes reflects cost changes appropriate for application to pipeline rates. This methodology is used to establish rates on the pipelines owned by Wood River, BPL Transportation, Buckeye NGL and Norco. The indexing method allows a pipeline to increase its rates by a percentage equal to the change in the annual producer price index for finished goods, or PPI, plus 1.3 percent. If the percentage is negative, Buckeye could be required to reduce the rates charged by Wood River, BPL Transportation, Buckeye NGL and Norco if they exceed the new maximum allowable rate.

          In addition, in decisions involving unrelated pipeline limited partnerships, FERC had a longstanding rule that pass-through entities, like Buckeye, may not claim an income tax allowance for income attributable to non-corporate limited partners in justifying the reasonableness of their rates. Buckeye's general partner believes only a small percentage of Buckeye's LP units are held by corporations. Further, in a July 2004 decision involving an unrelated pipeline limited partnership, the United States Court of Appeals for the District of Columbia Circuit overruled a prior FERC decision allowing a limited partnership to claim a partial income tax allowance. This opinion suggested that in the future a limited partnership may not be able to claim any income tax allowance despite being partially owned by a corporation. In December 2004, FERC issued a Notice of Inquiry seeking comments regarding whether the July 2004 appeals court decision applies only to the specific facts of that case, or whether it applies more broadly, and, if the latter, what effect that ruling might have on energy infrastructure investments. On May 4, 2005, FERC adopted a policy statement providing that all entities owning public utility assets — oil and gas pipelines and electric utilities — would be permitted to include an income tax allowance in their cost-of-service rates to reflect the actual or potential income tax liability attributable to their public utility income, regardless of the form of ownership. FERC determined that any pass-through entity seeking an income tax allowance in a rate proceeding must establish that its partners have an actual or potential income tax obligation on the entity's public utility income. The amount of any income tax allowance will be reduced accordingly to the extent that any of the partners do not have an actual or potential income tax obligation. This reduction will be reflected in the weighted income tax liability of the entity's partners. Whether a pipeline's owners have such actual or potential income tax liability will be reviewed by the FERC on a case-by-case basis. This policy was applied by FERC in June 2005 with an order involving SFPP, L.P. FERC found that SFPP, L.P. should be afforded an income tax allowance on all of its partnership interests to the extent that the ultimate owners of those interests had an actual or potential income tax obligation during the periods at issue for the income of a jurisdictional pass-through entity. In December 2005, FERC reaffirmed its new income tax allowance policy as it applies to SFPP, L.P. It directed SFPP, L.P. to provide certain evidence necessary for determination of its income tax allowance. FERC's remand decision of the July 2004 opinion and the new tax allowance policy have been appealed to the United States Court of Appeals for the District of Columbia Circuit. Rehearing of the December 2005 order has also been sought. The ultimate outcome of these proceedings is not certain and could result in changes to the FERC's treatment of income tax allowances in cost of service. We expect the final adoption and implementation by FERC of the policy statement in individual cases will be subject to review by the United States Court of Appeals.

          A shipper or FERC could cite these decisions in a protest or complaint challenging indexed rates maintained by certain of Buckeye's operating subsidiaries. If a challenge were brought and FERC were to find that some of the indexed rates exceed levels justified by the cost of service, FERC could order a reduction in the indexed rates and could require reparations. As a result, our results of operations could be adversely affected.

          Under FERC's regulations, as an alternative to indexed rates, a pipeline may be allowed to charge market-based rates if the pipeline establishes that it does not possess significant market power in a particular market.

          Buckeye Pipe Line's rates are governed by an exception to the rules discussed above, pursuant to specific FERC authorization. Buckeye Pipe Line's market-based rate regulation program was initially approved by FERC in March 1991 and was subsequently extended in 1994. Under this program, in markets where Buckeye Pipe Line does not have significant market power, individual rate increases: (a) will not exceed a real (i.e., exclusive of inflation) increase of 15% over any two-year period (the "rate cap"), and (b) will be allowed to become effective without suspension or investigation if they do not exceed a "trigger" equal to the change in the Gross Domestic Product implicit price deflator since the date on which the individual rate was last increased, plus 2%. Individual rate decreases will be presumptively valid upon a showing that the proposed rate exceeds marginal costs. In markets where Buckeye Pipe Line was found to have significant market power and in certain markets where no market power finding was made: (i) individual rate increases cannot exceed the volume-weighted average rate increase in markets where Buckeye Pipe Line does not have significant market power since the date on which the individual rate was last increased and (ii) any volume-weighted average rate decrease in markets where Buckeye Pipe Line does not have significant market power must be accompanied by a corresponding decrease in all of Buckeye Pipe Line's rates in markets where it does have significant market power. Shippers retain the right to file complaints or protests following notice of a rate increase, but are required to show that the proposed rates violate or have not been adequately justified under the market-based rate regulation program, that the proposed rates are unduly discriminatory, or that Buckeye Pipe Line has acquired significant market power in markets previously found to be competitive.

          The Buckeye Pipe Line program was subject to review by FERC in 2000 when FERC reviewed the index selected in the generic oil pipeline regulations. FERC decided to continue the generic oil pipeline regulations with no material changes and did not modify or discontinue Buckeye Pipe Line's program. We cannot predict the impact that any change to Buckeye Pipe Line's rate program would have on Buckeye Pipe Line's operations. Independent of regulatory considerations, we expect that tariff rates will continue to be constrained by competition and other market factors.

Environmental Matters

          The operating subsidiaries are subject to federal, state and local laws and regulations relating to the protection of the environment. Although we believe that the operations of the operating subsidiaries comply in all material respects with applicable environmental laws and regulations, risks of substantial liabilities are inherent in pipeline operations, and there can be no assurance that material environmental liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly rigorous environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or injuries to persons resulting from the operations of the operating subsidiaries could result in substantial costs and liabilities to Buckeye. Please read "—Litigation" and "—Liquidity and Capital Resources—Environmental Matters."

          The Oil Pollution Act of 1990 ("OPA") amended certain provisions of the federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act ("CWA"), and other statutes as they pertain to the prevention of and response to petroleum product spills into navigable waters. The OPA subjects owners of facilities to strict joint and several liability for all containment and clean-up costs and certain other damages arising from a spill. The CWA provides penalties for any discharges of petroleum products in reportable quantities and imposes substantial liability for the costs of removing a spill. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground.

          Contamination resulting from spills or releases of refined petroleum products occurs in the petroleum pipeline industry. The operating subsidiaries' pipelines cross numerous navigable rivers and streams. Although we believe that the operating subsidiaries comply in all material respects with the spill prevention, control and countermeasure requirements of federal laws, any spill or other release of petroleum products into navigable waters may result in material costs and liabilities to Buckeye.

          The Resource Conservation and Recovery Act ("RCRA"), as amended, establishes a comprehensive program of regulation of "hazardous wastes." Hazardous waste generators, transporters, and owners or operators of treatment, storage and disposal facilities must comply with regulations designed to ensure detailed tracking, handling and monitoring of these wastes. RCRA also regulates the disposal of certain non-hazardous wastes. As a result of these regulations, certain wastes typically generated by pipeline operations are considered "hazardous wastes" which are subject to rigorous disposal requirements.

          The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), also known as "Superfund," governs the release or threat of release of a "hazardous substance." Releases of a hazardous substance, whether on or off-site, may subject the generator of that substance to liability under CERCLA for the costs of clean-up and other remedial action. Pipeline maintenance and other activities in the ordinary course of business generate "hazardous substances." As a result, to the extent a hazardous substance generated by the operating subsidiaries or their predecessors may have been released or disposed of in the past, the operating subsidiaries may in the future be required to remedy contaminated property. Governmental authorities such as the Environmental Protection Agency, and in some instances third parties, are authorized under CERCLA to seek to recover remediation and other costs from responsible persons, without regard to fault or the legality of the original disposal. In addition to their potential liability as a generator of a "hazardous substance," the property or right-of-way of the operating subsidiaries may be adjacent to or in the immediate vicinity of Superfund and other hazardous waste sites. Accordingly, the operating subsidiaries may be responsible under CERCLA for all or part of the costs required to clean up such sites, which costs could be material.

          The Clean Air Act, amended by the Clean Air Act Amendments of 1990 (the "Amendments"), imposes controls on the emission of pollutants into the air. The Amendments required states to develop facility-wide permitting programs over the past several years to comply with new federal programs. Existing operating and air-emission requirements like those currently imposed on the operating subsidiaries are being reviewed by appropriate state agencies in connection with the new facility-wide permitting program. It is possible that new or more stringent controls will be imposed upon the operating subsidiaries through this permit review process.

          The operating subsidiaries are also subject to environmental laws and regulations adopted by the various states in which they operate. In certain instances, the regulatory standards adopted by the states are more stringent than applicable federal laws.

Pipeline and Terminal Maintenance and Safety Regulation

          The pipelines operated by the operating subsidiaries are subject to regulation by the United States Department of Transportation ("DOT") under the Hazardous Liquid Pipeline Safety Act of 1979 ("HLPSA"), and its subsequent re-authorizations relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. HLPSA covers petroleum and petroleum products and requires any entity that owns or operates pipeline facilities to comply with applicable safety standards, to establish and maintain a plan of inspection and maintenance and to comply with such plans.

          The Pipeline Safety Reauthorization Act of 1988 requires coordination of safety regulation between federal and state agencies, testing and certification of pipeline personnel, and authorization of safety-related feasibility studies. Buckeye has a drug and alcohol testing program that complies in all material respects with the regulations promulgated by the Office of Pipeline Safety and DOT.

          HLPSA also requires, among other things, that the Secretary of Transportation consider the need for the protection of the environment in issuing federal safety standards for the transportation of hazardous liquids by pipeline. The legislation also requires the Secretary of Transportation to issue regulations concerning, among other things, the identification by pipeline operators of environmentally sensitive areas; the circumstances under which emergency flow restricting devices should be required on pipelines; training and qualification standards for personnel involved in maintenance and operation of pipelines; and the periodic integrity testing of pipelines in unusually sensitive and high-density population areas by internal inspection devices or by hydrostatic testing. Effective in August 1999, the DOT issued its Operator Qualification Rule, which required a written program by April 27, 2001, for ensuring operators are qualified to perform tasks covered by the pipeline safety rules. All persons performing covered tasks were required to be qualified under the program by October 28, 2002. Buckeye filed its written plan and has qualified its employees and contractors as required and requalified the employees under its plan in 2005. On March 31, 2001, DOT's rule for Pipeline Integrity Management in High Consequence Areas (Hazardous Liquid Operators with 500 or more Miles of Pipeline) became effective. This rule sets forth regulations that require pipeline operators to assess, evaluate, repair and validate the integrity of hazardous liquid pipeline segments that, in the event of a leak or failure, could affect populated areas, areas unusually sensitive to environmental damage or commercially navigable waterways. Under the rule, pipeline operators were required to identify line segments which could impact high consequence areas by December 31, 2001. Pipeline operators were required to develop "Baseline Assessment Plans" for evaluating the integrity of each pipeline segment by March 31, 2002 and to complete an assessment of the highest risk 50% of line segments by September 30, 2004, with full assessment of the remaining 50% by March 31, 2008. Pipeline operators will thereafter be required to re-assess each affected segment in intervals not to exceed five years. Buckeye has implemented an Integrity Management Program in compliance with the requirements of this rule.

          In December 2002, the Pipeline Safety Improvement Act of 2002 ("PSIA") became effective. The PSIA imposes additional obligations on pipeline operators, increases penalties for statutory and regulatory violations, and includes provisions prohibiting employers from taking adverse employment action against pipeline employees and contractors who raise concerns about pipeline safety within the company or with government agencies or the press. Many of the provisions of the PSIA are subject to regulations to be issued by the Department of Transportation. The PSIA also requires public education programs for residents, public officials and emergency responders and a measurement system to ensure the effectiveness of the public education program. Buckeye has commenced implementation of a public education program that complies with these requirements and the requirements of the American Petroleum Institute Recommended Practice 1162. While the

PSIA imposes additional operating requirements on pipeline operators, Buckeye does not believe that cost of compliance with the PSIA is likely to be material.

          Buckeye also has certain contractual obligations to Shell for testing and maintenance of pipelines. In 2003, Shell entered into a consent decree with the United States Environmental Protection Agency arising out of a June 1999 incident unrelated to the assets acquired. The consent decree included requirements for testing and maintenance of two of the pipelines (the "North Line" and the "East Line") acquired from Shell in 2004, the creation of a damage prevention program, submission to independent monitoring and various reporting requirements. In the purchase agreement with Shell, Buckeye agreed to perform, at its own expense, the work required of Shell on North Line and East Line under the consent decree. Buckeye's obligations to Shell with respect to the consent decree extend to approximately 2008, a date five years from the date of the consent decree.

          We believe that the operating subsidiaries currently comply in all material respects with HLPSA and other pipeline safety laws and regulations. However, the industry, including Buckeye, will incur additional pipeline and tank integrity expenditures in the future and Buckeye is likely to incur increased operating costs based on these and other government regulations. During 2005, Buckeye's integrity expenditures for these programs were approximately $13.5 million (of which $10.5 million was capital and $3.0 million was expense). We expect 2006 integrity expenditures for these programs to be approximately $26.0 million of which approximately $16.0 million will be capital and $10.0 million will be expense.

          The operating subsidiaries are also subject to the requirements of the Federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. We believe that the operating subsidiaries' operations comply in all material respects with OSHA requirements, including general industry standards, record-keeping, hazard communication requirements, training and monitoring of occupational exposure to benzene, asbestos and other regulated substances.

          Buckeye cannot predict whether or in what form any new legislation or regulatory requirements might be enacted or adopted or the costs of compliance. In general, any such new regulations could increase operating costs and impose additional capital expenditure requirements, but we do not presently expect that such costs or capital expenditure requirements would have a material adverse effect on Buckeye's results of operations or financial condition.

Title to Properties

          As of March 31, 2006, Buckeye's principal facilities included approximately 5,350 miles of 6-inch to 24-inch diameter pipeline, approximately 100 delivery points and 44 active bulk storage and terminal facilities with aggregate capacity of approximately 17.2 million barrels. Buckeye's pipelines are used by its Pipeline Operations segment and its terminals and storage facilities are used in its Terminalling and Storage segment. Properties used in Buckeye's Other Operations segment include the Sabina Pipeline, a 23-mile pipeline located in Texas that is leased to a third-party chemical company and a 29-mile ammonia pipeline located in Texas. The operating subsidiaries own substantially all of these facilities.

          In general, Buckeye's pipelines are located on land owned by others pursuant to rights granted under easements, leases, licenses and permits from railroads, utilities, governmental entities and private parties. Like other pipelines, certain of the operating subsidiaries' rights are revocable at the election of the grantor or are subject to renewal at various intervals, and some require periodic payments. The operating subsidiaries have not experienced any revocations or lapses of such rights that were material to their business or operations, and we have no reason to expect any such revocation or lapse in the foreseeable future. Most delivery points, pumping stations and terminal facilities are located on land owned by the operating subsidiaries.

          We believe that the operating subsidiaries have sufficient title to their material assets and properties, possess all material authorizations and revocable consents from state and local governmental and regulatory authorities and have all other material rights necessary to conduct their business substantially in accordance with past practice. Although in certain cases the operating subsidiaries' title to assets and properties or their other rights, including their rights to occupy the land of others under easements, leases, licenses and permits, may be subject to encumbrances, restrictions and other imperfections, none of such imperfections are expected to interfere materially with the conduct of the operating subsidiaries' businesses.

Litigation

Buckeye GP Holdings L.P.

          We are not a party to any litigation.

Buckeye Partners, L.P.

          Buckeye, in the ordinary course of business, is involved in various claims and legal proceedings, some of which are covered in whole or in part by insurance. We are unable to predict the timing or outcome of these claims and proceedings.

          With respect to environmental litigation, certain operating subsidiaries (or their predecessors) have been named in the past as defendants in lawsuits, or have been notified by federal or state authorities that they are potentially responsible parties ("PRPs") under federal laws or a respondent under state laws relating to the generation, disposal or release of hazardous substances into the environment. In connection with actions brought under CERCLA and similar state statutes, an operating subsidiary is usually one of many PRPs for a particular site and its contribution of total waste at the site is usually de minimis.

          Although there is no material environmental litigation pending against Buckeye or the operating subsidiaries at this time, claims may be asserted in the future under various federal and state laws, and the amount of any potential liability associated with such claims cannot be estimated. Please read "Business—Environmental Matters."

          In late October 2005, Buckeye experienced a release of approximately 43,000 gallons of unleaded gasoline at its Macungie, Pennsylvania station and tank farm complex. Buckeye estimates that it has recovered approximately 60 percent of the released gasoline. Buckeye is actively engaged in delineation of impacted soils and groundwater and has instituted product recovery through remediation systems. At December 31, 2005, Buckeye had expended approximately $1.2 million on emergency response and environmental remediation efforts. In addition, Buckeye accrued an additional $1.3 million of expense as of the end of 2005 in connection with additional costs anticipated to be incurred in 2006. Buckeye expects that insurance reimbursements will cover expenses in connection with environmental remediation costs in excess of $2.5 million.

          Buckeye is working with the United States Environmental Protection Agency ("EPA"), and the Pennsylvania Department of Environmental Protection ("PA DEP"), in connection with the delineation of the contamination and the development of a long-term remediation plan for the site. In the first quarter of 2006, Buckeye entered into administrative consent orders with the EPA and the PA DEP. In addition, in connection with the administrative consent order entered into with the PA DEP, Buckeye agreed (without admitting to any violations of law) to pay a civil penalty in connection with the release in the amount of $150,000. Buckeye is unable to estimate whether any additional penalties may be assessed by regulatory agencies in connection with the release.

MANAGEMENT

          The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner, MainLine Management LLC, and the executive officers and members of the board of directors of Buckeye's general partner, Buckeye GP LLC. Executive officers and directors of our general partner will serve until their successors are duly appointed or elected.

Name	Age	Position with Our General Partner	Position with Buckeye's General Partner
William H. Shea, Jr.	51	Chairman of the Board, President and Chief Executive Officer and Director	Chairman of the Board, President and Chief Executive Officer and Director
Michael B. Hoffman	55	Director	Director
David M. Leuschen	55	Director	Director
Andrew W. Ward	39	Director	Director
Stephen C. Muther	55	Senior Vice President — Administration, General Counsel and Secretary	Senior Vice President — Administration, General Counsel and Secretary
Robert B. Wallace	44	Senior Vice President — Finance and Chief Financial Officer	Senior Vice President — Finance and Chief Financial Officer
Brian F. Billings	67	—	Director
Edward F. Kosnik	61	—	Director
Joseph A. LaSala	51	—	Director
Jonathan O'Herron	76	—	Director
Frank S. Sowinski	49	—	Director
Eric Gustafson	57	—	Senior Vice President — Transportation and Technology

          William H. Shea, Jr. is a member of the MainLine Management LLC board of managers and has been President and Chief Executive Officer since May 4, 2004. Upon closing of the offering he will be appointed Chairman of the Board of Directors of MainLine Management LLC. He was named Chairman of the Board of the predecessor of Buckeye GP LLC, or the Prior General Partner, on May 12, 2004 and President and Chief Executive Officer and a director of the Prior General Partner on September 27, 2000, and serves Buckeye GP LLC in the same capacity. He served as President and Chief Operating Officer of the Prior General Partner from July 1998 to September 2000. Mr. Shea serves on the Board of Trustees of The Franklin Institute.

          Michael B. Hoffman is a member of the MainLine Management LLC board of managers and will be appointed a member of the Board of Directors. He has served as a Vice President of MainLine Management LLC since May 4, 2004, but will resign from such position at or prior to the closing of this offering. He became a director of the Prior General Partner on May 4, 2004, and serves Buckeye GP LLC in the same capacity. He has served as a Managing Director at Riverstone Holdings, LLC since January 2003. He currently serves as a member of the board of directors of Kramer Junction, Topaz Power Group, LLC, Microban International, and Onconova Therapeutics, and he serves on the Board of Trustees of Lenox Hill Hospital and Manhattan Eye, Ear and Throat

Hospital. Prior to joining Riverstone Holdings, LLC, Mr. Hoffman was a Senior Managing Director and Co-Head of M&A Advisory at The Blackstone Group, where he was also a member of Blackstone's Principal Group Investment Committee.

          David M. Leuschen is a member of the MainLine Management LLC board of managers and will be appointed a member of the Board of Directors. He has served as a Vice President of MainLine Management LLC since May 4, 2004, but will resign from such position at or prior to the closing of this offering. He became a director of the Prior General Partner on May 4, 2004, and serves Buckeye GP LLC in the same capacity. He is a founder of Riverstone Holdings, LLC where he has served as a Managing Director since May 2000. He currently serves as a member of the board of directors of Petroplus International, N.V., Cobalt International Exploration, Frontier Drilling ASA, Legend Natural Gas, L.P. and Mega Energy LLC. Previously, he served as a director of Seabulk International Inc., Belden & Blake Corporation, Cambridge Energy Research Associates, Cross Timbers Oil Company and Magellan GP LLC. He is also the owner and President of Switchback Ranch LLC, an integrated cattle ranching operation in the western United States. Prior to joining Riverstone Holdings, LLC, Mr. Leuschen spent 22 years with Goldman, Sachs & Co., where he founded the firm's Global Energy and Power Group in 1982.

          Andrew W. Ward is a member of the MainLine Management LLC board of managers and will be appointed a member of the Board of Directors. He has served as Vice President and Chief Financial Officer of MainLine Management LLC since May 4, 2004, but will resign from such position at or prior to the closing of this offering. He is currently a Managing Director of Riverstone Holdings, LLC where he served as a Principal from March 2002 to December 2004. He has served as Vice President and Chief Financial Officer of the general partner of MainLine since May 4, 2004. Prior to joining Riverstone Holdings, LLC, Mr. Ward was a Limited Partner and Managing Director with Hyperion Partners/Ranieri & Co., a private equity fund that specialized in investments in the financial services and real estate sectors.

          Stephen C. Muther is the Senior Vice President — Administration, General Counsel and Secretary of MainLine Management LLC. Has was the Senior Vice President — Administration, General Counsel and Secretary of the Prior General Partner for more than five years and serves Buckeye GP LLC in the same capacity.

          Robert B. Wallace will be appointed as the Senior Vice President — Finance and Chief Financial Officer of MainLine Management LLC at or prior to the closing of this offering. He became the Senior Vice President — Finance and Chief Financial Officer of the Prior General Partner on September 1, 2004, and serves Buckeye GP LLC in the same capacity. He was an executive director in the UBS Energy Group from September 1997 to February 2004.

          Brian F. Billings became a director of the Prior General Partner on December 31, 1998, and serves Buckeye GP LLC in the same capacity. Mr. Billings was a director of Buckeye Management Company, or, BMC (the predecessor of the Prior General Partner) from October 1986 to December 1998.

          Edward F. Kosnik became a director of the Prior General Partner on December 31, 1998, and serves Buckeye GP LLC in the same capacity. He was a director of BMC from October 1986 to December 1998. Mr. Kosnik was President and Chief Executive Officer of Berwind Corporation, a diversified industrial real estate and financial services company, from December 1999 until February 2001 and was President and Chief Operating Officer of Berwind Corporation from June 1997 to December 1999. Since November 2004, he has served on the Board of Directors of Premcor, Inc. and is a member of Premcor, Inc.'s audit committee.

          Joseph A. LaSala, Jr. became a director of the Prior General Partner on April 23, 2001, and serves Buckeye GP LLC in the same capacity. He has served as Vice President, General Counsel and Secretary of Novell, Inc. since July 11, 2001. Mr. LaSala served as Vice President, General Counsel and Secretary of Cambridge Technology Partners from March 2000 to July 2001. He had been Vice President, General Counsel and Secretary of Union Pacific Resources, Inc. from January 1997 to February 2000.

          Jonathan O'Herron became a director of the Prior General Partner on December 31, 1998, and serves Buckeye GP LLC in the same capacity. He was a director of BMC from September 1997 to December 1998. He has been Managing Director of Lazard Freres & Company, LLC for more than five years.

          Frank S. Sowinski became a director of the Prior General Partner on February 22, 2001, and serves Buckeye GP LLC in the same capacity. He served as Executive Vice President of Liz Claiborne, Inc. from January 2004 until October 2004. Mr. Sowinski served as Executive Vice President and Chief Financial Officer of PWC Consulting, a systems integrator company, from May 2002 to October 2002. He was a Senior Vice President and Chief Financial Officer of the Dun & Bradstreet Corporation from October 2000 to April 2001. Mr. Sowinski served as President of the Dun & Bradstreet operating company from September 1999 to October 2000. He had been Senior Vice President and Chief Financial Officer of the Dun & Bradstreet Corporation from November 1996 to September 1999.

          Eric Gustafson became the Senior Vice President — Operations and Technology of Buckeye GP LLC on January 1, 2005. He had served as Vice President — Transportation and Technology of Buckeye Pipeline Services Company since May 1998.

Board Committees

  Audit Committee

          Our general partner's board of directors has established an audit committee to be effective upon the closing of this offering. Ultimately, three independent members of our general partner's board of directors will serve on the audit committee which reviews our external financial reporting, is responsible for engaging our independent auditors and reviews procedures for internal auditing and the adequacy of our internal accounting controls. The members of the audit committee must meet the independence standards established by the NYSE. Upon the completion of this offering, we will have one member of the audit committee.

  Conflicts Committee

          Our general partner's board of directors has the ability to establish a conflicts committee under our partnership agreement. The conflicts committee, if formed, will consist of one or more members and will be charged with reviewing specific matters that our general partner's board of directors believes may involve conflicts of interest. A conflicts committee may determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. In addition to satisfying certain other requirements, the members of the conflicts committee must meet the independence standards for service on an audit committee of a board of directors, which standards are established by the NYSE. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our unitholders, and not a breach by us of any duties we may owe to our unitholders.

  Compensation Committee

          Our general partner's board of directors performs the functions of a compensation committee. Its responsibilities will include making compensation decisions for the officers and independent directors of our general partner.

  Other Committees

          Our general partner's board of directors may establish other committees from time to time to facilitate our management.

Election of our Directors

          Our general partner's limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors will be elected by the sole member of our general partner.

Compensation of Directors

          No additional remuneration will be paid to officers or employees of our general partner who also serve as directors. We anticipate that each independent director will receive a combination of cash and common unit options and restricted common unit grants as compensation for services rendered, including attending meetings of the board of directors and committee meetings. In addition, each independent director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Committee Interlocks and Insider Participation

          While our executive officers and certain of our directors serve in similar roles with the general partner of Buckeye, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the board of directors or compensation committee of our general partner, except for William H. Shea, Jr.

Executive Officer Compensation

          MainLine Sub LLC and Mr. Shea are parties to an Employment Agreement (the "Shea Employment Agreement"), dated as of May 4, 2004, and a Benefits Continuation Agreement (the "Benefits Continuation Agreement") dated as of January 1, 2004. Mr. Shea's base salary under the Shea Employment Agreement is not less than $400,000 per year (less applicable taxes and withholdings). The Shea Employment Agreement is terminable at any time for any reason by MainLine Sub or Mr. Shea. Pursuant to the Benefits Continuation Agreement, upon the termination of Mr. Shea's employment for any reason within two years following a change in control of Buckeye Partners, L.P., Mr. Shea will be entitled to continued coverage by MainLine Sub for 36 months after the effective date of such termination under the medical and dental benefits and disability insurance plans and policies at the same level of coverage that Mr. Shea enjoyed prior to such termination, subject to certain limitations. For purposes of the Benefits Continuation Agreement, a "change of control" is defined as the acquisition (other than by Buckeye GP and its affiliates) of 80 percent or more of the LP units of Buckeye Partners, L.P., 51 percent or more of the general partner interests owned by Buckeye GP LLC or 50 percent or more of the voting equity interest of Buckeye Partners, L.P. and Buckeye GP LLC on a combined basis.

          Mr. Muther and MainLine Sub are parties to an Amended and Restated Employment and Severance Agreement, dated as of May 4, 2004 (the "Muther Employment Agreement"), which provides for, among other things, the payment of severance and the continuation of certain benefits following a termination of Mr. Muther's employment by MainLine Sub (and its affiliates). Mr. Muther's base salary under the Muther Employment Agreement is not less than $300,000 per year (less applicable taxes and withholdings). The Muther Employment Agreement also provides for, among other things, the payment of severance and the continuation of certain benefits following (a) an involuntary termination of Mr. Muther's employment for any reason other than for "cause" or (b) a voluntary termination of employment by Mr. Muther for "good reason," which includes, in certain circumstances, a termination in connection with a "change of control" of the Partnership. The Muther Employment Agreement provides for a severance payment of 3.0 times Mr. Muther's annualized base salary at the time of termination in the circumstances described in clauses (a) and (b) above. In addition, the Partnership will provide certain benefits to Mr. Muther for a period of 18 months (36 months if the triggering event is a "change of control") following his termination. For purposes of the Muther Employment Agreement, "change of control" is defined similarly to such term in the Benefits Continuation Agreement discussed above.

          Mr. Wallace's base salary is $300,000 per year. MainLine Sub and Mr. Wallace are parties to a Severance Agreement, dated as of September 1, 2004 (the "Wallace Severance Agreement"). The Wallace Severance Agreement generally provides for, among other things, the payment of severance and the continuation of certain benefits following a voluntary termination of employment by Mr. Wallace after a "change of control" has occurred and upon the occurrence of certain specified adverse changes in Mr. Wallace's employment conditions. The Wallace Severance Agreement provides for a severance payment of 2.0 times Mr. Wallace's annualized base salary at the time of termination. In addition, MainLine Sub will provide certain continued benefits to Mr. Wallace for a period of 12 months following his termination, subject to certain limitations. For purposes of the Wallace Severance Agreement, "change of control" is defined similarly to such term in the Benefits Continuation Agreements discussed above.

          Buckeye GP LLC has released Buckeye from its obligations to reimburse Buckeye GP LLC for total compensation, including all benefits, paid for the four highest salaried officers performing duties for Buckeye GP LLC with respect to the functions of operations, finance, legal, marketing and business development, treasury, or performing the function of president of Buckeye GP LLC. The four highest salaried officers are Mr. Shea, Mr. Muther, Mr. Wallace, and Eric A Gustafson. Mr. Gustafson is the Senior Vice President—Operations and Technology of Buckeye GP LLC.

Long-Term Incentive Plan

Unit Option and Distribution Equivalent Plan

          Buckeye has a Unit Option and Distribution Equivalent Plan (the "Option Plan"), which was approved by the Board of Directors of Buckeye GP on April 25, 1991 and by holders of Buckeye's LP units on October 22, 1991. The Option Plan was amended and restated on July 14, 1998. On April 24, 2002, the Buckeye GP Board approved an Amended and Restated Unit Option and Distribution Equivalent Plan to extend the term thereof for an additional ten years and to make certain administrative changes in the Plan, the Unit Option Loan Program of Buckeye GP and related documents. On April 1, 2005, Buckeye's general partner, after receiving approval under a solicitation of consents from LP unitholders, amended and restated the Option Plan to increase the granting of options (the "Options") to acquire LP units to an amount not to exceed 1,400,000 LP units in the aggregate. The options are granted to selected key employees (the "Optionees"). The price at which each LP unit may be purchased pursuant to the Options granted under the Option Plan is generally equal to the market value on the date of the grant. There are no options outstanding that were granted prior to 1998. Options granted after 1997 contain a "Distribution

Equivalent" feature. Distribution Equivalents are an amount equal to (i) Buckeye's per LP unit regular quarterly distribution, multiplied by (ii) the number of LP units subject to such Options that have not vested. The Distribution Equivalents are paid as independent cash bonuses on the date the Options vest and are dependent upon the percentage attainment of 3-year targets related to cash distributions paid to Buckeye's limited partners.

          Generally, the Options vest three years after the date of grant and are exercisable for up to 7 years following the date on which they vest.

Buckeye's Employee Stock Ownership Plan

          Services Company provides an employee stock ownership plan (the "ESOP") to the majority of its regular full-time employees hired before September 16, 2004. Effective September 16, 2004, new employees, including employees hired by Services Company from BGC, Buckeye Terminals and Norco on December 26, 2004, do not participate in the ESOP. The ESOP owns all of the outstanding common stock of Services Company. Services Company owns, as of March 31, 2006, 2,359,045 LP units of Buckeye. At December 31, 2005, the ESOP was directly obligated to a third-party lender for $33.6 million of 3.60% Notes due 2011 (the "ESOP Notes"). The ESOP Notes were issued on May 4, 2004 to refinance Services Company's 7.24% Notes which were originally issued to purchase Services Company common stock. The ESOP Notes are secured, as of March 31, 2006, 2,359,045 shares of Services Company's common stock. Buckeye has committed that, in the event that the value of the LP units owned by Services Company falls to less than 125% of the balance payable under the ESOP Notes, Buckeye will fund an escrow account with sufficient assets to bring the value of the total collateral (the value of the Services Company LP units and the escrow account) up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of the Services Company LP units returns to an amount which exceeds the 125% minimum. At March 31, 2006, the value of the LP units exceeded the 125% minimum requirement.

          Services Company common stock is released to employee accounts in the proportion that current payments of principal and interest on the ESOP Notes bear to the total of all principal and interest payments due under the ESOP Notes. Individual employees are allocated shares based on the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Except for the period March 1, 2003 through November 1, 2004, Services Company stock held in employee accounts received stock dividends in lieu of cash. The ESOP was amended to eliminate the payment of stock dividends on allocations made after February 28, 2003. Based upon provisions contained in the American Jobs Creation Act of 2004, the plan was amended further to reinstate this feature on allocations made after November 1, 2004.

          Buckeye issued 2,573,146 LP units to Services Company in August 1997 in exchange for the elimination of Buckeye's obligation to reimburse the predecessor of Buckeye GP LLC and the parent of its general partner for certain executive compensation costs, a reduction of the incentive payments paid by Buckeye to the predecessor of Buckeye GP LLC, and other changes that made the ESOP a less expensive fringe benefit for Buckeye. Funding for the ESOP Notes is provided by distributions that Services Company receives on the LP units that it owns and from cash payments from Buckeye, which are required to cover any shortfall between the distributions that Services Company receives on the LP units that it owns and amounts currently due under the ESOP Notes (the "top-up reserve"), except that Buckeye has no obligation to fund the accelerated portion of the ESOP Notes upon a default. Buckeye will also incur ESOP-related costs for routine administrative costs and taxes associated with annual taxable income or the sale of LP units, if any. Total ESOP-related costs charged to earnings were $10.0 million for the year ended December 31, 2003,

$3.4 million for the period January 1 to May 4, 2004, $6.6 million for the period May 4 to December 31, 2004 and $6.9 million for the year ended December 31, 2005.

Management Units

          In 2004 MainLine issued 16,216,668 Class B units to executive officers of Buckeye GP LLC pursuant to the terms of MainLine's partnership agreement. Prior to closing, each executive officer will contribute his Class B units in MainLine to us in exchange for 1,580,000 management units, or 10% of the total number of units owned by our current equity owners following this offering. Each management unit will represent a limited partner interest in us and will be entitled to receive quarterly cash distributions in the same amount as the quarterly cash distributions we make on each common unit. Each management unit will be allocated a portion of our income, gain, loss, deduction and credit in a pro rata basis with each common unit, and each management unit will be entitled to receive distributions upon liquidation in the same manner as each common unit. Each management unit will also have the same voting rights as a common unit from and after the time that the management units are entitled to be converted into common units. Each management unit will be convertible into one common unit at the election of the holder of the management unit at any time after the management unit vests. 30% of the management units are subject to vesting, with 10% vesting on May 4, 2007, 2008 and 2009. The management units, unlike the common units, will have a zero initial capital account balance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Buckeye GP Holdings L.P.

          The following table sets forth certain information regarding the beneficial ownership of our units following the consummation of this offering and the related transactions by:

  •
  each person who is known to us to beneficially own more than 5% of such units to be outstanding;

  •
  our general partner;

  •
  each of the named executive officers of our general partner;

  •
  each of the directors of our general partner; and

  •
  all of the directors and executive officers of our general partner and the directors and officers of Buckeye GP LLC as a group.

          All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders, as the case may be.

	Beneficially Owned After Offering
Name of Beneficial Owner:	Common Units		Percent Management Units Percent
Carlyle/Riverstone BPL Holdings II, L.P.(a)	13,150,305		46.5%
MainLine Management LLC	2,830		*
William H. Shea, Jr.	1,229,087	(b)(c)	4.3%
Michael B. Hoffman	—		—
David M. Leuschen	—		—
Andrew W. Ward	—		—
Stephen C. Muther	452,403	(c)	1.6%
Robert B. Wallace	167,743	(c)	*
All directors and executive officers as a group (consisting of 6 persons)	1,849,233	(b)(c)	6.5%

(*)
Less than one percent (1%).

(a)
Carlyle/Riverstone BPL Holdings II, L.P. is ultimately governed by a management committee which includes Messrs. Leuschen, Hoffman and Ward, all of whom are directors of our general partner. Entities owning the equity interests of Carlyle/Riverstone BPL Holdings II, L.P. include investment partnerships affiliated with Carlyle/Riverstone Global Energy and Power Fund II, L.P. ("Carlyle/Riverstone"). The Carlyle/Riverstone partnerships are associated with Riverstone Holdings, LLC ("Riverstone") and The Carlyle Group ("Carlyle"). Riverstone is based in New York, New York and was organized in May 2000 specifically for the purpose of originating private equity investments in the energy and power industry. Carlyle is a global private equity firm, based in Washington, D.C., that originates, structures and acts as lead equity investor in management-led buyouts, strategic minority equity investments, equity private placements, consolidations and build-ups, and growth capital financings. The address of Carlyle/Riverstone BPL Holdings II, L.P. is 712 Fifth Avenue, 51st Floor, New York, NY 10019.

(b)
Includes units beneficially owned by Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, Susan Martinelli Shea and William H. Shea, Jr., Trustees F/B/O Susan Martinelli Shea. Because Mr. Shea is a trustee and the trust is for the benefit of a member of Mr. Shea's family, Mr. Shea may be deemed to have beneficial ownership of the common units owned by the trust. Mr. Shea disclaims beneficial ownership of all such common units.

(c)
Includes management units, which are convertible into common units, at the election of the holder, on a one-for-one basis.

Buckeye Partners, L.P.

          The following table sets forth certain information as of December 31, 2005 regarding the beneficial ownership of LP units by:

  •
  MainLine Sub LLC;

  •
  Buckeye GP LLC;

  •
  each of the named executive officers of Buckeye GP LLC;

  •
  each of the directors of Buckeye GP LLC; and

  •
  all of the directors and executive officers of Buckeye GP LLC as a group.

          All information with respect to beneficial ownership has been furnished by the respective directors, officers or greater than 5% unitholders, as the case may be.

Name of Beneficial Owner	LP units Beneficially Owned(a)		Percentage of LP units Beneficially Owned
MainLine Sub LLC	80,000		*
Buckeye GP LLC	—		—
Brian F. Billings	17,500		*
Eric A. Gustafson	11,200		*
Michael B. Hoffman	91,100	(b)	*
Edward F. Kosnik	14,000		*
Joseph A. LaSala, Jr.	—		—
David M. Leuschen	80,000	(b)	*
Stephen C. Muther	23,100		*
Jonathan O'Herron	26,800		*
William H. Shea, Jr.	100,200	(b)(d)	*
Frank S. Sowinski	5,500		*
Robert B. Wallace	1,000		*
Andrew W. Ward	80,000	(b)	*
All directors and executive officers as a group (consisting of 12 persons)	210,400	(c)	*

(*)
Less than one percent (1%).

(a)
Unless otherwise indicated, the persons named above have sole voting and investment power over the LP units reported.

(b)
Includes the 80,000 LP units owned by MainLine Sub, over which the indicated persons share voting and investment power by virtue of their membership on the Board of Managers of MainLine Management LLC, which is the general partner of us, the sole member of MainLine Sub. Such individuals expressly disclaim beneficial ownership of such LP units.

(c)
The 80,000 LP units owned by MainLine Sub are included in the total only once.

(d)
Includes 18,800 LP units for which Mr. Shea shares voting and investment power with his spouse.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Buckeye and its General Partner, Buckeye GP LLC

  General

          Our cash flows consist of distributions from Buckeye on the partnership interest we own, which consists of the following:

  •
  243,914 GP units in Buckeye;

  •
  the incentive distribution rights; and

  •
  approximately a 1% general partner interest through MainLine in each of the following Buckeye subsidiaries:

  •
  Buckeye Pipe Line

  •
  Laurel

  •
  Everglades

  •
  BPH.

          We also own 80,000 Buckeye LP units, representing a de minimis limited partner interest in Buckeye.

Our Relationship with Buckeye's General Partner

          Buckeye GP LLC, Buckeye's general partner, manages the operations and activities of Buckeye. Buckeye GP LLC owns MainLine, which is the general partner of, and manages the operations and activities of, Buckeye Pipe Line, Laurel, Everglades and BPH. MainLine is controlled by MainLine GP, Inc., which is wholly owned by MainLine.

          Cash distributions from Buckeye are generally made approximately 99.4% to LP unitholders, including affiliates of its general partner as holders of LP units, and approximately 0.6% to Buckeye GP LLC, as holder of Buckeye GP units. In addition, if distributions exceed the target levels in excess of the minimum quarterly distribution, Buckeye GP LLC is entitled to receive incentive distributions equal to an increasing percentage of such cash distributions.

          MainLine Sub is entitled to receive an annual management fee for certain management functions it provides to Buckeye GP LLC pursuant to the Management Agreement. In connection with completion of this offering, MainLine Sub will assign its rights under such Management Agreement to our general partner and Buckeye will assume the direct obligation to pay such fee, rather than the obligation to reimburse Buckeye GP LLC upon its payment. The management fee includes an annual Senior Administrative Charge of not less than $975,000 and reimbursement for certain costs and expenses. The disinterested directors of Buckeye GP LLC approve the amount of the management fee on an annual basis. Amounts paid to MainLine Sub in 2005 amounted to $1,900,000 for the Senior Administrative Charge. There were no reimbursed expenses in 2005.

          In recognition of increased services from MainLine Sub in the form of assistance with business development opportunities, financing strategies, insurance, investment banking and corporate development advice, the disinterested directors of Buckeye's general partner approved a Senior Administrative Charge for 2006 of $1.9 million. MainLine Sub agreed not to request an additional increase in the Senior Administrative Charge in 2006 (other than adjustments for inflation capped at the Consumer Price Index) unless there is a material change in the nature of the services rendered to Buckeye GP LLC by MainLine Sub.

          If Buckeye's general partner withdraws or is removed, and a successor general partner is elected by Buckeye's limited partners, the successor general partner is required to buy the GP units for a cash price equal to the fair market value. The fair market value of the GP units includes the value of all the rights associated with being Buckeye's general partner, including, without limitation, the general partner's pro rata interest in Buckeye and the right to receive incentive distributions.

          Upon Buckeye's liquidation, the partners, including Buckeye's general partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Pre-Closing General Partner Interest Restructuring

          Currently, the approximate 1% general partner interest in Buckeye Pipe Line, Laurel, Everglades, and BPH are owned by Buckeye GP LLC, rather than MainLine, and the incentive distribution rights are owned by MainLine Sub LLC, rather than Buckeye GP LLC. Moreover, distributions under the incentive distribution rights are currently characterized as contractual rights to payment, rather than distributions in respect of a partnership interest in Buckeye. Prior to the closing of this offering, the approximate 1% general partner interest in such entities will be transferred to MainLine, and MainLine will be conveyed to Buckeye GP. Additionally, the incentive distribution agreement will be assigned to Buckeye GP LLC and the agreement, together with the partnership agreement of Buckeye, will be amended and restated to clarify that the incentive distribution rights are a general partner interest in Buckeye and that the distributions thereunder are distributions in respect of such partnership interest.

Indemnification of Directors and Officers

          Under our partnership agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by Delaware law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director of officer, any person who is or was serving as a tax matters partner or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of our partnership or any of our affiliates. Additionally, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person who is or was our employee (other than an officer) or agent.

          Any indemnification under our partnership agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Related Party Transactions Involving Buckeye

          Under a services agreement, Services Company is entitled to reimbursement of substantially all direct and indirect costs related to the business activities of Buckeye except for certain executive compensation and related benefits costs paid by us.

          Costs reimbursed to Services Company totaled $92.9 million, $70.3 million and $65.4 million in 2005, 2004 and 2003, respectively. The reimbursable costs include insurance, general and administrative costs, compensation and benefits payable to employees of Services Company, tax information and reporting costs, legal and audit fees and an allocable portion of overhead expenses.

          Services Company, which is owned by the ESOP, owned 2,359,996 LP units (approximately 6% of the LP units outstanding) as of December 31, 2005. Distributions received by Services Company on the LP units it owns are used to fund obligations of the ESOP. Distributions paid to Services Company totaled $6,708,000, $6,365,000 and $6,226,000 in 2005, 2004 and 2003,

respectively. In addition, Buckeye recorded ESOP-related costs of $228,000, $643,000 and $1,100,000 in 2005, 2004 and 2003, respectively.

Related Party Transaction Involving Carlyle/Riverstone

          In connection with the acquisition of Glenmoor in 2004, Mainline entered into an agreement with Carlyle/Riverstone Energy Partners II, L.P. pursuant to which MainLine is obligated to pay Carlyle/Riverstone Energy Partners II, L.P. an annual fee of $300,000, plus the reimbursement of certain costs and expenses. In connection with the closing of this offering, the agreement will be terminated.

Material Provisions of Our General Partner's Limited Liability Company Agreement

          Our general partner's management and operations are governed by its limited liability company agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part. The limited liability company agreement establishes a board of directors that will be responsible for the oversight of our business and operations. Our general partner's board of directors is elected by Carlyle/Riverstone BPL Holdings II, L.P., as sole member.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

          Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including its owner) on the one hand, and us and our limited partners, on the other hand. The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its owner. At the same time, our general partner has a fiduciary duty to manage us in a manner beneficial to us and our unitholders.

          Whenever a conflict of interest arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner's fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

          Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of the conflict is:

  •
  approved by the conflicts committee, if established, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common and management units, excluding any units owned by our general partner or any of its affiliates;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

          If a conflicts committee is established, our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee. If our general partner does not seek approval from such conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving the conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

          Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash available for distribution to our unitholders.

          The amount of cash that is available for distribution to our unitholders is affected by decisions of our general partner regarding such matters as:

  •
  the expenses associated with being a public company and other general and administrative expenses;

  •
  interest expense related to current and future indebtedness;

  •
  expenditures, at our election, to maintain or increase our general partner interest in Buckeye;

  •
  reserves our general partner believes prudent to maintain for the proper conduct of our business or to provide for future distributions; and

  •
  a decision by our general partner's board of directors to limit or modify the incentive distributions we are entitled to receive.

          In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders.

We do not have any officers or employees and rely solely on officers and employees of MainLine Management LLC. In addition, all of our general partner's officers also serve as executive officers of Buckeye's general partner.

          Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to our general partner. The officers of our general partner are not required to work full time on our affairs.

We will reimburse our general partner and its affiliates for expenses.

          We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. Please read "Certain Relationships and Related Transactions."

Our general partner intends to limit its liability regarding our obligations.

          Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

          Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

          Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

          Our general partner will determine, in good faith, the terms of any of these transactions entered into after the sale of the common units offered in this offering.

          Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Common units are subject to our general partner's call right.

          Our general partner may exercise its right to call and purchase common units as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Call Right."

We may not choose to retain separate counsel for ourselves or for the holders of units.

          The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, if established, and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of our units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of our units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

          Our general partner may be accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

          Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner's board of directors has fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner's ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us as described below. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to the unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or in the case of a criminal matter, acted with the knowledge that such conduct was unlawful.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
• "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of the partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

          By purchasing our units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

          We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable. Please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Indemnification."

DESCRIPTION OF OUR COMMON UNITS

Common Units

          Our common units represent limited partner interests in us. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and preferences of holders of our common units and management units in our distributions, please read "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P."

          We intend to apply to list our common units on the New York Stock Exchange under the symbol "BGH."

Transfer Agent and Registrar

          Duties.    Computershare Trust Company N.A., will serve as registrar and transfer agent for our common units. We will pay all fees charged by the transfer agent for transfers of our common units except the following fees that will be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

          There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

          Resignation or Removal.    The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

          By transfer of our common units in accordance with our partnership agreement, each transferee of our common units will be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common units:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

          A transferee will become a substituted limited partner for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

          We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

          Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

          Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Management Units

          In addition to the common units, as of the closing of this offering, we will have 1,580,000 management units outstanding. These units will be issued to the current owners of MainLine's Class B units, in exchange for a contribution of those Class B units to us. Each management unit will represent a limited partner interest in us and will be entitled to receive quarterly cash distributions in the same amount and at the same time as the quarterly cash distributions we make on each common unit. Each management unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis with each common unit, and each management unit will be entitled to receive distributions upon liquidation in the same manner and at the same time as each common unit. Each management unit, whether or not vested, will be convertible into one common unit at the election of the holder of the management unit at any time after the management unit vests. 30% of the management units are subject to vesting, with 10% vesting on May 4, 2007, 2008 and 2009. The management units, unlike the common units, will have a zero initial capital account balance but will be allocated a portion of our income, gain, loss, deduction and credit on a pro rata basis with our common units.

Comparison of Rights of Holders of Buckeye's LP Units and Our Common Units

          Our common units and Buckeye's LP units are unlikely to trade in simple relation or proportion to one another. Instead, while the trading prices of our common units and Buckeye's LP units are likely to follow generally similar trends, the trading prices may diverge because, among other things, we participate in Buckeye's GP unit distributions and the incentive distributions, and Buckeye's limited partners do not.

          The following table compares certain features of Buckeye's LP units and our common units.

	Buckeye's LP Units	Our Common Units
Distributions	Buckeye has historically made quarterly distributions to its partners of its cash, less certain reserves for expenses and other uses of cash, including reimbursement of expenses owed to its general partner.	We intend to pay our unitholders quarterly distributions equal to the cash we receive from our Buckeye distributions, less certain reserves for expenses and other uses of cash. Our general partner owns a non-economic general partner interest, but owns common units equal to a 0.01% economic interest in us and is entitled to receive 0.01% of any distributions from us, and our capital structure does not include incentive rights. Therefore, our distributions are allocated exclusively to our units including those owned by our general partner.
Taxation of Entity	Buckeye is a flow-through entity that is not subject to an entity-level federal income tax.	Similarly, we are a flow-through entity that is not subject to an entity-level federal income tax.

Buckeye expects that holders of its LP units, other than us, will benefit for a period of time from tax basis adjustments and remedial allocations of deductions so that they will be allocated a relatively small amount of federal taxable income compared to the cash distributed to them.
We also expect that holders of our units will benefit for a period of time from tax basis adjustments and remedial allocations of deductions. However, our ownership of incentive distribution rights will cause more taxable income to be allocated to us. If Buckeye is successful in increasing distributions over time, our income allocations from the incentive distribution rights will increase and, therefore, our ratio of federal taxable income to cash distributions will increase.

	Buckeye LP unitholders will receive Schedule K-1's from Buckeye reflecting the unitholders' share of Buckeye's items of income, gain, loss and deduction at the end of each fiscal year.	Similarly, holders of our units also will receive Schedule K-1's from us reflecting the unitholders' share of our items of income, gain, loss and deduction at the end of each fiscal year.
Source of Cash Flow	Buckeye may, generally, engage in acquisition and development activities that expand its business and operations.
Our cash-generating assets consist of our general partner interests in Buckeye and we currently have no independent operations. Accordingly, our financial performance and our ability to pay cash distributions to our unitholders is directly dependent upon the performance of Buckeye.
Limitation on Issuance of Additional Units	Buckeye may issue an unlimited number of additional partnership interests and other equity securities without obtaining its unitholders' approval.	We may issue an unlimited number of additional partnership interests and other equity securities without obtaining our unitholders' approval.
Voting
Certain significant decisions require approval by a "Majority Interest" of LP units, which may be cast either in person or by proxy. A "Majority Interest" requires approval by the vote of a majority of the outstanding LP units. These significant decisions include, among other things, certain amendments to Buckeye's partnership agreement.
Our common units and management units vote together as a single class. Certain significant decisions require approval by a majority of our outstanding units, which may be voted either in person or by proxy. These significant decisions include, among other things:
• merger of our company or the sale of all or substantially all of our assets; and
• certain amendments to our partnership agreement.
	For more information, please read "Material Provisions of the Partnership Agreement of Buckeye Partners L.P.—Meetings; Voting."	For more information, please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Meetings; Voting."

Election, Appointment and Removal of General Partner and Directors	Buckeye LP unitholders do not elect the directors of Buckeye GP LLC. Instead, these directors are appointed by MainLine Sub LLC, as the sole member of Buckeye GP LLC.
Similarly, our unitholders do not elect the directors of MainLine Management LLC, our general partner. Instead, these directors are appointed by Carlyle/Riverstone BPL Holdings II, LP, as sole member of our general partner.

Buckeye's general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding LP units, including units held by Buckeye's general partner and its affiliates, and Buckeye receives an opinion of counsel regarding limited liability and tax matters.
Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters.
Preemptive Rights to Acquire Securities	Buckeye limited partners do not have preemptive rights.	Similarly, our unitholders do not have preemptive rights.
Liquidation	Buckeye will dissolve upon any of the following:	We will dissolve upon any of the following:
	• expiration of the term of Buckeye, which is scheduled to occur December 31, 2086;	• the election of our general partner to dissolve our company, if approved by the holders of units representing a unit majority;
	• the election of Buckeye's general partner to dissolve Buckeye, if approved by the holders of not less than 66 2/3% of the Buckeye units;	• the sale, exchange or other disposition of all or substantially all of our assets and properties and those of our subsidiaries;
	• the withdrawal of Buckeye's general partner unless a successor is appointed prior to such withdrawal; and	• the entry of a decree of judicial dissolution of our company; and

• bankruptcy or dissolution of Buckeye's general partner or any other event that results in its ceasing to be Buckeye's general partner other than by reason of its withdrawal or removal in accordance with Buckeye's partnership agreement.
• the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

MATERIAL PROVISIONS OF THE PARTNERSHIP
AGREEMENT OF BUCKEYE GP HOLDINGS L.P.

          The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P. which could impact our results of operations. The Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P., which is referred to in this prospectus as our partnership agreement, is included in this prospectus as Appendix A and will be adopted contemporaneously with the closing of this offering.

          We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  With regard to the transfer of common units, please read "Description of Our Common Units—Transfer of Common Units."

  •
  With regard to distributions of available cash, please read "Our Cash Distribution Policy and Restrictions on Distributions" and "How We Make Cash Distributions."

  •
  With regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

          We were formed on March 27, 2006 and have a perpetual existence.

Purpose

          Under our partnership agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

          Although our general partner has the ability to cause us, our affiliates or our subsidiaries to engage in activities other than the ownership of partnership interests in Buckeye, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

          Each limited partner, and each person who acquires a unit from a unitholder, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to grant consents and waivers under, our partnership agreement.

Capital Contributions

          Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

          Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner,

  •
  to approve some amendments to our partnership agreement, or

  •
  to take other action under our partnership agreement,

constituted "participation in the control" of our business for the purposes of the Delaware Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

          Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

          Our subsidiaries conduct business in 17 states. If it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

          The following is a summary of the unitholder vote required for the matters specified below. In voting their units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding units. Please read "—Amendments to Our Partnership Agreement."
Merger or the sale of all or substantially all of our assets	A majority of our outstanding units in certain circumstances. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution	A majority of our outstanding units. Please read "—Termination and Dissolution."
Reconstitution upon dissolution	A majority of our outstanding units. Please read "—Termination and Dissolution."
Withdrawal of our general partner
Under most circumstances, the approval of a majority of our outstanding units, excluding units held by our general partner and its affiliates, is required for the withdrawal of the general partner prior to the later of June 30, 2016 in a manner that would cause our dissolution. Please read "—Withdrawal or Removal of the General Partner."
Removal of our general partner	Not less than 80% of our outstanding units, including units held by our general partner and its affiliates. Please read "—Withdrawal or Removal of the General Partner."
Transfer of the general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the units, excluding units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2016. Please read "—Transfer of General Partner Interests."

Issuance of Additional Securities

          Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

          In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the common and management units are not entitled.

Amendments to Our Partnership Agreement

  General

          Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek approval of a majority of our outstanding units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment.

  Prohibited Amendments

          No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected, or

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

          The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

  No Unitholder Approval

          Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in our name, the location of our principal place of business, our registered agent or its registered office,

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement,

  (3)
  a change that our general partner determines is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed,

  (5)
  an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities,

  (6)
  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone,

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement,

  (8)
  any amendment that, in the discretion of our general partner, is necessary or advisable for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement,

  (9)
  a change in our fiscal year or taxable year and related changes,

  (10)
  a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, or

  (11)
  any other amendments substantially similar to any of the matters described in (1) through (10) above.

          In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of our general partner:

  (1)
  do not adversely affect our limited partners (or any particular class of limited partners) in any material respect,

  (2)
  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

  (3)
  are necessary or appropriate to facilitate the trading of our limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our limited partner interests are or will be listed for trading,

  (4)
  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement, or

  (5)
  are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

          Finally, our partnership agreement specifically permits our general partner to authorize Buckeye GP LLC to limit or modify its incentive rights if our general partner determines that such limitation or modification does not adversely affect our limited partners in any material respect.

  Opinion of Counsel and Unitholder Approval

          Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

          In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

          Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

          If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination and Dissolution

          We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by 66?% of our outstanding units,

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law,

  (3)
  the entry of a decree of judicial dissolution of us, or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of general partner interests in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

          Upon a dissolution under clause (4) above, the holders of a majority of our outstanding units may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding units, subject to our receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner, and

  (2)
  neither we nor the reconstituted limited partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

          Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "How We Make Cash Distributions—Distributions of Cash upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

          Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner prior to June 30, 2016 without obtaining the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

          Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the outstanding units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue our business and to appoint a successor general partner. Please read "—Termination and Dissolution" above.

          Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding units and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding units. The ownership of more than 20% of our outstanding units by our general partner and its affiliates would give it the practical ability to prevent its removal. Upon completion of this offering, the owner of our general partner will own approximately 46.47% of our outstanding units.

          In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interests

          Except for transfer by our general partner of all, but not less than all, of its general partner interests in us to another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in us to another person prior to                          , 2016 without the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters. At any time, the owner of our general partner may sell or transfer all or part of its membership interests in our general partner without the approval of the unitholders, subject to certain restrictions as described elsewhere in this prospectus. Please read "Certain Relationships and Related Transactions."

Change of Management Provisions

          Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of our units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner.

Unitholder Rights Plan

          Our partnership agreement provides that our general partner, in its sole discretion, may at any time adopt a unitholder rights plan similar to a shareholder rights plan for corporations. If adopted, we would issue a dividend of one right to each holder of common or management units as of a record date to be established by our general partner. The rights would generally become exercisable if a third person or group acquires ownership in excess of a specified percentage of our common units or initiated a tender offer for in excess of that specified percentage percent of our common units. Upon such a triggering event, each right would initially entitle our unitholders to purchase a fractional share of a class of preferred units, which would convert into the right to purchase our common units. In such an event, all rights holders except such acquiring third person or group may exercise each right to purchase one common unit (or shares of the third-person acquirer in certain circumstances) at half of our common units' then-current market price. The rights will also be redeemable by us for $0.01 per right. Further details of the rights plan will be outlined in a letter that will be mailed to holders of our common units as of the record date selected by our general partner upon adoption of any such plan.

          If adopted, the rights will cause substantial dilution to any person or group that attempts to acquire us. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because the board of directors of our general partner can approve a redemption of the rights or a permitted offer, the rights, if adopted, should not interfere with a merger or other business combination approved by the board of directors of our general partner. By purchasing a common unit, you consent to the adoption of the rights agreement by our general partner.

Call Right

          If at any time not more than 10% of the then-issued and outstanding limited partner interests of any class are held by persons other than our general partner and its affiliates, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days notice. The purchase price in the event of such a purchase will be the greater of:

  (1)
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased during the 90 day period preceding the date such notice is first mailed; and

  (2)
  the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

          At the completion of this offering, our current equity owners, including certain officers of our general partners, will own approximately 55.8% of our common units.

          As a result of our general partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Units."

Meetings; Voting

          Except as described below regarding a person or group owning 20% or more of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

          Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

          Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read "—Issuance of Additional Securities" above. However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

          Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

          By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under "—Limited Liability" above, the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

          If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

          Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  •
  our general partner,

  •
  any departing general partner,

  •
  any person who is or was an affiliate of our general partner or any departing general partner,

  •
  any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner,

  •
  any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person, or

  •
  any person designated by our general partner.

          Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Books and Reports

          Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

          We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

          We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

Right to Inspect Our Books and Records

          Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner,

  •
  a copy of our tax returns,

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,

  •
  copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed,

  •
  information regarding the status of our business and financial condition, and

  •
  any other information regarding our affairs as is just and reasonable.

          Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

          Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. Please read "Units Eligible for Future Sale."

MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT
OF BUCKEYE PARTNERS, L.P.

          The following is a summary of the material provisions of the partnership agreement of Buckeye Partners, L.P., which could impact our results of operations and those of Buckeye. Buckeye's partnership agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. Unless the context otherwise requires, references in this prospectus to the "Buckeye partnership agreement," constitute references to the partnership agreement of Buckeye Partners, L.P.

          We summarize provisions of the Buckeye partnership agreement relating to allocations of taxable income and taxable loss in "Material Tax Consequences."

Organization and Duration

          Buckeye was organized on July 11, 1986 and has a term extending until the close of business on December 31, 2086.

Purpose

          Buckeye's purpose under its partnership agreement is to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

          Buckeye's general partner is authorized in general to perform all acts deemed necessary to carry out Buckeye's purposes and to conduct its business.

Power of Attorney

          Each Buckeye limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to Buckeye's general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for Buckeye's qualification, continuance or dissolution. The power of attorney also grants Buckeye's general partner the authority to amend, and to make consents and waivers under, the Buckeye partnership agreement.

Cash Distribution Policy

General

          Buckeye's partnership agreement does not require distributions to be made quarterly. Under the partnership agreement, Buckeye's general partner, from time to time and not less than quarterly, is required to review Buckeye's accounts to determine whether distributions are appropriate. Buckeye's general partner is permitted to make such distributions as it, in its sole discretion, may determine, without being limited to current or accumulated income or gains. Cash distributions may be made from any Buckeye funds, including, without limitation, revenues, capital contributions or borrowed funds. Distributions are made concurrently to all record holders on the record date set for purposes of such distribution.

Incentive Distribution Rights

          The Incentive Compensation Agreement between Buckeye GP LLC, our wholly owned subsidiary, and Buckeye provides that if a quarterly cash distribution to Buckeye's LP units exceeds a target of $0.325 per LP unit, Buckeye will pay Buckeye GP LLC, for each outstanding LP unit

(other than the 2,573,146 LP units initially issued to Buckeye Pipe Line Services Company), incentive distribution equal to:

  (1)
  15% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.325 but is not more than $0.35, plus

  (2)
  25% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.35 but is not more than $0.375, plus

  (3)
  30% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.375 but is not more than $0.40, plus

  (4)
  35% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.40 but is not more than $0.425, plus

  (5)
  40% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.425 but is not more than $0.525, plus

  (6)
  45% of the amount, if any, by which the quarterly distribution per eligible LP unit exceeds $0.525.

Distributions of Cash Upon Liquidation

          If Buckeye dissolves in accordance with its partnership agreement, Buckeye will sell or otherwise dispose of its assets in a process called liquidation. Buckeye will first apply the proceeds of liquidation to the payment of its creditors. Buckeye will distribute any remaining proceeds to its unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Issuance of Additional Securities

          The Buckeye partnership agreement authorizes Buckeye to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by Buckeye's general partner in its sole discretion without the approval of any limited partners. Without the prior approval of the holders of two-thirds of the outstanding LP units, the Buckeye general partner is prohibited from causing Buckeye to issue any class or series of LP units having preferences or other special or senior rights over the previously outstanding LP units.

          It is possible that Buckeye will fund acquisitions through the issuance of additional LP units or other equity securities. Holders of any additional LP units issued by Buckeye will be entitled to share equally with the then-existing holders of LP units, GP units and other securities in Buckeye's distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of LP units in Buckeye's net assets.

          In accordance with Delaware law and the provisions of the Buckeye partnership agreement, Buckeye may also issue additional partnership interests that, in the sole discretion of Buckeye's general partner, have special voting rights to which the LP units are not entitled.

          Upon issuance of additional partnership interests in Buckeye, Buckeye's general partner is required to make additional capital contributions of property with a value equal to 1/99th of the aggregate value of all capital contributions being made in respect of the additional partnership interests. If Buckeye's general partner obtains an opinion of counsel that the failure to make such capital contribution would not result in Buckeye or the operating partnerships being treated as an association taxable as a corporation for federal income tax purposes then the general partner is not required to make such additional capital contributions. If Buckeye's general partner does not make such additional capital contributions, its percentage interest will be reduced to reflect its percentage of the total capital contributed.

Amendment of the Buckeye Partnership Agreement

  General

          Amendments to the Buckeye partnership agreement may be proposed only by Buckeye's general partner. To adopt a proposed amendment, other than the amendments discussed below, Buckeye's general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the LP units, referred to as a "Majority Interest."

  Prohibited Amendments

          Without the consent of at least a majority of the limited partners, Buckeye's general partner may not amend the Buckeye limited partnership agreement unless the amendment, in the good faith opinion of the general partner, does not adversely affect the limited partners in any material respect.

          Without the consent of two-thirds interest of the limited partners, Buckeye may not amend the Incentive Compensation Agreement unless the amendment, in the good faith opinion of Buckeye's general partner, does not adversely affect the limited partners in any material respect.

  No Unitholder Approval

          Buckeye's general partner may generally make amendments to the Buckeye partnership agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in the name of Buckeye, the location of Buckeye's principal place of business, Buckeye's registered agent or its registered office;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with Buckeye's partnership agreement;

  (3)
  a change that Buckeye's general partner deems appropriate or necessary for Buckeye to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither Buckeye nor any of the operating partnerships will be treated as an association taxable as a corporation for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of our counsel, to prevent Buckeye, any of the operating partnerships, or Buckeye GP LLC or its directors and officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed; or

  (5)
  any other changes or events similar to any of the matters described in (1) through (4) above.

          In addition, Buckeye's general partner may make amendments to the Buckeye partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of Buckeye's general partner reflect:

  (1)
  a change that in the good faith opinion of Buckeye's general partner does not adversely affect the limited partners in any material respect;

  (2)
  a change to divide the outstanding Buckeye units into a greater number of units, to combine the outstanding units into a smaller number of units or to reclassify Buckeye units in a manner than in the good faith opinion of Buckeye's general partner does not adversely affect any class of limited partners in any material respect;

  (3)
  a change that Buckeye's general partner in its sole discretion deems appropriate or necessary to satisfy any requirements, conditions or guidelines contained in any order, rule or regulation of any federal or state agency or contained in any federal or state statute; or

  (4)
  a change that Buckeye's general partner in its sole discretion deems appropriate or necessary to facilitate the trading of any Buckeye units or comply with any rule, regulation, requirement, condition or guideline of any exchange on which any units are or will be listed or admitted to trading.

  Opinion of Counsel and Unitholder Approval

          No amendments to the Buckeye partnership agreement will become effective without the approval of holders of at least 80% of the LP units unless Buckeye obtains an opinion of counsel to the effect that the amendment will not result in the loss of limited liability of any of its limited partners or cause Buckeye or any Operating Partnership to be treated as an association taxable as a corporation for federal income tax purposes.

          Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of Buckeye limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

          The Buckeye partnership agreement generally prohibits Buckeye's general partner, without the prior approval of the holders of at least two-thirds of the outstanding LP units and Special Approval, from causing Buckeye to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets. Buckeye's general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Buckeye's assets without that approval. Buckeye's general partner may also sell all or substantially all of Buckeye's assets under a foreclosure or other realization upon those encumbrances without that approval. The Buckeye partnership agreement generally prohibits Buckeye's general partner from causing Buckeye to merge or consolidate, without prior Special Approval.

Termination and Dissolution

          Buckeye will continue as a limited partnership until the close of business on December 31, 2086 or until earlier terminated under the Buckeye partnership agreement. Buckeye will dissolve upon:

  (1)
  the expiration of Buckeye's term;

  (2)
  the withdrawal of Buckeye's general partner unless a person becomes a successor general partner prior to or on the effective date of such withdrawal;

  (3)
  the bankruptcy or dissolution of Buckeye's general partner, or any other event that results in its ceasing to be Buckeye's general partner other than by reason of a withdrawal or removal or transfer of general partner interests by Buckeye's general partner in accordance with the Buckeye partnership agreement; or

  (4)
  the election of Buckeye's general partner to dissolve Buckeye, if approved by the holders of two-thirds of the outstanding LP units.

          Upon a dissolution under clause (2) or (3), the holders of Buckeye LP units representing a Majority Interest may also elect, within specific time limitations, to reconstitute Buckeye and continue Buckeye's business on the same terms and conditions described in the Buckeye partnership agreement by forming a new partnership on terms identical to those in the Buckeye partnership agreement and having as general partner a person approved by the holders of a majority of the outstanding LP units, subject to Buckeye's receipt of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner, and

  (2)
  neither Buckeye nor the reconstituted partnership would be treated as an association taxable as a corporation for federal income tax purposes.

Liquidation and Distribution of Proceeds

          Upon Buckeye's dissolution, unless it is reconstituted and continued as a new partnership, the liquidator authorized to wind up Buckeye's affairs will, acting with all of the powers of Buckeye's general partner that the liquidator deems appropriate or necessary in its good faith judgment, liquidate Buckeye's assets and apply and distribute the proceeds of the liquidation as described above in "—Cash Distribution Policy—Distributions of Cash Upon Liquidation."

Withdrawal or Removal of the General Partner

          Except as described below, Buckeye's general partner has agreed not to withdraw voluntarily as a general partner prior to the later of December 23, 2011 and the date the ESOP Loan is paid in full. On or after the latter of such dates, the general partner of Buckeye may withdraw as general partner by giving 90 days' written notice, and that withdrawal will not constitute a violation of the Buckeye partnership agreement.

          Upon the withdrawal of Buckeye's general partner under any circumstances, other than as a result of a transfer by Buckeye's general partner of all or a part of its general partner interest in Buckeye, the holders of a majority of the outstanding LP units may select a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, Buckeye will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of the outstanding LP units agree in writing to continue Buckeye's business and to appoint a successor general partner. Please read "—Termination and Dissolution" above.

          Buckeye's general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding LP units and Buckeye receives an opinion of counsel regarding limited liability and tax matters. Any removal of Buckeye's general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding LP units.

          If Buckeye's general partner withdraws or is removed and a successor general partner is approved, the successor general partner is required to buy the GP units for a cash price equal to fair market value. The fair market value of the GP units includes the value of all the rights associated with being Buckeye's general partner, including, without limitation, the general partner's pro rata interest in Buckeye and the right to receive incentive distributions pursuant to the Incentive Compensation Agreement (which rights will terminate upon removal of the general partner). The fair market value of the general partner's interest and the right to receive incentive distributions will be determined by agreement between Buckeye's general partner and the successor general partner. If no agreement is reached, a firm of independent appraisers selected by Buckeye's general partner and the successor general partner will determine the fair market value. Or, if Buckeye's general partner and the successor general partner cannot agree upon a firm of independent appraisers, then a firm of independent appraisers chosen by agreement of the firms selected by each of them will determine the fair market value.

          In addition, Buckeye is required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for Buckeye's benefit.

Transfer of Buckeye's General Partner Interests and Assignment of Incentive Compensation Agreement

          Except for transfer by Buckeye's general partner of all, but not less than all, of its general partner interests in Buckeye to another entity, or a transfer to an affiliate of Buckeye's general partner, in each case where the transferee or transferees assume all of the rights and obligations of the general partner as general partner under the Buckeye partnership agreement or as part of the merger or consolidation of the general partner with or into another person or the transfer by the general partner of all or substantially all of its assets to another person, Buckeye's general partner may not transfer all or any part of its general partner interest in Buckeye without the approval of the holders of at least a majority of the outstanding LP units. As a condition of this transfer, Buckeye must receive an opinion of counsel regarding limited liability and tax matters.

          At any time, the members of Buckeye's general partner may sell or transfer all or part of their membership interests in Buckeye's general partner without the approval of the Buckeye unitholders.

          Buckeye GP LLC may assign the Incentive Compensation Agreement to an affiliate or a transferee of Buckeye's general partner interest without the prior approval of Buckeye unitholders or the other parties to the Incentive Compensation Agreement; provided that the transferee is admitted as an additional or successor general partner in Buckeye. For so long as the Executive Employment Agreement between Buckeye's general partner, MainLine Sub LLC and Services Company is in effect, Buckeye GP LLC may not assign the Incentive Compensation Agreement without the prior written consent of the Trustee of the ESOP.

Call right

          If Buckeye's general partner and its affiliates own more than 90% of the outstanding LP units, the general partner has the right to purchase all, but not less than all, of the LP units that remain outstanding and are held by persons other than the general partner and its affiliates.

Indemnification

          The amended and restated partnership agreement of Buckeye, the agreements of limited partnership of the operating partnerships (the "Operating Partnership Agreements," and together with the Buckeye partnership agreement, the "Partnership Agreements") and the management agreements of the operating partnerships provide that Buckeye or the operating partnership, as the case may be, will indemnify (to the extent permitted by applicable law) certain persons (each, an "Indemnitee") against expenses (including legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending or completed claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to Partnership Agreements or the property, business, affairs or management of Buckeye or any operating partnership. This indemnity is available only if the Indemnitee acted in good faith and the action or omission which is the basis of such claim, demand, action, suit or proceeding does not involve the gross negligence or willful misconduct of such Indemnitee. Indemnitees include the general partner of the relevant operating partnership, any affiliates of such general partner, any person who is or was a director, officer, employee or agent of such general partner or any affiliate, or any person who is or was serving at the request of such general partner or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Buckeye maintains a liability insurance policy on behalf of the Indemnitees.

          Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Article V of the limited liability company agreement of the general partner of Buckeye provides for the indemnification of members, managers, partners, officers, directors, employees, agents, trustees and affiliates of the general partner and such persons who serve at the request of the general partner as members, managers, partners, officers, directors, employees, agents, trustees and affiliates of any other enterprise against certain liabilities under certain circumstances.

UNITS ELIGIBLE FOR FUTURE SALE

          After the sale of the common units offered hereby, our current equity owners will hold an aggregate of 14,220,000 common units and 1,580,000 management units, which are convertible into an equal number of common units. The sale of these common units (including those issuable upon conversion of the management units) could have an adverse impact on the price of our common units or on any trading market that may develop.

          The common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

          Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

          Our partnership agreement provides that we may issue an unlimited number of limited partner interests and other equity securities without a vote of the unitholders. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "Material Provisions of the Partnership Agreement of Buckeye GP Holdings L.P.—Issuance of Additional Securities."

          The owner of our general partner may request that we register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities that are held by such owner. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, the owner of our general partner may sell its common units in private transactions at any time, subject to compliance with applicable laws.

          The owner of our general partner and its affiliates, including our general partner and the directors and executive officers of our general partner, have agreed not to sell any units they beneficially own for a period of 180 days from the date of this prospectus. For a description of these lock-up provisions, please read "Underwriting."

MATERIAL TAX CONSEQUENCES

          This section is a discussion of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., tax counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Buckeye GP Holdings L.P.

          The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of units.

          All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

          No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the units and the prices at which units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

          For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

          A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

          Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and marketing of crude oil, natural gas and products thereof, including our allocable share of such income from Buckeye. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than       % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income.

          No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or will be sought from the IRS and the IRS has made no determination as to Buckeye's status for federal income tax purposes or whether its operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership.

          In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied are:

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  Neither we, Buckeye, nor the operating partnerships of Buckeye will elect to be treated as a corporation; and

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  For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

          If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

          If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. Moreover, if Buckeye were taxable as a corporation in any taxable year, our share of Buckeye's items of income, gain, loss and deduction would not be passed through to us and Buckeye would pay tax on its income at corporate rates. If we or Buckeye were taxable as corporations, losses recognized by Buckeye would not flow through to us or our losses would not flow through to our unitholders, as the case may be. In addition, any distribution made by us to a unitholder (or by Buckeye to us) would be treated as either taxable dividend income, to the extent of current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his units (or our tax basis in our aggregate interest in Buckeye), or taxable capital gain, after the unitholder's tax basis in his units (or our tax basis in our aggregate interest in Buckeye) is reduced to zero. Accordingly, taxation of either us or Buckeye as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

          The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we and Buckeye will be classified as partnerships for federal income tax purposes.

Limited Partner Status

          Unitholders who have become limited partners of us will be treated as partners in us for federal income tax purposes. The following will also be treated as partners of Buckeye GP Holdings L.P.:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners; and

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  unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units.

          As there is no direct authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

          A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

          Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

          Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

          Treatment of Distributions.    Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under "—Disposition of Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

          A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

          Ratio of Taxable Income to Distributions.    We estimate that a purchaser of units in this offering who owns those units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2008, will be allocated an amount of federal taxable income for that period that will be less than       % of the cash distributed with respect to that cumulative period. This estimate is based upon the assumption that the current rate of distributions from Buckeye will approximate the amount required to make a quarterly distribution of $0.20 per common unit and other assumptions with respect to our operations, gross income, capital expenditures, cash flow, net working capital and anticipated cash distributions. Our ratio of taxable income to cash distributions will be much greater than the ratio applicable to the holders of LP units in Buckeye because our receipt of incentive distributions will cause more taxable income to be allocated to us from Buckeye. Further, if Buckeye is successful in increasing distributable cash flow over time, our income allocations from incentive distributions will increase and, therefore, our ratio of taxable income to cash distributions will further increase. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the units.

          Basis of Units. A unitholder's initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Units—Recognition of Gain or Loss."

          Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

          In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

          The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. However, the application of the passive loss limitations to tiered publicly traded partnerships is uncertain. We will take the position that any passive losses we generate that are reasonably allocable to our investment in Buckeye will only be available to offset our passive income generated in the future that is reasonably allocable to our investment in Buckeye and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments we may make in other publicly traded partnerships, such as Buckeye, or salary or active business income. Further, your share of our net income may be offset by any suspended passive losses from your investment in us, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party.

          The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as Buckeye and us, the related entities are treated as one publicly traded partnership. In that case, any passive losses we generate would be available to offset income from your investments in Buckeye. However, passive losses that are not deductible because they exceed a unitholder's share of income we generate would not be deductible in full until a unitholder disposes of his entire investment in both us and Buckeye in a fully taxable transaction with an unrelated party.

          The passive loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

          Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

          The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

          Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

          Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

          Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of this offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder purchasing units in this offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

          An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

          Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

          Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

          Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder where units are loaned to a short seller to cover a short sale of units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Units—Recognition of Gain or Loss."

          Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

          Tax Rates.    In general, the highest effective United States federal income tax rate for individuals is currently 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

          Section 754 Election.    We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a unit purchaser's tax basis in our assets ("inside basis") under

Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

          Where the remedial allocation method is adopted (which we will adopt), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Uniformity of Units."

          Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units."

          A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

          The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets or the tangible assets owned by Buckeye to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

          Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

          Initial Tax Basis, Depreciation and Amortization.    The tax basis of our assets and Buckeye's assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the unitholders immediately prior to this offering. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

          To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill we own at the time of this offering. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

          If we or Buckeye dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own or Buckeye owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

          The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

          Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets and Buckeye's assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

          Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

          Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than his original cost.

          Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own or Buckeye owns. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

          The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

          Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

          Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

          Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the "Allocation Date." However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

          The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

          A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

          Notification Requirements. A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

          Constructive Termination.    We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

          Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

          We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

          Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

          Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

          Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

          In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

          Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

          Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

          The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

          Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

          The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

          A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

          Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  •
  whether the beneficial owner is:

  (1)
  a person that is not a United States person;

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (3)
  a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

          Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

          Accuracy-Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

          For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority"; or

  (2)
  as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

          If any item of income, gain, loss or deduction included in the distributive shares of unitholders for a given year might result in an "understatement" of income for which no "substantial authority" exists, we will disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

          A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

          Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

          Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-related Penalties;"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations.

          We do not expect to engage in any "reportable transactions."

State, Local, Foreign and Other Tax Considerations

          In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we or Buckeye do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We or Buckeye will initially own property or may be deemed to do business in the following states: California, Connecticut, Florida, Illinois, Indiana, Louisiana, Massachusetts, Michigan, Nevada, New Jersey, New York, Ohio, Pennsylvania and Texas. Each of those states, except Florida, Nevada and Texas, currently impose a personal income tax. We or Buckeye may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many other jurisdictions in which we may do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

          An investment in our units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(l)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income (please read "Material Tax Consequences—Tax-Exempt Organizations and Other Investors") by the plan and, if so, the potential after-tax investment return.

          In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units is authorized by the appropriate governing instrument and is a proper investment for the plan.

          Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our units should consider whether the entity's purchase or ownership of such units would or could result in the occurrence of such a prohibited transaction.

          In addition to considering whether the purchase of units is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including fiduciary standard and its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

          The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  •
  the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  •
  the entity is an "operating company;" i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

  •
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

          Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in the first bullet point above.

          Plan fiduciaries contemplating a purchase of units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

          Buckeye GP Holdings L.P. and the underwriters named below have entered into an underwriting agreement with respect to the common units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common units indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Number of Common Units
Goldman, Sachs & Co.

Total	12,500,000

          The underwriters are committed to take and pay for all of the common units being offered, if any are taken, other than the common units covered by the option described below unless and until this option is exercised.

          If the underwriters sell more common units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,875,000 common units from Buckeye GP Holdings L.P. to cover such sales. They may exercise that option for 30 days. If any common units are purchased pursuant to this option, the underwriters will severally purchase common units in approximately the same proportion as set forth in the table above.

          The following table shows the per common unit and total underwriting discounts and commissions to be paid to the underwriters by Buckeye GP Holdings L.P. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,875,000 additional common units.

	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

          Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount of up to $             per common unit from the initial public offering price. Any such securities dealers may resell any common units purchased from the underwriters to certain other brokers or dealers at a discount of up to $             per common units from the initial public offering price. If all the common units are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

          Buckeye GP Holdings L.P., its general partner, its current owners and the officers and directors of its general partner have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common units or securities convertible into or exchangeable for common units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans. See "Units Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period Buckeye GP Holdings L.P. issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, Buckeye GP Holdings L.P. announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the common units. The initial public offering price will be negotiated among Buckeye GP Holdings L.P. and the representative. Among the factors to be considered in determining the initial public offering price of the common units, in addition to prevailing market conditions, will be the information set forth in this prospectus and otherwise available to the representative, including Buckeye's historical performance and the market price for Buckeye's common units (which trade on the NYSE under the symbol "BPL"), estimates of Buckeye GP Holdings L.P.'s business potential and earnings prospects, an assessment of Buckeye GP Holdings L.P.'s management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          Buckeye GP Holdings L.P. intends to apply to list its common units on the NYSE under the symbol "BGH." In order to meet one of the requirements for listing the common units on the NYSE, the underwriters have undertaken to sell lots of 100 or more common units to a minimum of 2,000 beneficial holders.

          In connection with the offering, the underwriters may purchase and sell common units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of common units than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional common units from Buckeye GP Holdings L.P. in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional common units or purchasing common units in the open market. In determining the source of common units to close out the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase additional common units pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common units made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased common units sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common units, and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common units. As a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          Each of the underwriters has represented and agreed that:

  (a)
  it has not made or will not make an offer of common units to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA);

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to Buckeye GP Holdings L.P.; and

  (c)
  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common units in, from or otherwise involving the United Kingdom.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of common units to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common units which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common units to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of common units to the public" in relation to any common units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe the common units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          The common units may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell common units or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the common units may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the common units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The common units have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any common units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          Because the National Association of Securities Dealers, Inc. views the common units offered by this prospectus as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

          A prospectus in electronic format may be made available on the website maintained by the representative and may also be made available on websites maintained by other underwriters. The representative may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make internet distributions on the same basis as other allocations.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of common units offered.

          Buckeye GP Holdings L.P. estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.9 million.

          In no event will the maximum amount of compensation to be paid to NASD members in connection with this offering exceed 10% plus 0.5% for bona fide due diligence.

          Buckeye GP Holdings L.P. and its general partner have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

          Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for Buckeye for which they have received customary fees and expenses. An affiliate of Goldman, Sachs & Co. is the administrative agent under MainLine L.P.'s credit and guaranty agreement. Goldman, Sachs & Co. served as financial advisor to Buckeye in connection with Buckeye's acquisition of the Midwest pipelines and terminals. Goldman, Sachs & Co. also served as a joint book-running manager for Buckeye's registered offering of $275 million aggregate principal amount of 5.30% notes, lead manager for Buckeye's October 19, 2004 sale of 5,500,000 LP units, sole underwriter for Buckeye's February 2, 2005 sale of 1,100,000 LP units and underwriter for Buckeye's registered offering of $125 million aggregate principal amount of 5.125% notes. The underwriters and their affiliates may in the future perform investment banking and advisory services for Buckeye GP Holdings L.P. from time to time for which they may receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform services for Buckeye GP Holdings L.P. in the ordinary course of their business.

LEGAL MATTERS

          The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., New York, New York. Certain legal matters in connection with the common units offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

          The consolidated financial statements of MainLine L.P. and subsidiaries (Successor) as of December 31, 2005 and 2004, and for the year ended December 31, 2005 and the period May 4, 2004 to December 31, 2004 and of Glenmoor, Ltd. and subsidiaries (Predecessor) for the period January 1, 2004 to May 4, 2004 and the year ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated balance sheets of MainLine Management LLC and subsidiaries included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The balance sheet of Buckeye GP Holdings L.P. included in this prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-1 regarding the common units offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits filed under the Securities Act of 1933. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 100 F Street, N.E.,

Washington, D.C. 20549, at prescribed rates or from the Securities and Exchange Commission's web site on the Internet at http://www.sec.gov. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms. Our registration statement can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          As a result of the offering, we will file with or furnish to the Securities and Exchange Commission periodic reports and other information. These reports and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission or obtained from the Securities and Exchange Commission's website as provided above. Our website on the Internet is located at http://www.                          .com, and we expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the Securities and Exchange Commission. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

          We intend to furnish or make available to our unitholders annual reports containing our audited financial statements prepared in accordance with GAAP. Our annual report will contain a detailed statement of any transactions with our general partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to our general partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed. We also intend to furnish or make available to our unitholders quarterly reports containing our unaudited interim financial information, including the information required by Form 10-Q, for the first three fiscal quarters of each fiscal year.

FORWARD-LOOKING STATEMENTS

          Some of the information in this prospectus may contain forward-looking statements. All statements other than statements of historical fact are forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," "estimate," "continue" or other similar words although some forward-looking statements are expressed differently. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. Specific factors could cause our actual results to differ materially from those contained in any forward-looking statement. These factors include, but are not limited to:

  •
  our ability to pay distributions to our unitholders;

  •
  our expected receipt of distributions and incentive distributions from Buckeye;

  •
  anticipated trends in Buckeye's business;

  •
  price trends and overall demand for refined petroleum products in the United States in general and in Buckeye's service areas in particular (economic activity, weather, alternative energy sources, conservation and technological advances may affect price trends and demands);

  •
  changes, if any, in laws and regulations, including, among others, safety, tax and accounting matters or Federal Energy Regulatory Commission regulation of Buckeye's tariff rates;

  •
  liability for environmental claims;

  •
  security issues affecting Buckeye's assets, including, among others, potential damage to its assets caused by acts of war or terrorism;

  •
  unanticipated capital expenditures and operating expenses to repair or replace Buckeye's assets;

  •
  availability and cost of insurance on Buckeye's assets and operations;

  •
  Buckeye's ability to successfully identify and complete strategic acquisitions and make cost saving changes in operations;

  •
  expansion in the operations of Buckeye's competitors;

  •
  Buckeye's ability to integrate any acquired operations into its existing operations;

  •
  shut-downs or cutbacks at major refineries that use Buckeye's services;

  •
  deterioration in Buckeye's labor relations;

  •
  changes in real property tax assessments;

  •
  disruptions to the air travel system;

  •
  interest rate fluctuations and other capital market conditions.

  •
  our future results of operations;

  •
  our liquidity and ability to finance our activities;

  •
  market conditions in Buckeye's industry;

  •
  conflicts of interest between Buckeye, its general partner and us;

  •
  the treatment of Buckeye or us as a corporation for federal income tax purposes or if we or Buckeye become subject to entity-level taxation for state tax purposes; and

  •
  the impact of governmental legislation and regulation on us and Buckeye.

          A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, including those described in the "Risk Factors" section of this prospectus. We will not update these statements unless the securities laws require us to do so.

INDEX TO FINANCIAL STATEMENTS

BUCKEYE GP HOLDINGS L.P. UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction	F-2
Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2005	F-4
Unaudited Pro Forma Consolidated Balance Sheet at December 31, 2005	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6
MAINLINE L.P. CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-8

Consolidated Statements of Income for the Year Ended December 31, 2003 (Predecessor), the Periods January 1 through May 4, 2004 (Predecessor) and May 4 through December 31, 2004 and the Year Ended December 31, 2005	F-9
Consolidated Balance Sheets at December 31, 2004 and December 31, 2005	F-10

Consolidated Statements of Cash Flows for the Year Ended December 31, 2003 (Predecessor), the Periods January 1 through May 4, 2004 (Predecessor) and May 4 through December 31, 2004 and the Year Ended December 31, 2005	F-11

Consolidated Statements of Changes In Owners' Equity (Deficiency) for the Year Ended December 31, 2003 (Predecessor), the Periods January 1 through May 4, 2004 (Predecessor) and May 4 through December 31, 2004 and the Year Ended December 31, 2005	F-12
Notes to Consolidated Financial Statements	F-13
BUCKEYE GP HOLDINGS L.P. FINANCIAL STATEMENT
Report of Independent Registered Public Accounting Firm	F-51
Balance Sheet at March 31, 2006	F-52
Notes to Balance Sheet	F-53
MAINLINE MANAGEMENT LLC CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-54
Consolidated Balance Sheets at December 31, 2004 and December 31, 2005	F-55
Notes to Balance Sheets	F-56

BUCKEYE GP HOLDINGS L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

          The pro forma consolidated financial statements are based upon the statement of income and balance sheet of MainLine L.P. ("MainLine"), the predecessor of Buckeye GP Holdings L.P. (the "Partnership"), for the year ended December 31, 2005 and as of December 31, 2005. MainLine will be contributed to the Partnership and the Partnership will own and control Buckeye GP LLC effective with the closing of the offering. Because the contribution of MainLine will be considered a reorganization of entities under common control, the contribution will be recorded at historical cost. The Partnership's pro forma financial statements have been derived from the consolidated financial statements of MainLine set forth elsewhere in this Prospectus and are qualified in their entirety by reference to such consolidated financial statements and related notes contained therein. The pro forma financial statements have been prepared on the basis that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such pro forma financial statements and with the historical financial statements of Mainline and related notes set forth elsewhere in this Prospectus.

          The pro forma statement of income and the pro forma balance sheet were derived by adjusting the consolidated financial statements of MainLine. The adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as described below and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

          The pro forma financial statements reflect the following transactions:

  •
  the formation of a new Delaware corporation named MainLine GP, Inc. to serve as the general partner of Mainline and the conveyance of a general partner interest in MainLine to MainLine GP, Inc.;

  •
  the contribution of the Class A and Class B units in MainLine and all of the shares of stock of MainLine GP, Inc. to Buckeye GP Holdings L.P. in exchange for common units and management units;

  •
  the conveyance by Buckeye GP LLC to MainLine of the approximately 1% general partner interest in Buckeye Pipe Line Company, L.P., Laurel Pipe Line Company, L.P., Everglades Pipe Line Company, L.P. and Buckeye Pipe Line Holdings, L.P.;

  •
  the distribution by MainLine of all of the equity in MainLine Sub LLC to Buckeye GP Holdings L.P.;

  •
  the contribution by Buckeye GP Holdings L.P. of all of the partners capital of MainLine and MainLine GP, Inc. to Buckeye GP LLC; and

  •
  the issuance by Buckeye GP Holdings L.P. of common units to the public with net proceeds of $258.0 million and the use of proceeds therefrom.

          Upon completion of the offering, Buckeye GP Holdings L.P. estimates that the costs associated with this offering will be approximately $15.1 million for underwriter's commission and $1.9 million for other costs. The pro forma balance sheet reflects these costs. The Company also anticipates incurring incremental general and administrative expenses of approximately $1.7 million per year as a result of being a public company. These costs include annual and quarterly reports to unitholders, audit fees, tax return fees and Schedule K-1 preparation and distribution costs, incremental insurance costs and registrar and transfer agent fees. The pro forma financial statements reflect these additional general and administrative expenses.

          The pro forma financial statements may not be indicative of the results that actually would have occurred if the Partnership had acquired MainLine on the dates indicated or which would occur in the future.

BUCKEYE GP HOLDINGS L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2005

(in thousands, except per unit amounts)

	Year Ended December 31, 2005
	Historical	Pro Forma Adjustments		Pro Forma
Revenues	$408,446			$408,446
Costs and expenses:
Operating expenses	196,750			196,750
Depreciation and amortization	32,408			32,408
General and administrative	23,419	1,700	(g)	25,119

Total cost and expenses	252,577	1,700		254,277
Operating income	155,869	(1,700)		154,169
Other income (expense)
Investment income	884			884
Interest and debt expense	(55,366)	10,169	(h)	(45,197)

Total other income (expense)	(54,482)	10,169		(44,313)

Income before equity income and non-controlling interest	101,387	8,469		109,856
Equity income	5,303			5,303
Non-controlling interest expense	(99,704)			(99,704)

Net income	$6,986	$8,469		$15,455

Units outstanding — basis and diluted	145,950			28,300
Earnings per unit — basic and diluted (g)	$0.05			$0.55

BUCKEYE GP HOLDINGS L.P.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2005

(in thousands)

	December 31, 2005
	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$28,984	$257,975 (173,250) (84,016) (709)	(a) (c) (b) (b)	$28,984
Trade receivable	38,864			38,864
Construction and pipeline receivables	10,571			10,571
Inventories	12,997			12,997
Prepaid and other current assets	12,325			12,325

Total current assets	103,741			103,741
Property, plant and equipment, net	1,587,741			1,587,741
Restricted cash	5,117	(5,117)	(f)	0
Goodwill	234,603			234,603
Other non current assets	109,630	(1,514) (1,772	(e) )(c)	106,344

Total assets	$2,040,832	(8,403)		$2,032,429

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Current portion of long-term debt	$7,811	$(1,800)	(c)	$6,011
Accounts payable	18,648			18,648
Accrued and other current liabilities	48,824			48,824

Total current liabilities	75,283			73,483
Long term debt	1,096,849	(171,450)	(c)	925,399
Other non-current liabilities	76,536			76,536
Non-controlling interest	711,722	—		711,722

Total liabilities	1,960,390	(173,250)		1,787,140
Commitments and contingent liabilities
Partners' capital
General Partner Units	7	(7)	(d)	—
General Partner — Common Units	—	7	(d)	7
Limited Partners — A Units	74,132	(74,132)	(d)	—
Limited Partners — B Units	3,473	(3,473)	(d)	—
Limited Partners — Common Units	—	257,975 (84,016) 74,132 (638) (1,595) (4,605)	(a) (b) (d) (b) (c) (f)	241,253
Management Units	—	3,473 (71) (512) (177	(d) (b) (f) )(c)	2,713
Equity gains on issuance of Buckeye Partners, L.P. limited partnership units	1,316			1,316
Accumulated other comprehensive income	1,514	(1,514)	(e)	—

Total partners' capital	80,442	164,847		245,289

Total liabilities and partners' capital	$2,040,832	$(8,403)		$2,032,429

BUCKEYE GP HOLDINGS L.P.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

          The historical financial information is derived from the historical financial statements of MainLine L.P. ("MainLine"). The pro forma adjustments have been prepared as if the transactions to be effected at or prior to the closing of this offering had taken place on December 31, 2005, in the case of the pro forma consolidated balance sheet, or as of the beginning of the period presented, in the case of the pro forma statement of income.

          The pro forma financial statements reflect the following transactions:

  •
  the formation of a new Delaware corporation named MainLine GP, Inc. to serve as the general partner of Mainline and the conveyance of a general partner interest in MainLine to MainLine GP, Inc.;

  •
  the contribution of the Class A and Class B units in MainLine and all of the shares of stock of MainLine GP, Inc. to Buckeye GP Holdings L.P. in exchange for common units and management units;

  •
  the conveyance by Buckeye GP LLC to MainLine of the approximately 1% general partner interest in Buckeye Pipe Line Company, L.P., Laurel Pipe Line Company, L.P., Everglades Pipe Line Company, L.P. and Buckeye Pipe Line Holdings, L.P.;

  •
  the distribution by MainLine of all of the equity in MainLine Sub LLC to Buckeye GP Holdings L.P.;

  •
  the contribution by Buckeye GP Holdings L.P. of all of the partners capital of MainLine and MainLine GP, Inc. to Buckeye GP LLC; and

  •
  the issuance by Buckeye GP Holdings L.P. of common units to the public with net proceeds of $258.0 million and the use of proceeds therefrom.

          Upon completion of the offering, Buckeye GP Holdings L.P. estimates that the costs associated with this offering will be approximately $15.1 million for underwriter's commission and $1.9 million for other costs. The pro forma balance sheet reflects these costs. The Company also anticipates incurring incremental general and administrative expenses of approximately $1.7 million per year as a result of being a public company. These costs include annual and quarterly reports to unitholders, audit fees, tax return fees and Schedule K-1 preparation and distribution costs, incremental insurance costs and registrar and transfer agent fees. The pro forma financial statements reflect these additional general and administrative expenses.

2. Pro Forma Adjustments

  (a)
  Reflects net proceeds of $258.0 million (gross proceeds of $275.0 million, less $17.0 million in underwriters' discounts and other related expenses) of the offering. This adjustment assumes the underwriters' over allotment option is not exercised.

  (b)
  Reflects distributions to our existing owners of the remaining net proceeds of the offering of $84.7 million, after repayment of our term loan of $173.2 million (as discussed in (c)). Of these distributions, $84.0 million represents payment to our existing A Unitholders of the remaining balance of their original capital contribution plus a cumulative 9% return. The remaining distribution of $0.7 million represents payment to our existing A

    Unitholders and B Unitholders based on the relative number of A and B Units outstanding (90% to A Unitholders and 10% to B Unitholders).

  (c)
  Reflects the repayment of our $173.2 million term loan from the net proceeds of this offering, and the write-off of $1.8 million of deferred financing costs associated with the term loan. The write-off is allocated to Partners' Capital based on the relative proportion of A and B Units outstanding (90% to A Unitholders and 10% to B Unitholders).

  (d)
  Reflects the exchange of General Partner Units, Limited Partner A Units and Limited Partner B Units of MainLine for General Partner—Common Units, Limited Partners—Common Units and Management Units of Buckeye GP Holdings L.P., respectively.

  (e)
  Reflects the distribution to our existing A Unitholders and B Unitholders of $1.5 million from the liquidation of cash flow hedges related to our $173.2 million term loan to be repaid from proceeds from this offering. This distribution will be based on the relative number of A and B Units outstanding (90% to A Unitholders and 10% to B Unitholders).

  (f)
  Reflects the distribution to our existing A Unitholders and B Unitholders of $5.1 million of restricted cash released from restriction as a result of the repayment of our $173.2 million term loan. This distribution will be based on the relative number of A and B Units outstanding (90% to A Unitholders and 10% to B Unitholders).

  (g)
  Reflects the incremental operating and administrative expenses of $1.7 million that we expect to incur as a result of our becoming a public company.

  (h)
  Reflects a reduction in interest expense of $10.2 million associated with our $173.2 million term loan, assuming that the term loan had been repaid as of January 1, 2005.

  (i)
  Pro forma weighted average outstanding Units are 28,300,000 Units, consisting of 15,800,000 Common and Management Units issued to our existing owners in exchange for all of the Units of Mainline and 12,500,000 Common Units issued in this offering. This adjustment assumes that the offering and exchange of Mainline Units (as discussed at (d)) had occurred on January 1, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
MainLine L.P.

          We have audited the accompanying consolidated balance sheets of MainLine L.P. and subsidiaries (the "Successor") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in owners' equity (deficiency), and cash flows of the Successor for the year ended December 31, 2005 and the period May 4, 2004 to December 31, 2004 and of Glenmoor, Ltd. and subsidiaries (the "Predecessor") for the period January 1, 2004 to May 4, 2004 and the year ended December 31, 2003 (collectively, the "Companies"). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on the financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such financial statements present fairly, in all material respects, the financial position of the Successor as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005 and the period May 4, 2004 to December 31, 2004, and the Predecessor's results of its operations and its cash flows for the period January 1, 2004 to May 4, 2004 and the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, PA
April 20, 2006

MAINLINE L.P.

CONSOLIDATED STATEMENTS OF INCOME

(with Predecessor information prior to May 4, 2004 Commencement of Operations)

(In thousands, except per Unit amounts)

		Predecessor		MainLine L.P.
	Notes	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
Revenue	2	$272,947	$97,529	$226,014	$408,446

Costs and expenses
Operating expenses	2,5	131,711	49,712	116,203	196,750
Depreciation and amortization	2,6,8,9	17,960	6,388	15,158	32,408
General and administrative		17,779	6,341	13,888	23,419

Total costs and expenses		167,450	62,441	145,249	252,577

Operating income		105,497	35,088	80,765	155,869
Other income (expense)
Investment income		645	183	253	884
Interest and debt expense		(27,704)	(9,756)	(28,212)	(55,366)
Premium paid on retirement of debt	11	(45,464)	(3,531)	—	—

Total other income (expense)		(72,523)	(13,104)	(27,959)	(54,482)

Income before equity income and non-controlling interest		32,974	21,984	52,806	101,387

Equity income		3,215	1,970	3,707	5,303
Non-controlling interest expense	2	(22,583)	(22,830)	(55,310)	(99,704)

Net income		$13,606	$1,124	$1,203	$6,986

Units outstanding — basic and diluted				145,950	145,950

Earnings per unit — basic and diluted				$0.01	$0.05

See Notes to consolidated financial statements.

MAINLINE L.P.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

		December 31,
	Notes	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	2	$21,352	$28,984
Trade receivables	2	32,498	38,864
Construction and pipeline relocation receivables		9,362	10,571
Inventories	2	10,451	12,997
Prepaid and other current assets	7	17,927	12,325

Total current assets		91,590	103,741
Property, plant and equipment, net	8	1,335,082	1,587,741
Restricted cash	2	1,956	5,117
Goodwill	2,6	234,644	234,603
Other non-current assets	9	84,486	109,630

Total assets		$1,747,758	$2,040,832

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Current portion of long-term debt	11	$7,422	$7,811
Accounts payable		17,079	18,648
Accrued and other current liabilities	10	48,650	48,824

Total current liabilities		73,151	75,283
Long-term debt	11	1,007,803	1,096,849
Other non-current liabilities	12	50,546	76,536
Non-controlling interest	2	548,278	711,722

Total liabilities		1,679,778	1,960,390

Commitments and contingent liabilities		—	—
Partners' capital
General Partner	19	7	7
Limited Partners — A Units	19	67,146	74,132
Limited Partners — B Units	19	—	3,473
Equity gains on issuance of Buckeye Partners, L.P. limited partnership Units		838	1,316
Accumulated other comprehensive (loss) income		(11)	1,514

Total partners' capital		67,980	80,442

Total liabilities and partners' capital		$1,747,758	$2,040,832

See Notes to consolidated financial statements.

MAINLINE L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(with Predecessor information prior to May 4, 2004 Commencement of Operations)

(In Thousands)

		Predecessor		MainLine L.P.
	Notes	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
Cash flows from operating activities:
Net income		$13,606	$1,124	$1,203	$6,986
Adjustments to reconcile net income to net cash provided by operating activities:
Premium paid on retirement of long-term debt	11	45,464	3,531	—	—
Value of ESOP shares released		6,654	2,594	4,554	5,012
Depreciation and amortization		17,960	6,388	15,158	32,408
Amortization of deferred compensation		—	—	—	3,473
Non-controlling interest		22,583	22,830	55,310	99,704
Equity earnings from equity investments of Buckeye Partners, L.P.		(3,215)	(1,970)	(3,707)	(5,303)
Distributions from equity investments of Buckeye Partners, L.P.		3,118	1,324	3,958	3,764
Amortization of debt issuance costs and debt discount		125	74	142	40
Changes in assets and liabilities, net of amounts related to acquisitions	13	9,405	(10,878)	2,392	4,853

Total adjustments from operating activities		102,094	23,893	77,807	143,951

Net cash provided by operating activities		115,700	25,017	79,010	150,937

Cash flows from investing activities:
Capital expenditures	8	(42,258)	(10,196)	(62,567)	(77,831)
Sale of investment		18,000	—	—	—
Acquisitions and equity investments	3,4	(35,988)	—	(761,005)	(210,158)
Net (expenditures for) proceeds from disposal of property, plant and equipment		(840)	(2)	3,585	(2)
Restricted cash		1,706	1,514	(1,956)	(3,161)

Net cash used in investing activities		(59,380)	(8,684)	(821,943)	(291,152)

Cash flows from financing activities:
Debt issuance costs — MainLine L.P.		—	—	(5,241)	—
Debt issuance costs — Buckeye Partners, L.P.		(3,765)	—	(6,588)	(1,282)
Proceeds from issuance of long-term debt	11	471,757	59,134	1,159,216	374,767
Proceeds from exercise of unit options		890	478	1,099	1,401
Payment of long-term debt	11	(433,829)	(77,805)	(636,045)	(285,373)
Settlement of hedge of long-term debt		—	—	2,000	—
Premium paid on retirement of long-term debt	11	(45,464)	(3,531)	—	—
Advances related to pipeline project		2,232	—	—	—
Net proceeds from issuance of Buckeye Partners, L.P. limited partnership units		59,923	—	223,296	156,101
Distributions to non-controlling partners of Buckeye Partners, L.P.		(67,476)	(17,603)	(57,339)	(97,767)
Capital contributions		—	22,218	145,950	—
Distributions to shareholders of Glenmoor		(27,300)	(7,529)	—	—
Distributions to MainLine L.P.'s general partner and limited partners		—	—	(80,000)	—

Net cash (used in) provided by financing activities		(43,032)	(24,638)	746,348	147,847

Net increase (decrease) in cash and cash equivalents		13,288	(8,305)	3,415	7,632
Cash and cash equivalents — beginning		14,766	28,054	17,937	21,352

Cash and cash equivalents — ending		$28,054	$19,749	$21,352	$28,984

See Notes to consolidated financial statements.

MAINLINE L.P.

Consolidated Statements of Changes In Owners' Equity (Deficiency)

(with Predecessor information prior to May 4, 2004 Commencement of Operations)

(In Thousands)

	Predecessor
	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Equity Gains on Issuance of Buckeye LP Units	Total
Stockholders' equity at December 31, 2002	$6	$4,794	$1,232	$(352)	$—	$5,680
Net income	—	—	13,606	—	—	13,606
Minimum pension liability	—	—	—	4	—	4

Comprehensive income		—	13,606	4	—	13,610

Cash dividends declared	—	—	(27,300)	—	—	(27,300)
Equity gains on issuance of Buckeye LP units	—	—	—	—	368	368

Stockholders' equity at December 31, 2003	6	4,794	(12,462)	(348)	368	(7,642)

Net income and comprehensive income	—	—	1,124	—	—	1,124
Capital contributions	—	22,218	—	—	—	22,218
Cash dividends declared	—	—	(7,529)	—	—	(7,529)

Stockholders' equity at May 4, 2004	$6	$27,012	$(18,867)	$(348)	$368	$8,171

	MainLine L.P.
	General Partner	Limited Partners A Units	Limited Partners B Units	Accumulated Other Comprehensive Income	Equity Gains on Issuance of Buckeye LP Units	Total
Partners' capital at May 4, 2004	$15	$145,935	$—	$—	$—	$145,950
Net income	—	1,203	—	—	—	1,203
Changes in fair value of cash flow hedges, net	—	—	—	(11)	—	(11)

Comprehensive income	—	1,203	—	(11)	—	1,192

Cash distribution	(8)	(79,992)	—	—	—	(80,000)
Equity gains on issuance of Buckeye LP units	—	—	—	—	838	838

Partners' capital at December 31, 2004	7	67,146	—	(11)	838	67,980

Net income	—	6,986	—	—	—	6,986
Change in fair value of cash flow hedges, net	—	—	—	1,525	—	1,525

Comprehensive income	—	6,986	—	1,525	—	8,511

Equity gains on issuance of Buckeye LP units	—	—	—	—	478	478
Recognition of value of limited partners' B Units	—	—	4,986	—	—	4,986
Unamortized compensation — limited partner B Units	—	—	(1,513)	—	—	(1,513)

Partners' capital at December 31, 2005	$7	$74,132	$3,473	$1,514	$1,316	$80,442

See Notes to consolidated financial statements.

MAINLINE L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

          MainLine L.P. and Subsidiaries ("MainLine" or the "Company") is a limited partnership organized February 24, 2004 under the laws of the state of Delaware. The Company commenced operations on May 4, 2004. The Company owns 100% of MainLine Sub LLC. MainLine Sub LLC owns 100% of Buckeye GP LLC (the "General Partner" or "Buckeye GP"). The General Partner is the general partner of Buckeye Partners, LP ("Buckeye"). Buckeye is a publicly-traded, (NYSE:BPL) master limited partnership organized in 1986 under the laws of the state of Delaware. The Company is owned by affiliates of Carlyle/Riverstone Global Energy and Power Fund II, L.P. ("Carlyle/Riverstone") and certain members of Buckeye GP's senior management. The Company's primary business is the management of Buckeye. At December 31, 2005, the Company owned an approximate 2% overall general partner interest in Buckeye and its operating subsidiaries.

          On May 4, 2004, the Company purchased all of the membership interests of Glenmoor LLC ("Glenmoor" or the "Predecessor"), a Delaware limited liability company, for $235.0 million (see Note 3). Until its acquisition by the Company, Glenmoor was owned primarily by certain directors and members of senior management of the prior general partner of Buckeye and by trusts for the benefit of their children. Glenmoor owned 100% of Buckeye Management Company ("BMC") which owned 100% of Buckeye Pipe Line Company LLC (the "Prior General Partner").

          The Prior General Partner served as the general partner of Buckeye until December 15, 2004 when as part of a restructuring of Buckeye's general partner organization (the "GP Restructuring"), the Prior General Partner transferred its general partner interests, except for its right to receive incentive compensation payments from Buckeye, to Buckeye GP.

          All of the employees who provide services to the Company and its subsidiaries and Buckeye and its subsidiaries are paid and employed by Buckeye Pipeline Services Company ("Services Company"). Pursuant to a service agreement, Services Company is reimbursed by the Company or Buckeye for the cost of these employees. Services Company is owned by an employee stock ownership plan (the "ESOP"). The ESOP owns approximately a 6% equity interest in Buckeye at December 31, 2005. The services agreement extends until all payments due under the ESOP's 3.60% Senior Secured Notes are satisfied, which is currently scheduled to occur in March 2011.

Description of the Business

          At December 31, 2005 the Company had no operating assets other than its general partner ownership interest in Buckeye and its operating subsidiaries. Buckeye's principal line of business is the transportation, terminalling and storage of refined petroleum products in the United States for major integrated oil companies, large refined product marketing companies and major end users of petroleum products on a fee basis through facilities owned and operated by Buckeye. Buckeye also operates pipelines owned by third parties under contracts with major integrated oil and chemical companies, and performs certain construction activities, generally for the owners of these third-party pipelines.

          As of December 31, 2005, Buckeye conducted all of its operations through subsidiary entities. These operating subsidiaries are Buckeye Pipe Line Company, L.P. ("Buckeye Pipe Line"), Laurel Pipe Line Company, L.P. ("Laurel"), Everglades Pipe Line Company, L.P. ("Everglades"), Buckeye Pipe Line Holdings, L.P. ("BPH"), Wood River Pipe Lines LLC ("Wood River") and Buckeye Pipe Line Transportation LLC ("BPL Transportation"). These entities are hereinafter referred to as the

"Operating Subsidiaries." Buckeye owns an approximate 99% ownership interest in each Operating Subsidiary except Wood River and BPL Transportation, in which it owns a 100% interest. BPH owns directly, or indirectly, a 100% interest in each of Buckeye Terminals, LLC ("BT"), Norco Pipe Line Company, LLC ("Norco"), Buckeye Gulf Coast Pipe Lines, L.P. ("BGC") and WesPac Pipelines — Reno LLC ("Reno"). BPH also owns a 75% interest in WesPac Pipelines — Memphis LLC, a 50% interest in WesPac Pipelines — San Diego LLC (collectively known as "WesPac"), an approximate 25% interest in West Shore Pipe Line Company ("West Shore"), a 20% interest in West Texas LPG Pipeline Limited Partnership ("WTP") and a 40% interest in Muskegon Pipeline LLC ("Muskegon"). Subsidiaries of BGC also own approximately 63% of two partnerships which own a crude butadiene pipeline between Deer Park, Texas and Port Arthur, Texas that was completed in March 2003 (the "Sabina Pipeline").

          Buckeye Pipe Line is one of the largest independent pipeline common carriers of refined petroleum products in the United States, with 2,643 miles of pipeline serving 8 states. Laurel owns a 345-mile common carrier refined products pipeline located principally in Pennsylvania. Norco owns a 422-mile refined products pipeline system located primarily in Illinois, Indiana and Ohio. Everglades owns a 37-mile refined products pipeline in Florida. Wood River owns six refined petroleum products pipelines with aggregate mileage of approximately 925 miles located in the midwestern United States. BPL Transportation owns a refined petroleum products pipeline system with mileage of approximately 478 miles. BPH and its subsidiaries provide bulk storage and terminalling services through facilities with an aggregate capacity of 16.6 million barrels of refined petroleum products. Reno provides pipeline transportation service to Reno/Tahoe International Airport. WesPac provides pipeline transportation service to San Diego International Airport and is constructing an 11-mile pipeline and related terminalling and storage facilities at Memphis International Airport.

          The assets owned by Wood River and certain terminal assets owned by BPH were acquired from Shell Oil Products, U.S. ("Shell") on October 1, 2004 for approximately $517 million. BPL Transportation's assets and certain terminal assets owned by BPH were acquired from affiliates of ExxonMobil Corporation ("ExxonMobil") on May 5, 2005 for a purchase price of $175 million (see Note 4).

          BGC is an owner and contract operator of pipelines owned by major chemical companies in the Gulf Coast area. During 2005, BGC purchased a 29-mile ammonia pipeline located near Freeport, Texas. BGC leases a 23-mile pipeline to a chemical company. In March 2003, BGC completed construction of the Sabina Pipeline. The Sabina Pipeline originates at a Shell Chemicals, L.P. facility in Deer Park, Texas and terminates at a chemical plant owned by Sabina Petrochemicals, LLC in Port Arthur, Texas. Subsidiaries of BGC hold an approximate 63% interest in the Sabina Pipeline. Two petrochemical companies own the remaining 37% minority interest. The Sabina Pipeline has entered into a long-term agreement with Sabina Petrochemicals LCC to provide pipeline transportation throughput services. Separately, BGC entered into an agreement to operate and maintain the Sabina Pipeline.

          The Company and Buckeye are organized primarily around the following three reporting segments:

  •
  Pipeline Operations

  •
  Terminalling and Storage

  •
  Other Operations

          The Company also has certain consolidating-level assets, which consist principally of goodwill associated with the purchase of Buckeye's general partnership interest.

          See Note 21 for further discussion on the Company's segments.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The consolidated financial statements and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the U.S. Securities and Exchange Commission.

          The accompanying financial statements of the Predecessor for the year ended December 31, 2003 and for the period January 1 to May 4, 2004 include the accounts of Glenmoor and its wholly-owned subsidiaries, Buckeye and its Operating Subsidiaries as well as Services Company on a consolidated basis.

          The accompanying financial statements for the Company for the period May 4 to December 31, 2004 and for the year ended December 31, 2005, include the accounts of MainLine L.P. and its wholly-owned subsidiaries, Buckeye and its Operating Subsidiaries as well as Services Company on a consolidated basis.

          In June 2005, the Emerging Issues Task Force (the "EITF") of the Financial Accounting Standards Board (the "FASB") issued EITF Consensus 04-05 which requires general partners of a limited partnership to consolidate the limited partnership if the general partner is deemed to control the limited partnership. Using criteria established in EITF Consensus 04-05, the Company has determined that consolidation of Buckeye into the financial statements of the Company is appropriate for all periods presented, including those of the Predecessor.

          The Company has determined that Services Company is a variable interest entity ("VIE") under the provisions of FASB Interpretation No. 46R — Consolidation of Variable Interest Entities ("FIN No. 46R"). Using criteria established in FIN No. 46R, the Company has determined that Buckeye GP is the primary beneficiary of Services Company, although 100% of the equity interest of Services Company is owned by the ESOP. Accordingly, as permitted by FIN No. 46R, Services Company has been consolidated in the financial statements of the Company and the Predecessor for all periods presented.

          All significant intercompany transactions have been eliminated in consolidation.

          Buckeye is subject to the Uniform System of Accounts for Pipeline Companies, as prescribed by the Federal Energy Regulatory Commission ("FERC"). Certain Operating Subsidiaries are subject to rate regulation as promulgated by FERC. Reports to FERC differ from the accompanying consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in that such reports calculate depreciation over estimated useful lives of the assets as prescribed by FERC.

Use of Estimates

          The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions. These estimates and assumptions, which may differ from actual results, will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expense during the reporting period.

Revenue Recognition

          Revenue from the transportation of refined petroleum products is recognized as products are delivered. Revenues from terminalling, storage and rental operations are recognized as the services are performed. Revenues from contract operation and construction services of facilities and pipelines not directly owned by Buckeye are recognized as the services are performed. Contract and construction services revenue typically includes costs to be reimbursed by the customer plus an operator fee.

Non-Controlling Interest

          The consolidated balance sheet includes a non-controlling interest liability that reflects the portion of Buckeye owned by its partners other than the Company. Similarly, the consolidated income statement includes a non-controlling interest expense that reflects the portion of the earnings due to Buckeye's partners other than the Company.

Cash and Cash Equivalents

          All highly liquid debt instruments purchased with an original maturity of three months or less are classified as cash equivalents.

Restricted Cash

          The Company is required to maintain a debt service reserve account consisting of cash equivalents for the benefit of the holders of its $180 million Senior Secured Credit Facility (see Note 11).

Trade Receivables, Major Customers and Concentration of Credit Risk

          Trade receivables represent valid claims against non-affiliated customers. Buckeye has a concentration of trade receivables due from major integrated oil companies, major petroleum refiners, major petrochemical companies, large regional marketing companies and large commercial airlines. These concentrations of customers may affect overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Buckeye's customer base was approximately 160 in 2005. Buckeye manages its credit risk through a credit approval process. For certain customers, prepayments are required. Buckeye does not maintain an allowance for doubtful accounts due to its favorable collections experience.

          For the years ended December 31, 2003 and 2004, no customer contributed more than 10% of consolidated revenue. Shell contributed 13% of consolidated Company revenue in 2005. Approximately 6% of consolidated revenue generated by Shell was in the Pipeline Operations segment and the remaining 7% of consolidated revenue was generated in the Terminalling and Storage Segment. At December 31, 2004, Shell had amounts outstanding of 4% of consolidated trade receivables in the Pipeline Operations segment and 15% of consolidated trade receivables in the Terminalling and Storage segment. At December 31, 2005, Shell had amounts outstanding of 5% of consolidated trade receivables in the Pipeline Operations segment and 12% of consolidated trade receivables in the Terminalling and Storage segment. The 20 largest customers accounted for 63% of consolidated Company revenue in 2005.

Inventories

          Inventories, consisting of materials and supplies such as pipe, valves, pumps, electrical/electronic components, drag reducing agent and other miscellaneous items are carried at the lower of cost or market based on the first-in, first-out method.

Property, Plant and Equipment

          Property, plant and equipment consist primarily of pipeline and related transportation facilities and equipment. For financial reporting purposes, depreciation on pipe assets is calculated using the straight-line method over the estimated useful life of 50 years. Other plant and equipment is depreciated on a straight-line basis over an estimated life of four to 50 years. Additions and betterments are capitalized and maintenance and repairs are charged to income as incurred. Generally, upon normal retirement or replacement, the cost of property (less salvage) is charged to the depreciation reserve, which has no effect on income.

          The following table represents the depreciation life for the major components of the Company's assets:

Life in Years
Right of way	50
Line pipe and fittings	50
Buildings	50
Pumping equipment	50
Oil tanks	50
Office furniture and equipment	4-18
Vehicles and other work equipment	11
Servers and software	5

Asset Retirement Obligations

          The Company accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS No. 143") as amended by FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47") which was effective December 31, 2005. SFAS No. 143 requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred. FIN 47 clarifies the term conditional asset retirement obligation as used in SFAS No. 143 as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded at that time which is then depreciated over the remaining useful life of the asset. After the initial measurement, the obligation is periodically adjusted to reflect changes in the asset retirement obligation's fair value. If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and credit-adjusted risk-free interest rates.

          The Company's operating assets generally consist of underground refined products pipelines installed along rights-of-way acquired from land owners and related above-ground facilities that are owned by Buckeye's Operating Subsidiaries. The Company is unable to predict if and when its pipelines, which generally serve high-population and high-demand markets, would become completely obsolete and require decommissioning. Further, the rights-of-way agreements typically do not require the dismantling and removal of the pipelines and reclamation of the rights-of-way upon permanent removal of the pipelines from service. Accordingly, the Company has recorded no liability, or corresponding asset, in conjunction with the adoption of SFAS No. 143 and FIN 47 because the future dismantlement and removal dates of the Buckeye's assets, and the amount of any associated costs is indeterminable.

Goodwill

          Effective January 1, 2002, the Company no longer amortizes goodwill. Goodwill is tested for impairment at the reporting unit level annually on January 1 for potential impairment based on the carrying value of the reporting unit compared to its fair value.

Long-Lived Assets

          The Company regularly assesses the recoverability of its long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses recoverability based on estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal. The measurement of an impairment loss is based on the difference between the carrying amount and fair value of the assets.

Debt Issuance Costs

          Costs incurred for debt borrowings are capitalized as paid and amortized over the life of the associated debt instrument. When debt is retired before its scheduled maturity date, any remaining issuance costs associated with that debt are expensed.

Fair Value and Hedging Activities

          The Company accounts for hedging activities in accordance with Statement of Financial Accounting Standards No. 133 "Accounting for Financial Instruments and Hedging Activities"

("SFAS No. 133"), Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either assets or liabilities.

          The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and its resulting designation, which is established at the inception of the derivative instrument. SFAS No. 133 provides for a short-cut method which permits the Company to assume no hedge ineffectiveness with respect to the hedged financial instrument.

          During 2004, the Company entered into three derivative transactions associated with its debt agreements. One of these transactions was not designated as a hedge while the other two transactions were designated as hedges of variations in cash flows related to the Company's $180 million Senior Secured Credit Facility. During 2005, the Company entered into another derivative transaction associated with its debt agreement which was designated as a hedge of variations in cash flows (see Note 11).

          In 2003, Buckeye entered into an interest rate swap contract with a financial institution (see Note 11). Buckeye designated the swap as a fair value hedge at the inception of the contract and utilized the short-cut method provided for in SFAS No. 133. The interest rate swap was terminated on December 8, 2004.

          By entering into interest rate swap transactions, the Company becomes exposed to both credit risk and market risk. Credit risk occurs when the value of the swap transaction is positive, and the Company is subject to the risk that the counterparty will fail to perform under the terms of the contract. The Company is subject to market risk with respect to changes in value of the swap. The Company manages its credit risk by only entering into swap transactions with major financial institutions with investment-grade credit ratings. The Company manages its market risk by associating each swap transaction with an existing debt obligation. The practice is to have the Board of Directors of the Company or Buckeye GP, as appropriate, approve each swap transaction. Changes in fair value associated with the derivative instruments designated as hedges are reflected in other comprehensive income.

Capitalization of Interest

          Interest on borrowed funds is capitalized on projects during construction based on the approximate average interest rate of the Company's debt.

Income Taxes

          Except as noted below, for Federal and state income tax purposes, the Company and its subsidiaries and Buckeye and the Operating Subsidiaries are not taxable entities. Accordingly, the taxable income or loss of the Company is includable in the Federal and state income tax returns of the individual partners. The aggregate difference in the basis of the Company's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partners' tax attributes is not available to the Company.

          Effective August 1, 2004, BGC elected to be treated as a taxable corporation for Federal income tax purposes. Accordingly, BGC has recognized deferred tax assets and liabilities for temporary differences between the amounts of assets and liabilities measured for financial reporting purposes and the amounts measured for Federal income tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance when the amount of any tax benefit is not expected to be realized.

          Total income tax expense for the Company for the period May 4 to December 31, 2004 and the year ended December 31, 2005 was $0.5 million and $0.9 million, respectively, and is included in operating expenses in the consolidated financial statements.

          Effective January 1, 1999, Services Company elected to be treated as a Subchapter S corporation for Federal and state income tax purposes. Services Company is generally not a taxable entity for Federal and state income taxes. Rather, Services Company's income or loss is includable in the Federal and state income tax returns of its shareholder, the ESOP. As a result of this election, Services Company became liable for Federal and state income taxes on any gains realized on the sale of any Buckeye LP units through December 31, 2008 up to the difference between the market value and tax basis of the Buckeye LP units held by Services Company on January 1, 1999. At December 31, 2004 and 2005, Services Company had unrealized built-in gains associated with this election of approximately $22.6 million and $22.3 million, respectively.

Environmental Expenditures

          Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with Buckeye's commitment to a formal plan of action.

          Accrued environmental remediation related expenses include direct costs of remediation and indirect costs related to the remediation effort, such as compensation and benefits for employees directly involved in the remediation activities and fees paid to outside engineering, consulting and law firms. Buckeye maintains insurance which may cover certain environmental expenditures.

Pensions

          Services Company sponsors a defined contribution plan, a defined benefit plan and defined contribution plan for certain hourly employees under a union agreement (see Note 14). Service Company also sponsors the ESOP that provides retirement benefits to certain regular full-time employees (see Note 16).

Postretirement Benefits Other Than Pensions

          Services Company provides postretirement health care and life insurance benefits for certain of its retirees. Certain other retired employees are covered by a health and welfare plan under a union agreement (see Note 14).

Unit Option and Distribution Equivalent Plan

          In 2005, Buckeye accounted for transactions in its Unit Option and Distribution Equivalent Plan in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS No. 123"), which requires expanded disclosures of stock-based compensation arrangements with employees. SFAS No. 123 encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. SFAS No. 123 allowed Buckeye to measure compensation cost for these plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), which Buckeye elected to do in each of the three years ended December 31, 2003, 2004 and 2005.

          The pro forma impact of Buckeye's compensation cost as determined under SFAS No. 123 would be immaterial to the Company; as such the Company has not included pro forma disclosure.

Comprehensive Income

          The Company accounts for comprehensive income in accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The Company's comprehensive income is determined based on net income adjusted for changes in other comprehensive income (loss) from changes in the fair value of the Company's cash flow hedges. SFAS No. 130 requires the Company to report the total comprehensive income, which is included in the Company's consolidated statements of changes in owners' equity.

Recent Accounting Pronouncements

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") which requires that compensation costs related to share-based payment transactions be recognized in the Company's financial statements and effectively eliminates the intrinsic value method permitted by APB No. 25. The Company has adopted SFAS No. 123R effective January 1, 2006 using the modified prospective method, as permitted under the Statement. The adoption of SFAS No. 123R did not have a material effect on the Company's financial statements.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29" ("SFAS No. 153") which addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

          In March 2005, the FASB issued FIN 47, which clarifies the term conditional asset retirement obligation as used in SFAS No. 143 as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This interpretation became effective for the Company in the fiscal quarter ended December 31, 2005. The adoption of FIN 47 did not have a material effect on the Company's consolidated financial statements.

          In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles, estimates, and error corrections. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

          On June 30, 2005, FERC issued an Order on Accounting for Pipeline Assessment Costs (the "Order") to address what has been diverse practice by FERC-regulated pipeline companies (including natural gas pipelines and refined petroleum product pipelines like Buckeye) and to enhance comparability of financial statements filed with FERC. The Order, which is effective prospectively commencing January 1, 2006, requires companies to record certain costs related to pipeline integrity programs as capital and other costs as operating expenses in financial reports filed with FERC. Buckeye has disclosed its practice is to capitalize integrity management expenditures when such expenditures improve or extend the life of the pipeline or related assets. Other integrity management costs are expensed as incurred. Buckeye follows this practice for both reports prepared under generally accepted accounting principles and periodic regulatory reports to FERC. Buckeye has determined that, effective January 1, 2006, it will adopt the requirements of the Order for generally accepted accounting principles purposes as well as regulatory purposes. The Company does not expect the adoption of the FERC Order for generally accepted accounting principles purposes will have a material effect on the Company's financial statements.

3. BUSINESS COMBINATION

          As discussed in Note 1, the Company completed the acquisition of 100% of the member interests of the Predecessor on May 4, 2004 for a purchase price of $235.0 million adjusted for $9.0 million for certain working capital amounts. The acquisition was funded by $145.9 million of equity contributed by Carlyle/Riverstone and the management limited partners and a $100.0 million Senior Secured Credit Facility from a consortium of financial institutions. The acquisition was accounted for using the purchase method of accounting.

          The fair value of assets acquired, net of liabilities assumed is as follows (in thousands):

Receivables	$3,993
Other current assets	8,958
Investment in Buckeye's 2% general interest	20,800
Goodwill	221,993
Other assets	4,620
Payables and accrued liabilities	(16,334)

Total purchase price	$244,030

          Fair values for assets acquired were determined by the Company. The Company allocated the fair value of its $20.8 million investment in Buckeye's 2% general partner interest using a combination of appraised and market-based values. The allocation of the investment in Buckeye was ascribed to the underlying net assets of Buckeye as follows (in thousands):

Receivables	$548
Other current assets	753
Property, plant and equipment	27,244
Goodwill	1,523
Other assets	1,431
Current liabilities	(832)
Debt	(8,951)
Other liabilities	(916)

Total investment in Buckeye's general partner interest	$20,800

          The Company purchased the general partner interests at a value which created goodwill because it believes that the stable cash flows produced by Buckeye combined with industry acquisition opportunities create an attractive opportunity to generate and increase General Partner cash flows. The Company believes that the $223.5 million of goodwill will be deductible by its partners on their tax returns. The Company also believes that the goodwill recognized in this business acquisition relates to Buckeye as a whole, and is not allocable to individual operating segments.

          The following unaudited summarized pro forma consolidated income statement information assumes that the above mentioned acquisition had occurred as of January 1, 2004 and that the Company was in existence. These pro forma unaudited financial results were prepared for comparative purposes only and are not indicative of actual results that would have occurred if the

Company had completed this acquisition as of January 1, 2004 or the results that will be attained in the future (in thousands):

	(Unaudited)
	Revenues	Net Income
As reported for the period May 4 to December 31, 2004	$226,014	$1,203
Pro forma adjustments for the period January 1 to May 4, 2004	97,529	562

Pro forma for the year ended December 31, 2004	$323,543	$1,765

4. ACQUISITIONS AND EQUITY INVESTMENTS

          On May 5, 2005, Buckeye acquired a refined petroleum products pipeline system with mileage of approximately 478 miles and four petroleum products terminals with aggregate storage capacity of approximately 1.3 million barrels located in the northeastern United States ("Northeast Pipelines and Terminals") for a purchase price of $175 million from ExxonMobil.

          In connection with the closing of the Northeast Pipelines and Terminals transaction, Buckeye entered into throughput agreements with ExxonMobil in connection with each of the acquired petroleum products terminals. The throughput agreements have an initial term of five years and renew automatically for five successive three-year terms unless terminated by ExxonMobil. The agreements provide that Buckeye will reserve storage capacity at the terminals for ExxonMobil. The parties also agreed on the terminalling fees to be charged to ExxonMobil for volumes throughput at the terminals by ExxonMobil. The amount of storage capacity reserved for ExxonMobil is based initially on historical usage, and will adjust periodically based on ExxonMobil's actual usage.

          Buckeye's total cost of the assets acquired totaled $178.6 million, which consisted of the purchase price of $175 million, accrued environmental obligations of $2.3 million, and direct acquisition costs of $1.3 million. The allocated fair value, based on allocations by Buckeye, of the assets acquired is summarized as follows (in thousands):

Material and supplies inventory	$1,972
Prepaid expenses	288
Land	3,630
Rights-of-way	14,079
Buildings and leasehold improvements	4,043
Machinery, equipment and office furnishings	154,633

Total	$178,645

          In connection with the acquisition of the Northeast Pipelines and Terminals, Buckeye determined that the transaction represented the acquisition of various assets, and not the acquisition of a business, as that term is defined in Statement of Financial Accounting Standards No. 141 — "Business Combinations". Accordingly, Buckeye allocated the cost of the assets acquired using estimated fair values. Buckeye determined that substantially all of the value of the purchase price was related to the physical assets acquired, which are generally depreciated over 50 years. Adjustments to the liability for environmental obligations established in conjunction with the purchase will result in increases or decreases in net income by the amounts of any such adjustments. In the fourth quarter of 2005, Buckeye recorded an expense of $2.2 million associated with additional environmental costs identified with the Northeast Pipelines and Terminals. Management continues to evaluate on an ongoing basis the amounts required for environmental obligations.

          On December 20, 2005, Buckeye acquired a terminal and related assets (including certain railroad offloading facilities) located in Taylor, Michigan from Atlas Oil Company ("Atlas") for $20 million. In connection with the acquisition, Buckeye entered into a throughput agreement and an office space lease with affiliates of Atlas. Buckeye has, on a preliminary basis, allocated the purchase cost to the tangible terminal assets acquired. Buckeye is in the process of determining the final allocation.

          Effective December 1, 2005, Buckeye acquired from affiliates of Marathon Oil Company an approximate 26-mile pipeline and a 40% interest in Muskegon Pipeline LLC ("Muskegon"). Muskegon owns an approximately 170-mile pipeline which extends from Griffith, IN to Muskegon, MI. The pipeline and the interest in Muskegon (collectively, the "Pipeline Interests") were acquired in exchange for consideration that included capacity lease agreements (with purchase options) related to one of Buckeye's pipelines and a terminal. Buckeye has recorded the Pipeline Interests (and the corresponding obligations) at their estimated fair values of $20.1 million, with $4.8 million allocated to the 26-mile pipeline and $15.3 million allocated to the 40% interest in Muskegon. In connection with the transaction, the parties also entered into throughput agreements related to certain of Buckeye's pipelines and terminals.

          Also in 2005, Buckeye acquired an approximately 29-mile ammonia pipeline located in Texas and, in a separate transaction, the remaining 25% membership interest in WesPac Pipelines — Reno LLC, a joint venture between a Buckeye subsidiary and Kealine Partners, for approximately $3.5 million and $2.5 million, respectively. Buckeye also paid a deposit of $7.7 million in connection with the purchase of a natural gas liquids pipeline that closed in January 2006 (see Note 22).

          On October 1, 2004, Buckeye acquired from Shell five refined petroleum products pipelines with aggregate mileage of approximately 900 miles and 24 petroleum products terminals with aggregate storage capacity of approximately 9.3 million barrels located in the midwestern United States for a purchase price of approximately $517 million (the "Midwest Pipelines and Terminals"). All five of the refined petroleum products pipelines are interstate common carriers regulated by the FERC.

          In connection with the acquisition of the Midwest Pipelines and Terminals, Buckeye entered into a terminalling agreement and a transportation agreement with Shell, each with an initial term of three years. The terminalling and transportation agreements provide for a combined minimum revenue commitment from Shell averaging approximately $35.7 million per year for the initial three-year term following the closing of the acquisition.

          The terminalling agreement may be extended, at the option of Shell, for four, two-year periods with the committed revenues for subsequent years based upon the revenues produced by Shell's use of the terminals in the prior year. Both of these agreements provide that if an event occurs beyond the control of either Buckeye or Shell, Shell has the right to reduce its revenue commitments during the period of interruption. Through December 31, 2005, Shell has exceeded its minimum revenue commitment.

          As part of the acquisition of these assets, Shell agreed to retain liabilities and expenses related to active environmental remediation projects. In addition, Shell agreed to indemnify Buckeye for certain environmental liabilities arising from pre-closing conditions relating to the operation of the acquired pipelines, tank farms or terminals, so long as Buckeye provides notice of those conditions within two years of the closing of the acquisition. Shell's indemnification obligation is subject to a $250,000 per-claim deductible and a $29.3 million aggregate liability. Buckeye agreed to perform certain monitoring activities at its own expense associated with certain sites which are or could become subject to environmental remediation. Buckeye accrued as part of its purchase price approximately $4.9 million related to its obligation to monitor these sites.

          Buckeye's total cost of the assets acquired totaled $523.7 million, which consisted of the purchase price of $517 million, the accrued environmental monitoring costs of $4.9 million discussed above, plus direct acquisition costs of $1.8 million. The allocated fair value of assets acquired is summarized as follows (in thousands):

Material and supplies inventory	$1,014
Land	28,989
Rights-of-way	29,491
Buildings and leasehold improvements	13,586
Machinery, equipment and office furnishings	450,601

Total	$523,681

          In connection with the acquisition of the Midwest Pipelines and Terminals, Buckeye determined that the transaction represented the acquisition of various assets, and not the acquisition of a business, as that term is defined in Statement of Financial Accounting Standards No. 141 — "Business Combinations". Accordingly, Buckeye allocated the cost of the assets using appraised values. Buckeye determined that substantially all of the value of the purchase related to the physical assets acquired, which are generally depreciated over 50 years. Allocations of value to other assets or differently among the various physical assets could have resulted in different depreciation charges in future years for the assets acquired. Adjustments to the liability for environmental obligations established in conjunction with the purchase will result in increases or decreases in net income by the amounts of any such adjustments. In the fourth quarter of 2005, Buckeye recorded a reduction of expense of $3.1 million associated with a reduced estimate of the cost of Buckeye's obligation to monitor these sites. Management continues to evaluate on an ongoing basis the amounts required for these obligations.

          In 2003, Buckeye acquired a 20% interest in West Texas LPG Pipeline Limited Partnership ("WTP") for $28.5 million and an approximate 7% additional interest in West Shore Pipe Line Company ("West Shore") for $7.5 million.

5. CONTINGENCIES

  Claims and Proceedings

          Buckeye and its Operating Subsidiaries in the ordinary course of business are involved in various claims and legal proceedings, some of which are covered by insurance. The Company is generally unable to predict the timing or outcome of these claims and proceedings. Based upon its evaluation of existing claims and proceedings and the probability of losses relating to such contingencies, Buckeye has accrued certain amounts relating to such claims and proceedings, none of which are considered material.

  Environmental Contingencies

          In accordance with its accounting policy on environmental expenditures, Buckeye recorded operating expenses, net of insurance recoveries, of $4.9 million for the year ended December 31, 2003, $1.4 million for the period January 1 to May 4, 2004, $4.8 million for the period May 4 to December 31, 2004 and $9.3 million for the year ended December 31, 2005, which were related to environmental expenditures unrelated to claims and proceedings. Expenditures, both capital and operating, relating to environmental matters are expected to continue due to Buckeye's commitment to maintaining high environmental standards and to increasingly strict environmental laws and government enforcement policies. Additional discussions and disclosure of amounts regarding environmental expenditures are contained in Notes 2 (Summary of significant accounting policies), 10 (Accrued and other current liabilities) and 12 (Other non-current liabilities).

6. GOODWILL AND INTANGIBLE ASSETS

          The Company applies Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets ("SFAS No. 142")," which establishes financial accounting and reporting guidance for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives.

          SFAS No. 142 requires that goodwill be tested for impairment at least annually utilizing a two-step methodology. The initial step requires the Company to determine the fair value of each of its reporting units and compare it to the carrying value, including goodwill, of such reporting unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, a carrying value that exceeds its fair value may be an indication of impaired goodwill. The amount, if any, of the impairment would then be measured and an impairment loss would be recognized. A summary of the Company's goodwill by reportable segments at December 31, 2004 and 2005 is as follows:

	December 31,
	2004	2005
	(in thousands)
Terminalling and Storage	$11,355	$11,355
Consolidating-level	223,289	223,248

Total	$234,644	$234,603

          The Company has determined that goodwill was not impaired as of December 31, 2004 and 2005. In 2005, the Company received $41,000 from the former owners of Glenmoor for the final true-up related to the purchase price of Glenmoor. The $41,000 was charged to goodwill.

          The Company's amortizable intangible assets consist of pipeline rights-of-way and contracts. The contracts were acquired in connection with the acquisition of BGC in March 1999.

          At December 31, 2004, the gross carrying amount of the pipeline rights-of-way was $70,688,000 and accumulated amortization was $5,715,000. At December 31, 2005, the gross carrying amount of the pipeline rights-of-way was $84,690,000 and accumulated amortization was $7,290,000. Pipeline rights-of-way are included in property, plant and equipment in the accompanying consolidated balance sheet.

          At December 31, 2004, the gross carrying amount of the contracts was $3,600,000 and accumulated amortization was $1,380,000. At December 31, 2005 the gross carrying amount of the contracts was $3,600,000 and the accumulated amortization was $1,620,000.

          Amortization expense related to amortizable intangible assets was $1,053,000 for the year ended December 31, 2003, $352,000 for the period January 1 to May 4, 2004, $977,000 for the period May 4 to December 31, 2004, and $1,818,000 for the year ended December 31, 2005. Aggregate amortization expense related to amortizable intangible assets is estimated to be $1,934,000 per year for each of the next five years.

7. PREPAID AND OTHER CURRENT ASSETS

          Prepaid and other current assets consisted of the following:

	December 31,
	2004	2005
	(in thousands)
Prepaid insurance	$5,875	$4,684
Insurance receivables	4,247	3,513
Other	7,805	4,128

Total	$17,927	$12,325

8. PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following:

	December 31,
	2004	2005
	(in thousands)
Land	$37,695	$42,068
Rights-of-way	70,688	84,690
Buildings and leasehold improvements	60,011	65,741
Machinery, equipment and office furnishings	1,184,786	1,368,663
Construction in progress	84,597	146,439

	1,437,777	1,707,601
Less accumulated depreciation	102,695	119,860

Total	$1,335,082	$1,587,741

          Depreciation expense was $17,720,000 for the year ended December 31, 2003, $6,305,000 for the period January 1 to May 4, 2004, $15,001,000 for the period May 4 to December 31, 2004, and $32,168,000 for the year ended December 31, 2005.

9. OTHER NON-CURRENT ASSETS

          Other non-current assets consist of the following:

	December 31,
	2004	2005
	(in thousands)
Contracts acquired from acquisitions	$2,220	$1,980
Investment in West Shore	30,503	31,323
Investment in WTP	29,244	29,835
Investment in Muskegon	—	15,430
Deposit for natural gas liquids pipeline (See Note 4)	—	7,745
Cost of issuing debt	11,741	11,489
Rate swap value	30	1,514
Other	10,748	10,314

Total	$84,486	$109,630

10. ACCRUED AND OTHER CURRENT LIABILITIES

          Accrued and other current liabilities consist of the following:

	December 31,
	2004	2005
	(in thousands)
Taxes — other than income	$6,477	$6,569
Environmental liabilities	6,538	6,996
Interest	15,111	16,648
Compensation and vacation	7,731	8,751
Retainage	576	639
Other	12,217	9,221

Total	$48,650	$48,824

11. DEBT

          Debt consists of the following:

	December 31,
	2004	2005
	(in thousands)
MainLine:
Term Loan	$180,000	$173,250
Services Company:
3.60% ESOP Notes due March 28, 2011	39,728	33,617
Retirement premium	(1,773)	(1,284)
Buckeye:
4.625% Notes due June 15, 2013	300,000	300,000
6.750% Notes due August 15, 2033	150,000	150,000
5.30% Notes due October 15, 2014	275,000	275,000
5.125% Notes due July 1, 2017	—	125,000
Borrowings under Revolving Credit Facility	73,000	50,000

Total principal debt	1,015,955	1,105,583
Other, including unamortized discounts and changes in fair value(1)	(730)	(923)

Subtotal long-term debt	1,015,225	1,104,660
Less current maturities of debt	(7,422)	(7,811)

Long-term debt	$1,007,803	$1,096,849

(1)
The December 31, 2004 amount includes $2,000,000 related to an adjustment to fair value associated with a hedge of fair value and $2,730,000 in unamortized discounts. The December 31, 2005 amount includes $1,765,000 related to an adjustment to fair value associated with a hedge of fair value and $2,688,000 in unamortized discounts.

  MainLine

          The Company has a Senior Secured Credit Facility ("Term Loan") with a consortium of financial institutions arranged by Goldman Sachs Credit Partners. Borrowings under the Term Loan are guaranteed by MainLine Sub LLC. The Term Loan can be prepaid in whole or in part at any time after December 17, 2005 without penalty. Any amounts prepaid prior to December 17, 2005 were subject to a 1% prepayment penalty on amounts prepaid. The Company may borrow up to an additional $35 million under the Term Loan on or before December 17, 2007 subject to certain provisions.

          Borrowings under the Term Loan bear interest under one of two rate options, selected by the Company, equal to either (i) the greater of (a) the federal funds rate plus one half of one percent and (b) the prime interest rate or (ii) the London Interbank Offered Rate ("LIBOR") plus an applicable margin. The applicable margin, which was 2.375% at December 31, 2005, is determined based upon an interest coverage ratio defined in the loan agreement. The applicable margin will be 2.375% when the interest rate coverage ratio is less than 4.0 to 1 and 2.00% in periods in which the interest coverage ratio is greater than 4.0 to 1. At December 31, 2005, the interest rate under the Term Loan was 6.8763%.

          The Company is required to maintain an interest coverage ratio, as defined in the Term Loan agreement, of 1.75 to 1 for each fiscal quarter. The Term Loan also contains a requirement that the Company maintain an interest expense reserve account in the amount of the anticipated interest payments for the next two quarterly periods, although failure to maintain such a balance is not an event of default under the Term Loan. At December 31, 2005, the amount on deposit in the interest expense reserve account was $5,117,000, compared to estimated interest in the next two quarters of $5,949,000.

          The Term Loan contains a provision, under which excess cash flow ("ECF"), which is generally defined in the Term Loan agreement as cash revenues less cash expenses along with interest, principal and other payments required under the Term Loan, is used to reduce outstanding principal under the loan. In any quarterly period in which the interest coverage ratio, as defined in the agreement, is less than 2.5 to 1, 100% of ECF is used to reduce outstanding principal. In any quarterly period in which the interest coverage ratio is greater than or equal to 2.5 to 1 but less than 3.5 to 1, 75% of ECF is used to reduce outstanding principal. In any quarterly period in which the ECF is greater than or equal to 3.5 to 1 but less than 5.0 to 1, 50% of ECF is used to reduce outstanding principal. When ECF is greater than or equal to 5.0 to 1, 25% of ECF is used to reduce outstanding principal. At December 31, 2005, the interest coverage ratio was 2.0.

  Services Company

          Services Company's debt consists of 3.60% Senior Secured Notes (the "3.60% ESOP Notes") due March 28, 2011 payable by the ESOP to a third-party lender. The 3.60% ESOP Notes were issued May 4, 2004 in order to refinance Services Company's 7.24% Senior Secured Notes which were originally issued to purchase Services Company's common stock. The 3.60% ESOP Notes are collateralized by Services Company's common stock and are guaranteed by Services Company. In addition, Buckeye has committed that, in the event that the value of Buckeye's LP units owned by Services Company falls less than 125% of the balance payable under the 3.60% ESOP Notes, Buckeye will fund an escrow account with sufficient assets to bring the value of the total collateral (the value of the Services Company LP units and the escrow account) up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of the Services Company's LP units returns to an amount which exceeds the 125% minimum. At December 31, 2005 and 2004, the value of Buckeye's LP units held by Services Company exceeded the 125% requirement.

  Buckeye

          On June 30, 2005, Buckeye sold $125 million aggregate principal of its 5.125% Notes due July 1, 2017 in an underwritten public offering. Proceeds from the note offering, after underwriters' fees and expenses, were approximately $123.9 million. Proceeds from the offering were used in part to repay $122.0 million under Buckeye's 5-year Revolving Credit Agreement.

          In connection with the Midwest Pipelines and Terminals acquired from Shell on October 1, 2004, Buckeye borrowed a total of $490.0 million, consisting of $300.0 million under a 364-day interim loan (the "Interim Loan") and $190.0 million under its $400.0 million five-year revolving credit facility (the "Credit Facility"). On October 12, 2004, Buckeye sold $275.0 million aggregate principal of its 5.30% Notes due 2014 in an underwritten public offering (the "5.30% Note Offering"). Proceeds from the 5.30% Note Offering, net of underwriter's discount and commissions, were approximately $272.1 million. Proceeds from the 5.30% Note Offering, together with additional borrowings under the Credit Facility, were used to repay the Interim Loan. On October 19, 2004, Buckeye issued 5.5 million LP units in an underwritten public offering (the "LP Unit Offering"). Proceeds from the LP Unit Offering were approximately $223.3 million, after underwriters' discount and expenses, and were used to reduce amounts outstanding under the Credit Facility.

          On July 7, 2003, Buckeye sold $300 million aggregate principal of its 4.625% Notes due 2013 in an underwritten public offering. Proceeds from this offering, after underwriters' fees and expenses, were approximately $296.4 million. On August 14, 2003, Buckeye sold $150 million aggregate principal of its 6.75% Notes due 2033 in a Rule 144A offering. The Notes were subsequently exchanged for equivalent notes which are publicly traded. Proceeds from this note offering, after underwriters' fees and expenses, were approximately $148.1 million. Proceeds from these offerings were used in part to repay all amounts outstanding under Buckeye's prior 5-year Revolving Credit Agreement and to repay the Buckeye Pipe Line Company, L.P. $240 million Senior Notes, which were scheduled to mature in 2024, and the applicable yield maintenance premium. The amounts outstanding under the 5-year Revolving Credit Agreement were repaid on July 10, 2003 and the $240 million Senior Notes were repaid on August 19, 2003.

          In connection with the repayment of the $240 million Senior Notes, Buckeye Pipe Line Company, L.P. was required to pay a yield maintenance premium of $45.5 million to the holders of the Senior Notes. The yield maintenance premium was charged to expense in 2003 in the accompanying consolidated financial statements.

          On August 6, 2004, Buckeye entered into the Credit Facility with a syndicate of banks led by SunTrust Bank. The Credit Facility contains a one-time expansion feature to $550 million subject to certain conditions. The Credit Facility replaced a $277.5 million 5-year credit facility that would have expired in September 2006 and a $100 million 364-day credit facility that would have expired in September 2004. Borrowings under the Credit Facility are guaranteed by certain of Buckeye's subsidiaries. The Credit Facility matures on August 6, 2009. At December 31, 2004 and 2005, $0.9 million and $1.3 million of the Credit Facility was used for letters of credit, respectively.

          The Fixed Charge Coverage Ratio is defined as the ratio of Adjusted EBITDA for the four preceding fiscal quarters to the sum of payments for interest and principal on debt plus certain capital expenditures required for the ongoing maintenance and operation of Buckeye's assets. Buckeye is required to maintain a Fixed Charge Coverage Ratio of greater than 1.25 to 1.00 as of the end of any fiscal quarter. As of December 31, 2005, Buckeye's Fixed Charge Coverage Ratio was 2.98 to 1.00.

          Covenants.    The Company and its subsidiaries, Services Company, Buckeye and its Operating Subsidiaries are in compliance with the various covenants of the debt agreements at December 31, 2004 and 2005.

          Consolidated debt maturity table.    The following table shows scheduled maturities of the principal amounts under the Company's debt obligations for the next 5 years and in total thereafter (in thousands).

2006	$7,811
2007	7,837
2008	8,089
2009	58,094
2010	172,227
Thereafter	851,526

Total scheduled principal payments	$1,105,584

          Derivative instruments.    At December 31, 2005, the Company had three derivative instruments outstanding related to the Company's Term Loan. The Term Loan replaced the Company's $100,000,000 Senior Secured Credit Facility (the "Prior Term Loan") which was entered into on May 4, 2004. Proceeds from the Term Loan were used to refund the amounts outstanding under the Prior Term Loan. In accordance with requirements under the Prior Term Loan, the Company purchased an interest rate cap from Goldman Sachs Capital Markets, L.P. on a notional amount of $50 million for $375,000. Under the interest rate cap, if the variable interest rate the Company paid on the Prior Term Loan exceeded 5.0%, Goldman Sachs Capital Markets, L.P. would pay the Company the difference between the variable rate in effect on the $50 million notional amount and the capped rate. The Company did not designate the interest rate cap as a cash flow hedge and, accordingly, changes in value of the cap have been reflected in income. The Company did not terminate the interest rate cap when the Prior Term Loan was repaid on December 22, 2004.

          In accordance with requirements under the Term Loan, the Company entered into two interest rate swap agreements with Goldman Sachs Capital Markets L.P. The Company designated these transactions as hedges of the Company's cash flow risk associated with the Term Loan. The first agreement, which terminated on December 22, 2005, was for a notional amount of $172.8 million and called for the Company to receive floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.029%. The interest rate swap was effective December 22, 2004, the date of closing of the Term Loan and terminated on December 22, 2005. The three-month LIBOR reset on dates that coincided with the reset dates for the variable interest rate of the Term Loan. The second agreement is for a notional amount of $86 million and calls for the Company to receive the floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.853%. The agreement became effective on December 22, 2005 and will terminate December 22, 2007. During 2005, the Company entered into another interest rate swap agreement. This agreement is for a notional amount of $12 million and calls for the Company to receive the floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 4.54%.

          On October 28, 2003, Buckeye entered into an interest rate swap agreement with a financial institution in order to hedge a portion of its fair value risk associated with its 4.625% Notes. The notional amount of the swap agreement was $100 million. The swap agreement called for Buckeye to receive fixed payments from the financial institution at a rate of 4.625% of the notional amount in exchange for floating rate payments from Buckeye based on the notional amount using a rate equal to the six-month LIBOR (determined in arrears) minus 0.28%. The swap agreement was scheduled to settle on the maturity date of the 4.625% Notes and interest amounts under the swap agreement were payable semiannually on the same date as interest payments on the 4.625% Notes. Buckeye designated the swap agreement as a fair value hedge at the inception of the agreement and elected to use the short-cut method provided for in SFAS No. 133, which assumes no ineffectiveness will result from the use of the hedge.

          Buckeye terminated the interest rate swap agreement on December 8, 2004 and received proceeds of $2.0 million. In accordance with SFAS No. 133, Buckeye has deferred the $2.0 million gain as an adjustment to the fair value of the hedged portion of Buckeye's debt and is amortizing the gain as a reduction of interest expense of $0.2 million per year over the remaining term of the hedged debt.

12. OTHER NON-CURRENT LIABILITIES

          Other non-current liabilities consist of the following:

	December 31,
	2004	2005
	(in thousands)
Accrued employee benefit liabilities (see Note 14)	$39,160	$40,829
Accrued environmental liabilities	10,275	14,397
Deferred consideration	—	20,100
Other	1,111	1,210

Total	$50,546	$76,536

13. CASH FLOW

          Changes in assets and liabilities net of amounts related to acquisitions included the following (in thousands):

	Predecessor		MainLine L.P.
	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
Trade receivables	$91	$(5,245)	$(10,141)	$(6,366)
Construction and pipeline relocation receivables	(630)	(87)	(4,312)	(1,209)
Inventories	(788)	(196)	(29)	(575)
Prepaid and other current assets	(10,203)	(1,684)	(2,584)	5,606
Accounts payable	6,167	(7,793)	9,648	1,569
Accrued and other current liabilities	12,028	2,647	6,018	(4)
Other non-current assets	1,471	904	1,496	2,349
Other non-current liabilities	1,269	576	2,296	3,483

Total	$9,405	$(10,878)	$2,392	$4,853

          Supplemental cash flow information consisted of the following (in thousands):

	Predecessor		MainLine L.P.
	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
Cash paid during the period for interest (net of amount capitalized)	$15,144	$12,663	$15,650	$53,467
Capitalized interest	$464	$126	$718	$2,325
Cash paid during the year for income taxes	$507	$10	$520	$897
Non-cash changes in assets and liabilities:
Deferred consideration associated with acquisition of pipeline interests	$—	$—	$—	$20,100
Equity gains on issuance of Buckeye LP units	$368	$—	$838	$520
Minimum pension liability	$4	$—	$348	$—
Fair value hedge accounting	$200	$(2,634)	$2,423	$1,290
Environmental liability related to acquisition of Midwest and Northeast Pipelines and Terminals	$—	$—	$4,890	$2,332

14. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

          Services Company sponsors a retirement income guarantee plan (a defined benefit plan) which generally guarantees employees hired before January 1, 1986, a retirement benefit at least equal to the benefit they would have received under a previously terminated defined benefit plan. Services Company's policy is to fund amounts necessary to at least meet the minimum funding requirements of ERISA.

          Services Company also provides postretirement health care and life insurance benefits to certain of its retirees. To be eligible for these benefits an employee had to be hired prior to January 1, 1991 and meet certain service requirements. Services Company does not pre-fund this postretirement benefit obligation.

          A reconciliation of the beginning and ending balances of the benefit obligations (including the period January 1 to May 4, 2004, prior to the acquisition by the Company) under the retirement income guarantee plan and the postretirement health care and life insurance plan is as follows:

	Pension Benefits		Postretirement Benefits
	2004	2005	2004	2005
	(in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$18,770	$17,945	$42,882	$44,179
Service cost	816	976	743	789
Interest cost	900	998	2,510	2,628
Actuarial loss (gain)(1)	(1,754)	1,626	2,384	5,209
Change in assumptions	570	300	—	—
Amendment(2)	—	—	(2,576)	(665)
Benefit payments	(1,357)	(1,166)	(1,764)	(1,905)

Benefit obligation at end of year	$17,945	$20,679	$44,179	$50,235

(1)
The accumulated benefit obligation of the Postretirement Plan decreased by $3,690,000 in 2004 due to the recognition of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Medicare Prescription Drug Law").

(2)
During 2004, the postretirement health care and life insurance plan was amended to increase retiree contributions, deductibles, coinsurance, and co-pays for retail drugs. In 2005, the postretirement health care and life insurance plan was amended to increase the retail drug deductible.

          A reconciliation of the beginning and ending balances of the fair value of plan assets under the retirement income guarantee plan and the postretirement health care and life insurance plan is as follows:

	Pension Benefits		Postretirement Benefits
	2004	2005	2004	2005
	(in thousands)
Change in plan assets
Fair value of plan assets at beginning of year	$7,184	$9,603	$—	$—
Actuarial return on plan assets	334	796	—	—
Employer contribution	3,442	1,800	1,764	1,905
Benefits paid	(1,357)	(1,166)	(1,764)	(1,905)

Fair value of plan assets at end of year	$9,603	$11,033	$—	$—

Funded status	$(8,342)	$(9,646)	$(44,179)	$(50,235)
Unrecognized prior service benefit	(2,345)	(1,892)	(2,261)	(2,526)
Unrecognized actuarial loss	6,679	7,768	11,288	15,702

Net amount recognized	$(4,008)	$(3,770)	$(35,152)	$(37,059)

          The net amounts recognized are reflected in the Company's consolidated balance sheets.

          Information for Services Company's plan with an accumulated benefit obligation in excess of plan assets is as follows:

	Pension Benefits
	2004	2005
	(in thousands)
Projected benefit obligation	$17,945	$20,679
Accumulated benefit obligation	11,556	12,341
Fair value of plan assets	9,603	11,033

          The weighted average assumptions used in accounting for the retirement income guarantee plan and the postretirement health care and life insurance plan were as follows:

	Pension Benefits			Postretirement Benefits
	2003	2004	2005	2003	2004	2005
Weighted average expense assumptions for the years ended December 31
Discount rate	6.50%	5.50%	5.30%	6.50%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A

          The assumptions used by the Company and, prior to May 4, 2004, by the Predecessor, were the same.

	Pension Benefits		Postretirement Benefits
	2004	2005	2004	2005
Weighted-average balance sheet assumptions as of December 31
Discount rate	5.30%	5.40%	6.0%	5.75%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

          The assumed rate of cost increase in the postretirement health care and life insurance plan in 2005 was 10% for both non-Medicare eligible and Medicare eligible retirees. The assumed annual rates of cost increases decline each year through 2011 to a rate of 4.50%, and remain at 4.50% thereafter for both non-Medicare eligible and Medicare eligible retirees.

          Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. The effect of a 1% change in the health care cost trend rate for each future year would have had the following effects on 2005 results:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(in thousands)
Effect on total service cost and interest cost components	$498	$(411)
Effect on postretirement benefit obligation	$4,518	$(4,136)

          The components of the net periodic benefit cost recognized for the retirement income guarantee plan and the postretirement health care and life insurance plan were as follows:

	Pension Benefits
	Predecessor		MainLine L.P.
	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
	(in thousands)
Components of net periodic benefit cost
Service cost	$821	$295	$521	$976
Interest cost	1,078	326	574	998
Expected return on plan assets	(475)	(206)	(363)	(762)
Amortization of unrecognized transition assets	(140)	—	—	—
Amortization of prior service benefit	(472)	(169)	(298)	(454)
Amortization of unrecognized losses	850	237	417	804

Net periodic benefit cost	$1,662	$483	$851	$1,562

	Postretirement Benefits
	Predecessor		MainLine L.P.
	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
	(in thousands)
Components of net periodic benefit cost
Service cost	$719	$268	$475	$789
Interest cost	2,480	906	1,604	2,628
Amortization of prior service benefit	(579)	(114)	(201)	(400)
Amortization of unrecognized losses	303	190	334	793

Net periodic benefit cost	$2,923	$1,250	$2,212	$3,810

          During 2004, the recognition of the Medicare Prescription Drug Law resulted in decreases in service cost of $27,000, interest cost of $97,900, and amortization of unrecognized loss of $161,900.

          Services Company estimates the following benefit payments, which reflect expected future service, as appropriate, will be paid:

	Pension Benefits	Postretirement Benefits
	(in thousands)
2006	$2,012	$2,036
2007	2,565	2,251
2008	2,611	2,452
2009	3,027	2,661
2010	2,745	2,870
2011-2015	15,580	17,259

          Services Company expects to receive Medicare prescription subsidies of $315,000 in 2006, $310,000 in 2007, $306,000 in 2008, $300,000 in 2009, $294,000 in 2010, and $1,395,000 from 2011 through 2015.

          A minimum funding contribution is not required to be made during 2006.

          Services Company does not fund the postretirement health care and life insurance plan and, accordingly, no assets are invested in the plan. A summary of investments of the retirement income guarantee plan are as follows at December 31, 2004 and 2005:

	2004	2005
Mutual funds — equity securities	52%	45%
Mutual funds — money market	17	29
Coal lease	31	26

Total	100%	100%

          The plan's investment policy does not target specific asset classes, but seeks to balance the preservation and growth of capital in the plan's mutual fund investment with the income derived with proceeds from the coal lease.

          Services Company sponsors a retirement and savings plan (the "Retirement Plan") through which it provides retirement benefits for substantially all of its regular full-time employees, except those covered by certain labor contracts. The Retirement Plan consists of two components. Under the first component, Services Company contributes 5% of each eligible employee's covered salary to an employee's separate account maintained in the Retirement Plan. Under the second component, for all employees not participating in the ESOP, Services Company makes a matching contribution into the employee's separate account for 100% of an employee's contribution to the Retirement Plan up to 6% of an employee's eligible covered salary. For Services Company employees who participate in the ESOP, Services Company does not make a matching contribution. Total costs of the Retirement Plan were approximately $2,488,000 for the year ended December 31, 2003, $1,009,000 for the period January 1 to May 4, 2004, $1,851,000 for the period May 4 to December 31, 2004 and $3,613,000 for the year ended December 31, 2005.

          Services Company also participates in a multi-employer retirement income plan that provides benefits to employees covered by certain labor contracts. Pension expense for the plan was $167,000 for the year ended December 31, 2003, $72,000 for the period January 1 to May 4, 2004, $118,000 for the period May 4 to December 31, 2004 and $175,000 for the year ended December 31, 2005.

          In addition, Services Company contributes to a multi-employer postretirement benefit plan that provides health care and life insurance benefits to employees covered by certain labor contracts. The cost of providing these benefits was approximately $116,000 for the year ended December 31, 2003, $52,000 for the period January 1 to May 4, 2004, $79,000 for the period May 4 to December 31, 2004 and $135,000 for the year ended December 31, 2005.

15. UNIT BASED COMPENSATION

  Unit Option and Distribution Equivalent Plan

          Buckeye has a Unit Option and Distribution Equivalent Plan (the "Option Plan"). On April 1, 2005, Buckeye GP amended and restated the Plan to increase the granting of options (the "Options") to acquire Buckeye's LP units to an amount not to exceed 1,400,000 in the aggregate. The options are granted to select key employees (the "Optionees") at a price equal to the market value on the date of the grant. Options granted after 1997 contain a "Distribution Equivalent" feature. Distribution Equivalents are an amount equal to (i) Buckeye's per LP Unit regular quarterly distribution, multiplied by (ii) the number of Buckeye LP units subject to such Options that have not vested. The Distribution Equivalents are paid as independent cash bonuses on the date the Options vest and are dependent upon the percentage attainment of 3-year targets related to cash distributions paid to the limited partners.

          Generally, the Options vest three years after the date of grant and are exercisable for up to 7 years following the date on which they vest.

          The fair value of each the Options is estimated on the date of grant using the Black-Scholes option-pricing model. Buckeye does not record any compensation expense based upon the fair value of the Options. The assumptions used for the Options granted in 2003, 2004 and 2005 are indicated below.

Year of Option Grant	Dividend Yield	Volatility	Risk-Free Interest Rate	Expected Life (Years)
2003	6.6%	32.6%	2.1%	4.0
2004	6.2%	16.5%	3.0%	4.0
2005	6.0%	16.2%	4.0%	4.0

          A summary of the changes in Buckeye's LP Unit options outstanding under the Option Plan as of December 31, 2003, 2004 and 2005 is as follows:

	2003		2004		2005
	Units under Option	Weighted Average Exercise Price	Units under Option	Weighted Average Exercise Price	Units under Option	Weighted Average Exercise Price
Outstanding at beginning of year	189,200	$28.10	215,000	$31.15	222,300	$37.14
Granted	59,100	38.12	66,400	41.76	61,700	45.88
Exercised	(33,300)	26.16	(59,100)	20.31	(37,100)	36.37
Forfeitures	—	—	—	—	—	—

Outstanding at end of year	215,000	$31.15	222,300	$37.14	246,900	$39.44

Options exercisable at year-end	68,400		52,400		73,800
Weighted average fair value of options granted during the year	$5.77		$2.79		$3.56

          The following table summarizes information relating to Buckeye's LP Unit options outstanding under the Option Plan at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding at 12/31/05	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable at 12/31/05	Weighted Average Exercise Price
$25.00 to $30.00	22,400	3.6 Years	$27.32	22,400	$27.32
$30.01 to $35.00	22,000	5.1 Years	33.90	22,000	33.90
$35.01 to $40.00	83,700	6.8 Years	37.57	29,400	36.56
$40.01 to $45.00	57,100	8.2 Years	42.10	—	—
$45.01 to $50.00	61,700	9.3 Years	45.88	—	—
Total	246,900	7.3 Years	39.44	73,800	$32.96

          At December 31, 2005, there were 657,900 Buckeye LP units available for future grants under the Option Plan.

          Until April 29, 2004, Buckeye offered a unit option loan program whereby Optionees could borrow, at market rates, up to 95% of the purchase price of Buckeye's LP units and up to 100% of the applicable income tax withholding obligation in connection with such exercise. At December 31, 2005, 4 employees had outstanding loans under the unit option loan program. The aggregate borrowings outstanding at December 31, 2004 and 2005 were $666,000 and $535,000, respectively, of which $535,000 and $483,000, respectively, were related to the purchase price of Buckeye's LP units.

  Unit Compensation Plan

          The Company has a Unit Compensation Plan utilizing B units. On May 4, 2004, the Company issued 16,216,668 limited partnership B Units (the "B Units") to certain members of senior management for no consideration. One half, or 8,108,334, of the B Units ("Time Based B Units") vest ratably over five years. The remaining, or 8,108,334, B Units ("Performance Based B Units") only vest if certain performance targets based on the incentive compensation received by the Company are met. The performance targets are based on annual periods ending on each of June 30, 2005 to 2009. The performance targets are cumulative, in that shortfalls or excess in one period can be made up or carried over in subsequent periods.

          The Company recorded no compensation expense for Time Based B Units for the period May 4 to December 31, 2004. Although May 4, 2004 represented the measurement date for the Time Based B Units (the date both the number of units available for purchase and the purchase price (zero) were known), there was a nominal fair value for these units to charge to earnings. The Company recognized deferred compensation for the Performance Based B Units when it was probable that the performance target specified in the Company's partnership agreement would be met. Such deferred compensation was recorded over the respective periods of performance targets. As of December 31, 2004 and 2005, 810,833 and 1,621,667 of Time Based B Units were vested, respectively. As of December 31, 2004, none of the Performance Based B Units were vested. At December 31, 2005, 1,621,667 of Performance Based B Units were vested. No compensation expense was recorded during the period May 4 to December 31, 2004. Total compensation expense of $3.5 million was recognized for the year ended December 31, 2005.

16. EMPLOYEE STOCK OWNERSHIP PLAN

          Services Company provides the ESOP to the majority of its employees hired before September 16, 2004. Effective September 16, 2004, new employees do not participate in the ESOP, as well as certain employees covered by a union multiemployer pension plan. The ESOP owns all of the outstanding common stock of Services Company.

          Services Company stock is released to employee accounts in the proportion that current payments of principal and interest on the ESOP Notes bear to the total of all principal and interest payments due under the ESOP Notes. Individual employees are allocated shares based upon the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Except for the period March 1, 2003 through November 1, 2004, Services Company stock held in employee accounts received stock dividends in lieu of cash. The ESOP was amended to eliminate the payment of stock dividends on allocations made after February 28, 2003. Based upon provisions contained in the American Jobs Creation Act of 2004, the plan was amended further to reinstate this feature on allocations made after November 1, 2004. Total ESOP related costs charged to earnings were $10.0 million for the year ended December 31, 2003, $3.4 million for the period January 1 to May 4, 2004, $6.6 million for the period May 4 to December 31, 2004 and $6.9 million for the year ended December 31, 2005.

17. LEASES AND COMMITMENTS

          The Company leases space in an office building and certain copying equipment. Buckeye leases certain computing equipment and automobiles. Future minimum lease payments under these noncancelable operating leases at December 31, 2005 were as follows: $888,000 for 2006, $435,000 for 2007, $305,000 for 2008 and none thereafter.

          Buckeye is a party to an energy services agreement for certain main line pumping equipment and the natural gas requirements to fuel this equipment at its Linden, New Jersey facility. Under the energy services agreement, which is designed to reduce power costs at the Linden facility, Buckeye is required to pay a minimum of $1,743,000 annually over the next six years. This minimum payment is based on an annual minimum usage requirement of the natural gas engines at the rate of $0.049 per kilowatt hour equivalent. In addition to the annual usage requirement, Buckeye is subject to minimum usage requirements during peak and off-peak periods. Buckeye's use of the natural gas engines has exceeded the minimum annual requirement in 2003, 2004 and 2005.

          Buckeye's Operating Subsidiaries lease certain land and rights-of-way. Minimum future lease payments for these leases as of December 31, 2005 are approximately $4.2 million for each of the next five years. Substantially all of these lease payments can be canceled at any time should they not be required for operations.

          Rent expense under operating leases was $7,824,000 for the year ended December 31, 2003 and $3,180,000 for the period January 1 to May 4, 2004, $5,297,000 for the period May 4 to December 31, 2004, and $8,740,000 for the year ended December 31, 2005.

18. RELATED PARTY TRANSACTIONS

          The Company has agreed to pay to Carlyle/Riverstone an annual management fee of $300,000 for its services on behalf of MainLine. General and administrative expenses include $200,000 and $300,000 related to the management fee for the period May 4 to December 31, 2004 and the year ended December 31, 2005, respectively.

          Services Company and Buckeye are considered related parties with respect to the Company and the Predecessor. As discussed in Note 1, the accompanying financial statements for the Company and the Predecessor include the accounts of Services Company and Buckeye on a consolidated basis, as such all intercompany transactions have been eliminated.

19. EARNINGS PER UNIT

          In connection with its formation, the Company issued 14,595 general partnership units ("GP Units") and 145,935,405 limited partnership A Units ("A Units") to Carlyle/Riverstone and certain members of senior management of Buckeye GP for $1.00 per unit. The Company also issued 16,216,668 limited partnership B Units ("B Units") to certain members of senior management.

          Distributions are paid on the B Units only after the holders of the A Units and GP Units have been distributed sufficient cash to recover their entire investment along with a cumulative annual return of 9% compounded from May 4, 2004 to the date of payment. Thus, the B Units are subordinate to the A Units and the GP Units.

          The Company has determined that, under EITF Issue No. 03-6, "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share," a two-class method of computing earnings per unit is required. According to EITF Issue No. 03-6, the Company's A Units and GP Units are considered to be participating securities requiring the use of the two-class method for the computation of basic and diluted earnings per unit. The two-class computation method for each period reflects the cash distributions (or dividends) paid per unit for each class of stock, plus the amount of allocated undistributed earnings per unit computed using the participation percentage which reflects this change. The A Units and GP Units are considered to be participating securities as they are entitled to receive a distribution yield in excess of the B Units.

          As of December 31, 2004 and 2005, the holders of the A Units and the GP Units had received neither the return of their initial investment nor the 9% cumulative return. As a result, basic and diluted earnings per unit, and any distributions for the period from May 4 to December 31, 2004 and the year ended December 31, 2005 and are based on 145,950,340 units consisting of 145,935,405 of A Units and 14,935 of GP Units.

          For the period May 4 to December 31, 2004 and the year ended December 31, 2005, there were no other securities, other than the B Units, with a potentially dilutive effect on the Company's earnings. As a result, basic earnings per unit and diluted earnings per unit were equal.

          The capital structure of the Predecessor is significantly different than the structure of the Company; as such presentation of earnings per unit for the year ended December 31, 2003 and the period January 1 to May 4, 2004 would be inappropriate.

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company uses the following methods and assumptions in estimating fair value disclosures for financial instruments:

          At December 31, 2004 and 2005, cash and cash equivalents, accounts receivable, construction and pipeline relocation receivables, prepaid and other current assets, restricted cash, and all current liabilities are reported in the consolidated balance sheet at amounts which approximate fair value due to the relatively short period to maturity of these financial instruments.

          The fair value of the Company's debt is estimated to be $1.0 billion and $1.1 billion as of December 31, 2004 and 2005, respectively. The value was calculated using interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities and approximate market values on the respective dates.

          For the period May 4 to December 31, 2004, the Company had no ineffectiveness with respect to its cash flow hedges and, accordingly, no change in the fair value of the hedge has been reflected in net income. The fair value of the interest rate swaps was a non-current liability of $11,000 at December 31, 2004. During 2005, the Company terminated an interest rate swap agreement and entered into another interest rate swap agreement for a notional amount of $12 million (see Note 11). At December 31, 2005, the fair value of the interest rate swaps was a non-current asset of $1,514,000. The change in fair value has been reflected as non-current assets and liabilities in the consolidated balance sheet, with the net change reflected in other comprehensive income.

          For the period May 4 to December 31, 2004 and the year ended December 31, 2005, the Company had no ineffectiveness with respect to its fair value hedge. Changes in the fair value of the Company's interest rate cap have been reflected in net income. At December 31, 2004 and 2005, the value of the interest rate cap was $145,000 and $96,000, respectively.

          Interest expense in the Company's income statement was reduced by $0.6 million for the year ended December 31, 2003, $1.3 million for the period January 1 to May 4, 2004, $1.3 million for the period May 4 to December 31, 2004, and $0.3 million for the year ended December 31, 2005 as a result of the Company's interest rate cap and interest rate swap agreements.

21. SEGMENT INFORMATION

          Based on the financial information provided to senior management, the Company has determined that its operations are appropriately presented in three reportable operating segments: Pipeline Operations, Terminalling and Storage and Other Operations. The Company also has certain consolidated-level assets, principally consisting of goodwill, which are not allocable to the individual reporting segments. The Company's reportable operating segments consist of the following:

  Pipeline Operations

          The Pipeline Operations segment receives refined petroleum products including gasoline, jet and diesel fuel and other distillates from refineries, connecting pipelines, bulk and marine terminals and transports those products to other locations for a fee. This segment owns and operates approximately 5,000 miles of pipeline systems in the following states: California, Connecticut, Florida, Illinois, Indiana, Massachusetts, Michigan, Missouri, New Jersey, Nevada, New York, Ohio, Pennsylvania and Tennessee.

  Terminalling and Storage

          The Terminalling and Storage segment provides bulk storage and throughput services. This segment owns and operates 43 terminals that have the capacity to store an aggregate of approximately 16.6 million barrels of refined petroleum products. The terminals are located in Indiana, Illinois, Massachusetts, Michigan, Missouri, New York, Ohio and Pennsylvania.

  Other Operations

          The Other Operations segment consists primarily of Buckeye's contract operations of third-party pipelines owned principally by major petrochemical companies located in Texas. This segment also performs construction management services, typically for cost plus a fixed fee, for these same customers. The Other Operations segment also includes Buckeye's ownership and operation of the ammonia pipeline acquired in November 2005 and its majority ownership of the Sabina Pipeline.

          Financial information about each segment is presented below. Each segment uses the same accounting policies as those described in the summary of significant accounting policies (see note 2). All inter-segment revenues, operating income and assets have been eliminated. All three years are presented on a consistent basis.

	Year Ended December 31, 2003	January 1 - May 4, 2004	May 4 - December 31, 2004	Year Ended December 31, 2005
	(in thousands)
Revenues
Pipeline Operations	$234,012	$82,740	$181,420	$306,849
Terminalling and Storage	15,352	5,220	21,012	68,822
Other Operations	23,583	9,569	23,582	32,775

Total	$272,947	$97,529	$226,014	$408,446
Operating income:
Pipeline Operations	$96,215	$31,411	$68,460	$121,546
Terminalling and Storage	3,955	2,087	9,220	28,038
Other Operations	5,327	1,590	3,085	6,285

Total	$105,497	$35,088	$80,765	$155,869

Depreciation and amortization:
Pipeline Operations	$16,532	$5,947	$13,398	$26,844
Terminalling and Storage	496	130	1,040	4,212
Other Operations	932	311	720	1,352

Total	$17,960	$6,388	$15,158	$32,408

Capital expenditures:
Pipeline Operations	$34,753	$7,742	$59,546	$70,261
Terminalling and Storage	2,638	1,949	1,629	6,966
Other Operations	4,754	505	1,260	545
Consolidating-level	113	—	132	59

Total	$42,258	$10,196	$62,567	$77,831

	December 31,
	2004	2005
	(in thousands)
Assets:*
Pipeline Operations	$1,240,315	$1,466,512
Terminalling and Storage	237,048	288,972
Other Operations	56,756	61,383
Consolidating-level	213,639	223,965

Total	$1,747,758	$2,040,832

(*)
All equity investments shown in Note 9 are included in the assets of Pipeline Operations

22. SUBSEQUENT EVENTS

          On January 1, 2006, Buckeye acquired a refined petroleum products terminal located in Niles, Michigan from affiliates of Shell for approximately $13.0 million. The terminal has aggregate storage capacity of approximately 630,000 barrels.

          On January 31, 2006, a newly formed Buckeye subsidiary, Buckeye NGL Pipe Lines LLC, completed its acquisition of an approximate 350-mile natural gas liquids pipeline extending generally from Wattenberg, Colorado to Bushton, Kansas from BP Pipelines (North America) Inc. for approximately $87.0 million, including the deposit of $7.7 million paid in December 2005.

          On March 7, 2006, Buckeye sold 1,500,000 of its LP units in an underwritten public offering at a price of $44.22 per LP Unit. Proceeds to Buckeye, net of underwriters' discount of $1.45 per LP units and offering expenses, were approximately $64.2 million. The principal use of proceeds was to repay, in part, amounts outstanding under Buckeye's Credit Facility.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Buckeye GP Holdings L.P.

          We have audited the accompanying balance sheet of Buckeye GP Holdings L.P. (the "Partnership") as of March 31, 2006. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Partnership as of March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Philadelphia, PA
April 20, 2006

BUCKEYE GP HOLDINGS L.P.

BALANCE SHEET

MARCH 31, 2006

Assets	$—

Partners Equity:
Limited partners equity	$999.90
General partners equity	0.10
Receivable from partners	$(1,000.00)

Total partners' equity	$—

See Notes to the Balance Sheet.

BUCKEYE GP HOLDINGS L.P.

NOTES TO THE BALANCE SHEET

1. ORGANIZATION AND OPERATIONS

          Buckeye GP Holdings L.P. ("Buckeye GP Holdings") is a Delaware limited partnership formed on March 27, 2006 in order to facilitate a proposed reorganization of MainLine L.P. and its affiliates.

          Concurrent with the formation, MainLine Management LLC, as general partner, committed to contribute $0.10, and the limited partners of MainLine L.P., committed to contribute $999.90 to Buckeye GP Holdings. These contributions receivable are reflected as a reduction to equity in accordance with accounting principles generally accepted in the United States of America. Buckeye GP Holdings expects to receive payment on the contributions receivable during the second quarter of 2006. The accompanying financial statement reflects the financial position of Buckeye GP Holdings immediately subsequent to its initial capitalization.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

          The preparation of Buckeye GP Holding's financial statement in conformity with accounting principles generally accepted in the United States of America necessarily requires management to make estimates and assumptions. These estimates and assumptions, which may differ from actual results, will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
MainLine Management LLC

          We have audited the accompanying consolidated balance sheets of MainLine Management LLC and subsidiaries (the "Company") as of December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such balance sheets present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, PA
April 20, 2006

MAINLINE MANAGEMENT LLC

CONSOLIDATED BALANCE SHEETS

(In Thousands)

		December 31,
	Notes	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	2	$21,352	$28,984
Trade receivables	2	32,498	38,864
Construction and pipeline relocation receivables		9,362	10,571
Inventories	2	10,451	12,997
Prepaid and other current assets	7	17,927	12,325

Total current assets		91,590	103,741
Property, plant and equipment, net	8	1,335,082	1,587,741
Restricted cash	2	1,956	5,117
Goodwill	2, 6	234,644	234,603
Other non-current assets	9	84,486	109,630

Total assets		$1,747,758	$2,040,832

LIABILITIES AND OWNER'S EQUITY
Current liabilities:
Current portion of long-term debt	11	$7,422	$7,811
Accounts payable		17,079	18,648
Accrued and other current liabilities	10	48,650	48,824

Total current liabilities		73,151	75,283
Long-term debt	11	1,007,803	1,096,849
Other non-current liabilities	12	50,546	76,536
Non-controlling interest.	2	616,251	792,157

Total liabilities		$1,747,751	$2,040,825

Commitments and contingent liabilities		—	—
Owner's equity		7	7

Total owner's equity		7	7

Total liabilities and owner's equity		$1,747,758	$2,040,832

See Notes to consolidated balance sheets.

MAINLINE MANAGEMENT LLC

NOTES TO CONSOLIDATED BALANCE SHEETS

1. ORGANIZATION

          MainLine Management LLC ("MainLine" or the "Company") is a limited liability company organized February 24, 2004 under the laws of the state of Delaware to serve as the general partner of MainLine L.P. and manage its operations. The Company commenced operations on May 4, 2004. The Company is owned by affiliates of Carlyle/Riverstone Global Energy and Power Fund II, L.P. ("Carlyle/Riverstone").

          MainLine L.P. owns 100% of MainLine Sub LLC, which owns 100% of Buckeye GP LLC. Buckeye GP LLC is the general partner of Buckeye Partners, LP ("Buckeye"). Buckeye is a publicly-traded, (NYSE:BPL) master limited partnership organized in 1986 under the laws of the state of Delaware. MainLine L.P. is owned by affiliates of Carlyle/Riverstone and certain members of Buckeye GP LLC's senior management. MainLine L.P.'s primary business is the management of Buckeye. At December 31, 2005, MainLine L.P. owned an approximate 2% overall general partner interest in Buckeye and its operating subsidiaries.

          On May 4, 2004, MainLine L.P. purchased all of the membership interests of Glenmoor LLC ("Glenmoor" or the "Predecessor"), a Delaware limited liability company, for $235.0 million (see Note 3). Until its acquisition by MainLine L.P., Glenmoor was owned primarily by certain directors and members of senior management of the prior general partner of Buckeye and by trusts for the benefit of their children. Glenmoor owned 100% of Buckeye Management Company ("BMC") which owned 100% of Buckeye Pipe Line Company LLC (the "Prior General Partner").

          The Prior General Partner served as the general partner of Buckeye until December 15, 2004 when as part of a restructuring of Buckeye's general partner organization (the "GP Restructuring"), the Prior General Partner transferred its general partner interests, except for its right to receive incentive compensation payments from Buckeye, to Buckeye GP LLC.

          All of the employees who provide services to MainLine L.P. and its subsidiaries and Buckeye and its subsidiaries are paid and employed by Buckeye Pipeline Services Company ("Services Company"). Pursuant to a service agreement, Services Company is reimbursed by MainLine L.P. or Buckeye for the cost of these employees. Services Company is owned by an employee stock ownership plan (the "ESOP"). The ESOP owns approximately a 6% equity interest in Buckeye at December 31, 2005. The services agreement extends until all payments due under the ESOP's 3.60% Senior Secured Notes are satisfied, which is currently scheduled to occur in March 2011.

Description of the Business

          At December 31, 2005, the Company had no operating assets other than its general partner ownership interest in MainLine L.P. MainLine L.P. has no operating assets other than its ownership interest in Buckeye and its operating subsidiaries. Buckeye's principal line of business is the transportation, terminalling and storage of refined petroleum products in the United States for major integrated oil companies, large refined product marketing companies and major end users of petroleum products on a fee basis through facilities owned and operated by Buckeye. Buckeye also operates pipelines owned by third parties under contracts with major integrated oil and chemical companies, and performs certain construction activities, generally for the owners of these third-party pipelines.

          As of December 31, 2005, Buckeye conducted all of its operations through subsidiary entities. These operating subsidiaries are Buckeye Pipe Line Company, L.P. ("Buckeye Pipe Line"), Laurel

Pipe Line Company, L.P. ("Laurel"), Everglades Pipe Line Company, L.P. ("Everglades"), Buckeye Pipe Line Holdings, L.P. ("BPH"), Wood River Pipe Lines LLC ("Wood River") and Buckeye Pipe Line Transportation LLC ("BPL Transportation"). These entities are hereinafter referred to as the "Operating Subsidiaries." Buckeye owns an approximate 99% ownership interest in each Operating Subsidiary except Wood River and BPL Transportation, in which it owns a 100% interest. BPH owns directly, or indirectly, a 100% interest in each of Buckeye Terminals, LLC ("BT"), Norco Pipe Line Company, LLC ("Norco"), Buckeye Gulf Coast Pipe Lines, L.P. ("BGC") and WesPac Pipelines — Reno LLC ("Reno"). BPH also owns a 75% interest in WesPac Pipelines — Memphis LLC, a 50% interest in WesPac Pipelines — San Diego LLC (collectively known as "WesPac"), an approximate 25% interest in West Shore Pipe Line Company ("West Shore"), a 20% interest in West Texas LPG Pipeline Limited Partnership ("WTP") and a 40% interest in Muskegon Pipeline LLC ("Muskegon"). Subsidiaries of BGC also own approximately 63% of two partnerships which own a crude butadiene pipeline between Deer Park, Texas and Port Arthur, Texas that was completed in March 2003 (the "Sabina Pipeline").

          Buckeye Pipe Line is one of the largest independent pipeline common carriers of refined petroleum products in the United States, with 2,643 miles of pipeline serving 8 states. Laurel owns a 345-mile common carrier refined products pipeline located principally in Pennsylvania. Norco owns a 422-mile refined products pipeline system located primarily in Illinois, Indiana and Ohio. Everglades owns a 37-mile refined products pipeline in Florida. Wood River owns six refined petroleum products pipelines with aggregate mileage of approximately 925 miles located in the midwestern United States. BPL Transportation owns a refined petroleum products pipeline system with mileage of approximately 478 miles. BPH and its subsidiaries provide bulk storage and terminalling services through facilities with an aggregate capacity of 16.6 million barrels of refined petroleum products. Reno provides pipeline transportation service to Reno/Tahoe International Airport. WesPac provides pipeline transportation service to San Diego International Airport and is constructing an 11-mile pipeline and related terminalling and storage facilities at Memphis International Airport.

          The assets owned by Wood River and certain terminal assets owned by BPH were acquired from Shell Oil Products, U.S. ("Shell") on October 1, 2004 for approximately $517 million. BPL Transportation's assets and certain terminal assets owned by BPH were acquired from affiliates of ExxonMobil Corporation ("ExxonMobil") on May 5, 2005 for a purchase price of $175 million (see Note 4).

          BGC is an owner and contract operator of pipelines owned by major chemical companies in the Gulf Coast area. During 2005, BGC purchased a 29-mile ammonia pipeline located near Freeport, Texas. BGC leases a 23-mile pipeline to a chemical company. In March 2003, BGC completed construction of the Sabina Pipeline. The Sabina Pipeline originates at a Shell Chemicals, L.P. facility in Deer Park, Texas and terminates at a chemical plant owned by Sabina Petrochemicals, LLC in Port Arthur, Texas. Subsidiaries of BGC hold an approximate 63% interest in the Sabina Pipeline. Two petrochemical companies own the remaining 37% minority interest. The Sabina Pipeline has entered into a long-term agreement with Sabina Petrochemicals LCC to provide pipeline transportation throughput services. Separately, BGC entered into an agreement to operate and maintain the Sabina Pipeline.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

          The consolidated balance sheet and the accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the U.S. Securities and Exchange Commission.

          At December 31, 2004 and 2005, the Company had a general partner ownership interest in MainLine L.P., which gives the Company control of MainLine L.P. and its consolidated entities. In June 2005, the Emerging Issues Task Force (the "EITF") of the Financial Accounting Standards Board (the "FASB") issued EITF Consensus 04-05 which requires general partners of a limited partnership to consolidate the limited partnership if the general partner is deemed to control the limited partnership. Using criteria established in EITF Consensus 04-05, the Company has determined that consolidation of MainLine L.P. into the financial position of the Company is appropriate for all periods presented.

          MainLine L.P., through its general partner relationship with Buckeye, controls the management and operations of that entity and consolidates Buckeye within its financial position. MainLine L.P. has determined that Services Company is a variable interest entity ("VIE") under the provisions of FASB Interpretation No. 46R — Consolidation of Variable Interest Entities ("FIN No. 46R"). Using criteria established in FIN No. 46R, MainLine L.P. has determined that Buckeye GP LLC is the primary beneficiary of Services Company, although 100% of the equity interest of Services Company is owned by the ESOP. Accordingly, as permitted by FIN No. 46R, Services Company has been consolidated in the financial position of MainLine L.P.

          All significant intercompany transactions have been eliminated in consolidation.

          Buckeye is subject to the Uniform System of Accounts for Pipeline Companies, as prescribed by the Federal Energy Regulatory Commission ("FERC"). Certain Operating Subsidiaries are subject to rate regulation as promulgated by FERC. Reports to FERC differ from the accompanying consolidated balance sheet, which have been prepared in accordance with generally accepted accounting principles in that such reports calculate depreciation over estimated useful lives of the assets as prescribed by FERC.

Use of Estimates

          The preparation of the Company's consolidated balance sheet in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions. These estimates and assumptions, which may differ from actual results, will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet.

Non-Controlling Interest

          The consolidated balance sheet includes a non-controlling interest liability that reflects the portion of MainLine L.P. owned by its partners other than the Company and the proportion of Buckeye owned by its partners other than MainLine L.P.

Cash and Cash Equivalents

          All highly liquid debt instruments purchased with an original maturity of three months or less are classified as cash equivalents.

Restricted Cash

          MainLine L.P. is required to maintain a debt service reserve account consisting of cash equivalents for the benefit of the holders of its $180 million Senior Secured Credit Facility (see Note 11).

Trade Receivables and Concentration of Credit Risk

          Trade receivables represent valid claims against non-affiliated customers. Buckeye has a concentration of trade receivables due from major integrated oil companies, major petroleum refiners, major petrochemical companies, large regional marketing companies and large commercial airlines. These concentrations of customers may affect overall credit risk in that the customers may be similarly affected by changes in economic, regulatory or other factors. Buckeye's customer base was approximately 160 in 2005. Buckeye manages its credit risk through a credit approval process. For certain customers, prepayments are required. Buckeye does not maintain an allowance for doubtful accounts due to its favorable collections experience. At December 31, 2004 and 2005, Shell had amounts outstanding of 19% and 17% of consolidated trade receivables.

Inventories

          Inventories, consisting of materials and supplies such as: pipe, valves, pumps, electrical/electronic components, drag reducing agent and other miscellaneous items are carried at the lower of cost or market based on the first-in, first-out method.

Property, Plant and Equipment

          Property, plant and equipment consist primarily of pipeline and related transportation facilities and equipment. For financial reporting purposes, depreciation on pipe assets is calculated using the straight-line method over the estimated useful life of 50 years. Other plant and equipment is depreciated on a straight-line basis over an estimated life of 4 to 50 years. Additions and betterments are capitalized and maintenance and repairs are charged to income as incurred. Generally, upon normal retirement or replacement, the cost of property (less salvage) is charged to the depreciation reserve, which has no effect on income.

          The following table represents the depreciation life for the major components of the Company's assets:

Life in Years
Right of way	50
Line pipe and fittings	50
Buildings	50
Pumping equipment	50
Oil tanks	50
Office furniture and equipment	4-18
Vehicles and other work equipment	11
Servers and software	5

Asset Retirement Obligations

          The Company accounts for asset retirement obligations in accordance with Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS No. 143") as amended by FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47") which was effective December 31, 2005. SFAS No. 143 requires that the fair value of a liability related to the retirement of long-lived assets be recorded at the time a legal obligation is incurred. FIN 47 clarifies the term conditional asset retirement obligation as used in SFAS No. 143 as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Once an asset retirement obligation is identified and a liability is recorded, a corresponding asset is recorded at that time which is then depreciated over the remaining useful life of the asset. After the initial measurement, the obligation is periodically adjusted to reflect changes in the asset retirement obligation's fair value. If and when it is determined that a legal obligation has been incurred, the fair value of any liability is determined based on estimates and assumptions related to retirement costs, future inflation rates and credit-adjusted risk-free interest rates.

          The Company's operating assets generally consist of underground refined products pipelines installed along rights-of-way acquired from land owners and related above-ground facilities that are owned by Buckeye's Operating Subsidiaries. The Company is unable to predict if and when the pipelines, which generally serve high-population and high-demand markets, would become completely obsolete and require decommissioning. Further, the rights-of-way agreements typically do not require the dismantling and removal of the pipelines and reclamation of the rights-of-way upon permanent removal of the pipelines from service. Accordingly, the Company has recorded no liability, or corresponding asset, in conjunction with the adoption of SFAS No. 143 and FIN 47 because the future dismantlement and removal dates of the Buckeye's assets, and the amount of any associated costs is indeterminable.

Goodwill

          Goodwill is tested for impairment at the reporting unit level annually on January 1 for potential impairment based on the carrying value of the reporting unit compared to its fair value.

Long-Lived Assets

          The Company regularly assesses the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company assesses recoverability based on estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal. The measurement of an impairment loss is based on the difference between the carrying amount and fair value of the assets.

Debt Issuance Costs

          Costs incurred for debt borrowings are capitalized as paid and amortized over the life of the associated debt instrument. When debt is retired before its scheduled maturity date, any remaining issuance costs associated with that debt are expensed.

Fair Value and Hedging Activities

          The Company accounts for hedging activities in accordance with Statement of Financial Accounting Standards No. 133 "Accounting for Financial Instruments and Hedging Activities" ("SFAS No. 133"), Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133" and Statement of Financial Accounting Standards No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." These statements establish accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet at fair value as either assets or liabilities.

          The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and its resulting designation, which is established at the inception of the derivative instrument. SFAS No. 133 provides for a short-cut method which permits the Company to assume no hedge ineffectiveness with respect to the hedged financial instrument.

          During 2004, the MainLine L.P. entered into three derivative transactions associated with its debt agreements. One of these transactions was not designated as a hedge while the other two transactions were designated as hedges of variations in cash flows related to its $180 million Senior Secured Credit Facility. During 2005, MainLine L.P. entered into another derivative transaction associated with its debt agreement which was designated as a hedge of variations in cash flows (see Note 11).

          In 2003, Buckeye entered into an interest rate swap contract with a financial institution (see Note 11). Buckeye designated the swap as a fair value hedge at the inception of the contract and utilized the short-cut method provided for in SFAS No. 133. The interest rate swap was terminated on December 8, 2004.

          By entering into interest rate swap transactions, the Company becomes exposed to both credit risk and market risk. Credit risk occurs when the value of the swap transaction is positive, and the Company is subject to the risk that the counterparty will fail to perform under the terms of the contract. The Company is subject to market risk with respect to changes in value of the swap. The Company manages its credit risk by only entering into swap transactions with major financial institutions with investment-grade credit ratings. The Company manages its market risk by associating each swap transaction with an existing debt obligation. The practice is to have the Board of Directors of MainLine L.P. or Buckeye GP LLC, as appropriate, approve each swap transaction. Changes in fair value associated with the derivative instruments designated as cash flow hedges are reflected in other comprehensive income.

Capitalization of Interest

          Interest on borrowed funds is capitalized on projects during construction based on the approximate average interest rate of debt.

Income Taxes

          Except as noted below, for Federal and state income tax purposes, the Company, MainLine L.P. and its subsidiaries and Buckeye and the Operating Subsidiaries are not taxable entities. Accordingly, the taxable income or loss of the Company is includable in the Federal and state income tax returns of the individual partners. The aggregate basis of the Company's net assets for financial and tax reporting purposes immaterially differ. The aggregate difference in the basis of MainLine L.P. and Buckeye's net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partners' tax attributes is not available to MainLine L.P. and Buckeye.

          Effective August 1, 2004, BGC elected to be treated as a taxable corporation for Federal income tax purposes. Accordingly, BGC has recognized deferred tax assets and liabilities for temporary differences between the amounts of assets and liabilities measured for financial reporting purposes and the amounts measured for Federal income tax purposes. Changes in tax legislation are included in the relevant computations in the period in which such changes are effective. Deferred tax assets are reduced by a valuation allowance when the amount of any tax benefit is not expected to be realized.

          Effective January 1, 1999, Services Company elected to be treated as a Subchapter S corporation for Federal and state income tax purposes. Services Company is generally not a taxable entity for Federal and state income taxes. Rather, Services Company's income or loss is includable in the Federal and state income tax returns of its shareholder, the ESOP. As a result of this election, Services Company became liable for Federal and state income taxes on any gains realized on the sale of any Buckeye LP units through December 31, 2008 up to the difference between the market value and tax basis of the Buckeye LP units held by Services Company on January 1, 1999. At December 31, 2004 and 2005, Services Company had unrealized built-in gains associated with this election of approximately $22.6 million and $22.3 million, respectively.

Environmental Expenditures

          Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with Buckeye's commitment to a formal plan of action.

          Accrued environmental remediation related expenses include direct costs of remediation and indirect costs related to the remediation effort, such as compensation and benefits for employees directly involved in the remediation activities and fees paid to outside engineering, consulting and law firms. Buckeye maintains insurance which may cover certain environmental expenditures.

Pensions

          Services Company sponsors a defined contribution plan, a defined benefit plan and defined contribution plan for certain hourly employees under a union agreement (see Note 13). Service Company also sponsors the ESOP that provides retirement benefits to certain regular full-time employees (see Note 15).

Postretirement Benefits Other Than Pensions

          Services Company provides postretirement health care and life insurance benefits for certain of its retirees. Certain other retired employees are covered by a health and welfare plan under a union agreement (see Note 13).

Unit Option and Distribution Equivalent Plan

          In 2005, Buckeye accounted for transactions in its Unit Option and Distribution Equivalent Plan in accordance with Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS No. 123"), which requires expanded disclosures of stock-based compensation arrangements with employees. SFAS No. 123 encourages, but does not require, compensation cost to be measured based on the fair value of the equity instrument awarded. SFAS No. 123 allowed Buckeye to measure compensation cost for these plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25").

Recent Accounting Pronouncements

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004) "Share-Based Payment" ("SFAS No. 123R") which requires that compensation costs related to share-based payment transactions be recognized in the Company's financial statements and effectively eliminates the intrinsic value method permitted by APB No. 25. The Company has adopted SFAS No. 123R effective January 1, 2006 using the modified prospective method, as permitted under the Statement. The adoption of SFAS No. 123R did not have a material effect on the Company's financial statements.

          In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29" ("SFAS No. 153") which addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions", and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

          In March 2005, the FASB issued FIN 47, which clarifies the term conditional asset retirement obligation as used in SFAS No. 143 as a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. This interpretation became effective for the Company in the fiscal quarter ended December 31, 2005. The adoption of FIN 47 did not have a material effect on the Company's consolidated financial statements.

          In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"). SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles, estimates, and error corrections. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

          On June 30, 2005, FERC issued an Order on Accounting for Pipeline Assessment Costs (the "Order") to address what has been diverse practice by FERC-regulated pipeline companies (including natural gas pipelines and refined petroleum product pipelines like Buckeye) and to enhance comparability of financial statements filed with FERC. The Order, which is effective prospectively commencing January 1, 2006, requires companies to record certain costs related to pipeline integrity programs as capital and other costs as operating expenses in financial reports filed with FERC. Buckeye has disclosed its practice is to capitalize integrity management expenditures when such expenditures improve or extend the life of the pipeline or related assets. Other integrity management costs are expensed as incurred. Buckeye follows this practice for both reports prepared under generally accepted accounting principles and periodic regulatory reports to FERC. Buckeye has determined that, effective January 1, 2006, it will adopt the requirements of the Order for generally accepted accounting principles purposes as well as regulatory purposes. The Company does not expect the adoption of the FERC Order for generally accepted accounting principles purposes will have a material effect on the Company's financial statements.

3. BUSINESS COMBINATION

          As discussed in Note 1, MainLine L.P. completed the acquisition of 100% of the member interests of the Predecessor on May 4, 2004 for a purchase price of $235.0 million adjusted for $9.0 million for certain working capital amounts. The acquisition was funded by $145.9 million of equity contributed by Carlyle/Riverstone and the management limited partners and a $100.0 million Senior Secured Credit Facility from a consortium of financial institutions. The acquisition was accounted for using the purchase method of accounting.

          The fair value of assets acquired, net of liabilities assumed is as follows (in thousands):

Receivables	$3,993
Other current assets	8,958
Investment in Buckeye's 2% general interest	20,800
Goodwill	221,993
Other assets	4,620
Payables and accrued liabilities	(16,334)

Total purchase price	$244,030

          Fair values for assets acquired were determined by the Company. The Company allocated the fair value of its $20.8 million investment in Buckeye's 2% general partner interest using a combination of appraised and market-based values. The allocation of the investment in Buckeye was ascribed to the underlying net assets of Buckeye as follows (in thousands):

Receivables	$548
Other current assets	753
Property, plant and equipment	27,244
Goodwill	1,523
Other assets	1,431
Current liabilities	(832)
Debt	(8,951)
Other liabilities	(916)

Total investment in Buckeye's general partner interest	$20,800

          MainLine L.P. purchased the general partner interests at a value which created goodwill because it believes that the stable cash flows produced by Buckeye combined with industry acquisition opportunities create an attractive opportunity to generate and increase cash flows. MainLine L.P. believes that the $223.5 million of goodwill will be deductible by its partners on their tax returns. MainLine L.P. also believes that the goodwill recognized in this business acquisition relates to Buckeye as a whole, and is not allocable to individual operating segments.

4. ACQUISITIONS AND EQUITY INVESTMENTS

          On May 5, 2005, Buckeye acquired a refined petroleum products pipeline system with mileage of approximately 478 miles and four petroleum products terminals with aggregate storage capacity of approximately 1.3 million barrels located in the northeastern United States ("Northeast Pipelines and Terminals") for a purchase price of $175 million from ExxonMobil.

          In connection with the closing of the Northeast Pipelines and Terminals transaction, Buckeye entered into throughput agreements with ExxonMobil in connection with each of the acquired petroleum products terminals. The throughput agreements have an initial term of five years and renew automatically for five successive three-year terms unless terminated by ExxonMobil. The agreements provide that Buckeye will reserve storage capacity at the terminals for ExxonMobil. The parties also agreed on the terminalling fees to be charged to ExxonMobil for volumes throughput at the terminals by ExxonMobil. The amount of storage capacity reserved for ExxonMobil is based initially on historical usage, and will adjust periodically based on ExxonMobil's actual usage.

          Buckeye's total cost of the assets acquired totaled $178.6 million, which consisted of the purchase price of $175 million, accrued environmental obligations of $2.3 million, and direct acquisition costs of $1.3 million. The allocated fair value, based on allocations by Buckeye, of the assets acquired is summarized as follows (in thousands):

Material and supplies inventory	$1,972
Prepaid expenses	288
Land	3,630
Rights-of-way	14,079
Buildings and leasehold improvements	4,043
Machinery, equipment and office furnishings	154,633

Total	$178,645

          In connection with the acquisition of the Northeast Pipelines and Terminals, Buckeye determined that the transaction represented the acquisition of various assets, and not the acquisition of a business, as that term is defined in Statement of Financial Accounting Standards No. 141 — "Business Combinations". Accordingly, Buckeye allocated the cost of the assets acquired using estimated fair values. Buckeye determined that substantially all of the value of the purchase price was related to the physical assets acquired, which are generally depreciated over 50 years. Adjustments to the liability for environmental obligations established in conjunction with the purchase will result in increases or decreases in net income by the amounts of any such adjustments. Management continues to evaluate on an ongoing basis the amounts required for environmental obligations.

          On December 20, 2005, Buckeye acquired a terminal and related assets (including certain railroad offloading facilities) located in Taylor, Michigan from Atlas Oil Company ("Atlas") for $20 million. In connection with the acquisition, Buckeye entered into a throughput agreement and an office space lease with affiliates of Atlas. Buckeye has, on a preliminary basis, allocated the purchase cost to the tangible terminal assets acquired. Buckeye is in the process of determining the final allocation.

          Effective December 1, 2005, Buckeye acquired from affiliates of Marathon Oil Company an approximate 26-mile pipeline and a 40% interest in Muskegon Pipeline LLC ("Muskegon"). Muskegon owns an approximately 170-mile pipeline which extends from Griffith, Indiana to Muskegon, Michigan. The pipeline and the interest in Muskegon (collectively, the "Pipeline Interests") were acquired in exchange for consideration that included capacity lease agreements (with purchase options) related to one of Buckeye's pipelines and a terminal. Buckeye has recorded the Pipeline Interests (and the corresponding obligations) at their estimated fair values of $20.1 million, with $4.8 million allocated to the 26-mile pipeline and $15.3 million allocated to the 40% interest in Muskegon. In connection with the transaction, the parties also entered into throughput agreements related to certain of Buckeye's pipelines and terminals.

          Also in 2005, Buckeye acquired an approximately 29-mile ammonia pipeline located in Texas and, in a separate transaction, the remaining 25% membership interest in WesPac Pipelines —

Reno LLC, a joint venture between a Buckeye subsidiary and Kealine Partners, for approximately $3.5 million and $2.5 million, respectively. Buckeye also paid a deposit of $7.7 million in connection with the purchase of a natural gas liquids pipeline that closed in January 2006 (see Note 20).

          On October 1, 2004, Buckeye acquired from Shell five refined petroleum products pipelines with aggregate mileage of approximately 900 miles and 24 petroleum products terminals with aggregate storage capacity of approximately 9.3 million barrels located in the midwestern United States for a purchase price of approximately $517 million (the "Midwest Pipelines and Terminals"). All five of the refined petroleum products pipelines are interstate common carriers regulated by the FERC.

          In connection with the acquisition of the Midwest Pipelines and Terminals, Buckeye entered into a terminalling agreement and a transportation agreement with Shell, each with an initial term of three years. The terminalling and transportation agreements provide for a combined minimum revenue commitment from Shell averaging approximately $35.7 million per year for the initial three-year term following the closing of the acquisition.

          The terminalling agreement may be extended, at the option of Shell, for four, two-year periods with the committed revenues for subsequent years based upon the revenues produced by Shell's use of the terminals in the prior year. Both of these agreements provide that if an event occurs beyond the control of either Buckeye or Shell, Shell has the right to reduce its revenue commitments during the period of interruption. Through December 31, 2005, Shell has exceeded its minimum revenue commitment.

          As part of the acquisition of these assets, Shell agreed to retain liabilities and expenses related to active environmental remediation projects. In addition, Shell agreed to indemnify Buckeye for certain environmental liabilities arising from pre-closing conditions relating to the operation of the acquired pipelines, tank farms or terminals, so long as Buckeye provides notice of those conditions within two years of the closing of the acquisition. Shell's indemnification obligation is subject to a $250,000 per-claim deductible and a $29.3 million aggregate liability. Buckeye agreed to perform certain monitoring activities at its own expense associated with certain sites which are or could become subject to environmental remediation. Buckeye accrued as part of its purchase price approximately $4.9 million related to its obligation to monitor these sites.

          Buckeye's total cost of the assets acquired totaled $523.7 million, which consisted of the purchase price of $517 million, the accrued environmental monitoring costs of $4.9 million discussed above, plus direct acquisition costs of $1.8 million. The allocated fair value of assets acquired is summarized as follows (in thousands):

Material and supplies inventory	$1,014
Land	28,989
Rights-of-way	29,491
Buildings and leasehold improvements	13,586
Machinery, equipment and office furnishings	450,601

Total	$523,681

          In connection with the acquisition of the Midwest Pipelines and Terminals, Buckeye determined that the transaction represented the acquisition of various assets, and not the acquisition of a business, as that term is defined in Statement of Financial Accounting Standards No. 141  — "Business Combinations". Accordingly, Buckeye allocated the cost of the assets using appraised values. Buckeye determined that substantially all of the value of the purchase related to the physical assets acquired, which are generally depreciated over 50 years. Allocations of value to other assets or differently among the various physical assets could have resulted in different depreciation charges in future years for the assets acquired. Adjustments to the liability for environmental obligations established in conjunction with the purchase will result in increases or decreases in net income by the amounts of any such adjustments. Management continues to evaluate on an ongoing basis the amounts required for these obligations.

5. CONTINGENCIES

  Claims and Proceedings

          Buckeye and its Operating Subsidiaries in the ordinary course of business are involved in various claims and legal proceedings, some of which are covered by insurance. Buckeye is generally unable to predict the timing or outcome of these claims and proceedings. Based upon its evaluation of existing claims and proceedings and the probability of losses relating to such contingencies, Buckeye has accrued certain amounts relating to such claims and proceedings, none of which are considered material.

  Environmental Contingencies

          Expenditures, both capital and operating, relating to environmental matters are expected to continue due to Buckeye's commitment to maintaining high environmental standards and to increasingly strict environmental laws and government enforcement policies. Additional discussions regarding environmental expenditures and disclosures of amounts are contained in Notes 2 (Summary of significant accounting policies), 10 (Accrued and other current liabilities) and 12 (Other non-current liabilities).

6. GOODWILL AND INTANGIBLE ASSETS

          The Company applies Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets ("SFAS No. 142")," which establishes financial accounting and reporting guidance for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives.

          SFAS No. 142 requires that goodwill be tested for impairment at least annually utilizing a two-step methodology. The initial step requires the Company to determine the fair value of each of its reporting units and compare it to the carrying value, including goodwill, of such reporting unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, a carrying value that exceeds its fair value may be an indication of impaired goodwill. The amount, if any, of the impairment would then be measured and an impairment loss would be recognized. The Company's goodwill was $234,644,000 and $234,603,000 at December 31, 2004 and 2005, respectively.

          The Company has determined that goodwill was not impaired as of December 31, 2004 and 2005. In 2005, MainLine L.P. received $41,000 from the former owners of Glenmoor for the final true-up related to the purchase price of Glenmoor. The $41,000 was charged to goodwill.

          The Company's amortizable intangible assets consist of pipeline rights-of-way and contracts. The contracts were acquired in connection with the acquisition of BGC in March 1999.

          At December 31, 2004, the gross carrying amount of the pipeline rights-of-way was $70,688,000 and accumulated amortization was $5,715,000. At December 31, 2005, the gross carrying amount of the pipeline rights-of-way was $84,690,000 and accumulated amortization was $7,290,000. Pipeline rights-of-way are included in property, plant and equipment in the accompanying consolidated balance sheet.

          At December 31, 2004, the gross carrying amount of the contracts was $3,600,000 and accumulated amortization was $1,380,000. At December 31, 2005, the gross carrying amount of the contracts was $3,600,000 and the accumulated amortization was $1,620,000.

7. PREPAID AND OTHER CURRENT ASSETS

          Prepaid and other current assets consisted of the following:

	December 31,
	2004	2005
	(in thousands)
Prepaid insurance	$5,875	$4,684
Insurance receivables	4,247	3,513
Other	7,805	4,128

Total	$17,927	$12,325

8. PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following:

	December 31,
	2004	2005
	(in thousands)
Land	$37,695	$42,068
Rights-of-way	70,688	84,690
Buildings and leasehold improvements	60,011	65,741
Machinery, equipment and office furnishings	1,184,786	1,368,663
Construction in progress	84,597	146,439

	1,437,777	1,707,601
Less accumulated depreciation	102,695	119,860

Total	$1,335,082	$1,587,741

9. OTHER NON-CURRENT ASSETS

          Other non-current assets consist of the following:

	December 31,
	2004	2005
	(in thousands)
Contracts acquired from acquisitions	$2,220	$1,980
Investment in West Shore	30,503	31,323
Investment in WTP	29,244	29,835
Investment in Muskegon	—	15,430
Deposit for natural gas liquids pipeline (See Note 4)	—	7,745
Cost of issuing debt	11,741	11,489
Rate swap value	30	1,514
Other	10,748	10,314

Total	$84,486	$109,630

10. ACCRUED AND OTHER CURRENT LIABILITIES

          Accrued and other current liabilities consist of the following:

	December 31,
	2004	2005
	(in thousands)
Taxes — other than income	$6,477	$6,569
Environmental liabilities	6,538	6,996
Interest	15,111	16,648
Compensation and vacation	7,731	8,751
Retainage	576	639
Other	12,217	9,221

Total	$48,650	$48,824

11. DEBT

          Debt consists of the following:

	December 31,
	2004	2005
	(in thousands)
MainLine L.P.:
Term Loan	$180,000	$173,250
Services Company:
3.60% ESOP Notes due March 28, 2011	39,728	33,617
Retirement premium	(1,773)	(1,284)
Buckeye:
4.625% Notes due June 15, 2013	300,000	300,000
6.750% Notes due August 15, 2033	150,000	150,000
5.30% Notes due October 15, 2014	275,000	275,000
5.125% Notes due July 1, 2017	—	125,000
Borrowings under Revolving Credit Facility	73,000	50,000

Total principal debt	1,015,955	1,105,583
Other, including unamortized discounts and changes in fair value(1)	(730)	(923)

Subtotal long-term debt	1,015,225	1,104,660
Less current maturities of debt	(7,422)	(7,811)

Long-term debt	$1,007,803	$1,096,849

(1)
The December 31, 2004 amount includes $2,000,000 related to an adjustment to fair value associated with a hedge of fair value and $2,730,000 in unamortized discounts. The December 31, 2005 amount includes $1,765,000 related to an adjustment to fair value associated with a hedge of fair value and $2,688,000 in unamortized discounts.

  MainLine L.P.

          MainLine L.P. has a Senior Secured Credit Facility ("Term Loan") with a consortium of financial institutions arranged by Goldman Sachs Credit Partners. Borrowings under the Term Loan are guaranteed by MainLine Sub LLC. The Term Loan can be prepaid in whole or in part at any time after December 17, 2005 without penalty. Any amounts prepaid prior to December 17, 2005 were subject to a 1% prepayment penalty on amounts prepaid. MainLine L.P. may borrow up to an additional $35 million under the Term Loan on or before December 17, 2007 subject to certain provisions.

          Borrowings under the Term Loan bear interest under one of two rate options, selected by MainLine L.P., equal to either (i) the greater of (a) the federal funds rate plus one half of one percent and (b) the prime interest rate or (ii) the London Interbank Offered Rate ("LIBOR") plus an applicable margin. The applicable margin, which was 2.375% at December 31, 2005, is determined based upon an interest coverage ratio defined in the loan agreement. The applicable margin will be 2.375% when the interest rate coverage ratio is less than 4.0 to 1 and 2.00% in periods in which the interest coverage ratio is greater than 4.0 to 1. At December 31, 2005, the interest rate under the Term Loan was 6.8763%.

          MainLine L.P. is required to maintain an interest coverage ratio, as defined in the Term Loan agreement, of 1.75 to 1 for each fiscal quarter. The Term Loan also contains a requirement that MainLine L.P. maintain an interest expense reserve account in the amount of the anticipated interest payments for the next two quarterly periods, although failure to maintain such a balance is not an event of default under the Term Loan. At December 31, 2005, the amount on deposit in the interest expense reserve account was $5,117,000, compared to estimated interest in the next two quarters of $5,949,000.

          The Term Loan contains a provision, under which excess cash flow ("ECF"), which is generally defined in the Term Loan agreement as cash revenues less cash expenses along with interest, principal and other payments required under the Term Loan, is used to reduce outstanding principal under the loan. In any quarterly period in which the interest coverage ratio, as defined in the agreement, is less than 2.5 to 1, 100% of ECF is used to reduce outstanding principal. In any quarterly period in which the interest coverage ratio is greater than or equal to 2.5 to 1 but less than 3.5 to 1, 75% of ECF is used to reduce outstanding principal. In any quarterly period in which the ECF is greater than or equal to 3.5 to 1 but less than 5.0 to 1, 50% of ECF is used to reduce outstanding principal. When ECF is greater than or equal to 5.0 to 1, 25% of ECF is used to reduce outstanding principal. At December 31, 2005, the interest coverage ratio was 2.0.

  Services Company

          Services Company's debt consists of 3.60% Senior Secured Notes (the "3.60% ESOP Notes") due March 28, 2011 payable by the ESOP to a third-party lender. The 3.60% ESOP Notes were issued May 4, 2004 in order to refinance Services Company's 7.24% Senior Secured Notes which were originally issued to purchase Services Company's common stock. The 3.60% ESOP Notes are collateralized by Services Company's common stock and are guaranteed by Services Company. In addition, Buckeye has committed that, in the event that the value of Buckeye's LP units owned by Services Company falls less than 125% of the balance payable under the 3.60% ESOP Notes, Buckeye will fund an escrow account with sufficient assets to bring the value of the total collateral (the value of the Services Company LP units and the escrow account) up to the 125% minimum. Amounts deposited in the escrow account are returned to Buckeye when the value of the Services Company's LP units returns to an amount which exceeds the 125% minimum. At December 31, 2005 and 2004, the value of Buckeye's LP units held by Services Company exceeded the 125% requirement.

  Buckeye

          On June 30, 2005, Buckeye sold $125 million aggregate principal of its 5.125% Notes due July 1, 2017 in an underwritten public offering. Proceeds from the note offering, after underwriters' fees and expenses, were approximately $123.9 million. Proceeds from the offering were used in part to repay $122.0 million under Buckeye's 5-year Revolving Credit Agreement.

          In connection with the Midwest Pipelines and Terminals acquired from Shell on October 1, 2004, Buckeye borrowed a total of $490.0 million, consisting of $300.0 million under a 364-day interim loan (the "Interim Loan") and $190.0 million under its $400.0 million five-year revolving credit facility (the "Credit Facility"). On October 12, 2004, Buckeye sold $275.0 million aggregate principal of its 5.30% Notes due 2014 in an underwritten public offering (the "5.30% Note Offering"). Proceeds from the 5.30% Note Offering, net of underwriter's discount and commissions, were approximately $272.1 million. Proceeds from the 5.30% Note Offering, together with additional borrowings under the Credit Facility, were used to repay the Interim Loan. On October 19, 2004, Buckeye issued 5.5 million LP units in an underwritten public offering (the "LP Unit Offering"). Proceeds from the LP Unit Offering were approximately $223.3 million, after underwriters' discount and expenses, and were used to reduce amounts outstanding under the Credit Facility.

          On July 7, 2003, Buckeye sold $300 million aggregate principal of its 4.625% Notes due 2013 in an underwritten public offering. Proceeds from this offering, after underwriters' fees and expenses, were approximately $296.4 million. On August 14, 2003, Buckeye sold $150 million aggregate principal of its 6.75% Notes due 2033 in a Rule 144A offering. The Notes were subsequently exchanged for equivalent notes which are publicly traded. Proceeds from this note offering, after underwriters' fees and expenses, were approximately $148.1 million. Proceeds from these offerings were used in part to repay all amounts outstanding under Buckeye's prior 5-year Revolving Credit Agreement and to repay the Buckeye Pipe Line Company, L.P. $240 million Senior Notes, which were scheduled to mature in 2024, and the applicable yield maintenance premium. The amounts outstanding under the 5-year Revolving Credit Agreement were repaid on July 10, 2003 and the $240 million Senior Notes were repaid on August 19, 2003.

          On August 6, 2004, Buckeye entered into the Credit Facility with a syndicate of banks led by SunTrust Bank. The Credit Facility contains a one-time expansion feature to $550 million subject to certain conditions. The Credit Facility replaced a $277.5 million 5-year credit facility that would have expired in September 2006 and a $100 million 364-day credit facility that would have expired in September 2004. Borrowings under the Credit Facility are guaranteed by certain of Buckeye's subsidiaries. The Credit Facility matures on August 6, 2009. At December 31, 2004 and 2005, $0.9 million and $1.3 million of the Credit Facility was used for letters of credit, respectively.

          The Fixed Charge Coverage Ratio is defined as the ratio of Adjusted EBITDA for the four preceding fiscal quarters to the sum of payments for interest and principal on debt plus certain capital expenditures required for the ongoing maintenance and operation of Buckeye's assets. Buckeye is required to maintain a Fixed Charge Coverage Ratio of greater than 1.25 to 1.00 as of the end of any fiscal quarter. As of December 31, 2005, Buckeye's Fixed Charge Coverage Ratio was 2.98 to 1.00.

          Covenants.    MainLine L.P. and its subsidiaries, Services Company, Buckeye and its Operating Subsidiaries are in compliance with the various covenants of the debt agreements at December 31, 2004 and 2005.

          Consolidated debt maturity table.    The following table shows scheduled maturities of the principal amounts under the Company's debt obligations for the next 5 years and in total thereafter (in thousands).

2006	$7,811
2007	7,837
2008	8,089
2009	58,094
2010	172,227
Thereafter	851,526

Total scheduled principal payments	$1,105,584

          Derivative instruments.    At December 31, 2005, MainLine L.P. had three derivative instruments outstanding related to its Term Loan. The Term Loan replaced the $100,000,000 Senior Secured Credit Facility (the "Prior Term Loan") which was entered into on May 4, 2004. Proceeds from the Term Loan were used to refund the amounts outstanding under the Prior Term Loan. In accordance with requirements under the Prior Term Loan, MainLine L.P. purchased an interest rate cap from Goldman Sachs Capital Markets, L.P. on a notional amount of $50 million for $375,000. Under the interest rate cap, if the variable interest rate MainLine L.P. paid on the Prior Term Loan exceeded 5.0%, Goldman Sachs Capital Markets, L.P. would pay MainLine L.P. the difference between the variable rate in effect on the $50 million notional amount and the capped rate. MainLine L.P. did not designate the interest rate cap as a cash flow hedge and, accordingly, changes in value of the cap have been reflected in income. MainLine L.P. did not terminate the interest rate cap when the Prior Term Loan was repaid on December 22, 2004.

          In accordance with requirements under the Term Loan, MainLine L.P. entered into two interest rate swap agreements with Goldman Sachs Capital Markets L.P. MainLine L.P. designated these transactions as hedges of its cash flow risk associated with the Term Loan. The first agreement, which terminated on December 22, 2005, was for a notional amount of $172.8 million and called for MainLine L.P. to receive floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.029%. The interest rate swap was effective December 22, 2004, the date of closing of the Term Loan and terminated on December 22, 2005. The three-month LIBOR reset on dates that coincided with the reset dates for the variable interest rate of the Term Loan. The second agreement is for a notional amount of $86 million and calls for MainLine L.P. to receive the floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 3.853%. The agreement became effective on December 22, 2005 and will terminate December 22, 2007. During 2005, MainLine L.P. entered into another interest rate swap agreement. This agreement is for a notional amount of $12 million and calls for MainLine L.P. to receive the floating rate payments based on the notional amount times a rate equal to three-month LIBOR in exchange for paying a fixed rate based on the notional amount times 4.54%.

          On October 28, 2003, Buckeye entered into an interest rate swap agreement with a financial institution in order to hedge a portion of its fair value risk associated with its 4.625% Notes. The notional amount of the swap agreement was $100 million. The swap agreement called for Buckeye to receive fixed payments from the financial institution at a rate of 4.625% of the notional amount in exchange for floating rate payments from Buckeye based on the notional amount using a rate equal to the six-month LIBOR (determined in arrears) minus 0.28%. The swap agreement was scheduled to settle on the maturity date of the 4.625% Notes and interest amounts under the swap agreement were payable semiannually on the same date as interest payments on the 4.625% Notes. Buckeye designated the swap agreement as a fair value hedge at the inception of the agreement and elected to use the short-cut method provided for in SFAS No. 133, which assumes no ineffectiveness will result from the use of the hedge.

          Buckeye terminated the interest rate swap agreement on December 8, 2004 and received proceeds of $2.0 million. In accordance with SFAS No. 133, Buckeye has deferred the $2.0 million gain as an adjustment to the fair value of the hedged portion of Buckeye's debt and is amortizing the gain as a reduction of interest expense over the remaining term of the hedged debt.

12. OTHER NON-CURRENT LIABILITIES

          Other non-current liabilities consist of the following:

	December 31,
	2004	2005
	(in thousands)
Accrued employee benefit liabilities (see Note 14)	$39,160	$40,829
Accrued environmental liabilities	10,275	14,397
Deferred consideration	—	20,100
Other	1,111	1,210

Total	$50,546	$76,536

13. PENSIONS AND OTHER POSTRETIREMENT BENEFITS

          Services Company sponsors a retirement income guarantee plan (a defined benefit plan) which generally guarantees employees hired before January 1, 1986, a retirement benefit at least equal to the benefit they would have received under a previously terminated defined benefit plan. Services Company's policy is to fund amounts necessary to at least meet the minimum funding requirements of ERISA.

          Services Company also provides postretirement health care and life insurance benefits to certain of its retirees. To be eligible for these benefits an employee had to be hired prior to January 1, 1991 and meet certain service requirements. Services Company does not pre-fund this postretirement benefit obligation.

          A reconciliation of the beginning and ending balances of the benefit obligations under the retirement income guarantee plan and the postretirement health care and life insurance plan is as follows:

	Pension Benefits		Postretirement Benefits
	2004	2005	2004	2005
	(in thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$18,770	$17,945	$42,882	$44,179
Service cost	816	976	743	789
Interest cost	900	998	2,510	2,628
Actuarial loss (gain)(1)	(1,754)	1,626	2,384	5,209
Change in assumptions	570	300	—	—
Amendment(2)	—	—	(2,576)	(665)
Benefit payments	(1,357)	(1,166)	(1,764)	(1,905)

Benefit obligation at end of year	$17,945	$20,679	$44,179	$50,235

(1)
The accumulated benefit obligation of the Postretirement Plan decreased by $3,690,000 in 2004 due to the recognition of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the "Medicare Prescription Drug Law").

(2)
During 2004, the postretirement health care and life insurance plan was amended to increase retiree contributions, deductibles, coinsurance, and co-pays for retail drugs. In 2005, the postretirement health care and life insurance plan was amended to increase the retail drug deductible.

          A reconciliation of the beginning and ending balances of the fair value of plan assets under the retirement income guarantee plan and the postretirement health care and life insurance plan is as follows:

	Pension Benefits		Postretirement Benefits
	2004	2005	2004	2005
	(in thousands)
Change in plan assets
Fair value of plan assets at beginning of year	$7,184	$9,603	$—	$—
Actuarial return on plan assets	334	796	—	—
Employer contribution	3,442	1,800	1,764	1,905
Benefits paid	(1,357)	(1,166)	(1,764)	(1,905)

Fair value of plan assets at end of year	$9,603	$11,033	$—	$—

Funded status	$(8,342)	$(9,646)	$(44,179)	$(50,235)
Unrecognized prior service benefit	(2,345)	(1,892)	(2,261)	(2,526)
Unrecognized actuarial loss	6,679	7,768	11,288	15,702

Net amount recognized	$(4,008)	$(3,770)	$(35,152)	$(37,059)

          The net amounts recognized are reflected in the Company's consolidated balance sheets.

          Information for Services Company's plan with an accumulated benefit obligation in excess of plan assets is as follows:

	Pension Benefits
	2004	2005
	(in thousands)
Projected benefit obligation	$17,945	$20,679
Accumulated benefit obligation	11,556	12,341
Fair value of plan assets	9,603	11,033

          The weighted average assumptions used in accounting for the retirement income guarantee plan and the postretirement health care and life insurance plan were as follows:

	Pension Benefits		Postretirement Benefits
	2004	2005	2004	2005
Weighted-average balance sheet assumptions as of December 31
Discount rate	5.30%	5.40%	6.0%	5.75%
Rate of compensation increase	4.00%	4.00%	N/A	N/A

          The assumed rate of cost increase in the postretirement health care and life insurance plan in 2005 was 10% for both non-Medicare eligible and Medicare eligible retirees. The assumed annual rates of cost increases decline each year through 2011 to a rate of 4.50%, and remain at 4.50% thereafter for both non-Medicare eligible and Medicare eligible retirees.

          Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. The effect of a 1% change in the health care cost trend rate for each future year would have had the following effects on 2005 results:

	1 Percentage Point Increase	1 Percentage Point Decrease
	(in thousands)
Effect on total service cost and interest cost components	$498	$(411)
Effect on postretirement benefit obligation	$4,518	$(4,136)

          Services Company estimates the following benefit payments, which reflect expected future service, as appropriate, will be paid:

	Pension Benefits	Postretirement Benefits
	(in thousands)
2006	$2,012	$2,036
2007	2,565	2,251
2008	2,611	2,452
2009	3,027	2,661
2010	2,745	2,870
2011-2015	15,580	17,259

          Services Company expects to receive Medicare prescription subsidies of $315,000 in 2006, $310,000 in 2007, $306,000 in 2008, $300,000 in 2009, $294,000 in 2010, and $1,395,000 from 2011 through 2015.

          A minimum funding contribution is not required to be made during 2006.

          Services Company does not fund the postretirement health care and life insurance plan and, accordingly, no assets are invested in the plan. A summary of investments of the retirement income guarantee plan are as follows at December 31, 2004 and 2005:

	2004	2005
Mutual funds — equity securities	52%	45%
Mutual funds — money market	17	29
Coal lease	31	26

Total	100%	100%

          The plan's investment policy does not target specific asset classes, but seeks to balance the preservation and growth of capital in the plan's mutual fund investment with the income derived with proceeds from the coal lease.

          Services Company sponsors a retirement and savings plan (the "Retirement Plan") through which it provides retirement benefits for substantially all of its regular full-time employees, except those covered by certain labor contracts. The Retirement Plan consists of two components. Under the first component, Services Company contributes 5% of each eligible employee's covered salary to an employee's separate account maintained in the Retirement Plan. Under the second component, for all employees not participating in the ESOP, Services Company makes a matching contribution into the employee's separate account for 100% of an employee's contribution to the Retirement Plan up to 6% of an employee's eligible covered salary. For Services Company employees who participate in the ESOP, Services Company does not make a matching contribution.

          Services Company also participates in a multi-employer retirement income plan that provides benefits to employees covered by certain labor contracts. In addition, Services Company contributes to a multi-employer postretirement benefit plan that provides health care and life insurance benefits to employees covered by certain labor contracts.

14. UNIT BASED COMPENSATION

  Unit Option and Distribution Equivalent Plan

          Buckeye has a Unit Option and Distribution Equivalent Plan (the "Option Plan"). On April 1, 2005, Buckeye GP LLC amended and restated the Plan to increase the granting of options (the "Options") to acquire Buckeye's LP units to an amount not to exceed 1,400,000 in the aggregate. The options are granted to select key employees (the "Optionees") at a price equal to the market value on the date of the grant. Options granted after 1997 contain a "Distribution Equivalent" feature. Distribution Equivalents are an amount equal to (i) Buckeye's per LP Unit regular quarterly distribution, multiplied by (ii) the number of Buckeye LP units subject to such Options that have not vested. The Distribution Equivalents are paid as independent cash bonuses on the date the Options vest and are dependent upon the percentage attainment of 3-year targets related to cash distributions paid to the limited partners.

          Generally, the Options vest three years after the date of grant and are exercisable for up to 7 years following the date on which they vest.

          The fair value of each the Options is estimated on the date of grant using the Black-Scholes option-pricing model. Buckeye does not record any compensation expense based upon the fair value of the Options. The assumptions used for the Options granted in 2003, 2004 and 2005 are indicated below.

Year of Option Grant	Dividend Yield	Volatility	Risk-Free Interest Rate	Expected Life (Years)
2003	6.6%	32.6%	2.1%	4.0
2004	6.2%	16.5%	3.0%	4.0
2005	6.0%	16.2%	4.0%	4.0

          A summary of the changes in Buckeye's LP Unit options outstanding under the Option Plan as of December 31, 2003, 2004 and 2005 is as follows:

	2003		2004		2005
	Units under Option	Weighted Average Exercise Price	Units under Option	Weighted Average Exercise Price	Units under Option	Weighted Average Exercise Price
Outstanding at beginning of year	189,200	$28.10	215,000	$31.15	222,300	$37.14
Granted	59,100	38.12	66,400	41.76	61,700	45.88
Exercised	(33,300)	26.16	(59,100)	20.31	(37,100)	36.37
Forfeitures	—	—	—	—	—	—
Outstanding at end of year	215,000	$31.15	222,300	$37.14	246,900	$39.44
Options exercisable at year-end	68,400		52,400		73,800
Weighted average fair value of options granted during the year	$5.77		$2.79		$3.56

          The following table summarizes information relating to Buckeye's LP Unit options outstanding under the Option Plan at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options Outstanding at 12/31/05	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable at 12/31/05	Weighted Average Exercise Price
$25.00 to $30.00	22,400	3.6 Years	$27.32	22,400	$27.32
$30.01 to $35.00	22,000	5.1 Years	33.90	22,000	33.90
$35.01 to $40.00	83,700	6.8 Years	37.57	29,400	36.56
$40.01 to $45.00	57,100	8.2 Years	42.10	—	—
$45.01 to $50.00	61,700	9.3 Years	45.88	—	—
Total	246,900	7.3 Years	39.44	73,800	$32.96

          At December 31, 2005, there were 657,900 Buckeye LP units available for future grants under the Option Plan.

          Until April 29, 2004, Buckeye offered a unit option loan program whereby Optionees could borrow, at market rates, up to 95% of the purchase price of Buckeye's LP units and up to 100% of the applicable income tax withholding obligation in connection with such exercise. At December 31, 2005, 4 employees had outstanding loans under the unit option loan program. The aggregate borrowings outstanding at December 31, 2004 and 2005 were $666,000 and $535,000, respectively, of which $535,000 and $483,000, respectively, were related to the purchase price of Buckeye's LP units.

  Unit Compensation Plan

          MainLine L.P. has a Unit Compensation Plan utilizing B units. On May 4, 2004, MainLine L.P. issued 16,216,668 limited partnership B Units (the "B Units") to certain members of senior management for no consideration. One half, or 8,108,334, of the B Units ("Time Based B Units") vest ratably over five years. The remaining, or 8,108,334, B Units ("Performance Based B Units") only vest if certain performance targets based on the incentive compensation received by MainLine L.P. are met. The performance targets are based on annual periods ending on each of June 30, 2005 to 2009. The performance targets are cumulative, in that shortfalls or excess in one period can be made up or carried over in subsequent periods.

          Although May 4, 2004 represented the measurement date for the Time Based B Units (the date both the number of units available for purchase and the purchase price (zero) were known), there was a nominal fair value for these units to charge to earnings. MainLine L.P. recognized deferred compensation for the Performance Based B Units when it was probable that the performance target specified in MainLine L.P.'s partnership agreement would be met. Such deferred compensation was recorded over the respective periods of performance targets. As of December 31, 2004 and 2005, 810,833 and 1,621,667 of Time Based B Units were vested, respectively. As of December 31, 2004, none of the Performance Based B Units were vested. At December 31, 2005, 1,621,667 of Performance Based B Units were vested.

15. EMPLOYEE STOCK OWNERSHIP PLAN

          Services Company provides the ESOP to the majority of its employees hired before September 16, 2004. Effective September 16, 2004, new employees do not participate in the ESOP, as well as certain employees covered by a union multiemployer pension plan. The ESOP owns all of the outstanding common stock of Services Company.

          Services Company stock is released to employee accounts in the proportion that current payments of principal and interest on the ESOP Notes bear to the total of all principal and interest payments due under the ESOP Notes. Individual employees are allocated shares based upon the ratio of their eligible compensation to total eligible compensation. Eligible compensation generally includes base salary, overtime payments and certain bonuses. Except for the period March 1, 2003 through November 1, 2004, Services Company stock held in employee accounts received stock dividends in lieu of cash. The ESOP was amended to eliminate the payment of stock dividends on allocations made after February 28, 2003. Based upon provisions contained in the American Jobs

Creation Act of 2004, the plan was amended further to reinstate this feature on allocations made after November 1, 2004.

16. LEASES AND COMMITMENTS

          Buckeye GP LLC leases space in an office building and certain copying equipment. Buckeye leases certain computing equipment and automobiles. Future minimum lease payments under these noncancelable operating leases at December 31, 2005 were as follows: $888,000 for 2006, $435,000 for 2007, $305,000 for 2008 and none thereafter.

          Buckeye is a party to an energy services agreement for certain main line pumping equipment and the natural gas requirements to fuel this equipment at its Linden, New Jersey facility. Under the energy services agreement, which is designed to reduce power costs at the Linden facility, Buckeye is required to pay a minimum of $1,743,000 annually over the next six years. This minimum payment is based on an annual minimum usage requirement of the natural gas engines at the rate of $0.049 per kilowatt hour equivalent. In addition to the annual usage requirement, Buckeye is subject to minimum usage requirements during peak and off-peak periods. Buckeye's use of the natural gas engines has exceeded the minimum annual requirement in 2003, 2004 and 2005.

          Buckeye's Operating Subsidiaries lease certain land and rights-of-way. Minimum future lease payments for these leases as of December 31, 2005 are approximately $4.2 million for each of the next five years. Substantially all of these lease payments can be canceled at any time should they not be required for operations.

17. RELATED PARTY TRANSACTIONS

          MainLine L.P. has agreed to pay to Carlyle/Riverstone an annual management fee of $300,000 for its services on behalf of MainLine L.P.

          MainLine L.P., Services Company and Buckeye are considered related parties with respect to the Company. As discussed in Note 1, the accompanying financial position for the Company include the accounts of MainLine L.P., Services Company and Buckeye on a consolidated basis, as such all intercompany transactions have been eliminated.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company uses the following methods and assumptions in estimating fair value disclosures for financial instruments:

          At December 31, 2004 and 2005, cash and cash equivalents, accounts receivable, construction and pipeline relocation receivables, prepaid and other current assets, restricted cash, and all current liabilities are reported in the consolidated balance sheet at amounts which approximate fair value due to the relatively short period to maturity of these financial instruments.

          The fair value of the Company's debt is estimated to be $1.0 billion and $1.1 billion as of December 31, 2004 and 2005, respectively. The value was calculated using interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities and approximate market values on the respective dates.

          The fair value of the interest rate swaps was a non-current liability of $11,000 at December 31, 2004. During 2005, MainLine L.P. terminated an interest rate swap agreement and entered into another interest rate swap agreement for a notional amount of $12 million (see Note 11). At December 31, 2005, the fair value of the interest rate swaps was a non-current asset of $1,514,000. The change in fair value has been reflected as non-current assets and liabilities in the consolidated balance sheet, with the net change reflected in other comprehensive income.

          At December 31, 2004 and 2005, the value of the interest rate cap was $145,000 and $96,000, respectively.

19. SUBSEQUENT EVENTS

          On January 1, 2006, Buckeye acquired a refined petroleum products terminal located in Niles, Michigan from affiliates of Shell for approximately $13.0 million. The terminal has aggregate storage capacity of approximately 630,000 barrels.

          On January 31, 2006, a newly formed Buckeye subsidiary, Buckeye NGL Pipe Lines LLC, completed its acquisition of an approximate 350-mile natural gas liquids pipeline extending generally from Wattenberg, Colorado to Bushton, Kansas from BP Pipelines (North America) Inc. for approximately $87.0 million, including the deposit of $7.7 million paid in December, 2005.

          On March 7, 2006, Buckeye sold 1,500,000 of its LP units in an underwritten public offering at a price of $44.22 per LP Unit. Proceeds to Buckeye, net of underwriters' discount of $1.45 per LP units and offering expenses, were approximately $64.2 million. The principal use of proceeds was to repay, in part, amounts outstanding under Buckeye's Credit Facility.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the common units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          Through and including          , 2006 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

12,500,000 Common Units
Representing Limited
Partner Interests

Buckeye GP
Holdings, L.P.

Goldman, Sachs & Co.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee		$33,839
NASD filing fee		32,125
NYSE listing fee		173,340
Printing and engraving expenses		*
Fees and expenses of legal counsel		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

          The section of the prospectus entitled "Material Provisions of Partnership Agreement of Buckeye GP Holdings L.P.—Indemnification" is incorporated herein by this reference. Reference is also made to the Underwriting Agreement to be filed as an exhibit to this registration statement. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

          Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of MainLine Management LLC, our general partner, will provide for the indemnification of its directors and officers of the general partner against liabilities they incur in their capacities as such.

Item 15. Recent Sales of Unregistered Securities.

          On March 27, 2006, in connection with the formation of the partnership, Buckeye GP Holdings L.P. issued:

            (1)     to MainLine Management LLC (formerly BPL Management LLC) a 0.01% general partner interest for $0.10;

            (2)     to Carlyle/Riverstone BPL Holdings II, L.P. a 92.49% limited partner interest for $924.87;

            (3)     to Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, Susan Martinelli Shea and William H. Shea, Jr., Trustees F/B/O Susan Martinelli Shea a 5.31% limited partner interest for $53.10;

            (4)     to Stephen C. Muther a 0.96% limited partner interest for $9.59;

            (5)     to Brian K. Jury a 0.34% limited partner interest for $3.43;

            (6)     to Trust Under Agreement of Alfred W. Martinelli dated December 29, 1992, David J. Martinelli Trustee F/B/O David Martinelli a 0.34% limited partner interest for $3.43;

            (7)     to Eric A. Gustafson a 0.27% limited partner interest for $2.74;

            (8)     to Robert A. Malecky a 0.17% limited partner interest for $1.71;

            (9)     to Robert B. Wallace a 0.07% limited partner interest for $0.69; and

            (10)   to Vance E. Powers a 0.03% limited partner interest for $0.34,

          for aggregate proceeds of $1000. These offerings were exempt from registration under Section 4(2) of the Securities Act of 1933.

Item 16. Exhibits.

          The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
1.1*	—	Form of Underwriting Agreement
3.1	—	Certificate of Limited Partnership of Buckeye GP Holdings L.P.
3.2*	—	Form of First Amended and Restated Agreement of Limited Partnership of Buckeye GP Holdings L.P. (included as Appendix A to the Prospectus)
3.3*	—	Form of Amended and Restated Limited Liability Company Agreement MainLine Management LLC
4.1*		Specimen Certificate representing common units
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1*	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1*	—	Form of Credit Agreement
10.2*	—	Form of Contribution Agreement
10.3	—
Indenture, dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.'s Registration Statement on Form S-4, Registration Number 333-108969, filed with the Commission on September 19, 2003)
10.4	—
First Supplemental Indenture, dated as of July 10, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.2 of Buckeye Partners, L.P.'s Registration Statement on Form S-4, Registration Number 333-108969, filed with the Commission on September 19, 2003)
10.5	—
Second Supplemental Indenture, dated as of August 19, 2003, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.3 of Buckeye Partners, L.P.'s Registration Statement on Form S-4, Registration Number 333-108969, filed with the Commission on September 19, 2003)

10.6	—
Third Supplemental Indenture, dated as of October 12, 2004, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.'s Current Report on Form 8-K, filed with the Commission on October 14, 2004)
10.7	—
Fourth Supplemental Indenture, dated as of June 30, 2005, between Buckeye Partners, L.P. and SunTrust Bank, as Trustee (Incorporated by reference to Exhibit 4.1 of Buckeye Partners, L.P.'s Current Report on Form 8-K, filed with the Commission on June 30, 2005)
10.8*		Form of Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P.
10.9*	—	Form of Amended and Restated Agreement of Limited Partnership of Buckeye Pipe Line Company, L.P.(1)
10.10*	—	Form of Amended and Restated Management Agreement between MainLine L.P. and Buckeye Pipe Line Company, L.P.(2)
10.11	—
Services Agreement, dated as of December 15, 2004, among Buckeye Partners, L.P., certain of its subsidiaries and Buckeye Pipe Line Services Company (Incorporated by reference to Exhibit 10.3 of Buckeye Partners, L.P.'s Current Report on Form 8-K, filed with the Commission on December 20, 2004)
10.12	—
Third Amended and Restated Exchange Agreement, dated as of December 15, 2004, among MainLine Sub LLC, Buckeye Partners, L.P., Buckeye Pipe Line Company, L.P., Everglades Pipe Line Company, L.P., Laurel Pipe Line Company, L.P., Buckeye Pipe Line Holdings, L.P., and Buckeye GP LLC (Incorporated by reference to Exhibit 10.4 of Buckeye Partners, L.P.'s Current Report on Form 8-K, filed with the Commission on December 20, 2004)
10.13	—
Acknowledgement and Agreement, dated as of May 6, 2002, between Buckeye Partners, L.P. and Glenmoor, Ltd. (Incorporated by reference to Exhibit 10.5 of Buckeye Partners, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)
10.14*	—	Amended and Restated Employment and Severance Agreement, dated as of May 4, 2004, by and among Stephen C. Muther and MainLine Sub LLC (f/k/a Glenmoor LLC).
10.15*	—	Employment Agreement, dated as of May 4, 2004, by and among William H. Shea, Jr. and MainLine Sub LLC.
10.16*	—	Severance Agreement, dated as of September 1, 2004, by and among Robert B. Wallace and MainLine Sub LLC.
10.17*	—	Form of Assignment Agreement among MainLine Management LLC, MainLine Sub LLC, Buckeye GP LLC, and Buckeye Partners, L.P.
10.18	—	Director Recognition Program of Buckeye GP LLC (Incorporated by reference to Exhibit 10.15 of Buckeye Partners, L.P.'s Annual Report on Form 10-K for the year 1998)
10.19	—
Amended and Restated Management Agreement, dated as of December 15, 2004, among Buckeye GP LLC and MainLine Sub LLC (Incorporated by reference to Exhibit 10.9 of Buckeye Partners, L.P.'s Current Report on Form 8-K, filed with the Commission on December 20, 2004)

10.20	—
Amended and Restated Unit Option and Distribution Equivalent Plan of Buckeye Partners, L.P., dated as of April 24, 2002 (Incorporated by reference to Exhibit 10.11 of Buckeye Partners, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)
10.21	—
Amended and Restated Unit Option Loan Program of Buckeye Pipe Line Company dated as of April 24, 2002 (Incorporated by reference to Exhibit 10.12 of Buckeye Partners, L.P.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)
10.22*	—	Form of Fifth Amended and Restated Incentive Compensation Agreement between Buckeye Partners, L.P. and Buckeye GP LLC
10.23	—
Credit Agreement, dated as of August 6, 2004, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto. (11) (Incorporated by reference to Exhibit 10.2 of Buckeye Partners, L.P.'s Current Report on Form 8-K, filed with the Commission on October 5, 2004)
10.24	—
First Amendment to Credit Agreement, dated as of December 15, 2004, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto (Incorporated by reference to Exhibit 10.16 of Buckeye Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2004)
10.25	—
Second Amendment to Credit Agreement, dated as of July 29, 2005, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto (Incorporated by reference to Exhibit 10.15 of Buckeye Partners, L.P.'s Annual Report on Form 10-K for the year 2005)
10.26	—
Third Amendment to Credit Agreement, dated as of October 28, 2005, among Buckeye Partners, L.P., SunTrust Bank and the other signatories thereto (Incorporated by reference to Exhibit 10.16 of Buckeye Partners, L.P.'s Annual Report on Form 10-K for the year 2005)
21.1	—	List of Subsidiaries of Buckeye GP Holdings L.P.
23.1	—	Consent of Deloitte & Touche LLP
23.2*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3*	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
24.1	—	Powers of Attorney (included on the signature page)

*
To be filed by amendment.

(1)
The Forms of Amended and Restated Agreement of Limited Partnership of Everglades Pipe Line Company, L.P., Laurel Pipe Line Company, L.P. and Buckeye Pipe Line Holdings, L.P. are not filed because they are identical to Exhibit 10.9 except for the identity of the partnership.

(2)
The Forms of Amended and Restated Management Agreement between MainLine L.P. and each of Everglades Pipe Line Company, L.P., Laurel Pipe Line Company, L.P. and Buckeye Pipe Line Holdings, L.P. are not filed because they are identical to Exhibit 10.10 except for the identity of the partnership.

Item 17. Undertakings.

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

            (1)     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement (No. 333-             ) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Radnor, Commonwealth of Pennsylvania, on April 20, 2006.

BUCKEYE GP HOLDINGS L.P.
By:	MAINLINE MANAGEMENT LLC its General Partner
	By:	/s/ WILLIAM H. SHEA, JR. William H. Shea, Jr. President and Chief Executive Officer

          Each person whose signature appears below appoints William H. Shea, Jr. and Stephen C. Muther and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys- in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement (No. 333-             ) has been signed below by the following persons in the capacities indicated on April 20, 2006.

Signature	Title
/s/ WILLIAM H. SHEA, JR. William H. Shea, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT B. WALLACE Robert B. Wallace	Senior Vice President — Finance and Chief Financial Officer (Principal Financial Officer)
/s/ MICHAEL B. HOFFMAN Michael B. Hoffman	Director
/s/ DAVID M. LEUSCHEN David M. Leuschen	Director
/s/ ANDREW W. WARD Andrew W. Ward	Director

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TABLE OF CONTENTS
SUMMARY
Buckeye GP Holdings L.P.
Our Strengths and Strategies
Our Interest in Buckeye
Formation Transactions
Our Structure and Management
Buckeye Partners, L.P.
Summary of Risk Factors
The Offering
Summary of Conflicts of Interest and Fiduciary Responsibilities
Summary Historical Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS
HOW WE MAKE CASH DISTRIBUTIONS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES
DESCRIPTION OF OUR COMMON UNITS
MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF BUCKEYE GP HOLDINGS L.P.
MATERIAL PROVISIONS OF THE PARTNERSHIP AGREEMENT OF BUCKEYE PARTNERS, L.P.
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
BUCKEYE GP HOLDINGS L.P. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2005
BUCKEYE GP HOLDINGS L.P. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2005
BUCKEYE GP HOLDINGS L.P. NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MAINLINE L.P. CONSOLIDATED STATEMENTS OF INCOME
MAINLINE L.P. CONSOLIDATED BALANCE SHEETS
MAINLINE L.P. CONSOLIDATED STATEMENTS OF CASH FLOWS
MAINLINE L.P. CONSOLIDATED STATEMENTS OF CHANGES IN OWNERS' EQUITY (DEFICIENCY)
MAINLINE L.P. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BUCKEYE GP HOLDINGS L.P. BALANCE SHEET MARCH 31, 2006
BUCKEYE GP HOLDINGS L.P. NOTES TO THE BALANCE SHEET
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MAINLINE MANAGEMENT LLC CONSOLIDATED BALANCE SHEETS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS